UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
 SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☑
Filed by a party other than the Registrant  ☐

Check the appropriate box:

☑    Preliminary Proxy Statement

☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Under Rule 14a-12

Blount International, Inc.
(Name of Registrant as Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
Common stock, par value $0.01 per share, of Blount International, Inc.
	(2)	Aggregate number of securities to which transaction applies:

48,250,363 shares of common stock, 850,000 shares of common stock underlying outstanding options to purchase shares of common stock with an exercise price of less than $10.00 and 563,136 shares of common stock underlying restricted stock units and deferred stock units of the Company.  There are no shares of common stock underlying outstanding stock appreciation rights with a reference price of less than $10.00.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$10.00 per share of common stock of Blount International, Inc.

	(4)	Proposed maximum aggregate value of transaction:

$488,831,990

The proposed maximum aggregate value of the transaction was determined based upon the sum of (A) (i) 48,250,363 shares of common stock issued and outstanding multiplied by (ii) $10.00 per share; (B) (i) 850,000 shares of common stock underlying outstanding options to purchase shares of common stock with an exercise price of less than $10.00 multiplied by (ii) $0.82 (which is the difference between $10.00 and the weighted average exercise price of $9.18 per share); and (C) (i) 563,136 shares of common stock underlying restricted stock units and deferred stock units of the Company, multiplied by (ii) $10.00.

	(5)	Total fee paid:
$49,225.38 In accordance with Exchange Act Rule 0-11(c), the filing fee was determined by multiplying the proposed maximum aggregate value of the transaction by .00010070.
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing party:
	(4)	Date Filed:

PRELIMINARY PROXY MATERIAL – SUBJECT TO COMPLETION

BLOUNT INTERNATIONAL, INC.
4909 SE International Way
 Portland, Oregon 97222

[                    ], 2016

Dear Stockholder:

A special meeting of stockholders of Blount International, Inc., a Delaware corporation (“Blount” or the “Company”), will be held on [                    ], 2016 at [            ] local time, at [              ]. You are cordially invited to attend.

On December 9, 2015, the Company entered into an Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified in accordance with its terms, the “merger agreement”) with ASP Blade Intermediate Holdings, Inc., a Delaware corporation (“Parent”), and ASP Blade Merger Sub, Inc., a newly formed Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), providing for, subject to the satisfaction or waiver of specified conditions, the acquisition of the Company by Parent at a price of $10.00 per share in cash.  Parent and Merger Sub were formed by affiliated investment funds managed by American Securities LLC solely for the purpose of completing the merger.  Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent.

At the special meeting, the stockholders of the Company will be asked to consider and vote on:

•	a proposal to adopt the merger agreement;

•	a non-binding, advisory proposal to approve the compensation that may be paid or become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger; and

•	a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

At the effective time of the merger, each share of the Company’s common stock, par value $0.01 per share (“Company common stock”), issued and outstanding immediately prior to the effective time, other than shares owned by the Company, Parent, Merger Sub or any of the Company’s or Parent’s direct or indirect wholly owned subsidiaries (including shares acquired by Parent or one of its affiliates from the Rollover Stockholders (as defined in the accompanying proxy statement) immediately prior to the effective time of the merger) and shares owned by stockholders who have perfected and not withdrawn a demand for, or lost their right to, appraisal under the General Corporation Law of the State of Delaware, will be converted into the right to receive $10.00 in cash, without interest and less any applicable withholding taxes.

The accompanying proxy statement provides you with more specific information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. We encourage you to carefully read the accompanying proxy statement and the copy of the merger agreement attached as Annex A thereto.

A special committee (the “Special Committee”) of the board of directors of the Company (the “Board”), consisting entirely of independent directors, carefully reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger.  The Special Committee unanimously (i) determined the terms and conditions of the merger agreement, the transactions contemplated by the merger agreement and the performance by the Company of its obligations under the merger agreement to be advisable and in the best interests of the Company’s stockholders (other than Parent, the Rollover Stockholders and their respective affiliates) (the Company’s stockholders other than Parent, the Rollover Stockholders and their respective affiliates, the “unaffiliated stockholders”), (ii) approved the merger agreement and the transactions contemplated by the merger agreement and (iii) recommended that the Company’s stockholders adopt the merger agreement and that the Board approve the merger agreement and the transactions contemplated thereby and authorize the submission of the merger agreement to the Company’s stockholders with a recommendation of the Board that the Company’s stockholders adopt it. The independent members of the Board, after careful consideration, and acting upon the unanimous recommendation of the Special Committee, unanimously (i) approved the merger agreement and declared the merger agreement and the transactions contemplated by the merger agreement to be advisable and in the best interests of the Company’s unaffiliated stockholders, (ii) directed that the merger agreement be submitted to the Company’s stockholders for adoption at the special meeting and (iii) recommended that the Company’s stockholders adopt the merger agreement. Accordingly, the Special Committee recommends and the Board (having received the unanimous recommendation of the Special Committee) also recommends a vote “FOR” the proposal to adopt the merger agreement. In addition, the Board recommends a vote “FOR” the non-binding, advisory compensation proposal and “FOR” the adjournment proposal.

Whether or not you plan to attend the special meeting and regardless of the number of shares you own, your careful consideration of, and vote on, the adoption of the merger agreement is important and we encourage you to vote promptly. The merger cannot be completed unless the merger agreement is adopted by stockholders holding a majority of the outstanding shares of Company common stock. The failure to vote will have the same effect as a vote against the proposal to adopt the merger agreement.  The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to adopt the merger agreement, and stockholder approval of the non-binding, advisory compensation proposal is not a condition to the completion of the merger. You may, therefore, vote to adopt the merger agreement and vote not to approve the executive compensation and vice versa.

After reading the accompanying proxy statement, please make sure to vote your shares by promptly voting electronically or telephonically as described in the accompanying proxy statement, or, if you received a paper copy of the proxy card, by completing, dating, signing and returning your proxy card, or attending our special meeting of stockholders in person. Instructions regarding all three methods of voting are provided on the proxy card. If you hold shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares. If you have any questions or need assistance voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834.

I look forward to seeing you at our special meeting.

Very truly yours,

Chad E. Paulson
 Vice President, General Counsel and Secretary

The merger has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy or accuracy of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [             ], 2016 and is first being mailed to our stockholders on or about [          ], 2016.

PRELIMINARY PROXY MATERIAL – SUBJECT TO COMPLETION

BLOUNT INTERNATIONAL, INC.
4909 SE International Way
 Portland, Oregon 97222

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Time and Date:                               [            ] local time, on [                    ], 2016

Place:                                                       [            ]

Purpose:                                               1.                 To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of December 9, 2015 (as may be amended, supplemented or otherwise modified in accordance with its terms, the “merger agreement”), by and among Blount International, Inc., a Delaware corporation (“Blount” or the “Company”), ASP Blade Intermediate Holdings, Inc., a Delaware corporation (“Parent”), and ASP Blade Merger Sub, Inc., a newly formed Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

2.                 To consider and vote on a non-binding, advisory proposal to approve the compensation that may be paid or may become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger (this non-binding, advisory proposal relates only to contractual obligations of the Company in existence prior to consummation of the merger that may result in a payment to the Company’s named executive officers in connection with, or following, the consummation of the merger and does not relate to any new compensation or other arrangements between the Company’s named executive officers and Parent or, following the merger, the surviving corporation and its subsidiaries), which we refer to as the “non-binding compensation proposal”.

3.                 To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, which we refer to as the “adjournment proposal”.

Record Date:                                    Only stockholders of record as of the close of business on [                    ], 2016 are entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof.

General:                                               For more information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A thereto.

The Special Committee of the Board of Directors of the Company and the Board of Directors of the Company (having received the unanimous recommendation of the Special Committee) recommends a vote “FOR” the proposal to adopt the merger agreement. In addition, the Board of Directors of the Company recommends a vote “FOR” the non-binding compensation proposal and “FOR” the adjournment proposal.

 Under Delaware law, stockholders of the Company who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the adoption of the merger agreement and strictly comply with other Delaware law procedures explained in the attached proxy statement.  The applicable provisions of the General Corporation Law of the State of Delaware are reproduced in their entirety in Annex D to the accompanying proxy statement.

Please vote telephonically or electronically for the matters before our stockholders as described in the accompanying proxy statement, or promptly fill in, date, sign and return the enclosed proxy card in the accompanying pre-paid envelope to ensure that your shares are represented at the meeting. You may revoke your proxy before it is voted. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

By Order of the Board of Directors,

Chad E. Paulson
 Vice President, General Counsel and Secretary

Portland, Oregon

[                    ], 2016

i

ii

iii

BLOUNT INTERNATIONAL, INC.
4909 SE International Way
 Portland, Oregon 97222
______________________

SPECIAL MEETING OF STOCKHOLDERS
 TO BE HELD [                    ], 2016
______________________

PROXY STATEMENT

This proxy statement contains information relating to a special meeting of stockholders of Blount International, Inc., which we refer to as “Blount”, the “Company”, “we”, “us” or “our”. The special meeting will be held on [          ], 2016 at [           ] local time, at [            ]. We are furnishing this proxy statement to stockholders of the Company as part of the solicitation of proxies by the Company’s board of directors, which we refer to as the “Board”, for use at the special meeting and at any adjournments or postponements thereof. This proxy statement is dated [            ], 2016 and is first being mailed to our stockholders on or about [                    ], 2016.

SUMMARY TERM SHEET

This summary term sheet highlights selected information in this proxy statement and may not contain all of the information about the merger that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet. You should carefully read this proxy statement in its entirety, including the annexes hereto and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the special meeting. You may obtain, without charge, copies of documents incorporated by reference into this proxy statement by following the instructions under the section of this proxy statement entitled “Where You Can Find Additional Information” beginning on page 117.

In this proxy statement, the terms “we,” “us,” “our,” “Blount” and the “Company” refer to Blount International, Inc. unless the context otherwise requires.  The term “Special Committee” refers to the Special Committee of the Board consisting entirely of independent directors.  We refer to American Securities LLC and its affiliates as “American Securities.”  We refer to ASP Blade Intermediate Holdings, Inc. as “Parent” and ASP Blade Merger Sub, Inc. as “Merger Sub.”  We refer to P2 Capital Partners, LLC and its affiliates as “P2”. We refer to American Securities and P2, together, as the “Buyer Parties”. We refer to Joshua L. Collins, our chairman and chief executive officer, David A. Willmott, our president and chief operating officer, and P2 Capital Master Fund I, L.P. (an affiliated investment fund of P2 Capital Partners, LLC), collectively, as the “Rollover Stockholders.”  We refer to the Company’s stockholders (other than Parent, the Rollover Stockholders and their respective affiliates) as the Company’s “unaffiliated stockholders”.

The Parties
(page 18)

Blount is a global manufacturer and marketer of replacement parts, equipment, and accessories for consumers and professionals operating primarily in two market segments: Forestry, Lawn, and Garden (the “FLAG segment”); and Farm, Ranch, and Agriculture (the “FRAG segment”). Blount also sells products in the construction markets and is the market leader in manufacturing saw chain and guide bars for chain saws.  Blount has a global manufacturing and distribution footprint and sells its products in more than 115 countries around the world.  Blount markets its products primarily under the OREGON®, Carlton®, Woods®, TISCO, SpeeCo®, ICS® and Pentruder® brands.  Blount’s common stock is listed on the New York Stock Exchange, which we refer to as the “NYSE”, trading symbol “BLT”.  Blount’s principal executive office is located at 4909 SE International Way, Portland, Oregon 97222 and its telephone number is 503-653-8881.

American Securities is a leading U.S. private equity firm with approximately $15 billion under management. Based in New York with an office in Shanghai, American Securities invests in market-leading North American companies with annual revenues generally ranging from $200 million to $2 billion and/or EBITDA of $50 million to $200 million.  American Securities’ principal executive office is located at 299 Park Avenue, 34th Floor, New York, New York 10171 and its telephone number is 212-476-8000.

Parent and Merger Sub are beneficially owned by affiliated investment funds managed by American Securities and were formed by American Securities solely for the purpose of completing the merger.  Each of Parent and Merger Sub’s principal executive office is located at c/o American Securities LLC, 299 Park Avenue, 34th Floor, New York, New York 10171 and its telephone number is 212-476-8000.

The Merger
(page 25)

The Company, Parent and Merger Sub entered into an Agreement and Plan of Merger, as may be amended, supplemented or otherwise modified in accordance with its terms, which we refer to as the “merger agreement”, on December 9, 2015. A copy of the merger agreement is included as Annex A to this proxy statement. Under the terms of the merger agreement, subject to the satisfaction or waiver of specified conditions, Merger Sub will be merged with and into the Company, which we refer to as the “merger”. The Company will survive the merger as a wholly owned subsidiary of Parent (the “surviving corporation”).

Merger Consideration
(page 80)

Upon the consummation of the merger, each share of the Company’s common stock, par value $0.01 per share, which we refer to as “Company common stock”, that is issued and outstanding immediately prior to the effective time (defined below under “The Merger Agreement—Closing and Effective Time of the Merger”) of the merger, other than shares owned by the Company, Parent, Merger Sub or any of the Company’s or Parent’s direct or indirect wholly owned subsidiaries (including shares acquired by Parent or one of its affiliates from the Rollover Stockholders immediately prior to the effective time of the merger pursuant to the rollover agreements described in the section entitled “Rollover Agreements” beginning on page 106)  and shares owned by stockholders who have perfected and not withdrawn a demand for, or lost their right to, appraisal under the General Corporation Law of the State of Delaware (the “DGCL”) (such shares being referred to as “excluded shares”), will be converted into the right to receive $10.00 in cash (the “per share merger consideration”), without interest and less any applicable withholding taxes.  See “The Merger Agreement—Consideration to be Received in the Merger” beginning on page 80.

Treatment of Equity and Equity-Based Awards
(page 80)

At the effective time of the merger:

•	each outstanding option, whether then vested or unvested, to purchase shares of Company common stock, which we refer to as a “stock option”, will be cancelled and converted into the right to receive an amount in cash equal to the product of (x) the number of shares of Company common stock underlying such stock option and (y) the excess (if any) of the per share merger consideration over the exercise price per share of such stock option, less any required withholding taxes, except that each outstanding stock option that has an exercise price that is greater than the per share merger consideration will be cancelled for no consideration;

•	each outstanding stock appreciation right, whether then vested or unvested, to purchase shares of Company common stock, which we refer to as a “SAR”, will be cancelled and converted into the right to receive an amount in cash equal to the product of (x) the number of shares of Company common stock underlying such SAR and (y) the excess (if any) of the per share merger consideration over the reference price per share of such SAR, less any required withholding taxes, except that each outstanding SAR that has a reference price that is greater than the per share merger consideration will be cancelled for no consideration;

•	each outstanding restricted stock unit, whether then vested or unvested, which we refer to as an “RSU”, will be cancelled and converted into the right to receive an amount in cash equal to the per share merger consideration, less any required withholding taxes, with respect to each share of Company common stock subject to such RSU; and

•	each outstanding deferred stock unit, which we refer to as a “DSU”, held by a non-employee director, will be cancelled and converted into the right to receive an amount in cash equal to the per share merger consideration, less any required withholding taxes, with respect to each share of Company common stock subject to such DSU.

See “The Merger Agreement—Treatment of Equity and Equity-Based Awards” beginning on page 80.

The Special Meeting
(page 19)

The special meeting will be held on [                    ], 2016, at [            ] local time. At the special meeting, you will be asked to, among other things, vote on the adoption of the merger agreement. Please see the section of this proxy statement entitled “The Special Meeting” for additional information relating to the special meeting, including how to vote your shares of Company common stock.

Stockholders Entitled to Vote; Vote Required to Approve the Merger Agreement
(page 20)

You may vote at the special meeting if you owned any shares of Company common stock at the close of business on [             ], 2016, the record date for the special meeting. As of the close of business on the record date, there were [               ] shares of Company common stock outstanding and entitled to vote, held by [           ] stockholders of record. You may cast one vote for each share of Company common stock that you held on the record date. The adoption of the merger agreement by the Company’s stockholders requires the affirmative vote of stockholders holding a majority of the outstanding shares of Company common stock as of the close of business on the record date.

Recommendation of the Company’s Special Committee and Board; Reasons for the Merger
(page 41)

 The Special Committee carefully reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger.  The Special Committee unanimously (i) determined the terms and conditions of the merger agreement, the transactions contemplated by the merger agreement and the performance by the Company of its obligations under the merger agreement to be advisable and in the best interests of the Company’s unaffiliated stockholders, (ii) approved the merger agreement and the transactions contemplated by the merger agreement and (iii) recommended that the Company’s stockholders adopt the merger agreement and that the Board approve the merger agreement and the transactions contemplated thereby and authorize the submission of the merger agreement to the Company’s stockholders with a recommendation of the Board that the Company’s stockholders adopt it. The independent members of the Board, after careful consideration, and acting upon the unanimous recommendation of the Special Committee, unanimously (i) approved the merger agreement and declared the merger agreement and the transactions contemplated by the merger agreement to be advisable and in the best interests of the Company’s unaffiliated stockholders, (ii) directed that the merger agreement be submitted to the Company’s stockholders for adoption at the special meeting and (iii) recommended that the Company’s stockholders adopt the merger agreement.  Accordingly, the Special Committee and the Board (having received the unanimous recommendation of the Special Committee) recommend a vote “FOR” the proposal to adopt the merger agreement. In addition, the Board recommends a vote “FOR” the non-binding compensation proposal and “FOR” the adjournment proposal (each as described below under “Questions and Answers about the Special Meeting and the Merger—What proposals will be considered at the special meeting?” beginning on page 11).

For a discussion of the material factors that the Board and the Special Committee considered in determining to recommend the adoption of the merger agreement and in approving the merger agreement, please see the section of this proxy statement entitled “The Merger—The Recommendation of the Company’s Special Committee and Board; Reasons for the Merger” beginning on page 41.  In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers have interests that may be different from, or in addition to, the interests of the Company’s stockholders generally.  Please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Officers in the Merger” beginning on page 67.

Opinion of Goldman Sachs, Financial Advisor to the Company
(page 51)

On December 9, 2015, Goldman, Sachs & Co. (“Goldman Sachs”) delivered its opinion to the Board that, as of December 9, 2015, and based upon and subject to the factors and assumptions set forth therein, the $10.00 in cash per share of Company common stock to be paid to the Company’s unaffiliated stockholders pursuant to the merger agreement was fair from a financial point of view to such unaffiliated stockholders.

The full text of the written opinion of Goldman Sachs, dated December 9, 2015, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B.  Goldman Sachs provided its opinion for the information and assistance of the Board in connection with its consideration of the merger.  The Goldman Sachs opinion is not a recommendation as to how any holder of the Company common stock should vote with respect to the merger or any other matter.  The summary of Goldman Sachs’ opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.  Holders of shares of Company common stock are urged to read Goldman Sachs’ opinion and the section entitled “The Merger—Opinion of Goldman Sachs, Financial Advisor to the Company” beginning on page 51, carefully and in its entirety.

Opinion of Greenhill, Financial Advisor to the Special Committee
(page 58)

On December 8, 2015, at a meeting of the Special Committee, Greenhill & Co., Inc. (“Greenhill”) delivered an oral opinion to the Special Committee (which was subsequently confirmed by delivery of Greenhill’s written opinion dated as of the same date), to the effect that, as of the date of that opinion, and based upon and subject to the limitations and assumptions set forth in its written opinion, the consideration to be received by the Company’s unaffiliated stockholders pursuant to the merger agreement was fair, from a financial point of view, to such unaffiliated stockholders.

The full text of Greenhill’s written opinion, dated December 8, 2015, which contains the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement.  The summary of Greenhill’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.  You are urged to read the opinion in its entirety.  The Greenhill opinion is not a recommendation as to how any holder of Company common stock should vote with respect to the merger, or any other matter. Holders of shares of Company common stock are urged to read Greenhill’s opinion and the section entitled “The Merger—Opinion of Greenhill, Financial Advisor to the Special Committee” beginning on page 58, carefully and in its entirety.

Certain Effects of the Merger
(page 63)

Upon the consummation of the merger, Merger Sub will be merged with and into the Company, and the Company will continue to exist following the merger as a wholly owned subsidiary of Parent.

Following the consummation of the merger, shares of Company common stock will no longer be traded on the NYSE or any other public market, and the registration of shares of Company common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated.

Following the consummation of the merger, all of the Company’s common stock will be beneficially owned by Parent and none of the Company’s current stockholders will, by virtue of the merger, have any direct ownership interest in, or be a stockholder of, the Company, the surviving corporation or Parent after the consummation of the merger (other than the Rollover Stockholders’ equity ownership in an affiliate of Parent).  As a result, the Company’s current stockholders (other than the Rollover Stockholders) will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of Company common stock. Following the merger, Parent (and the Rollover Stockholders) will benefit from any increase in the Company’s value and also will bear the risk of any decrease in the Company’s value.

Effects on the Company if the Merger is not Completed
(page 64)

In the event that the proposal to adopt the merger agreement does not receive the required approval from the Company’s stockholders, or if the merger is not completed for any other reason, the Company’s stockholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company and stockholders will continue to own their shares of Company common stock. Under certain circumstances, if the merger agreement is terminated, the Company may be obligated to pay a termination fee to American Securities and P2. Please see the section of this proxy statement entitled “The Merger Agreement—Termination Fee” beginning on page 102.

Financing of the Merger
(page 65)

The merger is not subject to a financing condition. Parent estimates that the total amount of funds required to complete the merger and related transactions, including payment of fees and expenses in connection with the merger and the repayment of debt, is anticipated to be approximately $950 million. This amount is expected to be provided through a combination of (i) equity contributions to Parent from certain affiliated investment funds managed by American Securities totaling $475 million, and (ii) debt financing of up to $475 million.  See “The Merger—Financing of the Merger” beginning on page 65 for additional information.

Limited Guaranty
(page 67)

Certain affiliated investment funds managed by American Securities or P2, severally and not jointly, have agreed to guarantee (the “limited guaranty”) their respective percentages (determined based upon, in the case of the affiliated investment funds managed by American Securities, the relative size of their equity commitments to Parent, and in the case of the investment fund affiliated with P2, the relative size of its obligation to contribute to Parent or an affiliate of Parent shares of Company common stock in exchange for equity securities of an affiliate of Parent) of the obligations of Parent under the merger agreement to pay, under certain circumstances, a reverse termination fee to the Company. See “The Merger—Limited Guaranty” beginning on page 67 for additional information.

Interests of the Company’s Directors and Executive Officers in the Merger
(page 67)

Certain of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The members of the Special Committee and the Board were aware of and considered these interests in reaching the determination to approve the merger agreement and in recommending that the Company’s stockholders vote for the adoption of the merger agreement. These interests include, among other things, the expected ownership by Joshua L. Collins, the chairman of the Board and the chief executive officer of the Company, and David A. Willmott, the president and chief operating officer of the Company, of certain equity securities of an affiliate of Parent immediately prior to the effective time of the merger pursuant to the rollover agreements described in the section entitled “Rollover Agreements” beginning on page 106.

  See “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 67 for additional information.

Conditions of the Merger
(page 99)

Each party’s obligation to effect the merger is subject to the satisfaction or waiver, on or prior to the closing date of the merger, which we refer to as the “closing date”, of the following conditions:

•	the merger agreement having been duly adopted by holders of a majority of the outstanding shares of Company common stock;

•	(i) the waiting period (including any extension thereof) applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), having expired or been terminated (see the section entitled “The Merger—Regulatory Approvals Required for the Merger” for information regarding the early termination of the waiting period) and (ii) any required antitrust approvals having been obtained from the governmental entities in the European Union, the Russian Federation and Ukraine (any such required approvals, the “non-U.S. jurisdiction governmental approvals”); and

•	the absence of any order, judgment, injunction, award, decree or writ of any governmental entity of competent jurisdiction prohibiting or rendering illegal the closing of the merger or the other transactions contemplated by the merger agreement.

Each party’s obligation to consummate the merger is also subject to the satisfaction or waiver of certain additional conditions, including:

•	subject to certain materiality and other qualifiers, the accuracy of the representations and warranties of the other party;

•	performance in all material respects by the other party of its obligations under the merger agreement; and

•	in the case of Parent’s and Merger Sub’s obligations, the absence of a Company material adverse effect (which term is described in the section entitled “The Merger Agreement—Representations and Warranties” beginning on page 82).

The consummation of the merger is not conditioned upon Parent’s receipt of financing.

Before the closing, each of the Company, Parent and Merger Sub may waive any of the conditions to its obligation to consummate the merger even though one or more of the conditions described above has not been met, except where waiver is not permissible under applicable law. Please see the section of this proxy statement entitled “The Merger Agreement—Conditions of the Merger” beginning on page 99.

Regulatory Approvals
(page 76)

The consummation of the merger is subject to review under the HSR Act and the receipt of certain non-U.S. jurisdiction governmental approvals. As described above in the section entitled “—Conditions of the Merger”, the obligations of Parent, Merger Sub and the Company to effect the merger are subject to the expiration or termination of the waiting period (including any extension thereof) applicable to the merger under the HSR Act and the receipt of the non-U.S. jurisdiction governmental approvals.  As described below in the section entitled “The Merger—Regulatory Approvals Required for the Merger”, the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) granted early termination of the applicable waiting period under the HSR Act on January 5, 2016, which early termination was effective as of the same day.

The merger agreement requires each party to use reasonable best efforts to resolve objections that may be asserted under any antitrust law with respect to the transactions contemplated by the merger agreement (as described under “The Merger Agreement—Filings; Other Actions; Notifications” beginning on page 93).

Acquisition Proposals
(page 88)

From the date of the merger agreement until 12:01 a.m. (New York City time) on January 29, 2016 (the “go-shop period”), the Company is permitted to:

•	initiate, solicit or otherwise encourage inquiries regarding proposals or offers that constitute or would reasonably be expected to lead to an acquisition proposal (which term is described in the section entitled “The Merger Agreement—Acquisition Proposals; Board Recommendation” beginning on page 88);

•	engage in, continue or otherwise participate in discussions or negotiations regarding, or provide information or data to persons relating to, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an acquisition proposal;

•	enter into agreements or agreements in principle with respect to an acquisition proposal; and

•	otherwise facilitate any effort or attempt by any person to make an acquisition proposal.

From and after the go-shop period, the Company will become subject to customary “no-shop” restrictions that generally restrict the Company’s ability to solicit acquisition proposals from third parties and to provide information to, and engage in discussions or negotiations with, third parties regarding acquisition proposals.  However, the Company may continue to engage in the aforementioned activities with certain third parties that contacted the Company and made acquisition proposals during the go-shop period that the Board (acting upon the affirmative recommendation of the Special Committee) or the Special Committee has determined either constitute or would reasonably be expected to result in a superior proposal (which term is described in the section entitled “The Merger Agreement—Acquisition Proposals; Board Recommendation” beginning on page 88).  In addition, prior to the adoption of the merger agreement by our stockholders at the special meeting, the Company may, subject to  compliance with certain obligations contained in the merger agreement, engage in negotiations with, and provide information to, third parties that have made an acquisition proposal not solicited in violation of the terms of the merger agreement that the Board (acting upon the affirmative recommendation of the Special Committee) or the Special Committee has determined either constitute or would reasonably be expected to result in a superior proposal.

Termination
(page 100)

The merger agreement may be terminated at any time prior to the effective time of the merger in the following circumstances:

•	by mutual written consent of the Company and Parent;

•	by either Parent or the Company, if:

•	the merger is not consummated by June 4, 2016 (but this right to terminate will not be available to a party if the other party has the right to terminate the merger agreement due to a breach of a representation, warranty, covenant or agreement contained in the merger agreement);

•	our stockholders fail to adopt the merger agreement at the special meeting (including any adjournment or postponement thereof); or

•	a permanent injunction or other order permanently restraining, enjoining or otherwise prohibiting the consummation of the merger has become final and non-appealable (but this right to terminate will not be available to a party who has breached in any material respect its obligations under the merger agreement in a manner that is the primary cause or the primary factor that resulted in such permanent injunction or other order).

•	by Parent:

•	in the event of certain uncured breaches of the merger agreement by the Company; or

•	if our Board or the Special Committee has changed and not withdrawn, or failed to include, its recommendation to the stockholders of the Company to adopt the merger agreement in the proxy statement.

•	by the Company:

•	in the event of certain uncured breaches of the merger agreement by Parent or Merger Sub; or

•	prior to the adoption of the merger agreement by our stockholders at the special meeting, in order to concurrently enter into an agreement or agreement in principle with respect to a superior proposal, subject to our compliance with the non-solicitation provisions of the merger agreement and payment of the related termination fee (as described in the sections below entitled “The Merger Agreement—Acquisition Proposals; Board Recommendation” and “The Merger Agreement—Termination Fee” beginning on pages 88 and 102, respectively).

Termination Fees
(page 102)

The merger agreement contains certain termination rights for the Company and Parent.  Upon termination of the merger agreement under specified circumstances, the Company will be required to pay Parent a termination fee.  If the termination fee becomes payable by the Company due to (x) the Company’s entry into an agreement with respect to, or (y) a change of the Board’s or the Special Committee’s recommendations to the Company’s stockholders with respect to the special meeting as a result of, an acquisition proposal first received from an excluded party (as defined in “The Merger Agreement—Acquisition Proposals; Board Recommendation”) on or before March 9, 2016, the amount of the termination fee will be $7,327,000. If the termination fee becomes payable by the Company under any other circumstance, the amount of the termination fee will be $14,654,000.

The merger agreement also provides that Parent will be required to pay the Company a reverse termination fee of $39,100,000 if the merger agreement is terminated by the Company because of Parent’s uncured breach of the merger agreement or because Parent has not closed the merger within two business days of the date the closing of the merger should have occurred under the merger agreement despite the Company standing ready, willing and able to consummate the merger during such two business day period.

Remedies
(page 103)

The Company’s right to receive the reverse termination fee from Parent (or certain affiliated investment funds managed by American Securities or P2 pursuant to the limited guaranty) will be, subject to certain rights to relief (including specific performance), described below, the sole and exclusive remedy of the Company and its subsidiaries and stockholders against Parent, Merger Sub, the guarantors, American Securities, P2, the financing sources of the debt financing or any of their respective former, current or future general or limited partners, stockholders, financing sources, managers, members, directors, officers or affiliates for any loss suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement or otherwise, and upon payment of such amount no such related party shall have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated thereby.

Parent’s right to receive payment from the Company of the applicable termination fee will be, subject to relief (including specific performance), described below, the sole and exclusive remedy of Parent and Merger Sub (and the other related parties described in the preceding paragraph) against the Company and its subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or affiliates for any loss suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement or otherwise, and upon payment of such amount, no such related party will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated thereby.

Nothing in the merger agreement shall relieve any party from liability for fraud or intentional breach of the merger agreement. In addition, the parties are entitled to an injunction, specific performance or other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which they are entitled under the merger agreement. However, the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the equity financing to be funded will be subject to the requirements that (i) all conditions to the obligations of Parent and Merger Sub to effect the merger were satisfied or waived (other than those that by their nature cannot be satisfied other than at the closing) at the time when the closing would have been required to occur but for the failure of the equity financing to be funded, (ii) the debt financing (including any alternative financing that has been obtained in accordance with the merger agreement) has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the closing if the equity financing is funded at the closing, and (iii) the Company has irrevocably confirmed in writing that if the specific performance is granted and the equity financing and debt financing are funded, then it would take such actions that are required of it to cause the closing to occur.

Appraisal Rights
(page 111)

If the merger is consummated, persons who are stockholders of the Company will have certain rights under Delaware law to demand appraisal of, and payment in cash of the fair value of, their shares of Company common stock. Any shares of Company common stock held by a person who does not vote in favor of adoption of the merger agreement, properly demands appraisal of such shares of Company common stock and who complies with the applicable provisions of Delaware law will not be converted into the right to receive the per share merger consideration. Such appraisal rights, if the statutory procedures were complied with, will lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the merger) required to be paid in cash to such dissenting stockholders for their shares of Company common stock. The value so determined could be more or less than, or the same as, the per share merger consideration.

You should read “Appraisal Rights” beginning on page 111 for a more complete discussion of the appraisal rights in relation to the merger as well as Annex D which contains a full text of the applicable Delaware statute.

Cooperation Agreement
(page 105)

The Company has entered into a cooperation agreement with P2, whereby P2 has agreed to vote all of its shares of Company common stock in accordance with the recommendation of the Board regarding the merger agreement at the special meeting or any other meeting of the stockholders of the Company upon which a vote with respect to the merger agreement is sought.  In addition, pursuant to the terms of the cooperation agreement, at the special meeting or any other meeting of the stockholders of the Company upon which a vote with respect to any superior proposal is sought, unless the Company has violated its obligations under the merger agreement with respect to acquisition proposals, P2 will vote:

•	in the case of an all-cash superior proposal, all of its shares of Company common stock in accordance with the recommendation made to the Company’s stockholders by the Board, or

•	in the case of a superior proposal that is not an all-cash superior proposal, in the same proportion as the votes cast by the Company’s unaffiliated stockholders.

Rollover Agreements
(page 106)

Concurrently with the execution and delivery of the merger agreement on December 9, 2015, P2 Capital Master Fund I, L.P. entered into a rollover agreement with an affiliate of Parent pursuant to which it committed to contribute, immediately prior to the consummation of the merger, Company common stock held by it to such affiliate of Parent in exchange for equity securities of such affiliate of Parent, and after the execution and delivery of the merger agreement, each of the other Rollover Stockholders entered into agreements with an affiliate of Parent pursuant to which each of them committed to contribute, immediately prior to the consummation of the merger, Company common stock to such affiliate of Parent in exchange for equity securities of such affiliate of Parent.  Collectively, the Rollover Stockholders have committed to contribute to such affiliate of Parent an aggregate amount of 1,363,831 shares of Company common stock (the equivalent of an approximately $13.6 million investment in the aggregate (based upon the per share merger consideration of $10.00)) pursuant to such agreements, and, in the case of Mr. Collins, $633,390 as an additional subscription (equal to 50% of the value (based upon the per share merger consideration of $10.00) of equity-based awards of the Company held by Mr. Collins at the time the merger agreement was executed), and, in the case of Mr. Willmott, $299,585 as an additional subscription (equal to 50% of the value (based upon the per share merger consideration of $10.00) of equity-based awards of the Company held by Mr. Willmott at the time the merger agreement was executed), in exchange for certain equity securities of such affiliate of Parent.

Material U.S. Federal Income Tax Consequences
(page 74)

The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, if you are a U.S. holder (defined below in the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), you will recognize gain or loss equal to the difference between the amount of cash you receive in the merger and your adjusted tax basis in the shares of Company common stock converted into cash in the merger. If you are a non-U.S. holder (defined below in the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), the merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States, but may be a taxable transaction to you under non-U.S. federal income tax laws, and you are encouraged to seek tax advice regarding such matters. Because individual circumstances may differ, we recommend that you consult your own tax advisor to determine the particular tax effects to you.

You should read the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 74 for a more complete discussion of the material U.S. federal income tax consequences of the merger.

Additional Information
(page 117)

You can find more information about the Company in the periodic reports and other information we file with the U.S. Securities and Exchange Commission (the “SEC”). The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. See “Where You Can Find Additional Information” beginning on page 117.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as a stockholder. You should read the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	On December 9, 2015, the Company entered into the merger agreement with Parent and Merger Sub providing for the merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. Parent and Merger Sub are beneficially owned by affiliated investment funds managed by American Securities. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to adopt the merger agreement and the other matters to be voted on at the special meeting described below under “—What proposals will be considered at the special meeting?” beginning on page 11.

Q:	As a stockholder, what will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $10.00 in cash, without interest and less any applicable withholding taxes, for each share (other than any excluded shares) of Company common stock that you own immediately prior to the effective time of the merger.

The exchange of shares of Company common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Please see the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 74 for a more detailed description of the U.S. federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local and/or non-U.S. taxes.

Q:	What will happen to outstanding Company equity compensation awards in the merger?

A:	For information regarding the treatment of the Company’s equity awards, please see the section of this proxy statement entitled “The Merger Agreement—Treatment of Equity and Equity-Based Awards” beginning on page 80.

Q:	When and where is the special meeting of our stockholders?

A:	The special meeting will be held on [ ], 2016, at [ ] local time, at [ ].

Q:	Who is entitled to attend and vote at the special meeting?

A:	Only holders of record of Company common stock as of the close of business on [ ], 2016, the record date for the special meeting, are entitled to attend the special meeting and vote the shares of Company common stock they held on the record date at the special meeting.

If you wish to attend the special meeting and your shares of Company common stock are held in an account at a broker, in nominee name or otherwise (typically referred to as being held in “street name”), you will need to bring a copy of your voting instruction card or statement reflecting your share ownership as of the record date. For stockholders holding shares in “street name”, in addition to providing identification as outlined for record holders above, you must provide a valid proxy executed in your favor from your bank, broker or other nominee in order to be permitted to vote in person at the special meeting.

Q:	What proposals will be considered at the special meeting?

A:	At the special meeting, you will be asked to consider and vote on the following proposals:

•	a proposal to adopt the merger agreement;

•	a non-binding, advisory proposal to approve the compensation that may be paid or may become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger (this non-binding, advisory proposal relates only to contractual obligations of the Company in existence prior to consummation of the merger that may result in a payment to the Company’s named executive officers in connection with, or following, the consummation of the merger and does not relate to any new compensation or other arrangements between the Company’s named executive officers and Parent or, following the merger, the surviving corporation and its subsidiaries), which we refer to as the “non-binding compensation proposal”; and

•	a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, which we refer to as the “adjournment proposal”.

Q:	What constitutes a quorum for purposes of the special meeting?

A:	A majority of all the issued and outstanding shares of Company common stock entitled to vote, whether present in person or represented by proxy, constitutes a quorum for the transaction of business at any meeting of the Company’s stockholders. Abstentions will be counted for purposes of determining the presence of a quorum. “Broker non-votes” (as described under “The Special Meeting—Quorum”) will not be counted for purposes of determining the presence of a quorum unless the broker, bank, trust, custodian or other nominee (we refer to those organizations collectively as “broker”) has been instructed to vote on at least one of the proposals presented in this proxy statement.

Q:	What vote of our stockholders is required to approve each of the proposals?

A:	The adoption of the merger agreement by our stockholders requires the affirmative vote of stockholders holding a majority of the outstanding shares of Company common stock as of the close of business on the record date. Abstentions, failures to vote and “broker non-votes” will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The approval of the non-binding compensation proposal requires the approval by a majority of the votes cast affirmatively or negatively on that proposal at the special meeting. Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the non-binding compensation proposal.

The approval of the adjournment proposal requires the approval by a majority of the votes cast affirmatively or negatively on that proposal at the special meeting.  Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the adjournment proposal.

Q:	How do the Special Committee and the Board recommend that I vote?

A:	The Special Committee (composed entirely of independent directors) unanimously recommends a vote “FOR” the proposal to adopt the merger agreement. The Board, after careful consideration, and having received the unanimous recommendation of the Special Committee, also recommends a vote “FOR” the proposal to adopt the merger agreement. In addition, the Board recommends a vote “FOR” the non-binding compensation proposal and “FOR” the adjournment proposal. In connection with the approval of the merger agreement by the Board and the foregoing recommendations, Mr. Collins and Mr. Willmott recused themselves.

For a discussion of the factors that the Board and the Special Committee considered in determining to recommend the adoption of the merger agreement, please see the section of this proxy statement entitled “The Merger—The Recommendation of the Company’s Special Committee and Board; Reasons for the Merger” beginning on page 41. In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers have interests that may be different from, or in addition to, the interests of the Company’s stockholders generally. Please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 67.

Q:	How do the Company’s directors and executive officers intend to vote?

A:	The Company’s directors and executive officers have informed us that they intend, as of the date hereof, to vote all of their shares of Company common stock in favor of the matters before our stockholders as described in this proxy statement. As of the close of business on [ ], 2016, the record date for the special meeting, the Company’s directors and executive officers owned, in the aggregate, [ ] shares of Company common stock, or collectively approximately [ ]% of the outstanding shares of Company common stock.

Q:	Do any of the Company’s directors or executive officers have any interests in the merger that are different from, or in addition to, my interests as a stockholder?

A:	In considering the proposals to be voted on at the special meeting, you should be aware that certain of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, your interests as a stockholder. The members of the Special Committee and the Board were aware of and considered these interests in reaching the determination to approve the merger agreement and in recommending that the Company’s stockholders vote for the adoption of the merger agreement. These interests include:

•	Mr. Collins, the chairman of the Board and the chief executive officer of the Company, and David A. Willmott, the president and chief operating officer of the Company, who recused themselves from the decisions of the Board with respect to the merger and the merger agreement described in this proxy statement, agreed, after the signing of the merger agreement, with an affiliate of Parent to contribute to such affiliate, immediately prior to the consummation of the merger, the shares of Company common stock owned by each such executive and additional cash amounts in exchange for equity securities of such affiliate of Parent, and therefore will own equity interests in such affiliate of Parent at the closing of the merger, and are expected to receive equity awards from and participate in the management of such affiliate of Parent after the closing of the merger (as described in “Rollover Agreements” beginning on page 106);

•	the accelerated vesting and cash-out of equity-based awards held by directors and executive officers in connection with the merger in accordance with the terms of the applicable award agreements and the merger agreement (as described below in “The Merger Agreement—Treatment of Equity and Equity-Based Awards”);

•	certain contractual severance payments and benefits in the event an executive officer experiences a qualifying termination of employment; and

•	the accelerated payment of certain account balances of each executive officer under the Company’s Supplemental Retirement Savings Plan.

The Company’s directors and executive officers will also have the right to indemnification following the closing of the merger.

For more information, please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 67.

Q:	What happens if I sell my shares of Company common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting. If you own shares of Company common stock on the record date, but transfer your shares after the record date but before the effective time of the merger, you will retain your right to vote such shares at the special meeting, but the right to receive the per share merger consideration, less any applicable withholding taxes, will pass to the person to whom you transferred your shares.

Q:	How do I cast my vote if I am a stockholder of record?

A:	If you are a stockholder with shares registered in your name, you may vote in person at the special meeting or by submitting a proxy for the special meeting via the internet, by telephone or by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. For more detailed instructions on how to vote using one of these methods, please see the section of this proxy statement entitled “The Special Meeting—Voting Procedures” beginning on page 21.

If you are a stockholder of record and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies will vote “FOR” the proposal to adopt the merger agreement, “FOR” the non-binding compensation proposal and “FOR” the adjournment proposal.

Q:	How do I cast my vote if my shares of Company common stock are held in “street name” by my broker?

A:	If you are a stockholder with shares held in an account at a broker, in nominee name or otherwise (typically referred to as being held in “street name”), you must follow the instructions from your broker in order to vote. Without following those instructions, your shares will not be voted, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q:	What will happen if I abstain from voting or fail to vote on any of the proposals?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the non-binding compensation proposal or the adjournment proposal.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a stockholder with shares registered in your name, once you have given your proxy vote for the matters before our stockholders as described in this proxy statement, you may revoke it at any time prior to the time it is voted, by filing with the Secretary of the Company an instrument revoking the proxy, by submitting a new proxy bearing a later date by using the telephone or internet proxy submission procedures described under “The Special Meeting—Voting Procedures” or by completing, signing, dating and returning a new proxy card by mail to the Company, or by attending the special meeting and voting in person. Merely attending the special meeting will not, by itself, revoke a proxy. Please note, however, that only your last-dated proxy will count. Please note that if you want to revoke your proxy by sending a new proxy card or an instrument revoking the proxy to the Company, you should ensure that you send your new proxy card or instrument revoking the proxy in sufficient time for it to be received by the Company prior to the special meeting.

If you are a stockholder with shares held in “street name”, you should follow the instructions of your broker regarding the revocation of proxies. If your broker allows you to submit a proxy via the internet or by telephone, you may be able to change your vote by submitting a new proxy via the internet or by telephone or by mail.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your shares of Company common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Company common stock. If you are a stockholder of record and your shares of Company common stock are registered in more than one name, you will receive more than one proxy card. Please submit each proxy and voting instruction card that you receive to ensure that all your shares are voted.

Q:	If I hold my shares in certificated form, should I send in my stock certificates now?

A:	No. Promptly after the effective time of the merger, each holder of record as of the effective time of the merger will be sent a letter of transmittal describing the procedure for surrendering certificates in exchange for the per share merger consideration. If you hold your shares in certificated form, you will receive your cash payment after the paying agent receives your stock certificates and any other documents requested in the instructions. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal. If you hold shares of Company common stock in non-certificated book-entry form, you will not be required to deliver a stock certificate, and you will receive your cash payment after the paying agent receives the letter of transmittal and any other documents requested in the instructions.

Q:	Am I entitled to exercise appraisal rights instead of receiving the per share merger consideration for my shares of Company common stock?

A:	Stockholders of Company common stock who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal and receive the judicially determined fair value of their shares of Company common stock in lieu of receiving the per share merger consideration if the merger closes but only if such stockholders properly demand appraisal and perfect their appraisal rights by complying with the required procedures under Delaware law. See “Appraisal Rights” beginning on page 111. For the full text of Section 262 of the DGCL, please see Annex D hereto.

Q:	When is the merger expected to be completed?

A:	We currently anticipate the merger to close during the first half of 2016, but we cannot be certain when or if the conditions of the merger will be satisfied or waived. The merger cannot be completed until the merger agreement is adopted by the Company’s stockholders at the special meeting and the other closing conditions under the merger agreement, including the receipt of certain regulatory approvals, are satisfied or waived.

Q:	What effect will the merger have on the Company?

A:	If the merger is consummated, Merger Sub will be merged with and into the Company, and the Company will continue to exist following the merger as a wholly owned subsidiary of Parent. Following such consummation of the merger, shares of Company common stock will no longer be traded on the NYSE or any other public market, and the registration of shares of Company common stock under the Exchange Act will be terminated.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not adopted by our stockholders, or if the merger is not completed for any other reason, our stockholders will not receive any payment for their Company common stock pursuant to the merger agreement. Instead, we will remain as a public company and the Company common stock will continue to be registered under the Exchange Act and listed and traded on the NYSE. Under certain circumstances, if the merger is not completed, the Company may be obligated to pay to Parent a termination fee. Please see the sections of this proxy statement entitled “The Merger Agreement—Termination Fee” beginning on page 102.

Q:	What is householding and how does it affect me?

A:	The SEC permits companies to send a single set of certain disclosure documents to stockholders who share the same address and have the same last name, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This practice, known as “householding”, is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing and you would like to have additional copies of this proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to Investor Relations by phone at (503) 653-4692, by mail to Blount International, Inc., Investor Relations, 4909 SE International Way, Portland, OR 97222, or by e-mail to david.dugan@blount.com. We will promptly send additional copies of this proxy statement upon receipt of such request.

Q:	Who can help answer my questions?

A:	If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Innisfree M&A Incorporated, which is acting as the Company’s proxy solicitation agent in connection with the merger, toll free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

“Forward looking statements” in this proxy statement, including without limitation statements regarding the proposed transaction, the expected timetable for completing the proposed transaction, the Company’s “outlook,” “expectations,” “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” “guidance” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that the Company believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that the Company may achieve in the future. There are a number of factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, in particular, among other things, the ability to consummate the proposed transaction in the time frame expected by the parties or at all; any conditions imposed on the parties in connection with the consummation of the proposed transactions; the ability to obtain requisite regulatory approvals on the proposed terms and schedule; the ability to obtain approval of the proposed transaction by the Company’s stockholders and the satisfaction of the other conditions to the consummation of the proposed transaction; the potential impact of the announcement or consummation of the proposed transaction on relationships, including with employees, suppliers and customers; the ability of third parties to fulfill their obligations relating to the proposed transaction, including providing financing under current financial market conditions; and the other factors and financial, operational and legal risks or uncertainties described in the Company’s public filings with the SEC, including the “Risk Factors” and “Forward Looking Statements” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any intention or obligation to update or revise any forward-looking statements as a result of developments occurring after the date of this document except as required by law.

THE PARTIES

Blount International, Inc.

Blount International, Inc. is a global manufacturer and marketer of replacement parts, equipment, and accessories for consumers and professionals operating primarily in two market segments: the FLAG segment; and the FRAG segment. Blount also sells products in the construction markets and is the market leader in manufacturing saw chain and guide bars for chain saws.  Blount has a global manufacturing and distribution footprint and sells its products in more than 115 countries around the world.  Blount markets its products primarily under the OREGON®, Carlton®, Woods®, TISCO, SpeeCo®, ICS® and Pentruder® brands.  Blount’s common stock is listed on the New York Stock Exchange, which we refer to as “the NYSE”, trading symbol “BLT”.  Blount’s principal executive office is located at 4909 SE International Way, Portland, Oregon 97222 and its telephone number is 503-653-8881.

American Securities LLC

American Securities LLC, which together with its affiliates we refer to as “American Securities”, is a leading U.S. private equity firm with approximately $15 billion under management. Based in New York with an office in Shanghai, American Securities invests in market-leading North American companies with annual revenues generally ranging from $200 million to $2 billion and/or EBITDA of $50 million to $200 million.  American Securities’ principal executive office is located at 299 Park Avenue, 34th Floor, New York, New York 10171 and its telephone number is 212-476-8000.

ASP Blade Intermediate Holdings, Inc. and ASP Blade Merger Sub, Inc.

ASP Blade Intermediate Holdings, Inc., which we refer to as “Parent”, and ASP Blade Merger Sub, Inc., which we refer to as “Merger Sub”, are each beneficially owned by affiliated investment funds managed by American Securities and were formed by American Securities on December 4, 2015 solely for the purpose of completing the merger.  Upon the consummation of the merger, Merger Sub will cease to exist.  Parent and Merger Sub have not engaged in any business except for activities incidental to its formation and in connection with the merger and the other transactions contemplated by the merger agreement.  Upon the consummation of the merger, Merger Sub will cease to exist.  Each of Parent and Merger Sub’s principal executive office is located at  c/o American Securities LLC, 299 Park Avenue, 34th Floor, New York, New York 10171 and each of Parent and Merger Sub’s telephone number is 212-476-8000.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company’s stockholders as part of the solicitation of proxies by the Board for use at the special meeting and at any adjournments or postponements thereof.

Date, Time and Place

The special meeting will be held on [                    ], 2016, at [            ] local time, at [            ].

If you plan to attend the meeting, please note that you will need to present government-issued identification showing your name and photograph (i.e., a driver’s license or passport), and, if you are a representative of an institutional investor, professional evidence showing your representative capacity for such entity, in each case to be verified against our stockholder list as of the record date for the meeting. In addition, if your shares are held in the name of a bank, broker or other nominee, you must provide a valid proxy executed in your favor from such entity.  Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Purpose of the Special Meeting

The special meeting is being held for the following purposes:

•	to consider and vote on a proposal to adopt the merger agreement (see the section of this proxy statement entitled “The Merger Agreement” beginning on page 78);

•	to consider and vote on a non-binding, advisory proposal to approve the compensation that may be paid or may become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger (this non-binding, advisory proposal relates only to contractual obligations of the Company in existence prior to consummation of the merger that may result in a payment to the Company’s named executive officers in connection with, or following, the consummation of the merger and does not relate to any new compensation or other arrangements between the Company’s named executive officers and Parent or, following the merger, the surviving corporation and its subsidiaries), which we refer to as the “non-binding compensation proposal” (see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 67); and

•	to consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, which we refer to as the “adjournment proposal”.

A copy of the merger agreement is attached as Annex A to this proxy statement.

The Recommendation of the Company’s Special Committee and Board

  The Special Committee carefully reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger.  The Special Committee unanimously (i) determined the terms and conditions of the merger agreement, the transactions contemplated by the merger agreement and the performance by the Company of its obligations under the merger agreement to be advisable and in the best interests of the Company’s unaffiliated stockholders, (ii) approved the merger agreement and the transactions contemplated by the merger agreement and (iii) recommended that the Company’s stockholders adopt the merger agreement and that the Board approve the merger agreement and the transactions contemplated thereby and authorize the submission of the merger agreement to the Company’s stockholders with a recommendation of the Board that the Company’s stockholders adopt it. The independent members of the Board, after careful consideration, and acting upon the unanimous recommendation of the Special Committee, unanimously (i) approved the merger agreement and declared the merger agreement and the transactions contemplated by the merger agreement to be advisable and in the best interests of the Company’s unaffiliated stockholders, (ii) directed that the merger agreement be submitted to the Company’s stockholders for adoption at the special meeting and (iii) recommended that the Company’s stockholders adopt the merger agreement.  Accordingly, the Board (having received the unanimous recommendation of the Special Committee) recommends a vote “FOR” the proposal to adopt the merger agreement. In addition, the Board recommends a vote “FOR” the non-binding compensation proposal and “FOR” the adjournment proposal.

For a discussion of the factors that the Board considered in determining to recommend the adoption of the merger agreement, please see the section of this proxy statement entitled “The Merger—The Recommendation of the Company’s Special Committee and Board; Reasons for the Merger” beginning on page 41.  In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers have interests that may be different from, or in addition to, the interests of the Company’s stockholders generally.  Please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Officers in the Merger” beginning on page 67.

Record Date and Stockholders Entitled to Vote

Only holders of record of Company common stock as of the close of business on [                    ], 2016, the record date for the special meeting, are entitled to vote the shares of Company common stock they held on the record date at the special meeting. As of the close of business on the record date, there were [            ] shares of Company common stock outstanding and entitled to vote, held by [            ] stockholders of record. Each stockholder is entitled to one vote for each share of Company common stock held by such stockholder on the record date on each of the proposals presented in this proxy statement.

Quorum

A majority of all the issued and outstanding shares of Company common stock entitled to vote, whether present in person or represented by proxy, constitutes a quorum for the transaction of business at any meeting of the Company’s stockholders. Abstentions will be counted for purposes of determining the presence of a quorum. “Broker non-votes” will not be counted for purposes of determining the presence of a quorum unless the broker has been instructed to vote on at least one of the proposals presented in this proxy statement.

A “broker non-vote” occurs when (i) your shares are held by a broker, in nominee name or otherwise, exercising fiduciary powers (typically referred to as being held in “street name”) and (ii) a broker submits a proxy card for your shares of Company common stock held in “street name”, but does not vote on a particular proposal because the broker has not received voting instructions from you and does not have the authority to vote on that matter without instructions. You must follow instructions from your broker to authorize it to vote with respect to the proposal to adopt the merger agreement, the non-binding compensation proposal or the adjournment proposal.

In the event that a quorum is not present at the special meeting, or if there are insufficient votes to adopt the merger agreement at the time of the special meeting, we expect that the special meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

Adoption of the Merger Agreement

The adoption of the merger agreement by our stockholders requires the affirmative vote of stockholders holding a majority of the outstanding shares of Company common stock as of the close of business on the record date. Under the merger agreement, the receipt of such required vote is a condition to the consummation of the merger.

You are urged to carefully read this proxy statement in its entirety for more detailed information concerning the merger agreement and the merger, including the information set forth under the sections of this proxy statement captioned “The Merger” and “The Merger Agreement.” A copy of the merger agreement is attached as Annex A to this proxy statement. You are urged to read the merger agreement carefully and in its entirety.

The failure to vote your shares of Company common stock, abstentions and “broker non-votes” will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The Special Committee and the Board (having received the unanimous recommendation of the Special Committee) recommend a vote “FOR” the adoption of the merger agreement.

Approval of the Non-binding Compensation Proposal

In accordance with Section 14A of the Exchange Act, and as discussed elsewhere in this proxy statement, the Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote to approve the compensation that may be payable to its named executive officers in connection with the merger. As required by those rules, the Company is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, as disclosed in the table entitled “Potential Change of Control Payments to Executive Officers”, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to adopt the merger agreement, and stockholder approval of the non-binding, advisory proposal on compensation is not a condition to the completion of the merger. You may, therefore, vote to adopt the merger agreement and vote not to approve the executive compensation and vice versa. Because the vote is advisory in nature only, it will not be binding on the Company or the Board. To the extent the Company is contractually obligated to pay the compensation, such compensation will be payable, subject only to the conditions applicable thereto, if the merger is consummated and regardless of the outcome of the advisory vote.

The approval of the non-binding compensation proposal requires the approval by a majority of the votes cast affirmatively or negatively on that proposal at the special meeting. Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the non-binding compensation proposal. This is an advisory vote only and will not be binding on the Company or the Board.

The Board recommends a vote “FOR” the approval of the non-binding compensation proposal.

Approval of the Adjournment Proposal

The approval of the adjournment proposal requires the approval by a majority of the votes cast affirmatively or negatively on that proposal at the special meeting. Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the adjournment proposal.

The Board recommends a vote “FOR” the approval of the adjournment proposal.

Voting Procedures

Whether or not you plan to attend the special meeting and regardless of the number of shares you own, your careful consideration of, and vote on, the merger agreement is important and we encourage you to vote promptly.

To ensure that your shares are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person, using one of the following three methods:

•	Vote via the Internet. Go to the web address [ ].com and follow the instructions for internet voting shown on the proxy card mailed to you. If you vote via the internet, you should be aware that there may be incidental costs associated with electronic access, such as your usage charges from your internet access providers and telephone companies, for which you will be responsible.

•	Vote by Telephone. Dial [ ] and follow the instructions for telephone voting shown on the proxy card mailed to you.

•	Vote by Proxy Card. If you do not wish to vote by the internet or by telephone, please complete, sign, date and mail the enclosed proxy card in the envelope provided. If you vote via the internet or by telephone, please do not mail your proxy card.

The internet and telephone voting procedures are designed to authenticate your identity and to allow you to vote your shares for the matters before our stockholders as described in this proxy statement and confirm that your voting instructions have been properly recorded.

Votes submitted by telephone or via the internet for the matters before our stockholders as described in this proxy statement must be received by [            ], Pacific time, on [               ], 2016.

If you are a stockholder with shares held in “street name”, which means your shares are held in an account at a broker, you must follow the instructions from your broker in order to vote. Without following those instructions, your shares will not be voted, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

For additional questions about the merger, assistance in submitting proxies or voting shares of Company common stock, or to request additional copies of this proxy statement or the enclosed proxy card, please contact Innisfree M&A Incorporated, which is acting as the Company’s proxy solicitation agent in connection with the merger, toll free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

How Proxies Are Voted

If you complete and submit your proxy card or voting instructions, the persons named as proxies will follow your instructions. If you are a stockholder of record and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies will vote in favor of the proposal to adopt the merger agreement, the non-binding compensation proposal and the adjournment proposal.

Revocation of Proxies

If you are a stockholder with shares registered in your name, once you have given your proxy vote for the matters before our stockholders as described in this proxy statement, you may revoke it at any time prior to the time it is voted, by filing with the Secretary of the Company an instrument revoking the proxy, by submitting a new proxy bearing a later date by using the telephone or internet proxy submission procedures described above or by completing, signing, dating and returning a new proxy card by mail to the Company, or by attending the special meeting and voting in person. Merely attending the special meeting will not, by itself, revoke a proxy. Please note, however, that only your last-dated proxy will count. Please note that if you want to revoke your proxy by sending a new proxy card or an instrument revoking the proxy to the Company, you should ensure that you send your new proxy card or instrument revoking the proxy in sufficient time for it to be received by the Company prior to the special meeting.

If you are a stockholder with shares held in “street name”, you should follow the instructions of your broker regarding the revocation of proxies. If your broker allows you to submit a proxy via the internet or by telephone, you may be able to change your vote by submitting a new proxy via the internet or by telephone or by mail. Please note that if your shares are held in the name of a broker, you must obtain and bring to the special meeting a proxy card issued in your name from the broker to be able to vote at the special meeting.

Voting in Person

If you plan to attend the special meeting and vote in person, you will be given a ballot at the special meeting. Please note that admission to the special meeting is limited to the Company’s stockholders.

For stockholders of record, upon your arrival at the meeting location, you will need to present identification to be admitted to the meeting. If you are a stockholder who is an individual, you will need to present government-issued identification showing your name and photograph (i.e., a driver’s license or passport), or, if you are representing an institutional investor, you will need to present government-issued photo identification and professional evidence showing your representative capacity for such entity. In each case, we will verify such documentation with our record date stockholder list.

For stockholders holding shares in “street name”, in addition to providing identification as outlined for record holders above, you must provide a valid proxy executed in your favor from your bank, broker or other nominee in order to be permitted to vote in person at the special meeting.

Rights of Stockholders Who Dissent to the Merger

Stockholders are entitled to statutory appraisal rights under Delaware law in connection with the merger. This means that you are entitled to have the value of your shares of Company common stock determined by the Court of Chancery of the State of Delaware, and to receive payment based on that valuation instead of receiving the per share merger consideration. The ultimate amount you would receive in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to us before the vote is taken on the merger agreement and you must NOT vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 111 and the text of the Delaware appraisal rights statute, Section 262 of the DGCL, which is reproduced in its entirety as Annex D to this proxy statement.

Solicitation of Proxies

The Company will bear the cost of soliciting proxies, including the expense of preparing, printing and distributing this proxy statement. In addition to soliciting proxies by mail, telephone or electronic means, we may request brokers to solicit their customers who have Company common stock registered in their names and will reimburse them for the reasonable, out-of-pocket costs of forwarding proxy materials in accordance with customary practice. We may also use the services of our directors, officers and other employees to solicit proxies, personally or by telephone, without additional compensation. In addition, the Company has retained Innisfree M&A Incorporated to solicit stockholder proxies at a total cost to the Company of approximately $10,000 per month until the date of the special meeting, plus an additional fee of $5.50 per incoming or outgoing telephone contact. The Company has agreed to reimburse Innisfree M&A Incorporated for certain fees and expenses and to indemnify Innisfree M&A Incorporated against certain third-party claims.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned, recessed or postponed for the purpose of soliciting additional proxies.  In the event that there is present, in person or by proxy, sufficient favorable voting power to secure the vote of the stockholders of the Company necessary to approve the proposal to adopt the merger agreement, the Company does not expect that it will adjourn, recess or postpone the special meeting unless it is advised by counsel that such adjournment, recess or postponement is necessary under applicable law.

The special meeting may be adjourned by the chairman of the Board or by the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting and entitled to vote at the special meeting, whether or not there is a quorum. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances.

If the time, date and place of an adjourned meeting are announced at the original convening of the special meeting, no notice of an adjourned meeting need be given unless, after the adjournment, a new record date is fixed for the adjourned meeting, in which case notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting, or if the adjournment is for more than 30 days. At any subsequent reconvening of the special meeting at which a quorum is present in person or represented by proxy, any business may be transacted that might have been transacted at the original meeting, and all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been validly revoked or withdrawn prior to the reconvened meeting.

Voting by Company Directors, Executive Officers and Principal Securityholders

As of the close of business on [              ], 2016, the record date for the special meeting, the Company’s directors and executive officers owned, in the aggregate, [       ] shares of Company common stock, or collectively approximately [    ]% of the outstanding shares of Company common stock. The Company’s directors and executive officers have informed us that they intend, as of the date hereof, to vote all of their shares of Company common stock in favor of the matters before our stockholders as described in this proxy statement. Certain of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. For more information, please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 67.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Innisfree M&A Incorporated, which is acting as the Company’s proxy solicitation agent in connection with the merger, toll free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

Cooperation Agreement

The Company has entered into a cooperation agreement with P2 Capital Partners, LLC and certain of its affiliated investment funds, whereby P2 has agreed to vote all of its shares of Company common stock in accordance with the recommendation of the Board regarding the merger agreement at the special meeting or any other meeting of the stockholders of the Company upon which a vote with respect to the merger agreement is sought. In addition, pursuant to the terms of the cooperation agreement, at the special meeting or any other meeting of the stockholders of the Company upon which a vote with respect to any superior proposal is sought, unless the Company has violated its obligations under the merger agreement with respect to acquisition proposals, P2 will vote:

•	in the case of an all-cash superior proposal, all of its shares of Company common stock in accordance with the recommendation made to the Company’s stockholders by the Board; or

•	in the case of a superior proposal that is not an all-cash superior proposal, in the same proportion as the votes cast by the Company’s unaffiliated stockholders.

Rollover Agreements

Concurrently with the execution and delivery of the merger agreement on December 9, 2015, P2 Capital Master Fund I, L.P. entered into a rollover agreement with an affiliate of Parent pursuant to which it committed to contribute, immediately prior to the consummation of the merger, Company common stock held by it to such affiliate of Parent in exchange for equity securities of such affiliate of Parent, and after the execution and delivery of the merger agreement, each of the other Rollover Stockholders entered into agreements with an affiliate of Parent pursuant to which each of them committed to contribute, immediately prior to the consummation of the merger, Company common stock to such affiliate of Parent in exchange for equity securities of such affiliate of Parent.  Collectively, the Rollover Stockholders have committed to contribute to such affiliate of Parent an aggregate amount of 1,363,831 shares of Company common stock (the equivalent of an approximately $13.6 million investment in the aggregate (based upon the per share merger consideration of $10.00)) pursuant to such agreements, and in the case of Mr. Collins $633,390 as an additional subscription (equal to 50% of the value (based upon the per share merger consideration of $10.00) of equity-based awards of the Company held by Mr. Collins at the time the merger agreement was executed), and in the case of Mr. Willmott $299,585 as an additional subscription (equal to 50% of the value (based upon the per share merger consideration of $10.00) of equity-based awards of the Company held by Mr. Willmott at the time the merger agreement was executed), in exchange for certain equity securities of such affiliate of Parent.

PROPOSAL 1:  ADOPTION OF THE MERGER AGREEMENT

As discussed elsewhere in this proxy statement, our stockholders will consider and vote on a proposal to adopt the merger agreement. You are urged to carefully read this proxy statement in its entirety for more detailed information concerning the merger agreement and the merger, including the information set forth under the sections of this proxy statement captioned “The Merger” and “The Merger Agreement.” A copy of the merger agreement is attached as Annex A to this proxy statement. You are urged to read the merger agreement carefully and in its entirety.

THE MERGER

Overview

The Company is seeking the adoption by its stockholders of the merger agreement the Company entered into on December 9, 2015 with Parent and Merger Sub.  Parent and Merger Sub were formed by affiliated investment funds managed by American Securities solely for the purpose of completing the merger. Under the terms of the merger agreement, subject to the satisfaction or waiver of specified conditions, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. The Board, acting upon the unanimous recommendation of the Special Committee, has approved the merger agreement and recommends that the Company’s stockholders vote to adopt the merger agreement.

Upon the consummation of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time (other than shares owned by the Company, Parent, Merger Sub or any of the Company’s or Parent’s direct or indirect wholly owned subsidiaries (including shares acquired by Parent or one of its affiliates from the Rollover Stockholders immediately prior to the effective time of the merger pursuant to the rollover agreements described in the section entitled “Rollover Agreements” beginning on page 106), and shares owned by stockholders who have perfected and not withdrawn a demand for, or lost their right to, appraisal under the DGCL) (such shares, “excluded shares”), will be converted into the right to receive $10.00 in cash, without interest and less any applicable withholding taxes.

Background of the Merger

The Board and senior management regularly review the Company’s business strategy, performance, prospects for growth and overall strategic direction, as well as potential opportunities to strengthen the business and maximize value for the Company’s stockholders. From time to time, these reviews have included consideration of potential strategic transactions with third parties that would further the Company’s strategic objectives and enhance its ability to create stockholder value, and the potential benefits and risks of such transactions in light of, among other things, the business environment and the Company’s competitive position. These reviews have also included consideration of whether the continued execution of the Company’s strategy as a stand-alone public company or a possible sale to, combination with or acquisition of assets from a third party would maximize stockholder value.  Recently, the Board and senior management have considered certain challenges facing the industry and the Company in particular, including, among other things, current global economic conditions (such as slow growth outside the United States and higher interest rates in the United States), the changing competitive landscape (including any increase in competition from lower cost  competitors and the adverse impact from the potential insourcing of the Company’s products by certain of the Company’s customers), the downturn in the industrial sector and the agriculture machinery market, reduced demand for wood as a heat source as a result of lower oil and gas prices and the strengthening of the U.S. dollar relative to other currencies (including the adverse impact of such strengthening on the Company’s pricing, sales volume and market share, particularly from the impact of lower cost competitors).

On January 24, 2014, Mr. Joshua Collins, the Company’s Chairman and Chief Executive Officer, held a telephonic meeting with Mr. Joshua Paulson, a representative of P2, which was the Company’s largest stockholder on that date, at P2’s request.  During that conversation, Mr. Paulson indicated that P2 and Party A, a large multinational private equity and alternative asset management firm, were considering submitting an informal, preliminary non-binding indication of interest to acquire the Company. Mr. Paulson stated that P2 and Party A were considering submitting such an indication of interest at a price of $16.00 or more per share of Company common stock.  Mr. Collins informed Mr. Paulson that he would report the discussion to the Board and that he was not authorized to discuss the indication of interest, including any continued employment or roles for Mr. Collins or other members of senior management at that time.  The closing price of the Company common stock on January 24, 2014 was $12.80 per share.

On January 31, 2014, the Board held a telephonic meeting to discuss how to respond to P2 and Party A, with representatives of Cravath, Swaine & Moore LLP (“Cravath”), counsel to the Company, attending.  After reviewing the discussion and the potential preliminary indication of interest, the Board concluded that the Company was not for sale at that time but authorized Mr. Collins and Mr. Willmott to respond to Mr. Paulson by telephone, with either Robert E. Beasley, Jr. or Andrew C. Clarke (each of whom was an independent director) attending, to inform P2 that the Company was not for sale at the present time but that the Board was willing to have representatives of the Board and Company management meet with representatives of P2 and Party A in February to discuss their interest in a potential business combination transaction with the Company. The Board also noted that it would exercise its fiduciary duty to review any proposals presented to the Company and determined that Mr. Collins and Mr. Willmott would not be permitted to discuss any potential role with the Company following a potential business combination transaction with P2 and Party A without the prior permission of the Board.

Throughout the months of February and March, representatives of the Company, Party A and P2 continued sporadic discussions regarding a potential business combination transaction involving the Company, which included a due diligence meeting on February 25, 2014 (at which only publicly available information was discussed) among representatives of Company management, P2 and Party A.

On March 7, 2014, representatives of P2 and Party A sent a due diligence request list to representatives of the Company.

On March 18, 2014, the Board held a telephonic meeting to discuss, among other matters, the discussions to date among the Company, P2 and Party A regarding a potential business combination transaction involving the Company.   During the meeting, the Board directed Company management to request P2 and Party A to affirm the initial indicative price range they had communicated on January 24, 2014 and authorized management to enter into confidentiality and standstill agreements with each of P2 and Party A if they affirmed that price range.

At the end of March, following the affirmation by P2 and Party A of their initial indicative price range, representatives of the Company and of P2 and Party A negotiated the terms of separate confidentiality and standstill agreements, which were executed on April 3, 2014 and April 4, 2014, respectively.  The executed agreements included customary standstill provisions, which expired in October 2015 and would have ceased to apply if, during the standstill period, the Company had entered into a binding definitive agreement that was approved by the Board for the sale of a majority of its outstanding voting securities or all or substantially all of its assets. Following the execution of the confidentiality and standstill agreements, the Company began to provide additional due diligence information to P2 and Party A.

On April 4, 2014, a representative of Party B, a leading global private investment firm, called Mr. Collins to express Party B’s interest in potentially pursuing a business combination transaction involving the Company.    Mr. Collins informed the Board of the call from Party B at a Board meeting on April 9, 2014, and the Board authorized Mr. Collins to schedule a meeting (at which only publicly available information would be discussed) with Party B to further gauge Party B’s interest in acquiring the Company.

On April 23, 2014, representatives of Company management met with representatives of Party B to discuss Party B’s expression of interest in pursuing an acquisition of the Company.  Shortly thereafter, Party B contacted Mr. Collins to inform him that Party B was not willing to make an offer for the Company in excess of the Company’s then-current stock price and, therefore, did not intend to submit an indication of interest.

In early May 2014, representatives of P2 and Party A contacted Mr. Collins and Mr. Willmott to inform them that P2 and Party A were reducing their proposed indicative price range to acquire the Company to a range of $15.00 to $15.75 per share.  Mr. Collins and Mr. Willmott stated that they would discuss this proposed revised indicative price range with the Board.

On May 7, 2014, the Board held a telephonic meeting to review the discussions to date among the Company, P2 and Party A regarding a potential business combination transaction involving the Company.  Mr. Collins informed the Board that P2 and Party A had lowered the indicative price range as compared to their initial indication of interest.  The Board discussed whether, in light of the expectation that P2 and Party A would want to retain Company management following any potential business combination transaction, it would be in the best interests of the Company and the Company’s stockholders to establish a special committee of independent and disinterested directors of the Board to establish a process for, and negotiate, evaluate and provide a recommendation to the Board relating to, any proposal received by P2 and Party A, as well as any other potential business combination proposals received.

On May 15, 2014, the Board held a telephonic meeting to discuss next steps with respect to the revised indicative price range that P2 and Party A had communicated earlier that month.  After discussion, the Board directed Company management to contact Party A to assess Party A’s vision with respect to the Company and to determine whether there was alignment between the Company’s strategy and Party A’s vision.  The Board also determined that it would be in the best interests of the Company and the Company’s stockholders to establish a special committee of independent and disinterested directors of the Board to establish a process for, negotiate, evaluate and provide a recommendation to the Board with respect to, any potential transaction involving P2 and Party A, as well as any other potential business combination proposals received.  The Board formed the aforementioned special committee (consisting of directors Mr. Beasley, Mr. Clarke and Ms. Nelda J. Connors, each of whom was determined by the Board to be independent and disinterested) as of May 15, 2014. Subsequent to its formation, the aforementioned special committee did not engage in any substantial activities.

On May 22, 2014, Mr. Collins and Mr. Willmott met with representatives of P2 and Party A to discuss Party A’s vision with respect to the Company.  P2’s and Party A’s representatives provided minimal detail at the meeting regarding their plans for the Company and indicated that they had done only minimal independent work to evaluate the Company and would not be making a firm bid at such time, but were interested in completing full financial diligence, studying the changing competitive landscape facing the Company (including the adverse impact from the potential insourcing of the Company’s products by certain of the Company’s customers) and performing a market study.

On May 30, 2014, the Board held a telephonic meeting to receive an update regarding the meeting among Mr. Collins and Mr. Willmott and representatives of P2 and Party A.  Mr. Collins summarized for the Board the conversation with P2’s and Party A’s representatives and noted that he believed, based on the conversation, that P2 and Party A would not be prepared to submit a firm bid in the near future.  The Board also discussed the reduced indicative price range that P2 and Party A had communicated.  Following the meeting, P2, Party A and the Company mutually agreed not to continue discussions regarding a transaction involving the Company and the special committee that had been formed to negotiate, evaluate and provide a recommendation to the Board with respect to such a transaction was disbanded.

Throughout the remainder of 2014, the Company continued to regularly review the Company’s business strategy, performance, prospects for growth and overall strategic direction, as well as potential opportunities to strengthen the business and maximize value for the Company’s stockholders. On July 17, 2014, the Board held a telephonic meeting, with representatives of Goldman Sachs, financial advisor to the Company, attending, during which the representatives of Goldman Sachs reviewed with the Board certain financial analyses relating to the Company, as part of the Board’s annual review of the Company’s historical performance and ongoing strategy.  During the remainder of 2014, the price of Company common stock continued to rise, with the price being $14.11 per share at the end of the second quarter on June 30, 2014, $15.13 at the end of the third quarter on September 30, 2014 and $17.85 at the end of the fourth quarter on December 29, 2014.

On March 11, 2015, the Company announced its results for the fourth quarter of, and the full year, 2014.  The announcement indicated that sales, operating income, adjusted EBITDA and net income had all increased compared to the full year 2013 (with the full year 2014 net income being $0.73 per diluted share compared to $0.10 per diluted share for the prior year). The announcement also indicated that the Company expected that the recent significant change in the foreign currency markets related to the strength of the U.S. dollar would impact the Company’s 2015 financial outlook, particularly given the Company’s significant foreign sales revenue.  The U.S. dollar/euro exchange rate had decreased from $1.21 per euro on December 31, 2014 to $1.06 per euro on March 11, 2015.  The closing price of the Company common stock on March 11, 2015 was $13.30 (compared to $16.52 on the trading day prior to the announcement of the Company’s fiscal year 2014 results).

In March 2015, representatives of P2 contacted representatives of the Company to discuss P2’s interest in acquiring additional Company common stock without becoming an “interested stockholder” under section 203 of the DGCL, and to request the approval of the Board in connection with such acquisition so as to waive the restrictions on business combination transactions contained in such section. During the following months, representatives of P2 and the Company continued sporadic discussions regarding P2’s request and exchanged drafts of a waiver agreement, which included a 20% cap on the number of shares P2 would be permitted to acquire and customary standstill provisions (including with respect to future proposals to acquire the Company).  No agreement was ever reached in the course of these discussions and the waiver agreement was therefore not executed.  Consequently, P2 did not purchase any additional shares of Company common stock.

On August 5, 2015, the Company announced, as part of its second quarter earnings release, that it was lowering its previously announced guidance for fiscal year 2015 because, among other things, the continued strength of the U.S. dollar (which the Company anticipated would continue for the foreseeable future) had overridden historical patterns of sales volume growth for the Company, particularly in the FLAG segment, and the global agricultural machinery market continued to be soft.  In particular, the Company announced that it expected fiscal year 2015 sales to range between $840 million and $880 million, capital expenditures to range between $30 million and $40 million and adjusted EBITDA to range between $105 million and $120 million, as compared to the Company’s previously announced guidance of expected fiscal year 2015 sales ranging between $900 million and $950 million, capital expenditures ranging between $40 million and $50 million and adjusted EBITDA ranging between $130 million and $145 million. Adjusted EBITDA (as used in this section) is a non-GAAP financial measure.  Please review the reconciliations of adjusted EBITDA to its most directly comparable GAAP measure, operating income (loss), which are set forth in Annex E hereto.  The closing price of the Company common stock on August 5, 2015 was $6.85.

On August 6, 2015, P2 and American Securities (together, the “Buyer Parties”) made an informal, preliminary non-binding indicative proposal to the Company regarding a potential acquisition of the Company at a price range, based solely on publicly available information, of $11.00 to $12.50 per share of Company common stock during a telephone call between representatives of the Buyer Parties and Mr. Collins.  The Buyer Parties stated that the proposal was preliminary and that any final offer price would be subject to, among other things, the Buyer Parties’ satisfactory completion of a due diligence review of the Company, negotiation of definitive documentation and the obtaining of necessary financing.  The Buyer Parties also indicated that they expected that, as part of the transaction, Mr. Collins and Mr. Willmott would retain positions at the Company after the closing of the transaction.  Mr. Collins informed the Buyer Parties that he would report the proposal to the Board and that he was not authorized to discuss the proposal, including any continued employment or roles for Mr. Collins or other members of senior management at that time. The closing price of the Company common stock on August 6, 2015 was $7.03 per share.

On August 8, 2015, the Board held a telephonic meeting to discuss the preliminary indicative proposal from the Buyer Parties, with representatives of Cravath attending.  Representatives of Cravath reviewed the directors’ fiduciary duties in light of the preliminary indicative proposal.  After reviewing and discussing the preliminary indicative proposal, and in light of the Company’s current business strategy, performance, prospects for growth and overall strategic direction, the Board concluded that, while the Board had made no decision with respect to a potential sale of the Company, it was in the best interests of the Company’s stockholders to evaluate a potential strategic transaction with the Buyer Parties at that time and that the Buyer Parties should be permitted to conduct due diligence on the Company.  The Board also determined that Mr. Collins and Mr. Willmott would not be permitted to discuss the terms of a potential transaction or their potential roles (if any) with the Company post-transaction without the prior permission of the Board.

On August 13, 2015, representatives of the Company held a due diligence meeting with representatives of the Buyer Parties at which only publicly available information was discussed.

In the following weeks, representatives of Cravath and Debevoise & Plimpton LLP (“Debevoise”), counsel to the Buyer Parties, negotiated the terms of separate confidentiality and standstill agreements between the Company and the Buyer Parties relating to the preliminary indicative proposal from the Buyer Parties. On August 26, 2015, representatives of Debevoise sent to Cravath a due diligence request list and indicative timeline for completion of the Buyer Parties’ due diligence, which Cravath distributed to the Board.  On August 27, 2015, the Company executed a confidentiality and standstill agreement with each Buyer Party (each of which included customary standstill provisions for a period of 18 months which would cease to apply upon the execution of the Company of a binding definitive agreement approved by the Board with another person for the sale of a majority of its outstanding voting securities or all or substantially all of its assets).  The confidentiality and standstill agreement entered into with P2 superseded the agreement the Company executed with P2 on April 3, 2014, except with respect to the confidentiality of certain material provided to P2 prior to the date of its execution. In the following weeks, representatives of the Company and the Buyer Parties held a series of calls and meetings to discuss the due diligence process and the Buyer Parties’ due diligence.  On August 31, 2015, the Company provided the Buyer Parties with access to an electronic data room.

On September 2, 2015, Mr. Collins met with a representative of Party C, a customer of the Company, to discuss a broad range of topics. During the meeting, the representative of Party C inquired about the recent decline in the Company’s stock price (which had declined to $6.29 per share in the days prior to the meeting) and suggested that the Company and Party C might discuss a potential acquisition of the Company by Party C.  The Company had discussed with Party C, on multiple occasions over the prior several years and on a general and preliminary basis, a potential acquisition of the Company by Party C, but nothing materialized from these discussions. Mr. Collins informed Party C’s representative that, based on prior discussions with the Board, he believed that the Board would likely require a significant premium to the then-current market price to be paid in any acquisition.  Mr. Collins also stated that he would report any proposal received from Party C to the Board for its consideration.  Party C did not make any proposals at this meeting.

On September 9, 2015, the Board held a telephonic meeting to discuss the indicative proposal from the Buyer Parties, with representatives of Cravath attending.  Also during this meeting, representatives of Goldman Sachs reviewed with the Board certain preliminary financial analyses relating to the Company, but without reference to the indicative proposal from the Buyer Parties.  Following this discussion, the Board determined, in light of the fact that the Buyer Parties appeared to want to retain Company management, that, while it had not made any decision with respect to a potential sale of the Company, it was in the best interests of the Company and the Company’s stockholders to establish the Special Committee to establish a process for, negotiate, evaluate and provide a recommendation to the Board relating to the Buyer Parties’ proposal as well as any other potential proposals. The Board unanimously formed a Special Committee consisting of directors Robert E. Beasley, Jr., Ronald Cami, Max L. Lukens and Daniel J. Obringer as members, each of whom was determined by the Board to be independent and disinterested.  Each member of the Special Committee was to be paid $20,000 per month (with the chairman receiving an additional $5,000 per month), as well as reimbursement of all reasonable expenses incurred in connection with such member’s service, commencing with and including the month of September 2015.  The Special Committee was empowered to hire its own legal and financial advisors and, if it determined advisable, negotiate the terms and conditions of a potential transaction with the Buyer Parties.  In connection with the formation of the Special Committee, the Board resolved that it would not approve or recommend to the Company’s stockholders any potential sale of the Company without the affirmative recommendation of the Special Committee.  The Board also directed management not to have any discussions with potential buyers concerning post-transaction management arrangements absent specific authorization by the Special Committee.  During the meeting, Mr. Collins also summarized for the Board the meeting he had held with Party C on September 2, 2015.

Later in the day on September 9, 2015, the Special Committee had an initial meeting to discuss various aspects of the potential transaction proposed by the Buyer Parties and the related process and appointed Mr. Beasley to serve as chairman.

Over the following three months, the Special Committee met 27 times to consider proposals from the Buyer Parties, the potential transaction, and strategic and other alternatives potentially available to the Company. In the course of these meetings, the Special Committee reviewed and assessed the Company’s standalone value considering, among other factors, the fact that the Company’s internal projections (which are summarized in the section entitled “The Merger—Financial Projections” beginning on page 48) showed relatively slow growth for the Company, particularly evaluating growth in the context of depressed 2015 results, the changing competitive landscape (including the adverse impact from the potential insourcing of the Company’s products by certain of the Company’s customers) and the significant global economic headwinds facing the Company, which would impact the Company’s projected earnings and which included, among others, the impact from slow growth outside the United States, higher interest rates in the United States, the strengthening U.S. dollar relative to other currencies and the adverse impact of the strengthening U.S. dollar on the Company’s pricing, sales volume and market share, all of which the Special Committee anticipated would continue for the foreseeable future.  In addition, the Special Committee undertook to review and assess, among other things, the multiples to a number of financial metrics (including free cash flow) contained in the Company’s management projections at the indicative price range offered by the Buyer Parties as part of its evaluation of the Buyer Parties’ proposal.  In the course of the Special Committee’s review of the potential transaction, representatives of the Special Committee and representatives of Goldman Sachs engaged in numerous discussions with representatives of the Buyer Parties at the direction of the Special Committee, which were reported back to and considered by the Special Committee.

On September 28, 2015, a due diligence meeting was held, with representatives of Company management and the Buyer Parties attending. The due diligence meetings focused on the FRAG segment and the Company’s business relationship with Party C, as well as product pricing, foreign exchange exposure and potential manufacturing and distribution alternatives.

On October 2, 2015, the Buyer Parties requested that the Special Committee permit the Buyer Parties to speak to leveraged finance professionals at Goldman Sachs to obtain Goldman Sachs’ views on current conditions in the leveraged finance market.  On October 4, 2015, the Special Committee gave its permission to the Buyer Parties to speak with representatives of Goldman Sachs with the understanding that Goldman Sachs, which had been engaged by the Company in May 2008 in connection with potential business combination transactions involving the Company, had determined that it would not provide debt financing to buyers in connection with such transactions.  On October 7, 2015, the Buyer Parties received information from representatives of Goldman Sachs regarding Goldman Sachs’ views on current conditions in the leveraged finance market. The representatives of Goldman Sachs with whom the Buyer Parties consulted were different from those who were advising the Company.

On October 8, 2015, the Company received a written, non-binding indication of interest from the Buyer Parties to acquire the Company for a price between $8.25 and $8.50 per share of Company common stock. The indication of interest noted that the proposed price represented a premium of 29% to 32% to the Company’s stock price as of the close of business on October 7, 2015, and 35% to 40% to the Company’s trailing 30-day average stock price (from October 7, 2015).  The indication of interest also stated that the final offer price would be subject to, among other things, completion by the Buyer Parties of their confirmatory due diligence and the offer would be contingent on the Buyer Parties obtaining financing for the acquisition. Also, on October 8, 2015, representatives of the Buyer Parties explained to representatives of the Special Committee that the proposed price range had been reduced to reflect preliminary reports from the Company’s management of potentially weaker than expected results regarding the Company’s financial performance for the third quarter of fiscal year 2015, anticipated decreases in the Company’s guidance for fiscal year 2015 and the Company’s anticipation (which had previously been communicated to the Buyer Parties) that it may not perform in accordance with its long term plan. On October 7, 2015, the closing price of the Company common stock was $6.43 per share.

On October 9, 2015, the Special Committee held a telephonic meeting, with representatives of Cravath attending at the Special Committee’s invitation, to discuss the written indication of interest from the Buyer Parties and potential next steps. After discussion, the Special Committee unanimously determined that the proposed price was unattractive and an insufficient basis to pursue further discussions at such time.  Later that evening, Mr. Beasley and Mr. Cami participated in a telephonic conference with representatives of the Buyer Parties, during which Mr. Beasley and Mr. Cami indicated that the proposed price of $8.25 to $8.50 per share was inadequate and that the Special Committee would not continue discussions with the Buyer Parties at that valuation.

On October 12, 2015, at the request of the Buyer Parties, Mr. Beasley and Mr. Cami participated in a telephonic conference with representatives of the Buyer Parties during which the Buyer Parties indicated that they were prepared to revise their proposed price to between $9.75 and $10.00 per share.  The Buyer Parties indicated that, in addition to the fact that the Special Committee had determined not to pursue a transaction at their prior indicative price range, this increase was based on updated information provided by the Company’s management to the Buyer Parties after October 8, 2015, which reflected anticipated improved third quarter results and provided greater certainty that the Company would meet year-end targets as compared with the preliminary reports provided to the Buyer Parties prior to October 8, 2015.  Mr. Beasley and Mr. Cami stated that they would discuss this revised proposal with the Special Committee.

On October 13, 2015, the Special Committee held a telephonic meeting, with representatives of Cravath attending at the Special Committee’s invitation.  At the meeting, the Special Committee discussed the revised proposal and price indicated by the Buyer Parties, as well as the Special Committee’s understanding of the Company’s standalone valuation, considering, among other factors, the changing competitive landscape (including the potential insourcing of the Company’s products by certain of the Company’s customers), the global economic headwinds facing the Company which the Special Committee expected would continue for the foreseeable future. Mr. Beasley and Mr. Cami reported on the conversations they had had the prior day with representatives of the Buyer Parties and the Special Committee discussed the fact that it and the Board would need additional time and input from financial advisors to evaluate the Buyer Parties’ revised proposal.  During the meeting, the Special Committee also discussed an invitation advanced by American Securities for Mr. Collins and Mr. Willmott to meet with certain of American Securities’ partners on October 15, 2015 when Mr. Collins and Mr. Willmott would otherwise be in New York for a regularly scheduled Board meeting.  The Special Committee agreed to permit Mr. Collins and Mr. Willmott to participate in such meeting, subject to a restriction on discussing the terms of a potential transaction or their potential roles (if any) with the Company post-transaction (which restriction, as discussed above, the Board of Directors had established following the initial inquiry from P2). The Special Committee also discussed the timing and process for engaging its own financial advisor. The Special Committee decided to contact certain well-known and well-respected investment banks with extensive experience with special committee representations and strong market reputations, including Greenhill, to determine if they were free from potential conflicts and available to advise the Special Committee.  The Special Committee also discussed its desire to receive input from Goldman Sachs (the long-time financial advisor to the Company) throughout the process, subject to confirmation that Goldman Sachs was free of conflicts.

On October 15, 2015, an executive session of the independent members of the Board was held, with representatives of Cravath and Goldman Sachs attending by telephone. During this meeting, at the request of the independent members of the Board, representatives of Goldman Sachs reviewed Goldman Sachs’ preliminary financial analysis of the October 12th proposal from the Buyer Parties.  At this meeting, representatives of Goldman Sachs also reported that the management of the Company had informed them that the financial projections used by Goldman Sachs in its previous preliminary financial analyses (including on September 9, 2015) were no longer current as a result of developments in the Company’s business, including, among others, the strengthening U.S. dollar relative to other currencies and the correlated adverse impact on the Company’s pricing, sales volume and market share, as well as other current global economic conditions (such as slow growth outside the United States and higher interest rates in the United States), the changing competitive landscape (including the adverse impact from the potential insourcing of the Company’s products by certain of the Company’s customers) and the downturn in the industrial sector and the agriculture market, which management believed would result in the Company’s EBITDA being lower than previously projected. The independent members of the Board determined that management should prepare updated projections to take account of these items.  The independent members of the Board and representatives of Goldman Sachs also discussed other potential acquirors of the Company.

Also, on October 15, 2015, Mr. Cami, on behalf of the Special Committee, contacted four well-recognized law firms with extensive experience with special committee representations and strong market reputations to act as the Special Committee’s legal counsel, which included a discussion with representatives of Davis Polk & Wardwell LLP (“Davis Polk”).

On October 16, 2015, the Special Committee interviewed two of the prospective investment banks seeking to serve as financial advisor to the Special Committee, including Greenhill, which had been discussed at the Special Committee’s October 13, 2015 meeting.  Each investment bank made separate oral and written presentations to the members of the Special Committee and provided information concerning potential conflicts of interest.  Later that day, the Special Committee held a telephonic meeting, with representatives of Cravath attending at the Special Committee’s invitation, at which they discussed the presentations of the investment banks and next steps.

On October 19, 2015, the Special Committee held a telephonic meeting, with representatives of Cravath attending at the Special Committee’s invitation.  The Special Committee resumed its discussion of potential financial advisors and decided, due to, among other reasons, Greenhill’s extensive experience in the Company’s industry, that, subject to confirming that Greenhill was free of conflicts and finalizing the financial terms of the engagement, it would engage Greenhill.  The Special Committee again discussed the need to have Company management prepare updated financial projections to reflect developments in the Company’s business including, among other things, current global economic conditions, the changing competitive landscape (including any increase in competition from lower cost competitors and the adverse impact from the potential insourcing of the Company’s products by certain of the Company’s customers), the downturn in the industrial sector and the agriculture market and the strengthening U.S. dollar relative to other currencies and correlated adverse impact on the Company’s pricing, sales volume, market share and projected EBITDA. The Special Committee also discussed the need to provide Greenhill with sufficient time to perform its valuation and other financial analyses on the Company based on the updated management projections. At this meeting, the Special Committee also determined to let the Buyer Parties complete their remaining confirmatory due diligence, but that it would seek to negotiate the highest price obtainable with the Buyer Parties once their due diligence was complete.  The Special Committee instructed Mr. Beasley and Mr. Cami to advise the Buyer Parties that the Special Committee continued to evaluate the Buyer Parties’ proposal and that the Special Committee would respond to the proposal when it had completed that evaluation. The Special Committee also discussed the timing and process for engaging its own legal advisor and formally authorized Mr. Cami, on behalf of the Special Committee, to engage potential counsel to the Special Committee.  Later that evening, Mr. Cami called representatives of the Buyer Parties and told them that they would be permitted to continue due diligence and that the Special Committee would respond substantively to the Buyer Parties’ most recent proposal in due course.

On October 20, 2015, Davis Polk signed an engagement letter confirming Davis Polk’s role as legal counsel to the Special Committee.  The Special Committee selected Davis Polk due to, among other reasons, its reputation and extensive experience advising special committees.

On October 24, 2015, the Special Committee held a meeting to discuss the status of discussions with the Buyer Parties and certain other matters, with representatives of Greenhill, Goldman Sachs and Davis Polk attending.  At the beginning of the meeting, the Special Committee unanimously resolved to retain Greenhill as its independent financial advisor, subject to final confirmation that Greenhill was free of any conflicts of interest.  During this meeting, the Special Committee discussed a timeline by which representatives of Greenhill and Goldman Sachs would be expected to provide their preliminary financial analyses to the Special Committee based on the updated projections that the Company had provided to Greenhill and Goldman Sachs on October 21, 2015. The Special Committee also unanimously agreed to inform the Buyer Parties that the Special Committee was continuing to evaluate the proposal from the Buyer Parties and that the Special Committee would be in a position to provide initial feedback the following week after completion of their independent review.  The Special Committee then met in executive session with Davis Polk, at which time representatives of Davis Polk gave a presentation to the Special Committee on the directors’ fiduciary duties in connection with its deliberations.

On October 27, 2015, the Special Committee held a telephonic meeting, with representatives of Greenhill, Goldman Sachs and Davis Polk attending. The Special Committee discussed the current macroeconomic environment and the challenges facing the Company and the potential impact of such environment and challenges on the Company’s business, prospects and financial condition. They also discussed the updated projections management had provided to representatives of Goldman Sachs and Greenhill on October 21, 2015, the Company’s strategic plan by operating segment and operational benchmarks of the Company’s selected peers, as well as potential strategic and other available alternatives. At this meeting, the Special Committee discussed the conversation that Mr. Collins had with Party C on September 2, 2015 and the fact that Company management had a meeting scheduled with Party C on November 2, 2015, and decided to direct Company management to discuss with Party C at such meeting whether Party C would be interested in acquiring the Company.  The Special Committee also reviewed and asked questions regarding various provisions in a draft merger agreement prepared by Cravath and directed Davis Polk to review the draft agreement, including the deal protection terms, against recent market precedent.  The Special Committee also reviewed in executive session with Davis Polk the steps taken with Greenhill to identify any actual or potential conflicts of interest that could arguably impact Greenhill’s ability to provide independent advice to the Special Committee, including with respect to any go-shop process, and determined that no such conflicts existed. Following this discussion, the Special Committee unanimously approved the engagement of Greenhill as the Special Committee’s independent financial advisor.

On October 28, 2015, the Special Committee held a telephonic meeting, with representatives of Davis Polk, Goldman Sachs and Greenhill attending. At this meeting, representatives of Goldman Sachs and Greenhill each reviewed its respective preliminary financial analysis of the Company and a potential transaction with the Buyer Parties. At this meeting, the Special Committee considered various potential strategic alternatives, including engaging in discussions regarding a potential acquisition of the Company by either Party C or Party D, a publicly traded, value-focused conglomerate engaged in diverse businesses, as well as related concerns around the confidentiality of such an outreach process.  At this meeting, the Special Committee extensively discussed the amplified risks of conducting a broader pre-signing market check (which would not be assured to lead to a transaction) compared to a post-signing active solicitation (or go-shop) process (including the risks of disruption and distraction to the Company’s business, the risk of leaks, the risks of losing key personnel or having difficulty attracting new personnel, the risk of negatively impacting customer retention and the risk of the process impacting the negotiations with the Company’s customers), in addition to the risks that the Buyer Parties might terminate negotiations, reduce their offer price or be unable to obtain financing (particularly given the increasingly difficult debt markets) in a pre-market check situation. The Special Committee then deliberated on the benefits of a go-shop process following the public announcement of the merger, noting that such process would set a floor price for the Company that would be attractive to stockholders and potentially would attract other buyers, particularly strategic buyers, more effectively than a pre-signing market check. After extensive discussion, and taking into account the various concerns and considerations, the Special Committee unanimously concluded that the substantial risks of a broader pre-signing market check outweighed its potential benefits to the Company, and that an extensive and well-managed go-shop process after a public announcement of a transaction, coupled with a low termination fee, would not deter a credible and interested third party from making a superior proposal and would be likely to result in the Company receiving the best offer price reasonably available. Also, at this meeting, the Special Committee reviewed, in an executive session with representatives of Davis Polk, the deal protection terms in the draft merger agreement and discussed with its legal advisors provisions and terms to ensure that the merger agreement provides the Company with a robust post signing go-shop process.  The Special Committee then discussed the fact that the Company was expected to announce its results for the third quarter of 2015 on November 9, 2015, which results were expected to be lower than in 2014 and to include an additional lowering of the Company’s earnings guidance for fiscal year 2015.  The Special Committee then agreed to convey to the Buyer Parties, as a negotiation strategy, that after serious consideration of the indication of interest, the Special Committee had determined that the proposed price range of $9.75 to $10.00 per share was insufficient and instructed Mr. Beasley and Mr. Cami to ask the Buyer Parties to provide their best and final offer.

Later on October 28, 2015, Mr. Beasley and Mr. Cami contacted representatives of the Buyer Parties.  Mr. Beasley and Mr. Cami told the Buyer Parties’ representatives that the Special Committee determined that the prior price range was insufficient and asked the Buyer Parties to provide their best and final offer.

On October 29, 2015, Mr. Loren Easton and Mr. Paulson, representatives of the Buyer Parties, called Mr. Beasley and Mr. Cami and revised the price range of their non-binding indication of interest to $9.90 to $10.15 per share, but did not indicate this to be their best and final offer.

Later on October 29, 2015, the Special Committee held a telephonic meeting, with representatives of Greenhill, Goldman Sachs and Davis Polk attending. The Special Committee discussed negotiation strategies to achieve the highest price obtainable in the ongoing negotiations with the Buyer Parties and determined to convey to the Buyer Parties that the Special Committee considered the current price range from the Buyer Parties to be insufficient. The Special Committee also discussed the upcoming meeting between Company management and Party C, including for the purpose of determining whether Party C had an interest in acquiring the Company. The Special Committee unanimously agreed that Mr. Beasley and Mr. Cami would contact the Buyer Parties and convey that (i) the Special Committee considered the Buyer Parties’ current price range to be insufficient; (ii) if the Buyer Parties raised their price to $11.00 per share of Company common stock, the Special Committee would recommend further discussions with the Buyer Parties; and (iii) if the Buyer Parties raised their price to an amount that was less than $11.00 per share, the Special Committee would review and consider it.  The Special Committee noted that $11.00 did not reflect the Special Committee’s view of the fair value of the Company but rather reflected, for purposes of negotiation, the highest price the Special Committee felt comfortable demanding, in an effort to cause the Buyer Parties to increase their price, without risking the Buyer Parties walking away entirely.

On October 29, 2015, Mr. Beasley and Mr. Cami called Mr. Easton and Mr. Paulson and conveyed the Special Committee’s messages as described above.

On October 30, 2015, Davis Polk, on behalf of the Special Committee, contacted Morris, Nichols, Arsht & Tunnell LLP (“Morris Nichols”) to engage them as Delaware counsel to the Special Committee. Later, on October 30, 2015, after confirming that Morris Nichols did not have any conflicts, Morris Nichols signed an engagement letter with the Special Committee confirming its appointment as the Delaware counsel to the Company and the Special Committee.

On November 2, 2015, Mr. Collins and Mr. Willmott met with representatives of Party C to discuss potential opportunities between the Company and Party C, including, among others, potential business combination transactions such as an acquisition of the Company or a joint venture, as well as other commercial matters. During the course of this meeting, representatives of Party C indicated that they were not interested in pursuing a joint venture at that time and that they believed that significant work would need to be undertaken to assess regulatory considerations in connection with any business combination transaction between the Company and Party C.  The representatives of Party C also indicated that while they expected Party C would be able to offer a premium to the then-current market price of the Company common stock (which had closed at $6.07 on the last trading day prior to the meeting), they did not believe it would be able to offer a premium significantly in excess of typical acquisition premiums in a transaction involving the acquisition of the Company, which Mr. Collins and Mr. Willmott understood to mean a price per share meaningfully lower than the then-current indicative price range of the Buyer Parties of between $9.90 and $10.15 per share.  During the meeting, Mr. Collins, Mr. Willmott and representatives of Party C agreed that the Company and Party C should work together to establish a “clean room” (in compliance with applicable competition laws), to facilitate the assessment of regulatory considerations relevant to any business combination transaction that Party C might be willing to discuss in the future.  Mr. Collins and Mr. Willmott updated the Board regarding the discussions with representatives of Party C on a call later that day.  Following the November 17, 2015 Special Committee meeting described below, legal counsel for the Company and Party C engaged in a number of discussions regarding the “clean room” process and the establishment of a “clean room” for due diligence.

In an effort to increase the Buyer Parties’ indicative price range (in accordance with the message conveyed by Mr. Beasley and Mr. Cami on October 29, 2015), the Buyer Parties requested additional financial diligence and further discussions with the Company’s management, which the Special Committee granted. On November 3, 2015, based on the financial information provided by the Company in the course of this supplemental due diligence, Mr. Easton and Mr. Paulson made a telephone call to Mr. Beasley and Mr. Cami and provided the Buyer Parties’ revised non-binding indication of interest at $10.55 to $10.80 per share.

On November 3, 2015, the Special Committee held a telephonic meeting, with representatives of Greenhill, Goldman Sachs and Davis Polk attending, to discuss the revised offer range from the Buyer Parties and the update from Mr. Collins’ and Mr. Willmott’s meeting with representatives of Party C. The Special Committee discussed a number of potential responses to the Buyer Parties. At this meeting, the Special Committee also discussed the likelihood of entering into a merger agreement with the Buyer Parties on a timely basis, any remaining due diligence to be completed by the Buyer Parties, and the likelihood of the Buyer Parties obtaining debt financing commitments in a timely manner, which the Buyer Parties previously had informed the Company would be required to consummate the proposed transaction.

On November 4, 2015, the Special Committee held a telephonic meeting, with representatives of Greenhill, Goldman Sachs and Davis Polk attending, where the revised proposal from the Buyer Parties was further discussed. The Special Committee instructed Mr. Beasley and Mr. Cami to communicate to the Buyer Parties that the Special Committee was prepared to continue to explore a possible transaction at $10.80 per share with the Buyer Parties subject to reaching agreement on contract terms acceptable to the Special Committee, which were to include (i) a cooperation agreement requiring P2 to vote in accordance with the Board’s recommendation with respect to the merger agreement and alternative acquisition proposals (which would restrict P2’s ability to block the merger or any other proposal approved by the Company’s other stockholders), (ii) a 90-day go-shop period and (iii) a termination fee of 1% of the Company’s fully diluted equity value with respect to a party from whom proposals were received during the go-shop period. In addition, the Special Committee agreed to permit the Buyer Parties to contact four financing sources in connection with obtaining debt financing for the transaction (which the Buyer Parties had requested to contact in the days leading up to this meeting). The Special Committee also authorized representatives of Greenhill and Goldman Sachs to contact Party D to have an initial confidential conversation concerning a potential business combination transaction with the Company, and instructed representatives of Greenhill and Goldman Sachs to request that Party D respond by November 13, 2015.

On November 5, 2015, the Special Committee held a telephonic meeting, with representatives of Greenhill, Goldman Sachs and Davis Polk attending, to discuss the Buyer Parties’ response to key contract terms, which included (i) no cooperation agreement, (ii) a 30-day go-shop period, (iii) a termination fee of 2% of the Company’s fully diluted equity value plus Buyer Parties’ expenses with respect to parties solicited during the go-shop and (iv) a Company termination fee equal to 4% of the Company’s fully diluted equity value in other situations. After discussion with its legal advisors and representatives of Greenhill and Goldman Sachs, the Special Committee determined to counter the Buyer Parties’ proposal with respect to these non-price deal terms.

Later on November 5, 2015, representatives of the Buyer Parties and of the Special Committee held a call to discuss the Special Committee’s counterproposal.  During the call, it was agreed that the merger agreement would reflect: (i) a 50-day go-shop process following a public announcement of the merger agreement and ability to continue negotiations with any person that makes an acquisition proposal during the go-shop period through the date of the stockholder vote (the 50-day period was selected by the Special Committee after discussion with representatives of Greenhill and Goldman Sachs and discussion and consideration of the holidays in the last quarter of 2015), (ii) a termination fee of 1.5% of the Company’s fully diluted equity value if such fee is payable in connection with a change in recommendation arising out of an alternate acquisition proposal by, or entry into an agreement with, an excluded party, and (iii) a termination fee of 3.0% of the Company’s fully diluted equity value if the Company is required to pay a termination fee for any reason other than those described above. In addition, it was agreed that P2 would enter into a cooperation agreement at signing pursuant to which it would agree to vote (i) in the case of the merger agreement or an all-cash superior proposal, all of its shares in accordance with the recommendation made to the Company’s stockholders by the Board, or (ii) in the case of a superior proposal that is not an all-cash superior proposal, in the same proportion as the votes cast by the unaffiliated stockholders of the Company (which would restrict P2’s ability to block the merger or any other proposal approved by the Company’s stockholders).

On November 5, 2015, with the permission of the Special Committee, the Buyer Parties contacted four financing sources to seek debt commitments for the financing of the proposed transaction. On November 6, 2015, one of the financing sources informed the Buyer Parties that it was unable to participate in the debt financing of the proposed transaction due to a conflict. Later on November 6, the Buyer Parties requested and obtained permission from the Special Committee to approach one additional financing source to seek a debt commitment for the financing of the proposed transaction. On November 9, 2015, the Buyer Parties contacted that financing source.

  Also on November 5, 2015, the Company uploaded its latest management projections (the “November Management Projections”) to the electronic data room to which the Buyer Parties had been granted access, which updated the internal projections provided to Goldman Sachs and Greenhill on October 21, 2015 to reflect the Company’s actual results for the third quarter 2015, as well as other updates such as an increased fully diluted share count, the projected issuance of stock-based compensation and updated pension adjustments, among others.

On November 6, 2015, the Special Committee held a telephonic meeting, with representatives of Greenhill, Goldman Sachs and Davis Polk attending, during which the Special Committee discussed the process for sending a draft merger agreement to Debevoise, which would include, among other things, a reverse termination fee payable by the Buyer Parties of 10% of the Company’s fully diluted equity value if the Buyer Parties were unable to obtain financing to consummate the proposed transaction. The Special Committee then met in executive session with representatives of Greenhill and Davis Polk to discuss the Company’s process in responding to the Buyer Parties and various other legal matters.

Later on November 6, 2015, Cravath distributed an initial draft of the merger agreement to the Buyer Parties through Debevoise.  Negotiations on the terms of the merger agreement took place in a number of telephone calls between the parties and their counsel (including both Davis Polk and Cravath with respect to the Company) from this date through December 9, 2015.

On November 9, 2015, the Company announced its results for the third quarter of 2015.  The announcement indicated, among other things, that the Company’s sales, operating income, consolidated adjusted EBITDA and net income in the third quarter 2015 had decreased by 14.7%, 39.9%, 22.1% and 23.9%, respectively, in each case as compared to the third quarter of 2014, and that the Company was again lowering its guidance for fiscal year 2015 due to, among other things, continued currency headwinds and soft market conditions. In particular, the Company announced that it expected fiscal year 2015 sales to range between $820 million and $840 million, capital expenditures to range between $35 million and $38 million and adjusted EBITDA to range between $100 million and $105 million, as compared to the Company’s guidance included in the Company’s second quarter earnings release issued on August 5, 2015 of expected fiscal year 2015 sales ranging between $840 million and $880 million, capital expenditures ranging between $30 million and $40 million and adjusted EBITDA ranging between $105 million and $120 million.

On November 11, 2015, the Buyer Parties and representatives of the Company’s management, Goldman Sachs and Greenhill held meetings with the potential financing sources that had been contacted regarding debt financing for the proposed transaction (other than the financing source that had indicated that it had a conflict).

On November 12, 2015, Debevoise distributed a revised draft of the merger agreement to the Special Committee through Cravath and Davis Polk.

Also, on November 12, 2015, the Special Committee held a telephonic meeting, with representatives of Greenhill, Goldman Sachs, Cravath and Davis Polk attending. Representatives of Greenhill and Goldman Sachs provided the Special Committee with an update of their discussions with Party D, which discussions were undertaken at the direction of the Special Committee (as described above), and noted Party D’s view that the current trading price of the Company’s common stock (which had closed at $5.64 on the last trading day prior to this meeting) reflected the Company’s fair value, and that Party D did not have any interest in pursuing further discussions regarding a potential transaction. Also at this meeting, representatives of Greenhill and Goldman Sachs updated the Special Committee regarding the meetings with the Buyer Parties’ potential financing sources that had been held on November 11, 2015, noting that many of the potential financing sources had asked challenging and pointed questions that suggested that financing might be difficult to obtain.  The Special Committee also discussed the terms of the revised draft of the merger agreement, which had been distributed by Debevoise earlier that day, and the legal advisors discussed the progress of negotiations on the draft merger agreement with the Special Committee. Also at this meeting, the Special Committee reviewed, in executive session with Davis Polk, the steps taken to identify any actual or potential conflicts of interest that could compromise Goldman Sachs’ ability to provide independent and disinterested financial advice to the Company and its board of directors and/or the Special Committee.  The Special Committee concluded that none of the prior relationships between Goldman Sachs and either member of the Buyer Parties (or their portfolio companies) would compromise Goldman Sachs’ advice to the Company and its board of directors and/or the Special Committee or its ability to be co-lead financial advisor with Greenhill in any go-shop process.

Also, on November 12, 2015, representatives of the Buyer Parties communicated to representatives of the Special Committee that the administrative agent under the Company’s existing credit agreement, one of the financing sources from whom the Buyer Parties were seeking debt commitments for the proposed transaction, notified the Buyer Parties that it was declining to participate in the debt financing of the proposed transaction.

On November 15, 2015, the Special Committee held a telephonic meeting, with representatives of Greenhill, Goldman Sachs, Cravath and Davis Polk attending.  The participants discussed recent information the Company had received from the Buyer Parties with respect to financing, and members of the Special Committee noted that certain potential lenders had indicated that they would not provide financing for the potential transaction and that the Buyer Parties had indicated that they would continue discussions with other potential lenders. The Special Committee and the other attendees also discussed the potential impact that the loss of potential financing sources could have on the Buyer Parties and the process, including the possibility that, considering prevailing market conditions, the costs of financing the potential transaction could become more expensive for the Buyer Parties. At this meeting, the Special Committee also considered a draft of the cooperation agreement that would restrict P2’s ability to block the merger or any other proposal approved by the Company’s stockholders, and the Special Committee authorized the legal advisors to distribute the draft to the Buyer Parties.  The Special Committee then met in executive session with representatives of Greenhill and Davis Polk to discuss the Company’s process in responding to the Buyer Parties.

On November 16, 2015, Cravath distributed a revised draft of the merger agreement and the draft cooperation agreement to the Buyer Parties through Debevoise.

On November 17, 2015, Debevoise distributed a revised draft of the merger agreement and the cooperation agreement to the Special Committee through Cravath and Davis Polk.

Later on November 17, 2015, the Special Committee held a telephonic meeting, with representatives of Greenhill, Goldman Sachs, Cravath and Davis Polk attending. At this meeting, the Special Committee discussed Party C’s request for a “clean room”. The Special Committee discussed several considerations with respect to Party C, including but not limited to: (i) the importance of not unduly jeopardizing the potential transaction with the Buyer Parties given that Party C had indicated it was not interested in a joint venture at such time and would not be able to offer a premium significantly in excess of typical acquisition premiums in a transaction involving the acquisition of the Company (which such typical premium would be meaningfully lower than the Buyer Parties’ current price range); (ii)  historical discussions with Party C, which had never led to meaningful discussions regarding a transaction; and (iii) the importance of including Party C in any go-shop process.  Following discussion, the Special Committee determined that the Company’s legal counsel should proceed with respect to a “clean room” process for Party C.  At this meeting, representatives of Goldman Sachs updated the Special Committee on then-current conditions in the leveraged finance market and the Special Committee noted that established private equity sponsors and creditworthy acquirors had been facing difficulties obtaining financing. At this meeting, the Special Committee also reviewed a renewed request it had received from the Buyer Parties in the prior days to engage in discussions with Mr. Collins and Mr. Willmott regarding retention and equity rollover arrangements. After reviewing such request with its legal advisors and representatives of Greenhill and Goldman Sachs, and discussing the fact that there would be a short time frame in which to complete final negotiations  (particularly in light of the increasingly difficult debt markets), and further deliberations with Davis Polk in an executive session, the Special Committee agreed to permit such communication, subject to certain rules of engagement, which would include a requirement that no arrangements should be put in place that would impede Mr. Collins and Mr. Willmott from supporting the go-shop process or any party that might submit a superior proposal.

On November 19, 2015, representatives of the Buyer Parties communicated to representatives of Goldman Sachs and the Special Committee that one of the potential lenders from whom the Buyer Parties were seeking debt commitments for the proposed transaction had stated that it would only be willing to participate in the debt financing on terms that would not be acceptable to the Buyer Parties. The representatives of the Buyer Parties requested that the Special Committee consider giving permission to the Buyer Parties to execute debt commitment papers for the financing of the proposed transaction up until November 25, 2015 and to also approach another bank as a potential lender.

On November 20, 2015, Cravath distributed a revised draft of the merger agreement to the Buyer Parties through Debevoise.

Also, on November 20, 2015, the Special Committee held a telephonic meeting, with representatives of Greenhill, Goldman Sachs, Cravath and Davis Polk attending, to discuss the update from the Buyer Parties regarding its financing process (including the fact that certain lenders had either declined to participate or had stated that they would only be willing to participate on terms that would not be acceptable to the Buyer Parties), and the request of the Buyer Parties for permission to execute debt commitment papers for the financing of the proposed transaction up until November 25, 2015, and to also approach another bank as a potential lender.  The Special Committee concluded that it would allow the Buyer Parties to approach the requested bank as a potential lender, but that, given the Thanksgiving holiday on November 26, 2015, would request the Buyer Parties to target November 24, 2015 for the execution of the debt commitment papers for its financing and of the merger agreement with the Company.

Also, on November 20, 2015, Mr. Cami communicated to Mr. Easton and Mr. Paulson that the Special Committee would allow the Buyer Parties to approach the requested bank as a potential lender, but that the Special Committee would request the Buyer Parties to target November 24, 2015 for the execution of the debt commitment papers for its financing and of the merger agreement with the Company.

On November 22, 2015, Debevoise sent a revised draft of the merger agreement to the Special Committee through Cravath and Davis Polk. Also, on November 22, 2015, Debevoise distributed the initial drafts of the P2 rollover agreement and the form management rollover agreement to the Special Committee through Davis Polk.

On November 23, 2015, Mr. Easton and Mr. Paulson communicated to Mr. Cami that another potential financing source had declined to participate in the debt financing and would not execute a debt commitment with the Buyer Parties to finance part of the merger consideration.

Also, on November 23, 2015, the Special Committee held a telephonic meeting, with representatives of Greenhill, Goldman Sachs, Cravath and Davis Polk attending.  The Special Committee reviewed the update from Mr. Easton and Mr. Paulson regarding the decision by another potential financing source not to participate in the acquisition financing, and discussed the risk that the Buyer Parties may not be able to secure debt commitments in a timely manner.  The Special Committee also discussed the status of the latest draft of the merger agreement and the initial drafts of the rollover agreements, each of which had been distributed by Debevoise the day prior. During such discussions, the Special Committee emphasized that the terms of the management rollover agreements and related agreements must provide that Mr. Collins and Mr. Willmott could assist with the solicitation of alternative acquisition proposals during the go-shop period and continue employment with an alternate acquirer should one come forth (which was subsequently communicated by Davis Polk to the Buyer Parties through Debevoise). The Special Committee then met in executive session with representatives of Greenhill and Davis Polk to discuss the Company’s process in responding to the Buyer Parties.

On November 24, 2015, Mr. Easton and Mr. Paulson spoke to Mr. Cami and informed him that one of the Buyer Parties’ potential financing sources was in a position to provide only 50% of the required debt commitment for the Buyer Parties to sign the merger agreement and consummate the merger.  The Buyer Parties requested that the Special Committee consider an extension to its previously identified target signing date and allow the Buyer Parties to engage in discussions with three additional potential financing sources, including the one that had been approved by the Special Committee on November 20, 2015.

Later on November 24, 2015, the Special Committee held a telephonic meeting, with representatives of Greenhill, Goldman Sachs, Cravath and Davis Polk attending, in which the Special Committee discussed the latest update on the Buyer Parties’ financing, and agreed to grant the Buyer Parties an extension to continue negotiating with the Special Committee (with a target signing date of December 4, 2015) and permission to contact such three additional potential financing sources.

Later on November 24, 2015, the Buyer Parties contacted two of the three additional potential financing sources approved by the Special Committee.

On November 25, 2015, representatives of Cravath and Davis Polk participated in a diligence call with representatives of American Securities to diligence the funds affiliated with American Securities that would provide equity commitments and the limited guarantees of the reverse termination fee in connection with the merger.

Also, on November 25, 2015, Cravath sent revised drafts of the merger agreement and rollover agreements to the Buyer Parties through Debevoise.

On November 29, 2015, representatives of the Buyer Parties communicated to representatives of the Special Committee that one of the additional financing sources contacted by the Buyer Parties on November 25 notified the Buyer Parties that it was declining to participate in the debt financing of the proposed transaction.

On December 2, 2015, the Special Committee held a telephonic meeting, with representatives of Greenhill, Goldman Sachs, Cravath and Davis Polk attending, in which the Special Committee discussed the Buyer Parties’ continued challenges in arranging financing for the potential transaction.  The Special Committee, its legal advisors and representatives of Greenhill and Goldman Sachs discussed the risks to the potential transaction should the Buyer Parties continue to have difficulty arranging for financing.

Also, on December 2, 2015, representatives of Cravath and Davis Polk participated in a diligence call with representatives of P2 to diligence the fund affiliated with P2 that would provide a pro rata commitment to support its obligations with respect to the limited guarantees of the reverse termination fee in connection with the merger. Also, on December 2, 2015, Debevoise sent revised drafts of the merger agreement and rollover agreements to the Special Committee through Cravath and Davis Polk.

On December 3, 2015, Mr. Easton, Mr. Paulson and Mr. Cami had a conversation in which Mr. Easton and Mr. Paulson communicated to Mr. Cami that one of the Buyer Parties’ potential financing sources would be able to confirm by December 4, 2015 whether it would be able to provide the remaining required debt financing to the Buyer Parties, and the terms of such financing.

Also, on December 3, 2015, the Special Committee held a telephonic meeting, with representatives of Greenhill, Goldman Sachs, Cravath and Davis Polk attending.  Mr. Cami updated the Special Committee on the information the Buyer Parties had relayed about their ongoing discussions with potential financing sources, and Cravath and Davis Polk updated the Special Committee on the progress on the draft merger agreement and remaining unresolved issues. The Special Committee discussed the fact that the Buyer Parties were continuing to have difficulty arranging for financing and the risks to the potential transaction (including the risk that the Buyer Parties would reduce their latest offer price).

On December 4, 2015, Mr. Easton, Mr. Paulson and Mr. Cami had a conversation in which Mr. Easton and Mr. Paulson communicated to Mr. Cami that the financing source that had on November 24, 2015 indicated to the Buyer Parties that it would provide 50% of the required debt commitment had proposed revised terms of such financing that were significantly less favorable to the Buyer Parties than those previously discussed.

Also, on December 4, 2015, Mr. Easton and Mr. Paulson called Mr. Cami to communicate that one of the Buyer Parties’ potential financing sources was willing to provide the other 50% of the debt commitment the Buyer Parties would need to sign the merger agreement and to consummate the merger. During this call, Mr. Easton and Mr. Paulson also communicated that the Buyer Parties had completed all of their diligence, but would be reducing their offer price to $9.85 per share of Company common stock.  The principal reasons communicated by Mr. Easton and Mr. Paulson to Mr. Cami for such a decrease were: (i) the Buyer Parties’ uncertainty as to whether the Company would be able to achieve its projections, (ii) the changes to the debt financing terms proposed by the Buyer Parties’ debt financing sources and (iii) certain matters identified by the Buyer Parties and their representatives in the course of their due diligence of the Company.

Also, on December 4, 2015, the Special Committee held a telephonic meeting, with representatives of Greenhill, Goldman Sachs, Davis Polk and Cravath attending, to discuss the reduced offer price from the Buyer Parties and the reasons expressed for such reduction. At this meeting, representatives of Greenhill and Goldman Sachs each updated the Special Committee on then-current conditions in the leveraged finance market and the Special Committee noted that such conditions could negatively impact the Buyer Parties’ ability to obtain financing on more favorable terms.  After further discussion, the Special Committee determined that, while the Buyer Parties’ revised offer price did not appear to be unreasonable in light of the Special Committee’s understanding of the Company’s standalone valuation and the global economic headwinds facing the Company, the Special Committee would seek an increase in the $9.85 per share offer price. The Special Committee also noted, given the difficulties faced in obtaining financing, that the Buyer Parties should be required to deliver draft debt commitment papers before the Special Committee would re-engage on price negotiations.

Also, on December 4, 2015, Mr. Cami had two conversations with Mr. Easton and Mr. Paulson and in each case communicated the Special Committee’s determination that the Special Committee would not agree to recommend a merger transaction to the Board at $9.85 per share, and requested Mr. Easton and Mr. Paulson to share the current draft of the debt commitment papers with the Special Committee.  Mr. Cami suggested that the Buyer Parties needed to increase their offer price, and Mr. Easton and Mr. Paulson responded that the Buyer Parties were unwilling to consider an increase in price without the Special Committee first making a counterproposal.

On December 5, 2015, representatives of the Buyer Parties provided the Special Committee with the draft of the debt commitment papers through Cravath and Davis Polk.

Also, on December 5, 2015, the Special Committee held a telephonic meeting, with representatives of Greenhill, Goldman Sachs, Cravath and Davis Polk attending.  Mr. Cami updated the Special Committee on his December 4th conversations with Mr. Easton and Mr. Paulson described above.  At this meeting, Cravath explained that the conditions to funding contained in the draft debt commitment papers were consistent with market practice for acquisition finance commitments and that the draft commitment papers contained an expiration time of 5:00 pm EST on December 9, 2015. Also, at this meeting, the Special Committee, with the assistance of Greenhill, reviewed the terms of the draft debt commitment papers from the financial perspective of the Buyer Parties and Greenhill discussed the adverse financial impact of the terms on the Buyer Parties’ expected financial returns.  The Special Committee discussed potential counterproposals to the Buyer Parties’ latest proposal of $9.85 per share.  Following discussion, the Special Committee determined it would make a counterproposal of $10.30 per share, as a negotiating strategy, which counterproposal would be communicated after receiving confirmation that the draft debt commitment letters were in final form.

On December 6, 2015, the Special Committee held a telephonic meeting, with representatives of Greenhill, Goldman Sachs, Cravath and Davis Polk attending. During this meeting, Greenhill provided an updated financial analysis of the revised proposed transaction terms and valuation analyses.  Following discussion, the Special Committee determined to respond to the Buyer Parties’ reduced offer later that day with a proposed price of $10.30 per share. At this meeting, the Special Committee again reviewed, in executive session with Davis Polk, potential conflicts of interest that could compromise Goldman Sachs’ ability to act as co-lead financial advisor with Greenhill in any go-shop process, and unanimously concluded that their earlier determination that Greenhill and Goldman Sachs act as co-lead financial advisors in the go-shop process was not affected.  Later that day, Mr. Cami called Mr. Easton and Mr. Paulson and communicated the Special Committee’s counterproposal of $10.30 per share.

On December 7, 2015, Mr. Easton and Mr. Paulson communicated to Mr. Cami that the Buyer Parties were willing to enter into a merger agreement at a price per share of $10.00, and that a $10.00 price per share represented their best and final offer.

Also, on December 7, 2015, the Special Committee held a telephonic meeting, with representatives of Greenhill, Goldman Sachs, Cravath and Davis Polk attending.  During the meeting, Mr. Cami updated the Special Committee on his discussions with Mr. Easton and Mr. Paulson on December 7, 2015 regarding the Buyer Parties’ best and final offer. The Special Committee unanimously agreed to communicate to the Buyer Parties that the Special Committee would be prepared to recommend a merger to the Board at $10.00 per share, subject to resolution of all open items in the draft merger agreement and related transaction documentation.

On December 8, 2015, the Special Committee held a telephonic meeting, with representatives of Greenhill, Goldman Sachs, Cravath and Davis Polk attending. At this meeting, referring to written materials that had been circulated to the Special Committee, Davis Polk reviewed with the Special Committee the key terms of the draft merger agreement, as well as the fiduciary duties of the members of the Committee. Also at this meeting, Greenhill presented their updated financial analysis of the revised proposed transaction terms, referring to written materials that had been circulated to the Special Committee prior to the meeting, which included updates and changes to reflect Greenhill’s recent discussions with management, and the latest internal management projections (the “December Management Projections”), which had been updated from the November Management Projections to include the Company’s 2016 budget proposal and other immaterial revisions, such as the Company’s November 2015 actual results and the sale of the Company’s Milwaukie, Oregon factory in 2015. Greenhill then orally delivered its fairness opinion to the Special Committee to the effect that the transaction contemplated by the merger agreement and the consideration set forth therein was fair to the unaffiliated stockholders of the Company from a financial point of view, which was followed by delivery of its written opinion dated December 8, 2015. The full text of the written opinion of Greenhill, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex C hereto.  The Special Committee then met with Davis Polk in an executive session, and following discussion and deliberation, the Special Committee unanimously (i) determined the terms and conditions of the merger agreement, the transactions contemplated by the merger agreement and the performance by the Company of its obligations under the merger agreement to be advisable and in the best interests of the Company’s unaffiliated stockholders, (ii) approved the merger agreement and the transactions contemplated by the merger agreement (including the forms of cooperation agreement and rollover agreements) and (iii) recommended that the Company’s stockholders adopt the merger agreement and that the Board approve the merger agreement and the transactions contemplated thereby and authorize the submission of the merger agreement to the Company’s stockholders with a recommendation of the Board that the Company’s stockholders adopt it.

Also on December 8, 2015, the independent members of the Board (with Mr. Collins and Mr. Willmott having recused themselves and not participating in any of the following discussions) held a telephonic meeting, with representatives of Goldman Sachs and Cravath attending, and representatives of Greenhill and Davis Polk attending at the Board’s invitation.  At this meeting, representatives of Cravath reviewed with the Board its fiduciary duties, including its obligation in a change of control transaction to seek the best price reasonably available for the Company’s stockholders, which could include accepting no proposed transaction and remaining an independent public company.  Representatives of Cravath also reminded the Board that the Special Committee had been established to oversee and direct the process and discussed the key terms of the draft merger agreement.  Representatives of Cravath also reviewed with the Board the key terms of the cooperation agreement and rollover agreements.  Also at this meeting, representatives of Goldman Sachs reviewed Goldman Sachs’ preliminary financial analyses of the proposed transaction.  Mr. Beasley and Mr. Cami then informed the Board that, at a meeting of the Special Committee earlier that day, the Special Committee had unanimously resolved that the merger agreement and the transactions contemplated therein were advisable and in the best interests of the unaffiliated stockholders of the Company and recommended that the Board approve the merger agreement and the transactions contemplated thereby.  The Board then discussed the terms and conditions of the proposed transaction in light of the Company’s strategic alternatives.  The Board then determined to adjourn the meeting and to reconvene the following day to provide the directors additional time to review the materials presented to them.

Also on December 8, 2015, the Special Committee held another telephonic meeting, with representatives of Goldman Sachs, Greenhill and Davis Polk attending. At this meeting, Mr. Cami informed the Special Committee that Mr. Collins and Mr. Willmott had informed him that they were evaluating their rollover terms and related matters proposed by the Buyer Parties and that this evaluation was likely to continue into December 9, 2015 and that the Buyer Parties had informed him that they were not willing to enter into the transaction until they had an understanding with Mr. Collins and Mr. Willmott on these matters.

On December 9, 2015, Mr. Collins and Mr. Willmott informed Mr. Cami that they had reached an agreement with the Buyer Parties on the terms of their rollover agreements.

Also on December 9, 2015, the independent members of the Board (with Mr. Collins and Mr. Willmott having recused themselves) held a telephonic meeting, with representatives of Goldman Sachs and Cravath attending, and representatives of Greenhill and Davis Polk attending at the Board’s invitation.  At this meeting, Mr. Beasley and Mr. Cami provided the Board an update as to the status of the proposed transaction, including the status of discussions between Mr. Collins and Mr. Willmott and the Buyer Parties.  The Board then continued its discussion from the prior day regarding the terms and conditions of the proposed transaction in light of the Company’s strategic alternatives.  Goldman Sachs then rendered its oral opinion to the Board, subsequently confirmed in writing by delivery of a written opinion dated as of December 9, 2015, that as of the date of its opinion and based upon and subject to the factors and assumptions set forth in its written opinion, the $10.00 in cash per share of Company common stock to be paid to the Company’s unaffiliated stockholders pursuant to the merger agreement was fair from a financial point of view to such unaffiliated stockholders.  The full text of the written opinion of Goldman Sachs, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex B hereto. Mr. Beasley and Mr. Cami, noting that the Special Committee had previously determined that the proposed transaction was in the best interests of the unaffiliated stockholders of the Company, informed the Board that the Special Committee was recommending that the Board approve the merger agreement and the transactions contemplated thereby.  The meeting of the Board was then adjourned, and the compensation committee of the Board held a telephonic meeting to discuss the treatment of the Company’s equity awards in connection with the merger, during which meeting the compensation committee approved such treatment. Upon adjournment of the compensation committee meeting, the meeting of the Board resumed and the Board ratified the treatment of the Company’s equity awards in the merger, as approved by the compensation committee. Following discussion and deliberation, the independent members of the Board unanimously (i) approved the merger agreement and declared the merger agreement and the transactions contemplated by the merger agreement to be advisable and in the best interests of the Company’s unaffiliated stockholders, (ii) directed that the merger agreement be submitted to the Company’s stockholders for adoption at a special meeting of stockholders and (iii) recommended that the Company’s stockholders adopt the merger agreement.  In connection with its approval, the Board requested that the Special Committee confirm that the terms of Mr. Collins’ and Mr. Willmott’s rollover agreements were consistent with the requirements that the Special Committee had previously communicated to the Buyer Parties.

Also on December 9, 2015, the Special Committee held a telephonic meeting, with representatives of Greenhill, Goldman Sachs and Davis Polk attending, at which meeting, the Special Committee, after reviewing the key terms of Mr. Collins’ and Mr. Willmott’s rollover agreements and discussing such terms with representatives of Greenhill and Goldman Sachs, approved such rollover agreements. At this meeting, representatives of Greenhill and Goldman Sachs, referring to marketing materials that had been provided to the Special Committee prior to the meeting and prepared at the direction of management, and other materials prepared by Greenhill and Goldman Sachs, discussed the proposed timeline and logistics of the go-shop process that would commence immediately following the announcement of the transaction, including a review of potential parties to be contacted during the go-shop process. Also at this meeting, the Special Committee unanimously resolved that instructions should be given to the management of the Company to cooperate with representatives of Goldman Sachs and Greenhill and any interested parties throughout the go-shop process, including providing information and engaging with them to ensure that a robust go-shop process is conducted.

In the evening of December 9, 2015, the Buyer Parties and the Company executed the merger agreement and other ancillary documents relating to the merger.

Also on December 9, 2015, Davis Polk notified Mr. Chad Paulson, General Counsel of the Company, that the Special Committee had authorized the commencement of the go-shop process and that the management was instructed by the Special Committee to fully cooperate in such process.

On December 10, 2015, following the issuance of a press release announcing the execution of the merger agreement and at the direction of the Special Committee, Goldman Sachs and Greenhill commenced the go-shop process in accordance with the go-shop provisions in the merger agreement. Both strategic parties and financial sponsors have been contacted. The go-shop period will expire at 12:01 a.m. (New York City time) on January 29, 2016.

The Recommendation of the Company’s Special Committee and Board; Reasons for the Merger

In response to the Buyer Parties’ initial indicative proposal and in light of the understanding that the Buyer Parties expected to retain Company management following any business combination involving the Company, on September 9, 2015, the Board determined that it was in the best interests of the Company and the Company’s stockholders for the Board to establish the Special Committee to establish a process for negotiating, evaluating and providing a recommendation to the Board relating to, strategic proposals.  The Board delegated full power and authority to the Special Committee in connection with its evaluation of strategic alternatives, including the full power and authority to (i) evaluate and negotiate the terms of any proposed definitive or other agreements in respect of a potential sale of the Company, (ii) make recommendations to the Board in respect of any potential transaction, including any recommendation to not proceed with or to recommend that the Company’s stockholders reject a potential sale of the Company,  (iii) make recommendations to the Board that the Board take other actions or consider other matters that the Special Committee deems necessary or appropriate with respect to any potential sale of the Company or other potential strategic transactions and (iv) hire its own independent advisors with respect to the foregoing.  In connection with the formation of the Special Committee, the Board resolved that it would not approve or recommend to the Company’s stockholders any potential sale of the Company without the affirmative recommendation of the Special Committee.

The Special Committee

The Special Committee, acting with the advice and assistance of its independent legal and financial advisors, evaluated and directed the negotiation of the proposed merger, including the terms and conditions of the merger agreement.  At the telephonic meeting held on December 8, 2015 (described above in the section entitled “The Merger—Background of the Merger” beginning on page 25), the Special Committee unanimously (i) determined the terms and conditions of the merger agreement, the transactions contemplated by the merger agreement and the performance by the Company of its obligations under the merger agreement to be advisable and in the best interests of the Company’s unaffiliated stockholders, (ii) approved the merger agreement and the transactions contemplated by the merger agreement and (iii) recommended that the Company’s stockholders adopt the merger agreement and that the Board approve the merger agreement and the transactions contemplated thereby and authorize the submission of the merger agreement to the Company’s stockholders with a recommendation of the Board that the Company’s stockholders adopt the merger agreement.

In the course of its deliberations and in reaching its determination and making its recommendations, the Special Committee considered a number of substantive and procedural factors, including the following material factors:

•	the attractiveness of the per share merger consideration to the Company’s unaffiliated stockholders, including:

o	the belief of the Special Committee that the $10.00 per share merger consideration was attractive relative to the Company’s standalone valuation (as described further in the sections entitled “The Merger—Opinion of Goldman Sachs, Financial Advisor to the Company” and “The Merger—Opinion of Greenhill, Financial Advisor to the Special Committee” beginning on pages 51 and 58, respectively);

o	the belief of the Special Committee, in light of its understanding of the Company’s standalone valuation and the global economic headwinds facing the Company (which the Special Committee anticipated would continue for the foreseeable future) that the trading price of the Company’s common stock would be unlikely in the foreseeable future to reach and sustain at least the per share merger consideration of $10.00, as adjusted for present value;

o	the belief of the Special Committee, after extensive negotiation, that $10.00 per share of common stock was the highest price that Parent would be willing to pay and that such price represented the best and final offer of Parent;

o	the current and recent market price of the Company’s common stock relative to the $10.00 per share merger consideration, and the fact that the per share merger consideration represented a premium of approximately 86% to the closing price on December 9, 2015, the last trading day prior to the public announcement of the execution of the merger agreement, a premium of approximately 82% to the Company’s 30-day average closing price on that date, and a premium of approximately 68% to the Company’s 90-day average closing price on that date; and

o	the fact that the per share merger consideration is all cash, which provides certainty of value and liquidity to the Company’s common stockholders compared to a transaction in which the Company’s stockholders receive stock or other securities;

•	the opinion of Greenhill dated December 8, 2015, delivered to the Special Committee orally and subsequently confirmed in writing, to the effect that as of the date of its opinion, and based on and subject to the limitations and assumptions set forth therein, the $10.00 per share cash price to be received by the Company’s unaffiliated stockholders was fair from a financial point of view to such stockholders, together with Greenhill’s financial analyses, as more fully described below in the section entitled “—Opinion of Greenhill, Financial Advisor to the Special Committee” beginning on page 58 (the full text of which opinion is attached as Annex C to this proxy statement);

•	the presentation presented to the Special Committee by Greenhill relating to preliminary analyses regarding valuation of the Company, financial benchmarking and other financial analyses and the consideration of this presentation in light of the Special Committee’s assessment of the risks facing the Company’s industry and the Company in particular, as well as economic and market conditions on a historical and prospective basis, including among others, current global macroeconomic conditions (such as slow growth outside the United States, higher interest rates in the United States and the increasingly difficult debt markets), the downturn in the industrial sector and the agriculture machinery market, the changing competitive landscape (including any increase in competition from lower cost competitors) and the strengthening of the U.S. dollar relative to other currencies (including the adverse impact of such strengthening on the Company’s pricing, sales volume and market share, particularly from the impact of lower cost competitors).

•	the Special Committee’s standalone analysis of, and discussions with the Company’s management regarding, management’s internal projections and the Company’s business, financial condition, results of operations, competitive position, business strategy, strategic options and other prospects, as well as the risks and uncertainty in achieving such projections and prospects including, among others, the risks associated with (i) the potential insourcing of the Company’s products by certain of the Company’s customers, (ii) the Company’s inability to achieve sales targets anticipated for new products, (iii) the Company’s leverage ratio and limited ability to utilize cash for investments, capital expenditures and acquisitions as a result of its leverage, (iv) the Company’s small public float (which tends to disincentivize investors from purchasing Company’s common stock in the market) and (v) the Company’s recent weak performance evidenced by its estimated 2015 adjusted EBITDA drop of approximately 27%, all of which, in addition to the risks specified in the immediately preceding bullet, led the Special Committee to conclude that the alternative of continuing as a standalone company was less favorable to the Company’s stockholders than the merger given the potential risks and uncertainties associated with such alternative;

•	the terms of the merger agreement, including:

o	the Company’s ability during a go-shop period to actively solicit alternative proposals for the Company, which in the Special Committee’s view based on the advice of its independent legal and financial advisors, compared favorably to go-shop periods among precedent transactions that it deemed relevant based on its analysis;

o	following the end of the 50-day go-shop period, the Company’s ability to consider and respond to unsolicited alternative acquisition proposals and engage in discussions and negotiations with the persons making such proposals if the Board (acting upon the affirmative recommendation of the Special Committee) or the Special Committee shall have determined that such alternative acquisition proposals either constitute superior proposals or would reasonably be expected to lead to a superior proposal;

o	the fact that the termination fee the Company would be required to pay to American Securities and P2 in connection with the termination of the merger agreement due to the Company’s entry into an alternative acquisition agreement on or before March 9, 2016 with respect to, or a change of recommendation on or before March 9, 2016 as a result of, an acquisition proposal received from an excluded party (which term is described in the section entitled “The Merger Agreement—Acquisition Proposals; Board Recommendation” beginning on page 88) is limited to $7,327,000, or 1.5% of the Company’s fully-diluted equity value, which the Special Committee considered to be reasonable and customary given market practice;

o	the fact that the termination fee the Company would be required to pay to American Securities and P2 in certain circumstances other than due to the Company’s entry into an alternative acquisition agreement on or before March 9, 2016 with respect to, or a change of recommendation on or before March 9, 2016 as a result of, an acquisition proposal received from an excluded party is limited to $14,654,000, or 3.0% of the Company’s fully-diluted equity value, which the Special Committee considered reasonable and customary given market practice;

o	the requirement of Parent to pay the Company a reverse termination fee of $39,100,000 or 8.0% of the Company’s fully-diluted equity value if the merger agreement is terminated by the Company because of certain breaches by Parent or Merger Sub of the merger agreement or because Parent has not closed the merger within two business days after the date the closing of the merger should have occurred under the merger agreement, which is greater than the average reverse termination fee among precedent transactions that the Special Committee and its legal and financial advisors deemed relevant based on their analyses; and

o	the other terms and conditions of the merger agreement, described in the section entitled “The Merger Agreement” beginning on page 78 of this proxy statement, which the Special Committee, after consulting with its legal counsel, considered to be reasonable and consistent with precedents it deemed relevant;

•	the entry into the cooperation agreement by P2, which requires P2 to vote (x) in the case of the merger agreement or an all-cash superior proposal, all of its shares in accordance with the recommendation made to the Company’s stockholders by the Board, or (y) in the case of a superior proposal that is not an all-cash superior proposal, in the same proportion as the votes cast by the unaffiliated stockholders of the Company (which restricts P2’s ability to block any other proposal approved by the Company’s stockholders);

•	the availability of appraisal rights to each of the Company’s stockholders who comply with all of the required procedures under the DGCL, as further described in the section entitled “Appraisal Rights” beginning on page 111;

•	the likelihood that the merger would be completed based on, among other things:

o	the fact that Parent had obtained the Equity Commitment Letter and the Debt Commitment Letter, the limited number and nature of the conditions to the Equity Financing and the Debt Financing, the reputation of the sources for the Financing and the obligation of Parent to use its reasonable best efforts to obtain the Financing;

o	the absence of a financing condition in the merger agreement;

o	the scope of the conditions to completion of the merger and the absence of any apparent significant regulatory impediments;

o	the Company’s ability, under certain circumstances pursuant to the merger agreement and the Equity Commitment Letter, to seek specific performance of Parent’s obligations to make equity contributions to Parent pursuant to the Equity Commitment Letter; and

o	the Company’s ability, under certain circumstances pursuant to the merger agreement, to seek specific performance and to enforce specifically the terms of the merger agreement;

•	the receipt of the executed Equity Commitment Letter and Debt Commitment Letter from Parent’s sources of Equity Financing and Debt Financing for the transactions contemplated by the merger agreement and the terms of the equity and debt financing commitments thereunder (including a limited guaranty provided in favor of the Company to guarantee the payment of certain payment obligations that may be owed by Parent pursuant to the merger agreement, including the payment of the termination fee that may become payable by Parent);

•	the process followed by the Special Committee prior to entry into the merger agreement, including:

o	the Special Committee, together with its legal and financial advisors, met on 27 occasions prior to the Company’s entry into the merger agreement to discuss and evaluate the strategic and other alternatives available to the Company (including the Company’s standalone growth prospects), the procedures for the sale process, the management of the sale process, the review of various transaction documents including the merger agreement, the Equity Commitment Letter and the Debt Commitment Letter, the cooperation agreement and the resolution of the transaction terms with Parent;

o	the fact that the terms of the merger agreement and the amount of the per share merger consideration resulted from due diligence and other discussions between the Special Committee and its legal and financial advisors, acting on behalf of the Special Committee, on the one hand, and Parent and its legal and financial advisors, on the other hand;

o	detailed consideration of the relative advantages and disadvantages of conducting a broader pre-signing market check compared with a post-signing “go-shop” process, including the amplified risks of conducting a broader pre-signing market check (which was not assured to lead to a transaction) compared to a post-signing active solicitation or go-shop process (including the risks of disruption and distraction to the Company’s business, the risk of leaks, the risks of losing key personnel or having difficulty attracting new personnel, the risk of negatively impacting customer retention and the risk of the process impacting the negotiations with the Company’s customers), in addition to the risks that the Buyer Parties might terminate negotiations, reduce their offer price or be unable to obtain financing (particularly given the increasingly difficult debt markets) in a pre-market check situation, and the Special Committee’s belief that such substantial risks outweighed the potential benefits to the Company of a broader pre-signing market check;

o	detailed consideration of the benefits of a robust 50-day go-shop process following a public announcement of the merger, with a termination fee of only $7,327,000 in connection with the termination of the merger agreement due to the Company’s entry into an alternative acquisition agreement with respect to or change of recommendation as a result of, an acquisition proposal received from an excluded party on or before March 9, 2016 (including the Special Committee’s belief that an extensive and well-managed go-shop process would effectively set a floor price for the Company that is attractive to shareholders and would potentially attract other buyers willing to pay a price for the Company above such floor, thus likely resulting in the Company’s receiving the best offer price reasonably available), and the Special Committee’s ability to continue negotiations with any person that has made an acquisition proposal during the go-shop period through the date of the stockholder meeting; and

•	the recognition by the Special Committee that it had the authority not to recommend the approval of the merger or any other transaction; and

•	the Board’s ability (acting upon the recommendation of the Special Committee), under certain circumstances, to withhold or withdraw (or qualify, change, amend or modify) its recommendation that the Company’s stockholders vote to adopt the merger agreement.

The Special Committee, in deciding to approve the merger agreement and to recommend that the Board make the same determination, rather than to continue to attempt to pursue a transaction with Party C or Party D or any other party, considered a number of factors, including the following material factors:

•	the likelihood that the Company would not be able to reach an agreement on mutually acceptable terms with Party C with respect to a merger due to, among other things:

o	Party C’s indication to members of the Company’s senior management on November 2, 2015 that it would not likely be able to offer a premium (to the Company’s then-current stock price of $6.07 on the last trading day prior to the Company’s discussion) significantly in excess of typical acquisition premiums (which would be meaningfully lower than the price offered by the Buyer Parties);

o	potential regulatory considerations that would need to be evaluated in any transaction between the Company and Party C; and

o	the fact that the Company had previously engaged in discussions with Party C on a number of occasions regarding a potential acquisition of the Company by Party C, none of which proceeded past a preliminary stage;

•	the likelihood that, even if mutually acceptable terms with Party C were reached, the per share merger consideration would not be superior to the $10.00 per share merger consideration provided for by the merger agreement (particularly given the fact that Party C had indicated to members of the Company’s senior management on November 2, 2015 that it would not likely be able to offer a premium (to the Company’s then-current stock price of $6.07 on the last trading day prior to the Company’s discussion) significantly in excess of typical acquisition premiums (which would be meaningfully lower than the price offered by the Buyer Parties));

•	the risk that a delay in the merger negotiations with the Buyer Parties required to accommodate Party C and its due diligence might jeopardize a transaction with the Buyer Parties;

•	the indication from Party D on November 12, 2015 that, in its view, the current trading price of the Company’s common stock (which had closed at $5.64 on the last trading day prior to November 12, 2015) reflected the Company’s fair value, and that Party D did not have any interest in pursuing further discussions regarding a potential transaction;

•	the fact that the Company and/or the Special Committee had engaged in discussions with a number of different types of potential acquirors (including Party A and Party B in addition to Party C and Party D) in the two years leading up to the execution of the merger agreement and that a transaction had not materialized from such discussions; and

•	the fact that, as discussed above, the provisions of the merger agreement would permit the Company to actively solicit alternate proposals for a 50-day period from the date entry into the merger agreement and, under certain circumstances, to terminate the merger agreement in order to enter into an agreement providing for a superior proposal, which would permit the Company to solicit alternative proposals from Party C and Party D and from other parties after entry into the merger agreement.

The Special Committee also considered a number of potentially negative factors in its deliberations concerning the merger, including the following material factors:

•	the risk that the merger might not be completed, including the effect of the pendency of the merger and the effect such failure to be completed may have on:

o	the trading price of shares of the Company common stock;

o	the Company’s operating results, including the costs incurred in connection with the merger; and

o	the Company’s ability to attract and retain key personnel and customers;

•	that the Company will no longer exist as a publicly traded company and that the unaffiliated stockholders will no longer participate in the future growth of the Company’s business, including any growth related to the recovery of the general economy or changes in exchange rates;

•	the fact that only a limited market check was conducted prior to the signing of the merger agreement;

•	that, under the terms of the merger agreement, the Company will be required to pay to Parent a termination fee if the merger agreement is terminated under certain circumstances, which may deter other parties from making an acquisition proposal that may be more advantageous to the Company’s stockholders;

•	the fact that any stockholder gains from an all-cash transaction would generally be taxable to such stockholders for United States federal income tax purposes;

•	that if the merger does not close, the Company’s management and employees will have expended extensive time and efforts to attempt to complete the merger and will have experienced significant distractions from their work during the pendency of the merger;

•	the restrictions on the conduct of the Company’s business prior to the completion of the merger, which could delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company absent the pending completion of the merger;

•	the fact that there can be no assurance that all conditions to the parties’ obligations, including with respect to required regulatory approvals, to complete the merger will be satisfied within the time frames contemplated by the merger agreement, and, as a result, the merger may not be consummated;

•	the risk that the Debt Financing contemplated by the Debt Commitment Letter might not be obtained; and

•	the fact that certain of the Company’s directors and officers, including the Company’s executive officers who have entered into the rollover agreements, have interests in the merger that are different from, or in addition to, the Company’s stockholders. See “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 67.

The foregoing discussion of the factors considered by the Special Committee is not intended to be exhaustive, but rather includes the material factors considered by the Special Committee. In reaching its decision to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement, the Special Committee did not quantify or assign any relative weights to the factors considered and individual directors may have given different weights to different factors. The Special Committee based its recommendation to the Board on the totality of the information made available to the Special Committee.

The Board

At a special meeting of the Board on December 9, 2015, after careful consideration, and acting upon the unanimous recommendation of the Special Committee, the independent members of the Board unanimously (i) approved the merger agreement and declared that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of the Company’s unaffiliated stockholders, (ii) directed that the merger agreement be submitted to the Company’s stockholders for adoption at the special meeting and (iii) recommended that the Company’s stockholders adopt the merger agreement.

As described in the section entitled “—Background of the Merger”, prior to and in reaching these determinations, the Board consulted with and received the advice of the Special Committee and its financial advisor and outside legal counsel and considered a variety of factors weighing positively in favor of the merger, including the following material factors:

•	the factors considered by the Special Committee that are listed in the section entitled “—Special Committee” above (including with respect to the process followed by the Special Committee prior to entering into the merger agreement and with respect to its decision not to continue to attempt to pursue a transaction with Party C or Party D or any other party);

•	the Special Committee’s analysis, conclusions and unanimous (i) determination that terms and conditions of the merger agreement, the transactions contemplated by the merger agreement and the performance by the Company of its obligations under the merger agreement were advisable and in the best interests of the Company’s unaffiliated stockholders, (ii) approval of the merger agreement and the transactions contemplated by the merger agreement and (iii) recommendation that the Company’s stockholders adopt the merger agreement and that the Board approve the merger agreement and the transactions contemplated thereby and authorize the submission of the merger agreement to the Company’s stockholders with a recommendation of the Board that the Company’s stockholders adopt it;

•	the fact that the Special Committee is comprised of four independent directors who are not affiliated with Parent, the Rollover Stockholders or their respective affiliates and are not employees of the Company or any of its subsidiaries and the fact that, other than their receipt of Board and Special Committee fees (which are not contingent upon the consummation of the merger or the Special Committee’s or Board’s recommendation of the merger) and their interests described under “Interests of the Company’s Directors and Executive Officers in the Merger,” members of the Special Committee do not have an interest in the merger different from, or in addition to, that of the Company’s stockholders generally; and

•	the oral opinion of Goldman Sachs rendered on December 9, 2015, subsequently confirmed in writing by delivery of a written opinion dated as of December 9, 2015, that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in its written opinion, the $10.00 in cash per share of Company common stock to be paid to the Company’s unaffiliated stockholders pursuant to the merger agreement was fair from a financial point of view to such unaffiliated stockholders, as more fully described below in the section entitled “—Opinion of Goldman Sachs, Financial Advisor to the Company” beginning on page 51 (the full text of which opinion is attached as Annex B to this proxy statement).

The Board also considered a variety of potentially negative factors in its deliberations concerning the merger, including the factors considered by the Special Committee that are listed in the section entitled “—Special Committee”.

Mr. Collins, our chairman and chief executive officer, and Mr. Willmott, our president and chief operating officer, recused themselves from the foregoing approvals and recommendations due to their employment with the company and their anticipated entry into the rollover agreements.

The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but rather includes the material factors considered by the Board. In reaching its decision to approve the merger agreement and deem the merger agreement, the merger and the other transactions contemplated by the merger agreement, to be advisable and in the best interests of the Company, the Board did not quantify or assign any relative weights to the factors considered and individual directors may have given different weights to different factors.  The Board based its recommendation on the totality of the information made available to the Board.

This explanation of the Special Committee’s and the Board’s reasons for recommending the adoption of the merger agreement and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described in the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 17.  In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers have interests that may be different from, or in addition to, the interests of the Company’s stockholders generally.  Please see the section entitled “The Merger—Interests of the Company’s Directors and Officers in the Merger” beginning on page 67.

Financial Projections

The Company does not as a matter of course publicly disclose detailed financial projections due to the difficulty of predicting economic and market conditions and the Company’s results. However, certain financial projections prepared by management, including the November Management Projections and the December Management Projections (collectively, the “Management Projections”) were made available to the Board, the Special Committee, Goldman Sachs and Greenhill, as well as the Buyer Parties, Parent and their advisors.  However, the inclusion of this information should not be regarded as an indication that the Board, the Special Committee, Goldman Sachs, Greenhill, the Buyer Parties, Parent or their advisors considered, or now consider, the Management Projections to be a reliable prediction of future results or to support or fail to support your decision whether to vote for or against the proposal to adopt the merger agreement. No person has made or makes any representation or warranty to any stockholder regarding the information included in the Management Projections.

Because the Management Projections were made available to the Board, the Special Committee, Goldman Sachs, Greenhill, the Buyer Parties, Parent and their advisors and were used by Goldman Sachs and Greenhill to begin preparation of and/or complete their financial analyses of the proposed transaction, they are being provided below.  Although presented with numerical specificity, the Management Projections are based upon and reflect numerous judgments, estimates and assumptions made by the Company’s management with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control.

The Management Projections are subjective in many respects and are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Management Projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, including the factors described under “Cautionary Statement Concerning Forward-Looking Information” on page 17.  As a result, we cannot assure you that the estimates and assumptions made in preparing the Management Projections will prove accurate, that the projected results will be realized or that actual results will not be significantly higher or lower than projected results.  In addition, the Management Projections cover multiple years and such information by its nature becomes less predictive with each successive year.

The Management Projections set forth below do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the merger and transaction-related expenses. The Management Projections do not take into account the effect of any failure to occur of the merger and should not be viewed as accurate or continuing in that context.

The Management Projections were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the Management Projections are unaudited and neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Management Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the Management Projections. Readers of this document are urged not to place undue reliance on the unaudited prospective financial information set forth below.

The inclusion of the Management Projections herein is not deemed an admission or representation by the Company that the Management Projections are viewed by the Company as material information of the Company or the surviving corporation. The Management Projections are not included in this proxy statement in order to induce any holder of shares of Company common stock to approve the proposal to adopt the merger agreement. THE COMPANY DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE MANAGEMENT PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR RESPECTIVE PREPARATION OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE SHOWN TO BE IN ERROR, OR TO REFLECT CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS.

The Management Projections include certain non-GAAP measures (including gross profit, adjusted EBITDA and free cash flow) because management believed such measures would be useful to the Board and the Special Committee in evaluating the prospects of the Company.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP, including net income from continuing operations. The Company’s calculation of these non-GAAP measures may differ from others in its industry and is not necessarily comparable with information presented under similar sounding captions used by other companies.  Please review the reconciliations of the non-GAAP financial measures below to the most directly comparable GAAP measures, which have also been provided

Subject to the foregoing qualifications, the following is a summary of the Management Projections.  The November Management Projections were uploaded to the electronic data room to which the Buyer Parties, Parent and their advisors had been granted access and were made available to the Board, the Special Committee, Goldman Sachs and Greenhill on November 5, 2015. The December Management Projections were uploaded to the electronic data room to which the Buyer Parties, Parent and their advisors had been granted access and were made available to the Board, the Special Committee, Goldman Sachs and Greenhill on December 7, 2015.  The December Management Projections had been updated from the November Management Projections to include the Company’s 2016 budget proposal and other immaterial revisions, such as the Company’s November 2015 actual results and the sale of the Company’s Milwaukie, Oregon factory in 2015:

November Management Projections

($, in thousands)
	2015E	2016E	2017E	2018E	2019E	2020E
Revenue (GAAP)	$831,615	$871,740	$909,488	$951,522	$990,751	$1,032,509
Adjustments:
Cost of Sales	605,986	629,289	651,434	677,831	701,590	728,085
Gross Profit	225,629	242,451	258,054	273,691	289,160	304,424

Operating Income (GAAP)	(12,815)	63,038	73,460	83,739	93,667	103,626
Adjustments:
Depreciation	31,114	31,263	32,340	33,509	34,652	35,876
Amortization	11,816	9,828	8,216	6,886	5,799	4,600
Impairment Charges(1)	63,299	-	-	-	-	-
Stock Compensation	5,957	5,957	5,957	5,957	5,957	5,957
Other(2)	2,124	-	-	-	-	-
Adjusted EBITDA	$101,495	$110,087	$119,974	$130,092	$140,075	$150,060
Adjustments:
Capital Expenditures	(39,071)	(39,228)	(40,927)	(42,819)	(44,584)	(46,463)
Cash Interest Expense	(14,128)	(15,176)	(17,386)	(18,850)	(18,538)	(15,816)
Cash Taxes	(19,045)	(19,790)	(22,100)	(24,719)	(27,923)	(31,942)
Changes in Net Working Capital and Other Assets and Liabilities	(14,523)	1,540	(2,621)	(3,457)	(4,497)	(6,849)
Free Cash Flow	$14,729	$37,433	$36,940	$40,247	$44,534	$48,990

(1)	2015E includes $63.299 million in goodwill and indefinite-lived intangible asset impairment charges in the FRAG segment.
(2)	2015E includes $2.124 million in restructuring expenses incurred by the Company in the third quarter of 2015.

A reconciliation of free cash flow, a non-GAAP financial measure, to its most directly comparable GAAP financial measure, net cash provided by operating activities, is set forth immediately below:

	2015E	2016E	2017E	2018E	2019E	2020E
Net Cash Provided by Operating Activities (GAAP)	$53,800	$76,661	$77,866	$83,066	$89,118	$95,453
Adjustment:
Net Purchases of Property Plant and Equipment(1)	(39,071)	(39,228)	(40,927)	(42,819)	(44,584)	(46,463)
Free Cash Flow	$14,729	$37,433	$36,940	$40,247	$44,534	$48,990

(1)	2015E includes $0.392 million in proceeds from the sale of assets.

December Management Projections

($, in thousands)
	2015E	2016E	2017E	2018E	2019E	2020E
Revenue (GAAP)	$830,423	$850,471	$909,488	$951,522	$990,751	$1,032,509
Adjustments:
Cost of Sales	604,938	605,533	651,428	677,825	701,583	728,078
Gross Profit	225,485	244,938	258,060	273,698	289,167	304,431

Operating Income (GAAP)	(13,627)	61,050	73,466	83,746	93,674	103,633
Adjustments:
Depreciation	30,981	32,074	32,340	33,509	34,652	35,876
Amortization	11,890	10,608	8,216	6,886	5,799	4,600
Impairment Charges(1)	63,299	-	-	-	-	-
Stock Compensation	5,691	6,283	5,957	5,957	5,957	5,957
Other(2)	2,124	-	-	-	-	-
Adjusted EBITDA	$100,358	$110,015	$119,980	$130,099	$140,082	$150,067
Adjustments:
Capital Expenditures	(39,000)	(40,000)	(40,927)	(42,819)	(44,584)	(46,463)
Cash Interest Expense	(13,934)	(15,758)	(17,379)	(18,526)	(17,616)	(15,618)
Cash Taxes	(19,000)	(19,285)	(22,226)	(24,957)	(28,370)	(32,135)
Changes in Net Working Capital and Other Assets and Liabilities	1,689	10,028	(2,621)	(3,457)	(4,497)	(6,849)
Free Cash Flow	$30,114	$45,000	$36,827	$40,340	$45,016	$49,002

(1)	2015E includes $63.299 million in goodwill and indefinite-lived intangible asset impairment charges in the FRAG segment.
(2)	2015E includes $2.124 million in restructuring expenses incurred by the Company in the third quarter of 2015.

A reconciliation of free cash flow, a non-GAAP financial measure, to its most directly comparable GAAP financial measure, net cash provided by operating activities, is set forth immediately below:

	2015E	2016E	2017E	2018E	2019E	2020E
Net Cash Provided by Operating Activities (GAAP)	$69,113	$85,000	$77,754	$83,159	$89,600	$95,465
Adjustment:
Net Purchases of Property Plant and Equipment(1)	(39,000)	(40,000)	(40,927)	(42,819)	(44,584)	(46,463)
Free Cash Flow	$30,114	$45,000	$36,827	$40,340	$45,016	$49,002

(1)	2015E includes $0.392 million in proceeds from the sale of assets.

Opinion of Goldman Sachs, Financial Advisor to the Company

On December 9, 2015, Goldman Sachs delivered its opinion to the Board that, as of December 9, 2015 and based upon and subject to the factors and assumptions set forth therein, the $10.00 in cash per share of Company common stock to be paid to the Company’s unaffiliated stockholders pursuant to the merger agreement was fair from a financial point of view to such unaffiliated stockholders.

The full text of the written opinion of Goldman Sachs, dated December 9, 2015, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B.  Goldman Sachs provided its opinion for the information and assistance of the Board in connection with its consideration of the merger.  The Goldman Sachs opinion is not a recommendation as to how any holder of the Company common stock should vote with respect to the merger, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10‑K of the Company for the five years ended December 31, 2014;
•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;
•	certain other communications from the Company to its stockholders;
•	certain publicly available research analyst reports for the Company; and
•	the December Management Projections, which were approved for Goldman Sachs’ use by the Company.

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition, and future prospects of the Company; reviewed the reported price and trading activity for the Company common stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the outdoor equipment and tools industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs, with the consent of the Company, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it, without assuming any responsibility for independent verification thereof.  In that regard, Goldman Sachs assumed with the consent of the Company that the December Management Projections had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company.  Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of the Company or any of its subsidiaries furnished to Goldman Sachs.  Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis.  Goldman Sachs also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the transaction or the relative merits of the transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters.  Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the $10.00 in cash per share of Company common stock to be paid to the Company’s unaffiliated stockholders pursuant to the merger agreement.  Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the transaction or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including, without limitation, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the transaction, whether relative to the $10.00 in cash per share of Company common stock to be paid to the Company’s unaffiliated stockholders pursuant to the merger agreement or otherwise.  Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the impact of the merger on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due.  Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board in connection with rendering the opinion described above.  The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs.  Some of the summaries of the financial analyses include information presented in tabular format.  The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 7, 2015 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for the Company common stock for the five-year period ended on December 7, 2015.  In addition, Goldman Sachs analyzed the consideration to be paid to holders of the Company common stock pursuant to the merger agreement in relation to the closing price for the Company common stock as of December 7, 2015, the highest closing prices of the Company common stock for the five-year period ended December 7, 2015 and the 52-week period ended December 7, 2015 and the volume-weighted average closing prices of the Company common stock for the 30-day, three-month and one-year periods ended December 7, 2015, respectively.

This analysis indicated that the price per share to be paid to the Company stockholders pursuant to the merger agreement represented:

•	a premium of 75.4% to the closing price of $5.70 per share of Company common stock as of December 7, 2015;
•	a premium of 77.6% to the volume-weighted average closing price of $5.63 per share of Company common stock for the 30-day period ended on December 7, 2015;
•	a premium of 65.9% to the volume-weighted average closing price of $6.03 per share of Company common stock for the three-month period ended on December 7, 2015;
•	a discount of 10.9% to the volume-weighted average closing price of $11.22 per share of Company common stock for the one-year period ended on December 7, 2015;
•	a discount of 44.0% to the highest closing price of $17.85 per share of Company common stock during the 52-week period ended on December 7, 2015; and
•	a discount of 45.6% to the highest closing price of $18.37 per share of Company common stock during the five-year period ended on December 7, 2015.

Selected Companies Analysis.  Goldman Sachs reviewed and compared certain financial information, ratios and public market multiples for the Company to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the outdoor equipment and tools industry:

•	AGCO Corporation
•	Alamo Group, Inc.
•	Briggs & Stratton Corporation
•	Deere & Company
•	Douglas Dynamics Inc.
•	Husqvarna Group
•	Snap-on Incorporated
•	Stanley Black & Decker, Inc.
•	The Toro Company

Although none of the selected companies is directly comparable to the Company, the companies included were chosen because in Goldman Sachs’ professional judgment they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of the Company.

The multiples and ratios for the selected companies and the Company were calculated using the applicable closing market prices as of December 7, 2015 and, in the case of the Company, the $10.00 in cash per share of Company common stock to be paid to the holders of shares of Company common stock pursuant to the merger agreement. The multiples and ratios of the Company were based on estimates from the Institutional Brokers’ Estimate System (“IBES”) and the December Management Projections, and the multiples and ratios of the selected companies were based on IBES estimates and the most recent publicly available information.  The enterprise value of the Company was calculated using the amount of fully diluted shares of Company common stock outstanding as of December 4, 2015, including dilution from non-qualified stock options, RSUs, DSUs and SARs, as provided by the Company (using the Treasury Stock Method).  With respect to the selected companies and the Company, Goldman Sachs calculated:

•	enterprise value (“EV”), which is the fully diluted market value of common equity plus the book value of debt, including capital leases, less cash and cash equivalents as a multiple of projected earnings before interest, tax, depreciation and amortization (“EBITDA”) for calendar year 2015 (“2015E EBITDA”);

•	EV as a multiple of projected EBITDA for calendar year 2016 (“2016E EBITDA”);
•	EV as a multiple of 2015E EBITDA minus projected capital expenditures (“capex”) for calendar year 2015; and
•	EV as a multiple of 2016E EBITDA minus projected capex for calendar year 2016.

The results of these analyses are summarized as follows:

Table 1

	Company as of Dec. 7, 2015 (IBES)	Company as of Dec. 7, 2015 (December Management Projections)	Company at Offer ($10.00) (IBES)	Company at Offer ($10.00) (December Management Projections)	Outdoor Equipment and Tools
					Median	Range
EV / 2015E EBITDA	6.5x	6.4x	8.6x	8.5x	9.1x	6.5x - 13.4x
EV / 2016E EBITDA	6.0x	5.9x	7.9x	7.8x	9.0x	6.6x - 12.1x
EV / 2015E EBITDA – capex	10.9x	10.5x	14.5x	13.9x	13.1x	7.8x - 15.7x
EV / 2016E EBITDA – capex	9.4x	9.2x	12.5x	12.2x	12.4x	9.9x - 16.2x

Illustrative Present Value of Future Share Price Analysis.  Goldman Sachs performed an illustrative analysis of the implied present value of the potential future value per share of Company common stock at the year-end of each of the calendar years 2015 to 2019 using one-year forward adjusted EBITDA (defined as EBITDA adjusted to account for non-cash acquisition accounting, non-cash impairment of intangible assets, non-cash stock compensation and other items) estimates per the December Management Projections for the calendar years 2016 through 2020, respectively. Goldman Sachs first calculated illustrative enterprise values of the Company at the year-end of each of the calendar years 2015 through 2019 by multiplying the respective one-year forward adjusted EBITDA estimates for the calendar years 2016 through 2020 by one-year forward enterprise value to adjusted EBITDA multiples ranging from 6.5x to 7.5x. Goldman Sachs selected one-year forward enterprise value to adjusted EBITDA multiples ranging from 6.5x to 7.5x utilizing its professional judgment, taking into account several factors, including analysis of historical trading data and enterprise value to adjusted EBITDA multiples for the Company. Goldman Sachs then subtracted the book value of debt and added the assumed amount of cash and cash equivalents in each case as of the relevant year-end per the December Management Projections from the illustrative enterprise values in order to calculate the implied future equity values.  The implied future equity values in turn were divided by the projected year-end fully diluted shares of Company common stock outstanding which included dilution from non-qualified stock options, RSUs, DSUs and SARs, calculated using data provided by the Company, which resulted in an illustrative estimated per share future value for the Company common stock ranging from $7.34 in FY 2015 to $18.14 in FY 2019.  Goldman Sachs then calculated the implied present values of the implied per share future values of the Company common stock by discounting these implied future values to present values as of September 30, 2015 using an illustrative discount rate of 14.0%, reflecting an estimate of the cost of equity for the Company. Goldman Sachs derived this discount rate by application of the Capital Asset Pricing Model, which requires certain Company-specific inputs, including a beta for the Company, as well as certain financial metrics for the United States financial markets generally. The following table presents the results of Goldman Sachs’ analysis:

Implied Present Value per Share of Company Common Stock Based on Illustrative EV to EBITDA Multiples of 6.5x to 7.5x

FY 2015E	$7.10 - $9.26
FY 2016E	$8.06 - $10.10
FY 2017E	$8.54 - $10.42
FY 2018E	$8.77 - $10.48
FY 2019E	$8.81 - $10.39

Illustrative Discounted Cash Flow Analysis.  Using the December Management Projections, Goldman Sachs performed an illustrative discounted cash flow analysis on the Company. Utilizing illustrative discount rates ranging from 8.5% to 10.5%, reflecting estimates of the Company’s weighted average cost of capital, Goldman Sachs discounted to present value as of September 30, 2015 (i) estimates of the unlevered free cash flows for the Company for the fourth quarter of 2015 and the five years ending December 31, 2020 per the December Management Projections, and (ii) a range of illustrative terminal values for the Company as of December 31, 2020 derived by applying perpetuity growth rates, ranging from 2.5% to 3.5% to a terminal year estimate of the free cash flow to be generated by the Company, as reflected in the December Management Projections (which analysis implied exit terminal year EBITDA multiples ranging from 5.5x to 8.9x).  The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the December Management Projections and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs also cross-checked such estimates of perpetuity growth rates against the EBITDA multiples that are implied by such growth rates and a range of discount rates referred to above applied to the Company’s future unlevered cash flow forecasts. Goldman Sachs then added the ranges of the present values it derived above of the illustrative terminal value to the present values of the unlevered free cash flows for the fourth quarter of 2015 through fiscal year 2020, added the amount of the Company’s cash and cash equivalents as of September 30, 2015 (using public filings) and subtracted the assumed amount of the Company’s debt as of September 30, 2015 (using public filings) to calculate the range of implied equity values.  Goldman Sachs then divided the implied equity values by the amount of fully diluted shares of Company common stock outstanding as of December 4, 2015, including dilution from non-qualified stock options, RSUs, DSUs and SARs, as provided by the Company, to derive a range of implied present values per fully diluted outstanding share of Company common stock ranging from $6.76 to $14.52.

Selected Transactions Analysis.  Goldman Sachs analyzed certain information relating to the following selected transactions in the outdoor equipment and tools industry since 2009:

Date Announced	Acquirer	Target
2-Nov-2009	Stanley Works	Black & Decker Corporation
19-Jul-2010	Griffon Corporation	Ames True Temper, Inc.
17-Aug-2011	the Company	Woods Equipment Company
3-Oct-2011	AGCO Corporation	GSI Holdings Corp.
16-Dec-2011	Kubota Tractor Corporation	Kverneland Group[1]
10-Oct-2012	Bain Capital LLC	Apex Tool Group LLC
27-Oct-2014	The Toro Company	Boss Products
24-Nov-2014	Douglas Dynamics, Inc.	Henderson Enterprises Group

_____________________
[1]	Deal size analyzed based on a NOK 1.6 billion offer. Assumes NOK/USD rate of 5.95 as of December 16, 2011.

For each of the selected transactions, Goldman Sachs calculated and compared the target’s total enterprise value, as implied by the precedent transaction, as a multiple of the target’s EBITDA for the most recently reported latest twelve month period ending prior to the announcement of the transaction (“LTM EBITDA”). While none of the companies that participated in the selected transactions are directly comparable to the Company, the selected transactions were all of the transactions since 2009 that, in Goldman Sachs’ professional judgment, involved target companies with operations that, for the purposes of analysis, may be considered similar to certain of the Company’s results, market size and product profile.

The following table presents the results of this analysis:

	Selected Transactions		Merger
	Range	Median	IBES	December Management Projections
EV / LTM EBITDA[1]	6.9x-11.0x	8.6x	8.6x	8.5x

_____________________
[1]	Multiples for the merger were calculated using 2015E EBITDA estimates from IBES and from the December Management Projections rather than LTM EBITDA.

Based on the foregoing, Goldman Sachs multiplied a reference range of LTM EBITDA multiples of 6.9x to 11.0x by the Company’s Adjusted EBITDA for the twelve month period ending on September 30, 2015 to derive a range of implied enterprise values for the Company.  Goldman Sachs subtracted from the range of implied enterprise values the amount of the Company’s net debt as of September 30, 2015 and divided the result by the number of fully diluted shares of Company common stock as of December 4, 2015, including dilution from non-qualified stock options, RSUs, DSUs and SARs, as provided by the Company, to derive a reference range of implied per share values for the Company’s common stock of $8.03 to $16.94.

Selected Historical Premia Analysis. Goldman Sachs reviewed and analyzed the acquisition premia for all announced and completed all-cash transactions between $500 million and $1 billion involving United States publicly-traded industrial target companies from January 1, 2009 to December 7, 2015, excluding (i) transactions with premia in excess of 150% or with a discount of more than 50% and (ii) share buybacks and acquisitions of partial interest if the percentage of shares owned after the transaction is below 50%. Announced premia were calculated relative to the target’s closing share price one day prior to announcement.

The following tables present the results of this analysis:

	One Day
Premium for the merger to December 7, 2015 price per share of Company common stock of $5.70 (based on the per share merger consideration)	75.4%
	Year	One Day Premium	# of Transactions
Average Premia for Historical Transactions	2015 (through Dec. 7, 2015)	NA	0
	2014	34%	2
	2013	18%	1
	2012	43%	1
	2011	NA	0
	2010	29%	2
	2009	41%	1
Median	2009-2015	41%

Based on the foregoing and Goldman Sachs’ analyses of the various transactions and its professional judgment and experience, Goldman Sachs multiplied a range of premia from 30% to 45% by the closing price of the Company’s common stock as of December 7, 2015 to derive a reference range of per share values for the Company’s common stock of $7.41 to $8.27.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it.  Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or Parent or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Board as to the fairness from a financial point of view of the $10.00 in cash per share of Company common stock to be paid to the Company’s unaffiliated stockholders pursuant to the merger agreement.  These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, the Board, the Special Committee, Parent, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The per share merger consideration was determined through arm’s-length negotiations between the Company and Parent, American Securities, P2 (and their respective affiliates) and was approved by the Board and the Special Committee.  Goldman Sachs provided advice to the Company during these negotiations.  Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or the Board or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the merger agreement.  The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities.  In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, Parent, P2 Capital Master Fund I, L.P. and any of their respective affiliates and portfolio companies, including American Securities, P2, and their respective affiliates and portfolio companies, and third parties, or any currency or commodity that may be involved in the transaction for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to the Company in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the merger agreement.  Goldman Sachs has provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time. Goldman Sachs also has provided certain financial advisory and/or underwriting services to American Securities and/or its affiliates and portfolio companies from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as co-manager with respect to the initial public offering of 25 million shares of common stock of Fairmount Minerals Ltd., a portfolio company of American Securities, in October 2014; as bookrunner with respect to a term loan (aggregate principal amount $1.25 billion) of Metaldyne Performance Group Inc., a portfolio company of American Securities, in October 2014; as left-lead bookrunner with respect to the public offering by Metaldyne Performance Group Inc. of its 7.375% Senior Unsecured Notes due October 15, 2022 (aggregate principal amount $600 million) in October 2014; as bookrunner with respect to the initial public offering of 10 million shares of common stock of Metaldyne Performance Group Inc. in December 2014; as bookrunner with respect to the refinancing of a term loan (aggregate principal amount $400 million) of Tekni Plex, Inc., a portfolio company of American Securities, in April 2015; as financial advisor to Unifrax Corporation, a portfolio company of American Securities, with respect to its purchase of a stake in Shandong Luyang in May 2015; and as bookrunner with respect to the repricing of a term loan (aggregate principal amount $460 million) of Unifrax Corporation in June 2015.  Goldman Sachs also has provided certain financial advisory and/or underwriting services to P2 and/or its affiliates and portfolio companies from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as financial advisor to Interline Brands, Inc., an affiliate of P2, with respect to its repurchase of its 7.50% Senior Subordinated Notes due November 15, 2018 (aggregate principal amount $300 million) in March 2014; as sole bookrunner with respect to a term loan (aggregate principal amount $350 million) of Interline Brands, Inc. in March 2014; and as financial advisor to Interline Brands, Inc. with respect to its sale to Home Depot in August 2015.  Goldman Sachs may also in the future provide financial advisory and/or underwriting services to the Company, Parent and their respective affiliates, and American Securities and P2 and their respective affiliates and portfolio companies, for which the Investment Banking Division of Goldman Sachs may receive compensation.  Affiliates of Goldman Sachs also may have co-invested with American Securities, P2 and their respective affiliates from time to time and may have invested in limited partnership units of affiliated investment funds managed by American Securities and P2 from time to time and may do so in the future. During the two-year period ended December 9, 2015, Goldman Sachs has not been engaged by the Company or its affiliates to provide financial advisory or underwriting services for which the Investment Banking Division of Goldman Sachs has received compensation. During the two-year period ended December 9, 2015, the Investment Banking Division of Goldman Sachs has received compensation for financial advisory and/or underwriting services provided directly to American Securities and/or to its affiliates and portfolio companies (which may include companies that are not controlled by American Securities LLC) of approximately $33.5 million. During the two-year period ended December 9, 2015, the Investment Banking Division of Goldman Sachs has received compensation for financial advisory and/or underwriting services provided directly to P2 and/or to its affiliates and portfolio companies (which may include companies that are not controlled by P2 Capital Partners, LLC) of approximately $11.5 million.

The Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger.  Pursuant to a letter agreement dated May 21, 2008, the Company engaged Goldman Sachs to act as its financial advisor in connection with the possible sale of all or a portion of the Company.  Pursuant to the terms of this engagement letter, the Company has agreed to pay Goldman Sachs a transaction fee that is estimated, based on the information available as of the date of announcement, as approximately $8 million, approximately $2.6 million of which became payable upon the execution of the merger agreement and the remainder of which is payable upon consummation of the transaction.  In addition, the Company has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of Greenhill, Financial Advisor to the Special Committee

The Special Committee retained Greenhill to act as its financial advisor in connection with the Special Committee’s consideration of the proposed terms of the merger. On December 8, 2015, at a meeting of the Special Committee, Greenhill delivered an oral opinion to the Special Committee, subsequently confirmed by delivery of a written opinion, dated December 8, 2015, to the effect that, as of that date of the opinion, and based upon and subject to the limitations and assumptions set forth therein, the consideration to be received by the Company’s unaffiliated stockholders pursuant to the merger agreement was fair, from a financial point of view, to such unaffiliated stockholders.  For purposes of the description of Greenhill’s opinion, references to unaffiliated stockholders are to holders of Company common stock other than Parent, the Rollover Stockholders and any of their respective affiliates.

The full text of Greenhill’s written opinion, dated December 8, 2015, which contains the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference.  The summary of Greenhill’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.  You are urged to read the opinion in its entirety.  Greenhill delivered its opinion to the Special Committee (in its capacity as such) in connection with and for purposes of its evaluation of the per share merger consideration from a financial point of view. The Greenhill opinion was not a recommendation to the members of the Special Committee as to whether to approve the merger or the merger agreement and is not a recommendation as to how any holder of Company common stock should vote with respect to the merger, or any other matter.

                In arriving at its opinion, Greenhill, among other things, has:

•	reviewed the draft of the merger agreement presented to the Special Committee at its meeting on December 8, 2015, and certain related documents;

•	reviewed certain publicly available financial statements of the Company;

•	reviewed certain other publicly available business and financial information relating to the Company that Greenhill deemed relevant;

•	reviewed certain information, including financial forecasts and projections and other financial and operating data concerning the Company, prepared by the management of the Company, and discussed such information, including the financial forecasts and projections and other data, with senior executives of the Company;

•	discussed the past and present operations and financial condition and the prospects of the Company with senior executives of the Company;

•	reviewed the historical market prices and trading activity for the Company common stock and analyzed its implied valuation multiples;

•	compared the value of the consideration with that received in certain publicly available transactions that Greenhill deemed relevant;

•	compared the value of the consideration with the trading valuations of certain publicly traded companies that Greenhill deemed relevant;

•	compared the value of the consideration to the valuation derived by discounting projected future cash flows and a terminal value of the business at discount rates Greenhill deemed appropriate;

•	participated in discussions and negotiations among representatives of the Company and its legal and financial advisors, representatives of the Special Committee and its legal advisors and representatives of Parent and its legal and financial advisors; and

•	performed such other analyses and considered such other factors as Greenhill deemed appropriate.

Greenhill’s written opinion was addressed to the Special Committee in connection with the Special Committee’s consideration of the merger.  Greenhill was not requested to opine as to, and its opinion did not in any manner address, the underlying business decision to proceed with or effect the merger.  Greenhill has not expressed any opinion as to any aspect of the transactions contemplated by the merger agreement, other than the fairness to the Company’s unaffiliated stockholders, from a financial point of view, of the consideration to be received by such unaffiliated stockholders. Greenhill’s opinion did not address the amount or nature of any compensation to any officers, directors or employees of the Company, or any class of such persons relative to the consideration to be received by the Company’s unaffiliated stockholders in the merger or with respect to the fairness of any such compensation.  Greenhill’s opinion was approved by its Fairness Committee.  It was not intended to be and did not constitute a recommendation to the Special Committee as to whether it should approve the merger or the merger agreement, nor does it constitute a recommendation as to whether the stockholders of the Company should approve or take any other action in respect of the merger at any meeting of the Company’s stockholders convened in connection with the merger.

In conducting its review and analysis and rendering its opinion, Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to Greenhill by representatives and management of the Company for the purposes of Greenhill’s opinion and further relied upon the assurances of the representatives and management of the Company that they were not aware of any facts or circumstances that would make such information inaccurate or misleading.  With respect to the financial forecasts, projections of the Company and other data with respect to the Company that was furnished or otherwise provided to Greenhill, Greenhill assumed that such financial forecasts, projections and data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company as to those matters, and Greenhill relied upon such forecasts, projections and data in arriving at its opinion.  Greenhill expressed no opinion with respect to such financial forecasts, projections and data or the assumptions upon which they were based.

Greenhill did not make any independent valuation or appraisal of the assets or liabilities of the Company, nor was Greenhill furnished with any such valuations or appraisals.  Greenhill assumed that the merger will be consummated in accordance with the terms set forth in the final, executed merger agreement, which Greenhill assumed was identical in all material respects to the latest draft thereof Greenhill reviewed, and without waiver of any material terms or conditions set forth in the merger agreement.  Greenhill further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the merger will be obtained without any effect on the Company or the merger meaningful to its analysis.  Greenhill’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Greenhill as of, the date of the written opinion.  It should be understood that subsequent developments may affect Greenhill’s opinion, and Greenhill does not have any obligation to update, revise or reaffirm its opinion.

Summary of Greenhill’s Financial Analysis.

The following is a summary of the material financial and comparative analyses contained in the presentation that was made by Greenhill to the Special Committee in connection with rendering its opinion described above.  The following summary, however, does not purport to be a complete description of the analyses performed by Greenhill, nor does the order of the analyses described represent the relative importance or weight given to those analyses by Greenhill.  Some of the summaries of the financial analyses include information presented in tabular format.  In order to fully understand the financial analyses performed by Greenhill, the tables must be read together with the full text of each summary and are not alone a complete description of Greenhill’s financial analyses.  Considering the data set forth in the tables below without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Greenhill’s financial analyses.  Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 8, 2015, and is not necessarily indicative of current market conditions.

Comparable Company Analysis.

Greenhill performed a comparable company analysis of the Company, an analysis that is based on factors such as the then-current market values, capital structure and operating statistics of other publicly traded companies believed to be generally relevant, in order to derive trading multiples for these companies, which could then be applied to the Company to derive an implied per share value range for the Company common stock.

In this analysis, Greenhill reviewed, to the extent publicly available, selected financial data for the following publicly-traded companies, which are collectively referred to below as the “selected companies”:

•	The Toro Company,

•	The Husqvarna Group,

•	Briggs & Stratton, and

•	Alamo Group, Inc.

Greenhill examined these companies because, among other reasons, they are publicly traded companies with operations or businesses in related sectors or for purposes of analysis were considered appropriately similar or reasonably related to those of the Company.  Greenhill believes that none of the selected companies is directly comparable to the Company.  Accordingly, Greenhill’s analysis of these selected publicly-traded companies necessarily involved complex considerations and judgments concerning the differences in scale and financial and operating characteristics, as well as other factors that would necessarily affect the analysis of the operating statistics and trading multiples of the selected publicly-traded companies.  In evaluating the related companies, Greenhill made judgments and assumptions concerning industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the businesses of the Company and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of the Company or the industry or the financial markets in general.  Greenhill also made judgments as to the relative comparability of such companies to the Company and judgments as to the relative comparability of the various valuation parameters with respect to the companies.  The numerical results may not in themselves be meaningful in analyzing the contemplated transaction as compared to the related companies.

Greenhill calculated and compared various financial multiples and ratios based on information it obtained from filings with the SEC, Capital IQ and FactSet databases, management estimates and other publicly available information as of December 7, 2015.  The multiples for each of the selected companies were based on closing share prices on December 7, 2015 and the most recent filings with the SEC and Capital IQ and FactSet databases.  Greenhill analyzed the enterprise value as a multiple of estimated EBITDA for the years 2015 and 2016 for the selected companies.  From this data, along with a review of estimated revenue and EBITDA growth for the years 2015 and 2016 for the selected companies, Greenhill derived ranges of multiples deemed most meaningful for its analysis, applied such ranges of multiples to the corresponding December Management Projections and, as a result, arrived at ranges of implied estimated per share values for the Company common stock. Information regarding the selected multiples is below:

Metric	Multiple Range
Enterprise value as a multiple of 2015 estimated EBITDA	7.5x – 9.0x
Enterprise value as a multiple of 2016 estimated EBITDA	6.25x – 8.5x

When applied to the Company, the enterprise value to estimated 2015 EBITDA multiple yielded an implied per share value range for the Company common stock of approximately $8.16 to $11.25 and the enterprise value to estimated 2016 EBITDA multiple yielded an implied per share value range for the Company common stock of approximately $6.83 to $11.90.  Greenhill compared these ranges to the consideration to be received by the Company’s unaffiliated stockholders in the merger.

Precedent Transaction Analysis.

Greenhill performed an analysis of selected recent change of control transactions (the “Greenhill Precedent Transactions”), consisting of selected transactions with an enterprise value of greater than $100 million in a similar industrial equipment sector as the Company since 2008.  The information used in this analysis was based on the Capital IQ database.

Although Greenhill analyzed the multiples implied by the Greenhill Precedent Transactions, none of these transactions or associated companies is identical to the acquisition of the Company pursuant to the merger agreement.  Accordingly, Greenhill’s analysis of the selected transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, the parties involved and terms of their transactions and other factors that would necessarily affect the implied value of the Company versus the values of the companies in the selected transactions.  In evaluating the Greenhill Precedent Transactions, Greenhill made judgments and assumptions concerning industry performance, general business, economic, market and financial conditions and other matters.  Greenhill also made judgments as to the relative comparability of those companies to the Company and judgments as to the relative comparability of the various valuation parameters with respect to the companies.

The following table identifies the selected transactions considered in this analysis:

Date Announced	Target	Acquiror
11/24/2014	Henderson Products, Inc.	Douglas Dynamics, Inc.
10/27/2014	Boss SnowPlows	The Toro Company
05/23/2014	Intersystems Inc.	AGCO Corporation
12/16/2011	Kverneland Group	Kubota Corporation
10/03/2011	GSI Holdings Corp.	AGCO Corporation
08/17/2011	Woods Equipment Company	The Company
11/02/2009	Black & Decker Corporation	Stanley, Black & Decker, Inc.
03/17/2008	Lawn, Garden and Power Equipment Divisions	The Husqvarna Group

Using enterprise value implied by the transaction and last-twelve-month revenue (for the twelve-month period prior to the fiscal quarter in which the transaction was announced) for each of the target companies (except for Boss SnowPlows and Intersystems, for which such information was not available), Greenhill derived reference ranges of valuation multiples for the Greenhill Precedent Transactions.  The median and mean enterprise value to last-twelve-month revenue ratios were 1.00x and 1.03x, respectively. Based in part on the foregoing multiples and qualitative judgments concerning differences between the characteristics of these transactions and the merger, Greenhill derived indicative enterprise values of the Company by applying multiples of enterprise value to last-twelve-month revenue ranging from 0.80x to 1.20x to the Company’s estimated 2015 revenue.  This analysis resulted in an implied per share value range for the Company common stock of approximately $6.35 to $13.16.  Greenhill compared this range to the consideration to be received by the Company’s unaffiliated stockholders in the merger.

Premiums Paid Analysis.

Greenhill performed an analysis of the premiums paid in transactions announced in the last five years, with a transaction value between $250 million to $1 billion in enterprise value, involving consideration in cash and an acquisition of a majority stake. Although Greenhill analyzed the premiums implied by the selected transactions, none of these transactions or associated companies is identical to the merger or to the Company.

Using publicly available information at the time of the announcement of the relevant transaction, from the Capital IQ database, Greenhill reviewed the consideration paid in the transactions and analyzed the premium in each such transaction over the closing prices on the last trading day, one calendar week and one calendar month, in each case, before the announcement of the applicable transaction.

For these transactions, Greenhill observed that the median premium over the closing price of the target one day prior to the announcement was 20.9%, the median premium over the closing price of the target one calendar week prior to the announcement was 22.6% and the median premium over the closing price of the target one calendar month prior to the announcement was 24.4%.

Based on this analysis, Greenhill applied a summary range of 20.0 – 30.0% based on the median premiums for the transactions described above to the unaffected Company closing share price on December 7, 2015 in cash in order to derive an implied per share value range for the Company common stock.

This methodology resulted in an implied per share value range of approximately $6.84 to $7.41 for the Company. Greenhill compared this range to the consideration to be received by the Company’s unaffiliated stockholders in the merger.

Greenhill noted that the reasons for, and circumstances surrounding, each of the transactions reviewed were diverse and that the premiums fluctuated based on such factors as perceived growth, synergies, strategic value and type of consideration utilized in such acquisition transactions. None of the target companies in these transactions is identical to the Company and, accordingly, Greenhill’s analysis of these transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the comparison of the premium.

Discounted Cash Flow Analysis.

Greenhill performed a discounted cash flow analysis of the Company on a standalone basis to determine indications of implied per share values for the Company common stock using the December Management Projections.

Greenhill calculated a range of implied present values per share of the Company common stock by discounting to present value as of December 31, 2015, using a discount rate range of 8.50% to 9.50% based on the Company’s weighted average cost of capital, the sum of (1) the standalone, after-tax unlevered free cash flows of the Company for fiscal year 2016 through fiscal year 2020, and (2) the present value of a terminal year projection of the standalone, after-tax unlevered free cash flows of the Company for fiscal year 2020 derived from the December Management Projections, growing in perpetuity at a range of rates from 2.0% - 3.5%.  The perpetuity growth rates were selected based on Greenhill’s judgments concerning the future sustainable growth rate of the Company.  This discounted cash flow analysis resulted in an implied per share value range for the Company common stock of approximately $8.09 to $14.88.  Greenhill compared this range to the consideration to be received by the Company’s unaffiliated stockholders in the merger.

Other Information.

Greenhill observed certain additional information that was not considered part of its financial analyses for its opinion but was noted for informational purposes, including the following:

•	Using the December Management Projections, Greenhill performed an illustrative leveraged buyout analysis to determine the prices at which a financial buyer, such as Parent, might effect a leveraged buyout of the Company using a capital structure similar to that proposed for the merger. As a result of this analysis, Greenhill derived estimated implied equity values per share that a financial buyer might be willing to pay to acquire the Company ranging from $5.65 to $11.19 per share.

•	Greenhill performed a present value (as of December 31, 2015) of future share price analysis, which is designed to provide insight, on a theoretical basis, into the potential future value of a company’s common stock as a function of its projected EBITDA in fiscal year 2018 and its current forward enterprise value to EBITDA multiple, which value is subsequently discounted by a selected discount rate to arrive at a present value for the Company’s stock price. Greenhill multiplied forecasted EBITDA for 2018 from the December Management Projections by a range of forward enterprise value to EBITDA multiples from 6.0x to 8.5x to derive a range of future values per share of Company common stock. Greenhill then discounted this range of future values per share back to December 31, 2015 using an equity discount rate of 15.5%. The analysis resulted in a range of implied present values per share of Company common stock of $7.67 to $12.36.

General

The summary set forth above does not purport to be a complete description of the analyses or data presented by Greenhill, but simply describes, in summary form, the material analyses that Greenhill considered in connection with rendering its opinion.  The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description.  The preparation of a fairness opinion does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires Greenhill to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole.  Each of the analyses conducted by Greenhill was carried out in order to provide a different perspective on the financial terms of the merger and add to the total mix of information available.  Greenhill did not form an opinion as to whether any individual analysis or factor, considered in isolation, supported or failed to support an opinion about the fairness of the consideration to be paid to the Company’s unaffiliated stockholders pursuant to the merger agreement.  Rather, in reaching its conclusion, Greenhill considered the results of the analyses in light of each other and without placing particular reliance or weight on any particular analysis, and concluded that its analyses, taken as a whole, supported its determination.  Accordingly, notwithstanding the separate factors summarized above, Greenhill believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion.  In performing its analyses, Greenhill made numerous assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions, industry performance and other matters.  Analyses based on forecasts or projections of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties or their advisors.  Accordingly, Greenhill’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated or implied.  Moreover, Greenhill’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.  In addition, no company or transaction used in Greenhill’s analysis as a comparison is directly comparable to the Company or the merger.  Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, the Board, the Special Committee, Parent, Greenhill or any other person assumes responsibility if future results are materially different from those forecasts or projections.  The per share merger consideration was determined through arm’s-length negotiations between the Company and Parent, American Securities, P2 (and their respective affiliates) and was approved by the Board and the Special Committee.  Greenhill did not recommend any specific amount of consideration to the Company or the Board or that any specific amount of consideration constituted the only appropriate consideration for the merger.

The Special Committee retained Greenhill based on its qualifications and expertise in providing financial advice and on its reputation as an internationally recognized investment banking firm.  During the two years preceding the date of Greenhill’s written opinion, Greenhill had not been engaged by, performed any services for or received any compensation from the Company, any other parties to the merger agreement, American Securities , the Rollover Stockholders, P2 or any of their respective affiliates (other than any amounts that were paid to Greenhill under the letter agreement pursuant to which it was retained as a financial advisor to the Special Committee in connection with the merger).  Under the terms of Greenhill’s engagement with the Special Committee, the Company has agreed to pay Greenhill an aggregate fee of approximately $3,000,000, of which $150,000 was paid following execution of the engagement letter, $1,000,000 of which was paid following delivery of Greenhill’s written opinion, $1,000,000 of which was paid upon the public announcement of the execution of a definitive agreement and approximately $850,000 is payable upon the consummation of the merger.  The Company has also agreed to reimburse Greenhill for its out-of-pocket expenses (including fees and expenses of its legal counsel) reasonably incurred by it in connection with its services, and to indemnify Greenhill for certain liabilities arising out of its engagement.

Greenhill’s opinion was one of the many factors considered by the Special Committee in its evaluation of the merger and should not be viewed as determinative of the views of the Special Committee with respect to the merger.

Certain Effects of the Merger

If the proposal to adopt the merger agreement receives the affirmative vote of stockholders holding  a majority of the issued and outstanding shares of Company common stock and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into the Company upon the terms set forth in the merger agreement. As the surviving corporation in the merger, the Company will continue to exist following the merger as a wholly owned subsidiary of Parent.

Following the merger, all of the Company’s common stock will be beneficially owned by Parent and none of the Company’s current stockholders will, by virtue of the merger, have any direct ownership interest in, or be a stockholder of, the Company, the surviving corporation or Parent after the consummation of the merger (other than the Rollover Stockholders’ equity ownership in an affiliate of Parent).  As a result, the Company’s current stockholders (other than the Rollover Stockholders) will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of Company common stock. Following the merger, Parent (and the Rollover Stockholders) will benefit from any increase in the Company’s value and also will bear the risk of any decrease in the Company’s value.

Upon consummation of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (other than excluded shares) will be converted into the right to receive the per share merger consideration, without interest and less any applicable withholding taxes, and all shares of Company common stock so converted will, at the effective time, be cancelled. Please see the sections of this proxy statement entitled “The Merger Agreement—Consideration to be Received in the Merger” and “The Merger Agreement—Cancellation of Excluded Shares”, each beginning on page 80.

At the effective time of the merger, each stock option outstanding immediately prior to the effective time, whether then vested or unvested, (i) will be canceled without payment if such stock option has an exercise price greater than the per share merger consideration, and (ii) if the exercise price of such stock option is not greater than the per share merger consideration, will entitle the holder thereof to receive from the Company an amount in cash equal to the product of (x) the total number of shares subject to such stock option and (y) the excess of the per share merger consideration over the exercise price per share of such stock option, less any required withholding taxes.

At the effective time of the merger, each SAR outstanding immediately prior to the effective time, whether then vested or unvested, (i) will be canceled without payment if such SAR has a reference price per share greater than the per share merger consideration, and (ii) if the reference price of such SAR is not greater than the per share merger consideration, will entitle the holder thereof to receive from the Company an amount in cash equal to the product of (x) the total number of shares subject to such SAR and (y) the excess of the per share merger consideration over the reference price per share of such SAR, less any required withholding taxes.

At the effective time of the merger, each RSU or DSU in respect of shares outstanding immediately prior to the effective time, whether then vested or unvested, will be canceled and will entitle the holder thereof to receive from the Company an amount in cash equal to the product of (x) the total number of shares subject to such RSU or DSU and (y) the per share merger consideration, less any required withholding taxes.

For information regarding the effects of the merger on the Company’s outstanding equity awards, please see the section below entitled “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 67 and the section of this proxy statement entitled “The Merger Agreement—Treatment of Equity and Equity-Based Awards” beginning on page 80.

The Company common stock is currently registered under the Exchange Act and trades on the NYSE under the symbol “BLT”. Following the consummation of the merger, shares of Company common stock will no longer be traded on the NYSE or any other public market. In addition, the registration of shares of Company common stock under the Exchange Act will be terminated and the Company will no longer be required to file periodic and other reports with the SEC with respect to the Company common stock. Termination of registration of the Company common stock under the Exchange Act will reduce the information required to be furnished by the Company to the Company’s stockholders and the SEC, and would make provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company.

Effects on the Company if the Merger is not Completed

In the event that the proposal to adopt the merger agreement does not receive the required approval from the Company’s stockholders, or if the merger is not completed for any other reason, the Company’s stockholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company, the Company common stock will continue to be listed and traded on the NYSE, the Company common stock will continue to be registered under the Exchange Act and the Company’s stockholders will continue to own their shares of the Company common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of Company common stock.

If the merger is not completed, there is no assurance as to the effect of these risks and opportunities on the future value of your shares of Company common stock, including the risk that the market price of Company common stock may decline to the extent that the current market price of the Company’s stock reflects a market assumption that the merger will be completed. If the merger is not completed, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, operations, financial condition, earnings or prospects of the Company will not be adversely impacted. Pursuant to the merger agreement, under certain circumstances the Company is permitted to terminate the merger agreement in order to enter into an alternative transaction. Please see the section of this proxy statement entitled “The Merger Agreement—Termination” beginning on page 100.

Under certain circumstances, if the merger is not completed, the Company may be obligated to pay to Parent a termination fee. Please see the section of this proxy statement entitled “The Merger Agreement—Termination Fee” beginning on page 102.

Financing of the Merger

The merger is not subject to a financing condition. Parent estimates that the total amount of funds required to complete the merger and related transactions, including payment of fees and expenses in connection with the merger and the repayment of debt, is anticipated to be approximately $950 million.  Parent expects this amount to be provided through a combination of the proceeds of:

•	cash equity investments by certain affiliated investment funds managed by American Securities totaling up to an amount of $475 million in the aggregate (comprised of (i) $465,737,500 by American Securities Partners VI, LP, (ii) $4,227,500 by American Securities Partners VI(B), LP, (iii) $4,655,000 by American Securities Partners VI(C), LP and (iv) $380,000 by American Securities Partners VI(D), LP), which are described below in this section under the subheading “Equity Financing”; and

•	debt financing, consisting of a senior secured term loan facility in an aggregate principal amount of $475,000,000 (comprised of a U.S. dollar tranche in an aggregate principal amount of $300,000,000 and a Euro tranche in an aggregate principal amount of the Euro equivalent of $175,000,000) and a senior secured revolving credit facility in an aggregate principal amount of $75,000,000 (which would be available to finance fees and expenses related to the debt financing), which is described below in this section under the subheading “Debt Financing”.

Equity Financing

In connection with Parent’s entry into the merger agreement, Parent received an equity commitment letter (the “equity commitment letter”), dated December 9, 2015, from certain affiliated investment funds managed by American Securities, pursuant to which such funds have committed to capitalize Parent, immediately prior to the closing of the merger, with an equity contribution in an amount of $475 million in the aggregate (the “equity financing”).  This equity commitment is comprised of (i) a $465,737,500 commitment by American Securities Partners VI, LP, (ii) a $4,227,500 commitment by American Securities Partners VI(B), LP, (iii) a $4,655,000 commitment by American Securities Partners VI(C), LP and (iv) a $380,000 commitment by American Securities Partners VI(D), LP, in each case on the terms and subject to the conditions set forth in the equity commitment letter.  The equity commitment of each of the funds is conditioned upon the contemporaneous funding of the debt financing described below (or alternative debt financing being obtained in accordance with the merger agreement) and the satisfaction or waiver of the conditions to the obligations of Parent and Merger Sub to complete the merger contained in the merger agreement.

Each of the equity commitments will terminate upon the earliest to occur of (i) the consummation of the merger, (ii) the valid termination of the merger agreement in accordance with its terms (except for claims by the Company to require Parent to enforce the equity commitments, in which case the equity commitments will be extended until a final, non-appealable resolution of such claim or a written agreement signed by the parties relating thereto) and (iii) the assertion by the Company or its controlled affiliates of any claim against the equity commitment parties or related parties, other than as permitted by the equity commitment letter.  The Company is an express third-party beneficiary of the equity commitment letter and has the right to seek specific performance of the funding of the commitments thereunder under the circumstances in which the Company would be permitted by the merger agreement to obtain specific performance requiring Parent to enforce such commitment.

Debt Financing

In connection with Parent’s entry into the merger agreement, Parent received a debt commitment letter and a fee letter (such letters, the “debt commitment letter” and, together with the equity commitment letter, the “commitment letters”), dated December 9, 2015, from Barclays Bank PLC (“Barclays”), KeyBanc Capital Markets Inc. (“KeyBanc”) and KeyBank National Association (“KeyBank” and, together with Barclays and KeyBanc, the “debt commitment parties”).  The debt commitment letter provides an aggregate of $550 million in debt financing to Parent, consisting of a senior secured term loan facility in an aggregate principal amount of $475,000,000 (comprised of a U.S. dollar tranche in an aggregate principal amount of $300,000,000 and a Euro tranche in an aggregate principal amount of the Euro equivalent of $175,000,000) and a senior secured revolving credit facility in an aggregate principal amount of $75,000,000 (which is available on the closing date to fund any original issue discount payable with respect to the debt financing pursuant to the flex provisions thereof), in each case on the terms and subject to the conditions set forth in the debt commitment letter (the “debt financing” and, together with the equity financing, the “financing”).

The debt commitment parties may invite other banks, financial institutions and institutional lenders to participate in the debt financing and to undertake a portion of the commitments to provide such debt financing.

The facilities contemplated by the debt commitment letter are subject to certain closing conditions, including, without limitation:

•	delivery of executed definitive loan documentation, including security documentation, consistent with the documentation principles set forth in the debt commitment letter;

•	delivery of certain customary closing documents (including, among others, legal opinions and corporate documents), lien searches and a borrowing notice);

•	delivery of certain Company financial statements;

•	payment of applicable fees and expenses;

•	repayment in full of all obligations under the Credit Agreement, dated as of May 5, 2015 (the “existing credit agreement”), among Blount, Inc. and Omark Properties, Inc., as borrowers, the Company and certain subsidiaries of the Company, as guarantors, Bank of America, N.A., as administrative agent and the other lenders and agents party thereto;

•	delivery of a solvency certificate;

•	delivery of information under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

•	consummation of the merger in accordance with the merger agreement (without giving effect to any amendments to the merger agreement or any waivers or consents thereof that are materially adverse to the lenders under such facilities, in each case without the consent of the debt commitment parties);

•	the accuracy of the representations and warranties made by the Company in the merger agreement which are material to the lenders under such facilities to the extent required in the merger agreement, but solely to the extent that Parent and Merger Sub have the right not to consummate the transactions contemplated thereby or to terminate their obligations thereunder, in each case as a result of a breach of such representations and warranties, and the accuracy of certain specified representations and warranties in the loan documents;

•	a condition that, since the date of the merger agreement, there has not occurred any “Company material adverse effect” (defined in the debt commitment letter in the same manner as in the merger agreement) that remains in effect;

•	delivery to the debt commitment parties of certain Company financial statements and a customary confidential information memorandum containing information customarily provided by a borrower; and

•	expiration of a 15 consecutive business day marketing period following the delivery of the confidential information memorandum; provided, that such 15 consecutive business day period will not commence on or prior to January 4, 2016, and is subject to certain customary blackout dates.

The final termination date for the debt commitment letter is the first to occur of (i) the termination of the merger agreement, (ii) June 4, 2016, (iii) the consummation of the merger with or without the funding of the senior credit facilities and (iv) the initial funding of the senior secured credit facilities.

Limited Guaranty

Certain affiliated investment funds managed by American Securities or P2 (such investment funds, the “guarantors”), severally and not jointly, have agreed to guarantee the obligations of Parent under the merger agreement to pay, under certain circumstances, the reverse termination fee.  This guaranty is comprised of (i) a $36,788,558.08 guaranty by American Securities Partners VI, LP, (ii) a $333,929.80 guaranty by American Securities Partners VI(B), LP, (iii) a $367,697.98 guaranty by American Securities Partners VI(C), LP, (iv) a $30,016.16 guaranty by American Securities Partners VI(D), LP and (v) a $1,579,797.98 guaranty by P2 Capital Master Fund I, L.P.

The limited guaranty will terminate on the earliest of (i) the consummation of the merger, (ii) 60 days following valid termination of the merger agreement in accordance with its terms if no claim is brought under the limited guaranty alleging any of the guaranteed obligations thereunder are due and owing, (iii) the date that all obligations under the limited guaranty have been indefeasibly performed and satisfied by the guarantors in full and (iv) the assertion by the Company or its controlled affiliates of any claim against the guarantors or related parties, other than as permitted under the limited guaranty.

Interests of the Company’s Directors and Executive Officers in the Merger

Details of the beneficial ownership of the Company’s directors and executive officers of Company common stock (and certain vested equity-based awards) are set out in the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 109. In addition to their interests in the merger as stockholders, certain of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. In considering the proposals to be voted on at the special meeting, you should be aware of these interests. The members of the Board were aware of and considered these interests in reaching the determination to approve the merger agreement and deem the merger  agreement, the merger and the other transactions contemplated by the merger agreement to be advisable and in the best interests of the Company, and in recommending that the Company’s stockholders vote for the adoption of the merger agreement. These interests include:

•	Mr. Collins, the chairman of the Board and the chief executive officer of the Company, and David A. Willmott, the president and chief operating officer of the Company, who recused themselves from the decisions of the Board with respect to the merger and the merger agreement described above, agreed, following the signing of the merger agreement, with an affiliate of Parent to contribute, immediately prior to the consummation of the merger, to such affiliate the shares of Company common stock owned by each such executive and additional cash amounts equal to 50% of the value (based upon the per share merger consideration of $10.00) of equity-based awards of the Company held by each such executive as of the date of signing of the merger agreement, in exchange for equity securities of such affiliate of Parent. Shortly following the merger, Mr. Collins and Mr. Willmott are expected to collectively receive a grant of options to purchase an aggregate of 6% of the fully diluted common shares of such affiliate of Parent, subject to vesting based on post-closing service to and performance of such affiliate. Mr. Collins and Mr. Willmott are also each expected to serve on the board of directors of an affiliate of Parent following the closing (see the section of this proxy statement entitled “Rollover Agreements” beginning on page 106);

•	the accelerated vesting and cash-out of equity-based awards held by directors and executive officers in connection with the merger in accordance with the terms of the applicable award agreements and the merger agreement (as described above in “Treatment of Equity and Equity-Based Awards”);

•	certain contractual severance payments and benefits in the event an executive officer experiences a qualifying termination of employment; and

•	the accelerated payment of certain account balances of each executive officer under the Company’s Supplemental Retirement Savings Plan.

The Company’s directors and executive officers also have the right to indemnification following the closing of the merger. Please see the section below entitled “—Director and Officer Indemnification” beginning on page 72 and the section of this proxy statement entitled “The Merger Agreement—Indemnification” beginning on page 97.

Treatment of Equity and Equity-Based Awards

For information regarding beneficial ownership of Company common stock (including certain vested equity-based awards) by each of the Company’s directors and named executive officers and all of such directors and executive officers as a group, please see the section titled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 109. Each of the Company’s directors and executive officers will be entitled to receive, for each share of Company common stock he or she holds, the same per share merger consideration in cash in the same manner as other shareholders.

The general treatment of the Company’s equity-based awards is described under the section entitled “The Merger Agreement—Treatment of Equity and Equity-Based Awards” beginning on page 80.

Treatment of Stock Options, SARs and RSUs.  As of the date of this proxy statement, the Company’s executive officers held stock options, SARs and RSUs, and the Company’s non-employee directors held RSUs, each of which will be subject to “single-trigger” accelerated vesting at the effective time of the merger consistent with the treatment for all other stock-based awards.  All stock options held by the Company’s executive officers were fully vested prior to the effective time of the merger, and each of the executive officers who hold stock options will be entitled to receive an amount in cash equal to the product of (i) the number of shares of Company common stock underlying each such stock option and (ii) the excess (if any) of the per share merger consideration over the exercise price per share of each such stock option, less any required withholding taxes.  All of the SARs held by the Company’s executive officers have an exercise price greater than the per share merger consideration of $10.00, and will therefore be cancelled for no consideration at the effective time of the merger.

The table below, entitled “Cash Payments to Executive Officers in respect of Vested Stock Options, Vested RSUs and Unvested RSUs”, along with its footnotes, shows the number of outstanding vested stock options and vested and unvested RSUs held by the Company’s executive officers and the cash consideration each of them can expect to receive for such awards promptly following the effective time of the merger.  The values shown were calculated assuming (i) a date of March 1, 2016, the assumed date of the closing of the merger (the “assumed merger closing date”) solely for purposes of this transaction-related compensation, (ii) that the price per share of Company common stock was $10.00, which equals the per share merger consideration, (iii) as generally prohibited pursuant to the merger agreement, that no additional equity-based awards will be granted between the date of this proxy statement and such date and (iv) that all stock options held by each executive as of the date of this proxy statement remain unexercised as of the effective time of the merger.

Cash Payments to Executive Officers and Non-Employee Directors in respect of Vested Stock Options and Vested and Unvested RSUs

Name	No. of Vested Stock Options	Resulting Consideration from Vested Stock Options ($)	No. of Vested RSUs(1)	Resulting Consideration from Vested RSU ($)	No. of Unvested RSUs	Resulting Consideration from Unvested RSUs ($)	Total Resulting Consideration from Stock Options and RSUs ($)
Executive Officers
Joshua L. Collins	750,000	$645,000	34,631	$346,310	27,547	$275,470	$1,266,780
Calvin E. Jenness	0	$0	11,348	$113,480	8,465	$84,650	$198,130
David A. Willmott	100,000	$48,000	30,670	$306,700	24,447	$244,470	$599,170
Gerald D. Johnson	0	$0	7,058	$70,580	11,054	$110,540	$181,120
Mark V. Allred	0	$0	3,630	$36,300	2,722	$27,220	$63,520
David P. Gillrie	0	$0	6,238	$62,380	5,730	$57,300	$119,680
David K. Parrish	0	$0	5,741	$57,410	5,850	$58,500	$115,910
Chad E. Paulson	0	$0	5,612	$56,120	5,359	$53,590	$109,710
Cyrille B. Michel (2)	0	$0	3,857	$38,570	0	$0	$38,570

Directors
Robert E. Beasley, Jr.	0	$0	0	$0	4,222	$42,220	$42,220
Ronald Cami	0	$0	0	$0	4,222	$42,220	$42,220
Andrew C. Clarke	0	$0	0	$0	4,222	$42,220	$42,220
Nelda J. Connors	0	$0	0	$0	4,222	$42,220	$42,220
E. Daniel James	0	$0	0	$0	4,222	$42,220	$42,220
Harold E. Layman	0	$0	0	$0	4,222	$42,220	$42,220
Max L. Lukens	0	$0	0	$0	6,049	$60,490	$60,490
Daniel J. Obringer	0	$0	0	$0	4,222	$42,220	$42,220

(1)
Represents shares of Company common stock subject to RSUs that are vested but not yet settled.  Pursuant to the terms of the Company’s RSU award agreements, RSUs generally vest in equal quarterly installments over a three-year period, but are not settled until the final vesting date pursuant to such agreements.

(2)	Cyrille B. Michel, the Company’s former Senior Vice President – European Operations, retired from the Company as of January 31, 2015, but continues to hold certain vested RSUs.

Treatment of DSUs.  As of the date of this proxy statement, in addition to RSUs, certain of the Company’s non-employee directors hold DSUs that are fully vested and that, at the effective time of the merger, will be converted into the right to receive the per share merger consideration, less any required withholding taxes, with respect to each share of Company common stock subject to each such DSU.

The table below, entitled “Cash Payments to Non-Employee Directors in respect of Vested DSUs”, shows the number of outstanding DSUs held by the Company’s non-employee directors as of the assumed merger closing date and the cash consideration each of them can expect to receive for such awards promptly following the effective time of the merger, calculated based on the per share merger consideration of $10.00.

Cash Payments to Non-Employee Directors in respect of Vested DSUs

Name	No. of Vested DSUs	Resulting Consideration from Vested DSUs ($)
Robert E. Beasley, Jr.	17,038	$170,380
Ronald Cami	32,176	$321,760
Andrew C. Clarke	11,515	$115,150
Nelda J. Connors	9,034	$90,340
E. Daniel James	35,778	$357,780
Harold E. Layman	25,472	$254,720
Max L. Lukens	-	-
Daniel J. Obringer	-	-

Severance Entitlements

Certain of the Company’s executive officers are party to employment agreements (the “employment agreements”) that provide for severance payments and benefits in the event of a termination without “cause” or for “good reason” (defined below) at any time, and, in the case of Mr. Jenness, enhanced severance payments and benefits in the event of a termination without “cause” or for “good reason” within 12 months following a change in control.  For purposes of Mr. Jenness’ employment agreement, the consummation of the transaction will constitute a change in control.

In the event of such a termination, each of Messrs. Collins, Jenness, Willmott and Johnson would be entitled to the following payments and benefits (discounted, in the case of payments to each of Messrs. Collins, Jenness and Willmott, to equal the present value of the stream of payments that would have been made over the applicable severance period):

•	base salary for the applicable severance period (payable, in the case of each of Messrs. Collins, Jenness and Willmott, in a lump sum, and in the case of Mr. Johnson, over a one-year period);

•	in the case of each of Messrs. Collins, Jenness and Willmott, the average bonus paid in the preceding two years in which bonuses were paid multiplied by the applicable severance period;

•	in the case of each of Messrs. Collins, Jenness and Willmott, a prorated bonus for the year of termination, based on the average bonus paid in the preceding two years in which bonuses were paid;

•	continued health and welfare benefits for the applicable severance period;

•	continued participation in the Company’s retirement plans for the severance period or, in the event such continued participation is prohibited under the terms of the plan, a lump-sum payment reflecting any contributions that would have been made by the Company pursuant to the Company retirement plans for the applicable severance period, assuming each of Messrs. Collins, Jenness, Willmott and Johnson participated at the maximum contribution level; and

•	in the case of each of Messrs. Collins and Willmott, certain additional perquisites for a 12-month period following termination.

For purposes of determining the value of the severance payments and benefits described above, Mr. Collins is entitled to a severance period of three years, each of Messrs. Jenness and Willmott is entitled to a severance period of two years and Mr. Johnson is entitled to a severance period of one year.

In addition, pursuant to the Company’s Severance Pay Plan for Certain Executives, certain of the Company’s executives will be entitled to a severance payment of six months of base salary, payable, at the discretion of the Company, over a six-month period or in a single lump-sum, in the event of a termination without “cause” at any time.

The employment agreements with each of Messrs. Collins, Jenness, Willmott and Johnson do not include any “golden parachute” tax gross-up payments in the event the executive officer is subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, and instead require that benefits be reduced to avoid such excise tax.  Receipt of the above described payments and benefits is conditioned upon the applicable executive officer executing, and not revoking, a release of claims in favor of the Company.

For purposes of the employment agreements and the Company’s Severance Pay Plan for Certain Executives, “cause” generally includes, among other things, (i) acts which have been found in an applicable court of law to constitute a felony, (ii) certain acts of dishonesty that adversely impact the Company and (iii) the willful and continued failure by the executive to substantially perform his duties with the Company.

For purposes of the employment agreements, “good reason” generally includes, among other things, (i) a material adverse change in the nature or status of the executive’s job responsibilities pursuant to each executive’s employment agreement (or, in the case of Mr. Johnson, a material diminution in authority, duties or responsibilities), (ii) other than in the case of Mr. Jenness, the relocation of the Company’s principal executive offices or the Company’s requiring the executive to be based anywhere other than the Company’s principal executive offices and (iii) a material reduction in the executive’s base salary.

Executive Management Annual Incentive Plan

Pursuant to the terms of the merger agreement (subject to certain restrictions), the Company may adopt an annual bonus plan with respect to fiscal year 2016 in accordance with the Company’s Executive Management Annual Incentive Plan, amended and restated effective as of January 1, 2011.  Each executive who is a participant in such annual bonus plan will be entitled to a pro rata portion of the bonus payment upon a change in control, assuming achievement of the applicable performance goals at target level.  For purposes of the Executive Management Annual Incentive Plan, the consummation of the merger will constitute a change in control.  Based on the base salary levels in effect as of January 8, 2016, target bonus levels that were in effect for fiscal year 2015 and an expected closing date of March 1, 2016, each executive would be entitled to the following estimated payments under the Executive Management Annual Incentive Plan for fiscal year 2016:  Mr. Collins ($112,500), Mr. Jenness ($32,500), Mr. Willmott ($100,000), Mr. Johnson ($29,583), Mr. Allred ($15,667), Mr. Gillrie ($23,333), Mr. Parrish ($23,333) and Mr. Paulson ($21,333).  As of the date of this proxy statement, target bonus levels for fiscal year 2016 have not yet been set.

Supplemental Retirement Savings Plan

The Company maintains the Supplemental Retirement Savings Plan that provides certain retirement benefits.  In order to protect amounts deferred by employees under the Supplemental Retirement Savings Plan, such amounts will be paid in a single lump-sum no later than 30 days following the closing.  Each executive will be entitled to a lump-sum payment of the following amounts following the closing:  Mr. Collins ($332,056), Mr. Jenness ($333,563), Mr. Willmott ($223,413), Mr. Johnson ($34,828), Mr. Allred ($22,284), Mr. Gillrie ($627), Mr. Parrish ($1,061), Mr. Paulson ($10,264) and Mr. Michel ($156,839).

New Management Arrangements

As of the date of this proxy statement, Parent has not entered into any employment agreements with the Company’s executive officers in connection with the merger, and the Company has not amended or modified any existing employment agreements, change in control agreements or other arrangements with management.  Following the signing of the merger agreement, an affiliate of Parent entered into a restricted activities agreement with each of Messrs. Collins and Willmott. Under the terms of these agreements, subject to and effective at the closing, each of Messrs. Collins and Willmott will be restricted from competing with the Company and soliciting Company customers or employees during the term of such executive’s employment and until the later of (i) the date that is one year following the termination of such executive’s employment with the Company and (ii) the end of the applicable severance period under such executive’s employment agreement (but in no event will such period exceed two years following the termination of such executive’s employment). In addition, the Rollover Agreements contemplate that Messrs. Collins and Willmott will receive a grant of options to purchase common stock under an affiliate of Parent’s equity program and will serve on the board of directors of such affiliate. See the section of this proxy statement entitled “Rollover Agreements” beginning on page 106.

Continuing Employee Benefits

The merger agreement provides that for a one-year period commencing at the effective time of the merger, Parent will (or will cause the surviving corporation to) provide to the employees of the Company or any of its subsidiaries who remain employed by the surviving corporation or any of its subsidiaries (collectively, the “Company Employees”) (i) base salary that is not less than the base salary provided prior to the closing, (ii) incentive opportunities (excluding equity compensation and other extraordinary compensation arrangements) that are substantially comparable to those provided prior to the closing, (iii) employee benefits (with certain exceptions) that are substantially comparable in the aggregate to those provided prior to the closing and (iv) severance benefits that are no less favorable than the severance benefits that would have been provided prior to the closing.  In addition, Parent will (or will cause the surviving corporation to) generally recognize each Company Employee’s period of service with the Company and its subsidiaries for purposes of all benefit plans and compensation and benefit arrangements (excluding benefit accruals under any defined benefit or post-employment health or welfare plan) in which such Company Employee participates following the effective time of the merger, to waive any pre-existing condition exclusions and waiting periods under the benefit plans it maintains, and to provide credit for any co-payments, deductibles and other out-of-pocket expenses that were paid prior to closing.

Director and Officer Indemnification

Under the merger agreement, from and after the effective time of the merger until the sixth anniversary of the date of the closing of the merger, the surviving corporation will, and Parent will cause the surviving corporation to, indemnify and hold harmless, and advance expenses to, each present and former director, officer, employee and agent of the Company and its subsidiaries (“indemnified parties”) to the same extent as indemnification is provided, or expenses are advanced, to such persons as of the date of the merger agreement by the Company pursuant to applicable law or the certificate of incorporation or bylaws of the Company, in each case in effect as of the date of the merger agreement.  In addition, for a period of six years from and after the effective time of the merger, Parent is required to cause the certificate of incorporation and the bylaws of the surviving corporation to contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of indemnified parties for periods at or prior to the effective time of the merger than are set forth in the certificate of incorporation and the bylaws of the Company as of the date of the merger agreement.

For a more detailed description of the provisions of the merger agreement relating to director and officer indemnification and insurance, please see the section of the proxy statement entitled “The Merger Agreement—Indemnification” beginning on page 97.

Quantification of Payments and Benefits

In accordance with Item 402(t) of Regulation S-K, the table below sets forth, for each of the Company’s named executive officers, estimates of the amounts of compensation that are based on or otherwise relate to the merger and that will or may become payable to each of the Company’s chief executive officer, chief financial officer and the three other most highly compensated executive officers, as determined for purposes of its most recent annual proxy statement, which we refer to as “named executive officers”, either immediately at the effective time of the merger (i.e., on a “single-trigger” basis) or on a qualifying termination of employment following the merger (i.e., on a “double-trigger” basis). This compensation is referred to as “golden parachute” compensation by the applicable SEC rules. Mr. Michel, who is considered a named executive officer for purposes of the SEC’s disclosure rules, although he retired from the Company as of January 31, 2015, is not entitled to any compensation that is based on or otherwise related to the merger. The table also sets forth the compensation that could become payable to the Company’s other executive officers. Although the rules of the SEC do not require that this table include compensation that could become payable to those executive officers who are not the Company’s named executive officers, it has been included so that quantification of the potential change in control payments and benefits that could be received by each of the Company’s executive officers are presented in a uniform manner.

The amounts indicated below are estimates of the amounts that would be payable to the executive officers and the estimates are based on multiple assumptions that may or may not actually occur. As a result, the actual amounts, if any, to be received by an executive officer may differ in material respects from the amounts set forth below.

For purposes of calculating such potential payments, we have assumed that (i) the effective time of the merger occurs on March 1, 2016, which is the assumed date of the effectiveness of the merger solely for purposes of this golden parachute disclosure, (ii) each executive officer is terminated without “cause” or resigns for “good reason” on March 1, 2016 and (iii) the compensation and benefits provided are not subject to a cutback to avoid the “golden parachute” excise tax that may be imposed under Section 4999 of the Code. The calculations in this table are based on the per share merger consideration of $10.00.

As described above in “Interests of the Company’s Directors and Executive Officers—Severance Entitlements”, each of the named executive officers is party to an employment agreement, which conditions payment of the cash severance payments and perquisites and benefits described in the table below on the execution of a general release in favor of the Company.  In addition, each named executive officer  is subject to confidentiality restrictions at all times, as well as non-compete and non-solicit of customers and employee restrictions for a one-year period following termination of employment with the Company.

Potential Change of Control Payments to Executive Officers

Name	Cash Severance ($)(1)	Equity ($)(2)	Prorated Annual Bonus ($)(3)	Perquisite/Benefits ($)(4)	Total ($)
Named Executive Officers
Joshua L. Collins	$3,690,112	$275,470	$112,500	$525,102	$4,603,184
Calvin E. Jenness	$1,154,033	$84,650	$32,500	$219,980	$1,491,163
David A. Willmott	$2,189,605	$244,470	$100,000	$364,040	$2,898,115
Gerald D. Johnson	$355,000	$110,540	$29,583	$76,400	$571,523
Cyrille B. Michel	-	-	-	-	-

Executive Officers
Mark V. Allred	$117,500	$27,220	$15,667	-	$160,387
David P. Gillrie	$140,000	$57,300	$23,333	-	$220,633
David K. Parrish	$140,000	$58,500	$23,333	-	$221,833
Chad E. Paulson	$128,000	$53,590	$21,333	-	$202,923

(1)
These amounts represent, in the case of Mr. Collins, three times and in the case of each of Messrs. Jenness and Willmott, two times, the sum of the executive officer’s current annual base salary and the average earned bonus for the prior two years in which a bonus was paid, and, in the case of Mr. Johnson, one times Mr. Johnson’s current annual base salary.  In the case of each of Messrs. Collins, Jenness and Willmott, such amounts are discounted to equal the present value of the stream of payments that would have been made over a three-year period, two-year period, and two-year period, respectively, based on a discount rate of 120% of the short-term semi-annual applicable federal rates for December 2015 (0.67%).   In the case of each executive officer other than the named executive officers, these amounts represent a payment equal to six-months of base salary, payable over a six-month period or in a single lump-sum, at the discretion of the Company.  These payments are “double-trigger”, as they will only be payable in the event of a termination without “cause” or, in the case of the named executive officers, resignation for “good reason”, at any time or, in the case of Mr. Jenness, during the 12-month period following the closing of the merger.  Such amounts will be payable in a lump sum promptly following such qualifying termination, or, in the case of Mr. Johnson, in equal installments over a one-year period. These payments are based on the compensation and benefit levels in effect as of January 8, 2016; therefore, if compensation and benefit levels are increased after January 8, 2016, actual payments may be greater than those provided for above. The amounts of the contractual severance components described above are set forth in the following table:

Name	Salary Component ($)	Cash Bonus Compensation Component ($)	Total ($)
Named Executive Officers
Joshua L. Collins	$2,005,076	$1,685,036	$3,690,112
Calvin E. Jenness	$774,906	$379,128	$1,154,033
David A. Willmott	$1,192,162	$997,443	$2,189,605
Gerald D. Johnson	$355,000	-	$355,000
Cyrille B. Michel	-	-	-

Executive Officers
Mark V. Allred	$117,500	-	$117,500
David P. Gillrie	$140,000	-	$140,000
David K. Parrish	$140,000	-	$140,000
Chad E. Paulson	$128,000	-	$128,000

(2)
These amounts represent the aggregate amount payable pursuant to the merger agreement to each named executive officer in respect of unvested RSUs held as of March 1, 2016, the assumed date of the closing of the merger.  These payments are “single-trigger”, as the RSUs will vest and be settled immediately upon the consummation of the merger, whether or not employment is terminated.

(3)
These amounts represent the prorated annual bonus payment for fiscal year 2016, assuming achievement of the applicable performance goals at target level, payable pursuant to the Company’s Executive Management Annual Incentive Plan upon the consummation of the merger, or, in the case of each of Messrs. Collins, Jenness and Willmott, a prorated bonus amount based on the average earned bonus for the prior two years, if greater.  These benefits are “single-trigger”, as they will become payable effective solely upon the consummation of the merger.

(4)
These amounts represent, in the case of Mr. Collins, three years, in the case of each of Messrs. Jenness and Willmott, two years, and, in the case of Mr. Johnson, one year, (i) the estimated cost of continued health and welfare benefits (including a tax gross-up for medical and dental insurance costs, calculated assuming a combined federal, state and local tax rate of 48.59%) and (ii) the value of any contributions that would have been made by the Company pursuant to the applicable Company retirement plans assuming each executive had participated in such plans at the maximum contribution level, discounted, in the case of each of Messrs. Collins, Jenness and Willmott, to equal the present value of such payments that would have been made over the three-year or two-year period, as applicable, based on a discount rate of 120% of the short-term semi-annual applicable federal rates for December 2015 (0.67%).  In addition, for each of Messrs. Collins and Willmott, these amounts represent the estimated cost of office space, administrative assistance and related expenses for a twelve-month period. These benefits are “double-trigger”, as they will only be payable in the event of a termination without “cause” or a resignation for “good reason”.   The values of each of the perquisites and benefits for each of the named executive officers as described above are set forth in the following table:

Name	Health &Welfare ($)(a)	Retirement Contributions ($)	Office Space/Administrative Assistance ($)	Total ($)
Named Executive Officers
Joshua L. Collins	$206,566	$226,935	$91,600	$525,101
Calvin E. Jenness	$136,785	$83,195	-	$219,980
David A. Willmott	$137,711	$134,729	$91,600	$364,040
Gerald D. Johnson	$49,775	$26,625	-	$76,400
Cyrille B. Michel	-	-	-	-

(a) Amounts provided include a related tax gross-up of $32,626 for each of the applicable number of years for each of Messrs. Collins, Jenness and Willmott and $23,603 for Mr. Johnson.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of Company common stock. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, the U.S. Treasury Regulations promulgated thereunder and judicial and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.

This discussion assumes that holders of Company common stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Company common stock in light of such holder’s particular circumstances, nor does it discuss the special considerations applicable to holders of Company common stock subject to special treatment under the U.S. federal income tax laws, such as, for example, financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities and their partners or members, tax-exempt organizations, retirement or other tax-deferred accounts, insurance companies, dealers in securities or foreign currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, regulated investment companies, real estate investment trusts, non-U.S. governments and their controlled entities, U.S. expatriates, holders who acquired their Company common stock through the exercise of options or otherwise as compensation, holders who hold their Company common stock as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, and holders who own or have owned (directly, indirectly or constructively) five percent or more of the Company’s stock (by vote or value). This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any aspect of foreign, state, local, alternative minimum, estate, gift or other tax law that may be applicable to a holder.

We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the merger to holders of Company common stock. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. The U.S. federal income tax laws are complex and subject to varying interpretation. Accordingly, the Internal Revenue Service may not agree with the tax consequences described in this proxy statement.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Company common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and activities of the partnership. If you are a partner of a partnership holding Company common stock, you should consult your own tax advisor.

All holders should consult their own tax advisor to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of Company common stock pursuant to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Company common stock, that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder” is a beneficial owner (other than a partnership) of Company common stock that is not a U.S. holder.

U.S. Holders

The conversion of shares of Company common stock into cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash paid to such U.S. holder pursuant to the merger and such U.S. holder’s adjusted tax basis in the shares converted into cash pursuant to the merger. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the merger. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of U.S. federal income taxation.

The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Company common stock at different times or at different prices, such U.S. holder must determine its adjusted tax basis, holding period, and gain or loss separately with respect to each block of Company common stock.

A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding (at a rate of 28%) with respect to the cash received pursuant to the merger, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules can be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Non-U.S. Holders

Any gain recognized on the receipt of cash pursuant to the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or, in the case of an individual, a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a foreign corporation, such corporation may be subject to branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty);

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder generally will be subject to tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the non-U.S. holder’s net gain realized in the merger, which may be offset by U.S. source capital losses of the non-U.S. holder, if any; or

•	the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of the merger and (ii) the non-U.S. holder’s holding period in the Company common stock, and the non-U.S. holder owned (directly, indirectly or constructively) more than 5% of the Company’s outstanding common stock at any time during the applicable period. Although we cannot assure you in this regard, the Company does not believe that it is or was a “United States real property holding corporation” for U.S. federal income tax purposes.

A non-U.S. holder will be subject to information reporting and, in certain circumstances, backup withholding will apply with respect to the cash paid to such holder pursuant to the merger, unless such non-U.S. holder certifies under penalties of perjury that it is not a United States person as defined under the Code (and the payor does not have actual knowledge or reason to know that the holder is a United States person) or such holder otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any.

Dividends

The Company has never paid dividends.  Accordingly, we do not expect to declare or pay any dividends prior to the merger, and under the terms of the merger agreement, are prohibited from doing so.

Regulatory Approvals Required for the Merger

Under the HSR Act, and the related rules and regulations issued by the FTC, certain transactions, including the merger, may not be consummated until notification and report forms have been filed by each of the Company and Parent with the FTC and the DOJ and the applicable waiting period has expired or terminated. The Company and Parent filed their respective notification and report forms under the HSR Act with the DOJ and the FTC on December 23, 2015.  On January 5, 2016, the FTC and the DOJ granted early termination of the applicable waiting period under the HSR Act, which early termination was effective as of the same day.

In addition to the notification and report forms filed with the FTC and the DOJ, each of the Company and Parent intend to file premerger antitrust filings with antitrust authorities in the following jurisdictions: the European Union, the Russian Federation and Ukraine.  The Company is not aware, and Parent has advised the Company that it is not aware, of any other applicable restrictions or requirements under antitrust or other competition laws of jurisdictions other than the United States, the European Union, the Russian Federation and Ukraine.

At any time before or after the effective time of the merger, the DOJ, the FTC, the U.S. state attorneys general or certain foreign governmental authorities could take action under applicable antitrust laws, including seeking to enjoin the consummation of the merger, conditionally approving the merger upon the divestiture of assets of the Company or Parent or its affiliates, subjecting the consummation of the merger to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Under the merger agreement, the respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to, among other things, (i) the expiration or termination of the waiting period (and any extension thereof) applicable to the merger under the HSR Act and (ii) the receipt of the non-U.S. jurisdiction governmental approvals. For a description of Parent’s and the Company’s respective obligations under the merger agreement with respect to regulatory approvals, please see the section of this proxy statement entitled “The Merger Agreement—Filings; Other Actions; Notifications” beginning on page 93.

We currently expect to obtain all antitrust and other regulatory approvals that are required for the consummation of the merger by the end of the first half of 2016; however, we cannot guarantee when any such approvals will be obtained, or that they will be obtained at all.

Delisting and Deregistration of the Company Common Stock

If the merger is completed, the shares of Company common stock will be delisted from the NYSE and deregistered under the Exchange Act, shares of Company common stock will no longer be publicly traded and we will no longer file periodic reports with the SEC.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to carefully read this entire proxy statement, including the annexes and the other documents to which we have referred you. You should also review the section entitled “Where You Can Find Additional Information” beginning on page 117.

The merger agreement has been included for your convenience to provide you with information regarding its terms and we recommend that you read it in its entirety. The merger agreement is a contractual document that establishes and governs the legal relations between the Company and Parent, and allocates risks between the parties, with respect to the merger. The merger agreement contains representations and warranties made by Parent and Merger Sub, on the one hand, and the Company, on the other hand, that are qualified in several important respects, which you should consider as you read them in the merger agreement. The representations, warranties and covenants of the Company contained in the merger agreement have been made solely for the benefit of Parent and Merger Sub.  Investors are not third-party beneficiaries under the merger agreement.

The representations and warranties of the Company are qualified by certain information of the Company filed with the SEC prior to the date of the merger agreement, as well as by a confidential disclosure letter that the Company prepared and delivered to Parent immediately prior to signing the merger agreement. Certain of the representations and warranties made by Parent and Merger Sub, on the one hand, and the Company, on the other hand, were also made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, and may have been used for the purpose of allocating risk between the parties to the merger agreement rather than as establishing matters as facts.

Information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and subsequently developed or new information qualifying a representation or warranty may have been included in a filing with the SEC made since the date of the merger agreement (including in this proxy statement). The Company will provide additional disclosure in its public reports of any material information necessary to provide the Company’s stockholders with a materially complete understanding of the disclosures relating to the merger agreement. The representations and warranties in the merger agreement and the description of them in this proxy statement should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings the Company publicly files with the SEC. Such information can be found elsewhere in this proxy statement and in the public filings the Company makes with the SEC, as described in the section entitled “Where You Can Find Additional Information” beginning on page 117.

The Merger

At the effective time of the merger, Merger Sub, a wholly owned subsidiary of Parent, will be merged with and into the Company. The separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation. As a result, the Company will become a wholly owned subsidiary of Parent.

Directors and Officers; Certificate of Incorporation; Bylaws

The board of directors of the surviving corporation will, from and after the effective time of the merger, consist of the directors of Merger Sub immediately prior to the effective time of the merger until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.

The officers of the Company immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the officers of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.

The certificate of incorporation and bylaws of the surviving corporation will be amended and restated in their entirety in connection with the completion of the merger to read as set forth on Exhibit A and Exhibit B to the merger agreement until amended in accordance with their terms or by applicable law (subject to the ongoing indemnification and exculpation obligations of Parent and the surviving corporation described in the section below entitled “—Indemnification” beginning on page 97).

Closing and Effective Time of the Merger

The closing of the merger will take place at 9:00 a.m. (New York City time) on the later of (i) the second business day after the satisfaction or waiver of all of the conditions described in the section below entitled “—Conditions of the Merger” beginning on page 99 (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the fulfillment or waiver of those conditions) and (ii) (a) the second business day after the final day of the marketing period (described below) or (b) such earlier date as may be specified by Parent on no less than two business days’ prior written notice the Company, unless the Company and Parent agree to another time in writing.

The merger will become effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware, or, to the extent permitted by applicable law, at such later time as is agreed  to by the Company,  Parent and Merger Sub, which is referred to as the “effective time” of the merger.

Marketing Period

The “marketing period” refers to the first period of 18 consecutive business days throughout which (i) Parent has all of the required financial information (as such term is defined in the section below entitled “—Financing” beginning on page 93), (ii) the closing conditions related to termination or expiration of the waiting period under the HSR Act, receipt of non-U.S. jurisdiction governmental approvals and the absence of certain injunctions shall have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the closing of the merger), (iii) the closing condition related to the adoption of the merger agreement by the Company’s stockholders shall have been satisfied no later than two business days prior to the end of such 18 consecutive business day period and (iv) nothing has occurred and no condition exists that would cause any of the other conditions to the obligations of Parent and Merger Sub to close the merger to fail to be satisfied, assuming that the date of the closing were to be scheduled for any time during such 18 consecutive business day period.

The marketing period will not be deemed to commence if, prior to the completion of the marketing period, (i) the Company’s auditors shall have withdrawn, or advised the Company in writing that they intend to withdraw, their audit opinion contained in the required financial information, (ii) the Company or its auditors have determined to undertake a restatement of any financial statements included in the required financial information (unless such restatement is completed or the Company has determined no such restatement shall be required), (iii) the consolidated balance sheets of the Company and its consolidated subsidiaries included in the required financial information do not fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates set forth therein or the consolidated statements of income, comprehensive income (loss), cash flows or changes in stockholders’ equity of the Company and its consolidated subsidiaries included in the required financial information do not fairly present in all material respects changes in financial position, results of operations or retained earnings (loss) of the Company and its consolidated subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end adjustments) or (iv) the financial statements included in the required financial information that is available to Parent on the first day of any such 18 consecutive business day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such 18 consecutive business day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such 18 consecutive business day period, in which case the marketing period shall not be deemed to commence until the receipt by Parent of updated financial statements that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new marketing period.

The merger agreement also provides, notwithstanding the foregoing, that (i) the marketing period will end on any earlier date that is the date on which all of the debt financing or any alternative financing (as described in the section below entitled “—Financing” beginning on page 93) is obtained, (ii) the marketing period will not commence on or prior to January 3, 2016,  (iii) March 24, 2016, March 25, 2016 and May 27, 2016 will not constitute business days for purposes of calculating the marketing period, (iv) if the Company in good faith reasonably believes it has delivered the applicable required financial information, it may deliver to Parent written notice to that effect (stating when it believes it completed such delivery), in which case the marketing period shall be deemed to have commenced on the date specified in that notice unless Parent in good faith reasonably believes the marketing period has not commenced and, within five business days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity why Parent reasonably believes the marketing period has not commenced) and (v) notwithstanding the foregoing, the marketing period is not to commence or be deemed to have commenced prior to the mailing of a proxy statement relating to the adoption of the merger agreement by the Company’s stockholders.

Consideration to be Received in the Merger

The merger agreement provides that, at the effective time of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger, other than shares owned by (i) Parent, the Company, Merger Sub or any of the Company’s or Parent’s  direct or indirect wholly owned subsidiaries (including rollover shares received from the Rollover Stockholders) and (ii) shares owned by stockholders (“dissenting stockholders”) who have perfected and not withdrawn a demand for, or lost their right to, appraisal pursuant to Section 262 of the DGCL with respect to such shares (the “dissenting shares” and, the shares referred to in the preceding clauses (i), (ii) and (iii), the “excluded shares”), will be converted into the right to receive $10.00 in cash (the “per share merger consideration”), without interest and less any applicable withholding taxes.   Following the effective time of the merger, each holder of Company common stock will cease to have any rights with respect to such Company common stock, except (other than in the case of excluded shares) for the right to receive the per share merger consideration therefor, without interest and less any applicable withholding taxes.

Cancellation of Excluded Shares

Shares of Company common stock owned by Parent immediately prior to the effective time of the merger (including the Rollover Shares to be acquired by Parent or one of its affiliates in accordance with the terms of the rollover agreements), shall be canceled by virtue of the merger without payment of the per share merger consideration. Shares of Company common stock owned by dissenting stockholders who have perfected and not withdrawn a demand for, or lost the right to, appraisal pursuant to Section 262 of the DGCL shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to their dissenting shares.

Treatment of Equity and Equity-Based Awards

At the effective time of the merger:

•	each outstanding stock option, whether then vested or unvested, will be cancelled and converted into the right to receive an amount in cash equal to the product of (x) the number of shares of Company common stock underlying such stock option and (y) the excess (if any) of the merger consideration over the exercise price per share of such stock option, less any required withholding taxes, except that each outstanding stock option that has an exercise price that is greater than the per share merger consideration will be cancelled for no consideration;

•	each outstanding SAR, whether then vested or unvested, will be cancelled and converted into the right to receive an amount in cash equal to the product of (x) the number of shares of Company common stock underlying such SAR and (y) the excess (if any) of the merger consideration over the reference price per share of such SAR, less any required withholding taxes, except that each outstanding SAR that has a reference price that is greater the per share merger consideration will be cancelled for no consideration;

•	each outstanding RSU, whether then vested or unvested, will be cancelled and converted into the right to receive an amount in cash equal to the merger consideration, less any required withholding taxes, with respect to each share of Company common stock subject to such RSU; and

•	each outstanding DSU held by a non-employee director, will be cancelled and converted into the right to receive an amount in cash equal to the merger consideration, less any required withholding taxes, with respect to each share of Company common stock subject to such DSU.

Pursuant to their respective rollover agreements, Messrs. Collins and Willmott have each agreed that an affiliate of Parent may withhold from the amounts payable to such executive with respect to his stock options and RSUs under the merger agreement to fund his share purchase obligations under the rollover agreements. See the section of this proxy statement entitled “Rollover Agreements” beginning on page 106.

Payment for Shares

At or immediately following the effective time of the merger, Parent is required to deposit, or cause to be deposited, with a paying agent selected by the Company, cash in immediately available funds in the aggregate amount necessary for the paying agent to pay the aggregate per share merger consideration to holders of shares of Company common stock (other than excluded shares).

If, after the effective time of the merger, a dissenting stockholder effectively withdraws its demand for, or loses its rights to, appraisal under the DGCL, the applicable dissenting shares held by such dissenting stockholder will cease to be excluded shares and upon written notice from the Company, the Parent will be required to make available, or cause to be made available, to the paying agent additional funds in an amount to pay the aggregate per share merger consideration with respect to such dissenting shares.

Promptly (and within three business days) after the effective time of the merger (or, in the case of any excluded shares ceasing to be excluded shares pursuant to the immediately preceding paragraph, within three business days after the date such shares cease to be excluded), the surviving corporation will instruct the paying agent to mail to each holder of record of Company common stock (other than excluded shares) a letter of transmittal and instructions describing how such holder may exchange its shares for the per share merger consideration.

If you are a holder of record of Company common stock, you will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent.  If your shares are certificated, you must also surrender your share certificates to the paying agent.  If ownership of your shares of Company common stock is not registered in the Company’s transfer records, a check or wire transfer for any cash to be delivered will only be issued or made to you if, in the case of shares represented by a certificate, the certificates that represented such shares immediately prior to the effective time of the merger are presented to the paying agent together with the applicable letter of transmittal, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.  If your shares of Company common stock are held in “street name” in an account at a broker, in nominee name or otherwise, shortly after the effective time of the merger, you will receive instructions from your broker or other nominee as to how to effect the surrender of such shares in exchange for the per share merger consideration (excluding interest and less any applicable withholding taxes).

Each certificate or book-entry share representing Company common stock that is surrendered will be cancelled. You should not send in your Company common stock certificates until you receive a letter of transmittal with instructions from the paying agent. Do not send Company common stock certificates with your proxy card.

No interest will be paid or accrued on any amount payable upon the surrender of certificates representing shares of Company common stock or to record holders of book-entry shares.

From and after the effective time of the merger, there will be no transfers on the Company’s stock transfer books of shares of Company common stock that were outstanding immediately prior to such effective time.  If, after the effective time of the merger, any certificate is presented for transfer, such certificate will be canceled and, subject to compliance with the exchange procedures set forth in the merger agreement, exchanged for the cash amounts to which such person is entitled pursuant to the merger agreement, without interest and less any required withholding taxes.

Any portion of the aggregate per share merger consideration deposited with the paying agent that remains unclaimed by former stockholders of record for 270 days after the effective time of the merger will be delivered to the surviving corporation.  Stockholders of record (other than excluded shares) who have not complied with the above-described exchange and payment procedures may thereafter only look to the surviving corporation for payment of the per share merger consideration (without interest and less any required withholding taxes).  None of the surviving corporation, Parent, the paying agent or any other person will be liable to any former stockholder of record for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by a stockholder of record at such date as is immediately prior to the time at which such amounts would otherwise escheat to or become property of any governmental entity will, to the extent permitted by applicable law, become the property of the surviving corporation, free and clear of any claims or interests of any such holders or their successors, assignees or personal representatives previously entitled thereto.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the per share merger consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by Parent, post a bond in a customary amount and upon such customary terms as may reasonably be required by Parent’s indemnity against any claim that may be made against it or the surviving corporation with respect to such certificate.  These procedures will be described in the letter of transmittal and instructions that you will receive, which you should read carefully and in its entirety.

No person who has prior to the effective time of the merger perfected a demand for appraisal rights pursuant to Section 262 of the DGCL will be entitled to receive the per share merger consideration with respect to such dissenting shares unless and until such person has effectively withdrawn (in accordance with Section 262 of the DGCL) its demand for, or lost its right to appraisal under the DGCL with respect to such dissenting shares.  Unless and until a dissenting stockholder has effectively so withdrawn such demand for or lost such right to, appraisal, such dissenting stockholder will be entitled to receive only the payment provided by Section 262 of the DGCL with respect to such dissenting shares.

Pursuant to the merger agreement, each of the Company, Parent, the surviving corporation and the paying agent may deduct and withhold from the per share merger consideration and other amounts payable under the merger agreement any amounts required to be withheld or deducted under the applicable federal, state, local or foreign tax laws with respect to the making of such payments.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by the Company, including representations and warranties relating to:

•	corporate organization, good standing and similar matters;

•	capital structure and subsidiaries;

•	the absence of liens on the ownership of equity interests of the Company’s subsidiaries, other than liens of general applicability as may be provided under applicable securities laws;

•	the absence of preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, phantom stock agreements, profit interests, performance units, redemption rights, repurchase rights, agreements, arrangements, calls or commitments or rights of any kind that obligate the Company or any of its subsidiaries to issue or sell any equity interest of the Company or any of its subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire any equity interest of the Company or any of its subsidiaries;

•	the absence of any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Company’s stockholders on any matter;

•	except as provided for in the merger agreement and the cooperation agreement, the absence of shareholder agreements, voting trusts or other agreements or understandings by which the Company or any of its subsidiaries is a party or is bound relating to the voting or registration of the Company’s or its subsidiaries’ voting or equity interests;

•	corporate power and authority to execute, deliver and perform the obligations under the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	authorization and enforceability of the merger agreement;

•	the Special Committee’s and the Board’s (i) determination that the merger agreement and the merger are advisable and in the best interests of the Company’s unaffiliated stockholders, (ii) approval of the merger agreement and the consummation of the transactions contemplated by the merger agreement, (iii) directing that the adoption of the merger agreement be submitted to a vote of the Company’s stockholders and (iv) recommendation of the merger agreement to the Company’s stockholders;

•	receipt of a fairness opinion from Greenhill;

•	required governmental filings, notices, approvals and consents;

•	the absence of breaches or violations of, or defaults under, the Company’s governing documents, applicable law and permits and certain material agreements to which the Company or any of its subsidiaries is party as a result of the execution, delivery and performance of the merger agreement and the consummation of the merger;

•	the Company’s SEC filings since January 1, 2013 and the financial statements included therein;

•	the absence of certain “off-balance sheet arrangements”;

•	disclosure controls and procedures and internal controls over financial reporting;

•	compliance with applicable provisions of the Sarbanes-Oxley Act of 2002;

•	the absence of a Company material adverse effect (as described below) since September 30, 2015 through the date of the merger agreement and the conduct of the Company’s business in the ordinary course since September 30, 2015 through the date of the merger agreement;

•	the absence of undisclosed significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting and of any fraud or allegation of fraud that involvements management or other employees who have a significant role in the Company’s internal control over financial reporting;

•	legal proceedings, investigations and governmental orders against the Company and its subsidiaries as of the date of the merger agreement;

•	the absence of undisclosed liabilities;

•	the absence of certain product liability claims;

•	employee compensation and benefits matters and matters relating to the Employee Retirement Income Securities Act of 1974, as amended;

•	compliance and non-contravention with applicable laws (including U.S. laws governing international business activities, such as the Foreign Corrupt Practices Act of 1977), and possession of permits;

•	the inapplicability of any anti-takeover law to the merger agreement or the transactions contemplated by the merger agreement;

•	certain environmental matters;

•	certain tax matters;

•	certain employment and labor matters;

•	ownership and absence of infringement of intellectual property and certain other intellectual property matters;

•	the Company’s and its subsidiaries information technology systems and certain data protection, information privacy and similar matters;

•	insurance policies;

•	owned and leased real property;

•	material contracts and their enforceability and the absence of any breach or default under a material contract;

•	brokers’, commissions’ and finder’s fees payable in connection with the merger; and

•	transactions with affiliates.

The merger agreement also contains a number of representations and warranties made by Parent and Merger Sub, including representations and warranties relating to:

•	corporate organization, good standing and similar matters;

•	corporate power and authority to execute, deliver and perform the obligations under the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	authorization of the merger agreement, the merger and the other transactions contemplated by the merger agreement, and enforceability of the merger agreement;

•	required governmental filings, notices, approvals and consents;

•	the absence of breaches or violations of, or defaults under, governing documents, applicable law and agreements to which Parent or Merger Sub is party as a result of the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement;

•	the absence of legal proceedings against Parent and Merger Sub as of the date of the merger agreement;

•	the commitment letters and the absence of any amendments or modifications thereof or defaults thereunder;

•	the payment of all commitment fees or other fees in connection with the commitment letters;

•	the absence of conditions precedent or other contingencies related to the funding of the commitment letters other than as set forth in the commitment letters;

•	the absence of side letters or other agreements, contracts or arrangements related to the funding or investing of the financing other than the commitment letters;

•	sufficiency of funds;

•	the absence of certain arrangements that would prevent or hinder a financing provider from providing financing to any third party in connection with a transaction relating to the Company or its subsidiaries in connection with the merger or any of the other transactions contemplated by the merger agreement;

•	delivery of the rollover agreement with P2 Capital Master Fund I, L.P., the enforceability thereof and certain related matters;

•	delivery of the executed limited guaranty and enforceability thereof;

•	the capitalization of Merger Sub;

•	Parent and Merger Sub having not conducted any business operations other than in connection with the transactions contemplated by the merger agreement;

•	the absence of any brokerage, finder’s or other fees or commissions in connection with the transactions contemplated by the merger agreement;

•	that none of Parent, Merger Sub, P2 Capital Master Fund I, L.P. or any of their respective “affiliates” or “associates” is an “interested stockholder” of the Company subject to the restrictions on “business combinations” (in each case as such quoted terms are defined under Section 203 of the DGCL) set forth in Section 203(a) of the DGCL;

•	the absence of certain agreements or compensation or equity arrangements with the Company’s stockholders or employees (other than the rollover agreements); and

•	the solvency of each of Parent and the Company and the Company’s subsidiaries (on a consolidated basis) as of the effective time of the merger and immediately after the consummation of the merger and the other transactions contemplated by the merger agreement.

Significant portions of the representations and warranties of the Company are qualified as to “materiality” or “Company material adverse effect” and significant portions of the representations and warranties of Parent and Merger Sub are qualified as to “materiality”.

Under the merger agreement, a “Company material adverse effect” means any change, event, fact, condition, effect or occurrence that, individually or in the aggregate with all other changes, events, facts, conditions, effects or occurrences, has or would reasonably be expected to have a material adverse effect on (x) the business, financial condition, assets, liabilities, properties or results of operations of the Company and its subsidiaries, taken as a whole, or (y) the ability of the Company to consummate the transactions contemplated by the merger agreement (excluding the financing); provided, however, that none of the following, and no change, event or occurrence arising out of or resulting from the following, will constitute or be taken into account in determining whether a “Company material adverse effect” has occurred or may, would or could occur:

•	the following changes, events, facts, conditions, effects or occurrences to the extent that such changes, events, facts, conditions, effects or occurrences do not have a disproportionate effect on the Company and its subsidiaries relative to other companies operating in the industries or markets in which the Company and its subsidiaries operate:

•	changes, events, facts, conditions, effects or occurrences generally affecting the economy, credit, financial or capital markets, or regulatory, legislative or political conditions in the United States or other countries in which the Company or its subsidiaries conduct operations, including changes in interest and exchange rates or as a result of a government shutdown;

•	changes, events, facts, conditions, effects or occurrences that are the result of factors generally affecting the industries in which the Company or its subsidiaries operate or in which the products or services of the Company or its subsidiaries are produced, distributed or sold;

•	changes or prospective changes in GAAP, applicable regulatory accounting standards or applicable law or in the interpretation thereof;

•	any geopolitical conditions, act of terrorism or outbreak or escalation of hostilities or war (whether or not declared) or any epidemics, pandemics, earthquakes, hurricanes, tornadoes or any other natural disasters or other national or international calamity or crisis;

•	the execution, announcement, pendency or performance of the merger agreement or the consummation of the transactions contemplated by the merger agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, manufacturers, distributors, partners, employees, business associates or regulators to the extent primarily related thereto;

•	any commenced or threatened stockholder demands, litigations, arbitrations or other similar claims, actions, suits or proceedings commenced against the Company or Parent and/or any of their respective directors or officers relating to the merger agreement or any of the transactions contemplated thereby or relating thereto;

•	any action taken by the Company or any of its subsidiaries that is required by the merger agreement or taken at the express written request or with the express written consent of Parent or Merger Sub, or the failure to take any action by the Company or any of its subsidiaries if that action is not permitted or is prohibited by the merger agreement and Parent does not give its consent to such action being taken;

•	any decline in the market price, or change in trading volume, of any capital stock or debt securities of the Company;

•	any change in the credit ratings of the Company or any of its subsidiaries; and

•	any failure to meet any internal or public projections, forecasts, guidance or estimates of revenue, earnings, cash flow, cash position or other financial or operating metric.

The exceptions set forth in the three immediately preceding bullet points will not prevent or otherwise affect a determination that any change, event or occurrence underlying such decline or failure has resulted in or contributed to a Company material adverse effect.

The representations and warranties in the merger agreement of each of the Company, Parent and Merger Sub will not survive the consummation of the merger or the termination of the merger agreement pursuant to its terms.

Conduct of the Company’s Business Pending the Merger

The Company has agreed, with certain exceptions, that during the period from the date of the merger agreement until the effective time of the merger or the earlier termination of the merger agreement that it will, and will cause its subsidiaries to, conduct its operations in all material respects in the ordinary course of business and will, and will cause each of its subsidiaries to, use its respective commercially reasonable efforts to maintain existing relations with governmental entities, customers, suppliers, manufacturers, distributors and partners.  In addition, subject to certain exceptions, the Company has agreed that it will not, and will not permit any of its subsidiaries to take any of the following actions:

•	make changes to governing documents;

•	acquire any entity or any property, rights or assets outside of the ordinary course of business for consideration that exceeds, individually or in the aggregate, $1.0 million from any other person in any transaction or series of related transactions;

•	make loans, advances or capital contributions to, or investments in, any other person (other than any wholly owned subsidiary of the Company);

•	make, authorize or incur capital expenditures in excess of the amounts set forth in the confidential disclosure letter delivered by the Company to Parent in connection with the merger agreement;

•	merge or consolidate with other persons or restructure, reorganize or completely or partially liquidate the Company or any of its subsidiaries (other than with respect to any merger or consolidation among the Company and any wholly owned subsidiary of the Company or among wholly owned subsidiaries of the Company);

•	issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any equity interests of the Company or its subsidiaries;

•	declare, set aside, establish a record date for, or pay any dividends on or make any other distributions in respect of, any of the capital stock (other than any dividends from any wholly owned subsidiary of the Company to the Company or to another wholly owned subsidiary of the Company);

•	reclassify, split, combine, subdivide, repurchase, redeem or otherwise acquire, directly or indirectly, any of the equity interests of the Company or any of its subsidiaries, except for repurchases, redemptions or acquisitions in connection with the exercise, vesting, settlement or forfeiture of stock options, SARs, RSUs and DSUs under Company Plans;

•	except in connection with the repayment of the Company’s existing credit agreement or any voluntary repayment of borrowings thereunder, incur or issue indebtedness for borrowed money, or assume, voluntarily prepay, defease, cancel, acquire, guarantee or endorse or otherwise become responsible for the indebtedness of any person, issue or sell debt securities or warrants or other rights to acquire any debt security of the Company or any of its subsidiaries or assume, guarantee or endorse, or otherwise become responsible for the obligations of any person for borrowed money (in each case, excluding trade payables, capitalized lease obligations or obligations issued or assumed as consideration for services or property, including inventory), except for (i) indebtedness incurred under the Company’s existing credit agreement, (ii) letters of credit issued pursuant to such existing credit agreement or otherwise issued in the ordinary course of business, (iii) interest rate, foreign currency and other hedging arrangements on customary commercial terms entered into in the ordinary course of business and (iv) intercompany indebtedness incurred in the ordinary course of business;

•	grant or incur any lien other than certain permitted liens, certain pledges, deposits, licenses and sublicenses in the ordinary course and liens incurred or granted pursuant to or in accordance with the terms of indebtedness in effect as of the date of the merger agreement securing certain permitted indebtedness or licenses;

•	engage in transactions, or a series of similar transactions, agreements, arrangements or understandings, that is of a type that would be required to be disclosed in certain SEC filings by the Company pursuant to Item 404 of Regulation S-K;

•	except to the extent required by certain agreements and Company benefit plans existing prior to the date of the merger agreement or as required by applicable Law, (i) grant, pay or agree to pay any severance or termination payments or any benefits to any current or former director or officer of the Company or any of its subsidiaries, except in the case of employees who are not executive officers, in the ordinary course of business consistent with past practice and the Company’s existing severance plans and policies, (ii) increase the compensation or bonus (or grant, pay or agree to pay bonuses) or other benefits to any current or former director, officer or employee of the Company or any of its subsidiaries, except in the case of employees who are not executive officers, immaterial increases in compensation in the ordinary course of business consistent with past practice, (iii) increase pensions or welfare benefits of any current or former director, officer or employee of the Company or any of its subsidiaries, (iv) establish, adopt, terminate or materially amend Company benefit plans or employment agreements, or enter into new, or amend any existing, change in control arrangements or retention, retirement or similar agreements with any new, current or former director, officer or employee of the Company or any of its subsidiaries, (v) waive or materially amend any performance or vesting criteria or accelerate the vesting or payment of, or take action to fund, any compensation payable or benefits payable or provided to current or former directors, officers or employees of the Company or its subsidiaries, except as expressly provided in the merger agreement, (vi) enter into new, or amend existing, employment agreements with any new, current or former director, officer or employee of the Company or any of its subsidiaries except in the case of employees who are not executive officers of the Company, in the ordinary course of business consistent with past practice and with an annual base salary and incentive compensation opportunity not to exceed $200,000, (vii) terminate any executive officer other than for cause or for performance reasons or hire or promote any executive officer, or (viii) grant or make any equity awards that may be settled in shares of Company common stock, preferred shares or any equity interest or other securities of the Company or its subsidiaries, or the value of which is linked to the price or value of shares of Company common stock, preferred shares, equity interests or other securities of the Company or its subsidiaries;

•	other than in the ordinary course of business, make or change material tax elections, method of accounting for tax purposes or certain tax filings, settle, concede, compromise or abandon material tax claims or assessments, surrender rights to refunds of material taxes or consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to material taxes;

•	except as required by GAAP, a governmental entity or applicable law, make any material changes to accounting policies or principles;

•	subject to certain exceptions, transfer, sell, lease, license, assign, mortgage, pledge, divest or otherwise dispose of any entity or assets, product lines, rights or businesses of the Company or its subsidiaries, including capital stock of any of the Company’s subsidiaries having a value in excess of $1.0 million in the aggregate;

•	subject to certain exceptions, enter into, materially amend or modify, transfer, assign, license, encumber or terminate, or waive any material term under, certain material contracts or material leases;

•	other than in accordance with applicable provisions in the merger agreement with respect to certain litigation relating to the merger agreement or any of the transactions contemplated thereby or relating thereto, waive, release, settle or compromise any pending or threatened litigation, arbitration, claim (excluding ordinary course disputes with vendors in which no litigation or arbitration commences) or action against the Company or any of its subsidiaries other than settlements or compromises where the amount paid in an individual settlement or compromise does not exceed $500,000;

•	enter into or amend any agreement or arrangement with any broker or finder in connection with the merger and the other transactions contemplated by the merger agreement (excluding the financing);

•	adopt a budget of the Company for the fiscal year ending December 31, 2016 that is different from the draft 2016 budget that the Company made available to Parent, or make any amendment thereto; or

•	agree, authorize or commit to do any of the foregoing or enter into any letter of intent or similar agreement or arrangement with respect to any of the foregoing.

Parent and Merger Sub have agreed not to knowingly take or permit any of their affiliates to take any action that would reasonably be expected to prevent, materially delay or materially impede the consummation of the merger or the other transactions contemplated by the merger agreement.

The merger agreement is not intended to give Parent or Merger Sub the right to control or direct the Company’s or its subsidiaries operations prior to the effective time of the merger or give the Company the right to control or direct Parent’s or its affiliates operations.  Prior the effective time of the merger, each of Parent and the Company will exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over its and its subsidiaries operations.

Acquisition Proposals; Board Recommendation

The merger agreement provides that, from the date of the merger agreement until 12:01 a.m. (New York City time) on January 29, 2016 (the “go-shop period”), the Company, its subsidiaries, any officer or director of the Company and its subsidiaries and certain representatives of the Company and its subsidiaries may, directly or indirectly:

•	initiate, solicit or encourage inquiries regarding proposals or offers that constitute or would reasonably be expected to lead to an acquisition proposal (as described below);

•	engage in, continue or otherwise participate in discussions or negotiations regarding, or provide information or data to any person relating to, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an acquisition proposal;

•	enter into any agreement or agreement in principle with respect to an acquisition proposal; and

•	otherwise facilitate any effort or attempt by any person to make an acquisition proposal.

However, (i) non-public information or data relating to the Company and its subsidiaries provided to any such person during the go-shop period must be furnished only pursuant to a confidentiality agreement that, subject to certain limited exceptions set forth in the merger agreement, contains terms no less favorable in the aggregate to the Company than those contained in the confidentiality agreements entered into between the Company and each of American Securities and P2 (an “acceptable confidentiality agreement”) and (ii) competitively sensitive information or data provided to any person who is a direct competitor, supplier or customer of the Company or its subsidiaries must be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data, as reasonably determined by the Company with advice of legal counsel. In addition, the Company must promptly make available to Parent any non-public information concerning the Company and its subsidiaries that the Company made available to any person given such access which was not previously made available to Parent and, no later than February 1, 2016, deliver to Parent a list of any person or any member of a group of persons that made an acquisition proposal during the go-shop period that the Board (acting upon the affirmative recommendation of the Special Committee) or the Special Committee has determined in good faith after consultation with its financial advisor and outside legal counsel either constitutes a superior proposal (as described below) or would reasonably be expected to result in a superior proposal.

In addition, the merger agreement provides that, from and after the go-shop period, except as expressly permitted by the merger agreement, (i) the Company and its subsidiaries must, and must cause its officers and directors to, and instruct and use its commercially reasonable efforts to cause its representatives to, cease any discussions or negotiations with any person other than Parent, Merger Sub, the Rollover Stockholders and their respective affiliates and representatives and, prior to the date on which the Company certifies to Parent that it is no longer engaged in discussions with any excluded party (as described below), excluded parties and (ii) neither the Company nor any of its subsidiaries, nor any of the officers or directors of it or its subsidiaries will, and that the Company will instruct and use reasonable best efforts to cause its and its subsidiaries’ representatives not to, directly or indirectly:

•	initiate, solicit or encourage inquiries regarding proposals or offers that constitute or would reasonably be expected to lead to an acquisition proposal;

•	engage in, continue or otherwise participate in discussions or negotiations regarding, or provide any non-public information or data to any person relating to an acquisition proposal or an offer or proposal that is reasonably likely to constitute an acquisition proposal (except to notify such person of the existence of the “no-shop” restrictions in the merger agreement);

•	enter into any agreement or agreement in principle with respect to an acquisition proposal other than an acceptable confidentiality agreement; or

•	otherwise knowingly facilitate any effort or attempt by any person to make an acquisition proposal.

However, the Company may continue to take any of the actions described above from and after the go-shop period with respect to any excluded party until the earlier of the date on which the Company’s stockholders adopt the merger agreement and the date on which the Company certifies to Parent that it is no longer engaged in discussions with any excluded party.  In addition, prior to the adoption of the merger agreement by the Company’s stockholders, if the Company or its representatives receive a written acquisition proposal from any person, the Company and its representatives may:

•	contact such person to clarify the terms and conditions of such proposal;

•	provide information in response to a request therefor by such person (after entering into an acceptable confidentiality agreement with such person and provided that the Company promptly make available to Parent any non-public information concerning the Company and its subsidiaries that the Company made available to such person not previously made available to Parent) and engage or participate in discussions or negotiations with such person, in each case, from and after the go-shop period and except as may relate to an excluded party, if the Board (acting upon the affirmative recommendation of the Special Committee) or the Special Committee has determined in good faith after consultation with its financial advisor and outside legal counsel that such acquisition proposal either constitutes a superior proposal or would reasonably expected to result in a superior proposal; and

•	if the Company has complied with its obligations in related to a change of recommendation as described below, approve, recommend or otherwise declare advisable or propose to approve, recommend or otherwise declare advisable, such an acquisition proposal (publicly or otherwise).

Any violation of the restrictions set forth in the non-solicitation provisions described above by any representative of the Company (other than immaterial or inadvertent breaches not intended to result in an acquisition proposal) will be deemed a breach of the merger agreement by the Company. The parties also agreed that any provision included in a confidentiality agreement between the Company or any of its subsidiaries and any person (other than Parent, Merger Sub, the Rollover Stockholders and their respective affiliates and representatives) in effect on the date of the merger agreement that restricts the ability of such person to make an acquisition proposal to the Company is deemed waived by the Company or such subsidiary effective upon execution of the merger agreement.

In addition, except as expressly permitted by the merger agreement described below, the Company has agreed in the merger agreement that neither the Board nor any committee of the Board may (i) withhold or withdraw (or qualify, change, amend or modify in a manner adverse to Parent or Merger Sub) the Board’s recommendation that the Company’s stockholders adopt the merger agreement (the “Company recommendation”), (ii) approve or adopt, or recommend the approval or adoption of  (or publicly propose to recommend, approve or adopt) any acquisition proposal, (iii) from and after the go-shop period, fail to make or reaffirm the Company recommendation within ten business days of Parent’s written request to do so following receipt of any acquisition proposal or (iv) authorize, cause or permit the Company or any of its subsidiaries or representatives to execute or enter into any letter of intent or similar agreement or arrangement or any agreement or agreement in principle with respect to any acquisition proposal, other than an acceptable confidentiality agreement.

However, if at any time prior to the adoption of the merger agreement by the Company’s stockholders, the Board (acting upon the affirmative recommendation of the Special Committee) and the Special Committee may (i) withhold or withdraw (or qualify, change, amend or modify) the Company recommendation if (A) an intervening event has occurred or the Company has received an acquisition proposal not solicited in violation of the non-solicit provisions in the merger agreement that the Board (acting upon the affirmative recommendation of the Special Committee) or the Special Committee has determined in good faith after consultation with its financial advisor and outside legal counsel constitutes a superior proposal and (B) the Board (acting upon the affirmative recommendation of the Special Committee) or the Special Committee has determined in good faith after consultation with its financial advisor and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law and (ii) cause the Company to enter into a letter of intent or similar agreement or arrangement or an agreement or agreement in principle with respect to an acquisition proposal and terminate the merger agreement pursuant to the provision of the merger agreement permitting its termination upon entrance into such agreement, subject to payment of the termination fee as described more particularly in the section below entitled  “—Termination” beginning on page 100, if the Company has received an acquisition proposal not solicited in violation of the non-solicit provisions in the merger agreement that the Board (acting upon the affirmative recommendation of the Special Committee) or the Special Committee has determined in good faith after consultation with its financial advisor and outside legal counsel constitutes a superior proposal.

However, the Board may not effect a change of recommendation in connection with an intervening event or acquisition proposal or cause the Company to terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal unless:

•	the Company notified Parent at least four business days in advance of effecting such change of recommendation or termination, specifying in detail the basis for the change of recommendation or termination and in the case of a superior proposal, the identity of the party making such superior proposal and the financial and other material terms and conditions thereof, including copies of the final forms of all relevant documents relating to such superior proposal;

•	after providing such notice, the Company negotiated, and caused its representatives to negotiate, with Parent in good faith, for so long as Parent continued to negotiate in good faith, with respect to changes to the terms and conditions of the merger agreement or the transactions contemplated by the merger agreement (or other proposals made by Parent);

•	after so negotiating with Parent and Merger Sub, the Board acting upon the affirmative recommendation of the Special Committee) or the Special Committee considered in good faith any and all changes to the merger agreement and the transactions contemplated by the merger agreement offered by Parent (or other proposals made by Parent) and concluded, after consultation with its independent financial advisor and outside legal counsel, (i) in the event the determination by the Board or the Special Committee is in response to a superior proposal, that such superior proposal would continue to constitute a superior proposal even if such changes or other proposals were to be given effect or (ii) in the event the determination by the Board or the Special Committee is in response to an intervening event, that such changes would not obviate the need for a change of recommendation in response to such intervening event; and

•	in the event of a termination of the merger agreement to enter into an agreement with respect to a superior proposal, the Company validly terminated the merger agreement pursuant to the provision of the merger agreement permitting such termination, subject to payment of the termination fee as described more particularly in the section entitled “—Termination” beginning on page 100.

In the event of any material amendment or revision to any such superior proposal, the Company is required to deliver a new written notice to Parent with respect to each such successive amendment or revision and comply with the requirements summarized above with respect to such new written notice, except that the Company’s obligation to provide advance written notice to Parent and to negotiate with Parent or otherwise comply with the requirements summarized above  will be reduced to two business days.

From and after the go-shop period, the Company is required to promptly notify Parent orally (and in writing within 24 hours) after any proposals, offers or requests for negotiations with respect, or relating to, an acquisition proposal are received by, or after any books, records or other information or access to any properties in connection with a potential acquisition proposal is requested from, the Company, any of its subsidiaries or any of their respective representatives, which notice must indicate the identity of the person or group of persons making such proposal, offer or request, a  written summary of the financial and other material terms and conditions of any requests, proposals and offers constituting acquisition proposals that are not in writing and copies of any written requests, proposals or offers constituting acquisition proposals, including proposed agreements that are provided in writing, and to keep Parent reasonably informed on a prompt basis (and in any event within 24 hours) of all significant developments relating to all such acquisition proposals, including all amendments to any terms or conditions thereof.  The merger agreement prohibits the Company and its subsidiaries from entering into a confidentiality agreement with any person which prohibits the Company from providing such information to Parent.

An “acquisition proposal” refers to (i) any bona fide proposal or offer with respect to a merger, consolidation, business combination, recapitalization, reorganization or similar transaction involving the Company and/or any of its subsidiaries or (ii) any acquisition by any person resulting in, or bona fide proposal or offer to acquire by tender offer, share exchange, stock or asset purchase or in any other manner, which in each of clauses (i) and (ii) above, if consummated, would result in, any person or group of persons acting in concert becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, (a) 25% or more of the total voting power of the capital stock of the Company or (b) 25% or more of the total consolidated revenue, net income, EBITDA or assets (measured by fair market value (including equity securities of its subsidiaries)) of the Company.

A “superior proposal” refers to any bona fide written acquisition proposal (with the percentages set forth the definition of such term changes from “25% or more” to “more than 75%” that the Board (acting upon the affirmative recommendation of the Special Committee) or the Special Committee has determined in its good faith judgment, after consultation with its financial advisor and outside legal counsel (i) is reasonably likely to be consummated in accordance with its terms and (ii) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the merger, in the cases of clauses (i) and (ii), after taking into account all legal, financial and regulatory aspects of the proposal and the person or group of persons making the proposal (including the financing thereof).

An “intervening event” refers to any material change, circumstance, condition, event, occurrence, effect, development or state of facts that was not, prior to the date of the merger agreement, known by the Board or reasonably foreseeable (or, if known, the consequences of which were not reasonably foreseeable as of the date of the merger agreement), provided that the receipt by the Company of an acquisition proposal does not constitute and intervening event.

An “excluded party” refers to any person or any member of a group of persons that makes an acquisition proposal after the date of the merger agreement and prior to 12:01 a.m. New York City time on January 29, 2016 that the Board (acting upon the affirmative recommendation of the Special Committee or the Special Committee has determined in good faith after consultation with its financial advisor and outside legal advisor either constitutes a superior proposal or would reasonably be expected to result in a superior proposal.

Nothing in the merger agreement prohibits the Board (acting upon the affirmative recommendation of the Special Committee) or the Special Committee from complying with its disclosure obligations under U.S. federal or state law with regard to an acquisition proposal, including taking and disclosing to the Company’s stockholders a position contemplated by Rules 14d-9, 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders), making any “stop-look-and-listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company) or making any disclosure to the Company’s stockholders that is required by law; provided that the Board or the Special Committee shall not make a change of recommendation except in accordance with terms of the merger agreement as described above.

Treatment of Offshore Cash

The Company has agreed, on the business day immediately preceding the date of the closing of the merger, to cause its subsidiaries organized outside of the United States to distribute, loan or otherwise pay cash to B.I. Holdings C.V., a wholly owned subsidiary of the Company formed under the laws of the Netherlands (“BI Holdings”), such that BI Holdings will have sufficient cash to make a distribution and pay, by way of dividend, share capital reduction or similar distribution, cash to the Company or its subsidiaries organized inside the United States, such that immediately after such distribution, all of the Company’s foreign subsidiaries hold, collectively, not more than $35,000,000 in cash.  The Company is required to cause BI Holdings to make such distribution immediately prior to the filing of the certificate of merger with the Secretary of State of the State of Delaware and to use commercially reasonable efforts to effect such distribution such that, immediately thereafter, all of the Company’s foreign subsidiaries hold, collectively, not more than $25,000,000 in cash. Prior to making such distribution, (i) Parent is required to use commercially reasonable efforts to deliver or cause to be delivered to the Company a notice from legal counsel to the lead arrangers to the debt financing, to the effect that all documentary conditions precedent to the consummation of the debt financing set forth in the definitive documentation to the debt financing have been received and (ii) representatives of the guarantors, Parent and Merger Sub are required to have each irrevocably confirmed in writing to the Company that all conditions to the obligations of Parent and Merger Sub to effect the merger have been satisfied or waived and that Parent and Merger Sub are each ready, willing and able to consummate the merger and other transactions contemplated by the merger agreement.

Special Meeting

Subject to the provisions described in the section above entitled “—Acquisition Proposals; Board Recommendation” beginning on page 88 and certain other exceptions, the Company is required to take all reasonable actions necessary in accordance with applicable law, its certificate of incorporation and bylaws and the rules of the NYSE to call, give notice of, convene and hold a meeting of the Company’s stockholders to consider and vote upon the adoption of the merger agreement as soon as reasonably practicable (but in no event earlier than March 14, 2016) after the date on which the SEC staff advises that it has no further comments on the proxy statement. The Company may adjourn, recess or postpone the special meeting from time to time (i) with the prior written consent of Parent, (ii) to the extent necessary to ensure that any supplement or amendment to the proxy statement required by applicable law (as determined by the Board (acting upon the affirmative recommendation of the Special Committee) in good faith after consultation with its outside legal counsel) is provided to the stockholders of the Company a reasonable amount of time in advance of the meeting, (iii) if, as of the time at which the special meeting is to be held, there is an absence of a quorum or it is necessary to solicit additional proxies for the merger agreement to be adopted or (iv) if required by law or any court of competent jurisdiction.  Subject to the provisions of the merger agreement discussed in the section above entitled “—Acquisition Proposals; Board Recommendation” beginning on page 88, the Company is required to use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of the merger agreement and secure any approval of its stockholders that is required by the DGCL and any other applicable law to effect the merger transactions.

Parent has agreed to vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to any shares of Company common stock beneficially owned by it in favor of the proposal to adopt the merger agreement.

Filings; Other Actions; Notification

Subject to the terms of the merger agreement, the Company and Parent have agreed to cooperate with each other and use (and cause their respective affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions and do or cause to be done all things reasonably necessary, proper or advisable on their part to consummate and make effective the transactions contemplated by the merger agreement as promptly as practicable, including preparing and filing as promptly as practicable all documentation to effect necessary notices, reports and other filings and to obtain as promptly as practicable consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity. This cooperation includes, among other things and subject to certain exceptions: furnishing the other party, upon request, with certain information concerning itself, its affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with certain statements, filings, notices and applications; keeping the other party apprised of the status of matters relating to completion of the merger and the other transactions contemplated by the merger agreement; filing initial pre-merger notifications with respect to the merger agreement and the transactions contemplated by the merger agreement under the HSR Act and other antitrust laws; providing governmental entities with information and documents to permit consummation of the merger and the other transactions contemplated by the merger agreement; using reasonable best efforts to take, and to cause each of its subsidiaries to take, any and all actions reasonably necessary to obtain consents, clearances or approvals required under or in connection with antitrust laws, to enable all waiting periods under antitrust laws to expire and to eliminate each and every impediment under antitrust laws asserted by a governmental entity to enable the merger and the other transactions contemplated by the merger agreement to occur prior to the termination date; refraining from entering into agreements, arrangements or other understandings to acquire assets, rights or properties that would prevent or materially delay receipt of certain governmental approvals or prevent or materially impede the closing of the merger; and, if any objections are asserted with respect to the transactions contemplated by the merger agreement under any law, or if any action is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable governmental entity or any private party challenging any of the transactions contemplated by the merger agreement as violative of any law or which would reasonably be expected to prevent or materially impede the consummation of the merger or the other transactions contemplated by the merger agreement, using reasonable best efforts to contest, resist and resolve such objections or actions, and to have vacated, lifted, reversed or overturned any orders, whether temporary, preliminary or permanent, that are in effect and prohibit, prevent or restrict consummation of the merger or the other transactions contemplated by the merger agreement.

Parent has also agreed to take, and to cause its affiliates to take, any and all actions necessary to obtain any consents, clearances or approvals required under or in connection with any antitrust law and to enable all waiting periods under any antitrust law to expire, and to avoid or eliminate each and every impediment under any antitrust law asserted by any governmental entity to consummate the merger or the other transactions contemplated by the merger agreement, including, (i) promptly complying with or modifying any requests for additional information by any governmental entity, (ii) if necessary to obtain clearance by any governmental entity, offering, negotiating, committing to and effecting, by consent decree, a hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, assets, rights, properties, products, leases, businesses or other operations or interests therein of the Company or Parent or either’s respective subsidiaries or affiliates and (iii) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any party to consummate the merger or the other transactions contemplated by the merger agreement and taking any and all other actions to prevent the entry, enactment or promulgation thereof.

Notwithstanding the foregoing, nothing in the merger agreement requires the Company or its affiliates, or Parent, Merger Sub or their respective affiliates, to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the closing of the merger.

Financing

Parent and Merger Sub have represented that, subject to certain assumptions, at and after the closing of the merger, they will have sufficient funds available to pay the aggregate per share merger consideration, pay all transaction fees and expenses, pay for the refinancing of any of the Company’s outstanding indebtedness contemplated to be refinanced and satisfy all other payment obligations under the merger agreement.

Parent has agreed to use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary to arrange and obtain the financing on terms and conditions (including any flex provisions) no less favorable to Parent than those described in the commitment letters and to not, without the consent of the Company, take any action or permit any amendment or modification to be made, or any waiver of any provision or remedy under, the commitment letter if such action, amendment, modification or waiver would:

•	reduce the aggregate amount of the debt financing; or

•	impose new or additional conditions or otherwise amend, modify or expand any conditions precedent to the receipt of the debt financing (or any portion thereof) in a manner that would reasonably be expected to (i) delay or prevent the closing of the merger, (ii) make the funding of the debt financing (or satisfaction of the conditions to obtaining such financing) less likely to occur or (iii) adversely impact the ability of Parent, Merger Sub or any of their respective affiliates to enforce its rights against the other parties to the debt commitment letter or the definitive agreements with respect thereto, the ability of Parent or Merger Sub to consummate the transactions contemplated by the merger agreement or the likelihood such transactions are consummated.

Parent and Merger Sub may replace, amend or modify the debt commitment letter to add lenders, lead arrangers bookrunners, syndication agents or similar entities.
Each of Parent and Merger Sub has agreed to use reasonable best efforts to:

•	maintain in effect the debt commitment letter until the transactions contemplated by the merger agreement are consummated (subject to Parent’s rights to amend, waive, supplement, modify or replace the debt commitment letter in accordance with the merger agreement);

•	satisfy (or obtain a waiver of) on a timely basis all conditions and covenants applicable to Parent, Merger Sub and any of their respective affiliates party thereto in the commitment letters and otherwise comply with its obligations thereunder;

•	negotiate and enter into definitive agreements with respect to the financing on terms and conditions (including flex provisions) no less favorable to Parent than those contemplated by the debt commitment letter; and

•	upon satisfaction of the conditions contained in the commitment letters and satisfaction or waiver of all of the closing conditions to its obligations under the merger agreement, use its reasonable best efforts to consummate the financing at the closing of the merger.

Each of Parent and Merger Sub has also agreed to use its commercially reasonable efforts to enforce its rights under the debt commitment letter and to give the Company prompt notice (which shall in no event be more than two business days from their knowledge thereof);

•	of any material breach or material default by any party to any commitment letter or definitive document related to the financing;

•	of the receipt of any written notice or other written communication from any person with respect to any:

•	breach, default, termination or repudiation by any party to any commitment letter or any definitive document related to the financing or any provisions of any commitment letter or any such definitive document; or

•	material dispute or disagreement between or among any parties to any commitment letter or any definitive document related to the financing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the financing or any definitive agreement with respect thereto); and

•	if Parent, Merger Sub or any of their respective affiliates party thereto will not be able to obtain all or any portion of the financing on the terms, in the manner or from the sources contemplated by the commitment letters or the definitive documents related to the financing.

If any portion of the financing becomes unavailable on the terms and conditions (including flex provisions) contemplated in the debt commitment letter (other than due to the failure of a condition to the consummation of the debt financing resulting from the failure of the closing condition in the merger agreement related to the representations and warranties of the Company), Parent has agreed to use its reasonable best efforts to arrange and obtain alternative financing from the same or alternative sources in an amount sufficient to consummate the transactions contemplated by the merger agreement on terms not materially less favorable from the standpoint of Parent, Merger Sub, the affiliates of Parent and Merger Sub party thereto and the Company than those in the commitment letters (taking into account the flex provisions) as promptly as practicable following the occurrence of such event but not later than the date of the closing of the merger.

Parent and Merger Sub have agreed not to permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the equity commitment letter and to use their reasonable best efforts to (i) maintain in effect the equity commitment letter until the merger and the other transactions contemplated by the merger agreement are consummated and (ii) subject to the conditions to the Company’s right to seek specific performance of Parent’s obligation to cause the equity financing to be funded, as described under the section entitled “The Merger—Financing of the Merger—Equity Financing” beginning on page 65, enforce their rights under the equity commitment letter.

The Company has agreed to, and to cause its subsidiaries to, and to use reasonable best efforts to cause their representatives to, provide to Parent, at Parent’s sole expense, all cooperation reasonably requested by Parent in connection with the arrangement and consummation of the financing (including the satisfaction of the conditions precedent set forth therein) and any alternative financing permitted under the terms of the merger agreement, including (in each case, to the extent reasonably requested):

•	participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions between senior management and prospective lenders, investors and rating agencies;

•	assisting with the preparation of materials for rating agency presentations (and assisting in the obtaining of public corporate or corporate family, credit and facility ratings from rating agencies), bank information memoranda and similar documents required in connection with the financing and/or customary marketing materials or memoranda for the debt financing or any alternative financing and providing such customary documentation and other information required in connection with applicable “know your customer” and anti-money laundering rules and regulations;

•	providing authorization letters authorizing the distribution of information to prospective lenders;

•	assisting with the execution and delivery of any pledge and security documents, currency or interest hedging arrangements, other definitive financing documents, or other certificates or documents and back-up therefor and for legal opinions or as may be reasonably requested by Parent;

•	assisting with obtaining consents of accountants for use of their reports in any materials relating to the debt financing and cooperating to facilitate the pledging of collateral;

•	furnishing Parent and the debt financing sources as promptly as reasonably practicable with (i) audited consolidated financial statements of the Company for the three most recently completed fiscal years ended at least 90 days prior to the closing of the merger and (ii) unaudited consolidated financial statements of the Company for each subsequent fiscal quarter ended at least 45 days prior to the closing of the merger;

•	furnishing Parent and the debt financing sources with all audited and unaudited financial statements, business and other financial data, audit reports and other information regarding the Company and its subsidiaries of the type customarily included in the marketing materials for the debt financing (other than (i) separate financial statements and footnote disclosures with respect to guarantors and non-guarantors and required by Rule 3-10 of Regulation S-X under the Securities Act and (ii) separate financial statements with respect to subsidiaries pursuant to Rule 3-16 of Regulation S-X under the Securities Act) (provided that Parent will be responsible for the preparation of pro forma financial statements based on information furnished by the Company and its subsidiaries and with the reasonable cooperation of the Company and its subsidiaries), and other pertinent information regarding the Company and its subsidiaries as may reasonably be requested in writing by Parent and identifying any portion of such information that constitutes material non-public information;

•	furnishing to Parent and the debt financing sources projections and information required in connection with information memoranda and the lenders’ presentation in respect of the debt financing, in each case customarily used for the syndication of the debt financing or the alternative financing transactions (the information in this bullet point, together with the information described in the two preceding bullet points and the authorization letters describe above being collectively referred to in this proxy statement as the “required financial information”);

•	at the request of Parent, filing a Form 8-K with the SEC disclosing information identified by Parent relating to the Company and its subsidiaries for purposes of permitting such information to be included in marketing materials or memoranda for the debt financing or any alternative financing to be provided to potential investors who do not wish to receive material non-public information, which information will be subject to the approval of the Company, not to be unreasonably withheld, delayed or conditioned;

•	obtaining customary payoff letters, lien terminations and instruments of discharge to be delivered at the closing of the merger with respect to the Company’s existing credit agreement;

•	using reasonable best efforts to assist Parent in obtaining accountants’ comfort letters, consents, surveys, legal opinions from outside counsel and title insurance as reasonably requested by Parent for financings similar to the financing; and

•	cooperating with the debt financing sources’ due diligence, to the extent customary and reasonable, including by granting the debt financing sources, at reasonable times and on reasonable notice, access to the Company’s properties, asset, cash management and accounting records.

Notwithstanding the foregoing, the Company is not required to:

•	provide the cooperation described above to the extent it would interfere unreasonably with the business or operations of the Company or its subsidiaries;

•	enter into or perform under any certificate, agreement, document or other instrument that is not contingent upon the occurrence of the closing of the merger or that would be effective prior to the effective time of the merger (other than the authorization and representations, the Form 8-K filings or the customary payoff letters referred to above); or

•	take any action that would subject it or its subsidiaries to actual or potential liability for which it would not be indemnified under the merger agreement or bear any cost or expense or pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) or provide or agree to provide any indemnification in connection with the financing or any of the foregoing prior to the effective time of the merger.

Parent has agreed to indemnify and hold harmless the Company, its subsidiaries and its and their representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the financing (including any action taken in accordance with the Company’s cooperation requirements with respect to the financing) and any information utilized in connection therewith (other than historical information relating to the Company or its subsidiaries provided by the Company in writing specifically for use in the financing offering documents), except to the extent any of the foregoing arises from the bad faith or willful misconduct of the Company or any of its subsidiaries or any of their respective affiliates or representatives. Parent has agreed, promptly upon the Company’s request, to reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its subsidiaries in connection with its cooperation requirements with respect to the financing.

The Company has agreed to supplement or to cause its subsidiaries to supplement the required financial information or the Form 8-K with the SEC described above on a reasonably current basis to the extent that the required financial information or Form 8-K, to the knowledge of the Company, contains any material misstatement of fact or omits to state any material fact necessary to make such information not materially misleading.

Obtaining the financing (or any alternative financing) is not a condition to the closing of the merger.

Access and Reports

Subject to certain exceptions and to the obligations under the existing confidentiality agreements entered into between the Company and each of American Securities and P2, the Company is required (and is required to cause its subsidiaries to) afford Parent’s officers and other authorized representatives reasonable access, during normal business hours throughout the period prior to the effective time of the merger, to its employees, properties, books, contracts and records, and to furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested.

Indemnification

Under the merger agreement, from and after the effective time of the merger until the sixth anniversary of the date of the closing of the merger, the surviving corporation will, and Parent will cause the surviving corporation to, indemnify and hold harmless, and advance expenses to, each present and former director, officer, employee and agent of the Company and its subsidiaries (“indemnified parties”) to the same extent as indemnification is provided, or expenses are advanced, to such persons as of the date of the merger agreement by the Company pursuant to applicable law or the certificate of incorporation or bylaws of the Company, in each case in effect as of the date of the merger agreement.   In addition, for a period of six years from and after the effective time of the merger, Parent is required to cause the certificate of incorporation and the bylaws of the surviving corporation to contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of indemnified parties for periods at or prior to the effective time of the merger than are set forth in the certificate of incorporation and the bylaws of the Company as of the date of the merger agreement.

Before the effective time of the merger, the Company is required to (and, if the Company is unable to, Parent will cause the surviving corporation to) obtain and fully pay the premium for six-year “tail” insurance policies for the extension of the currently existing directors’ and officers’ liability insurance policies and fiduciary  liability insurance policies. Subject to the immediately following sentence, such policies must have benefits, terms, conditions, retentions and levels of coverage that are substantially equivalent to and in no event less favorable to the insureds as the Company’s existing policies with respect to matters that existed or occurred at or prior to the effective time of the merger.  This obligation is subject to a cap of 300% of the annual premium the Company is currently paying for such insurance.

If the Company or the surviving corporation for any reason fails to obtain such “tail” insurance policies as of the effective time of the merger, then Parent has agreed to cause the surviving corporation to continue to maintain the current policies in place or to use reasonable best efforts to purchase comparable policies, in each case, for the six-year period following the effective time of the merger.  Parent’s or the surviving corporation’s obligation to provide this insurance will be capped at 300% of the annual premium amount the Company is currently paying for such insurance.  If the annual premium amount for such coverage exceeds the cap, the surviving corporation must obtain a policy with the greatest coverage available for a cost not exceeding such amount.

Parent has agreed to make proper provisions such that any successor, assign, purchaser or transferee of Parent or the surviving corporation will assume the indemnification and insurance provisions described above in the event that Parent or the surviving corporation or any of their respective successors or assigns consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or transfers all or substantially all of its properties, rights and assets to any person.

The indemnified parties will have the right to enforce the provisions of the merger agreement relating to their indemnification.

Transaction Litigation

The merger agreement requires each of the Company and Parent to promptly notify the other and to keep the other party informed on an on-going and current basis  (including by promptly providing copies of pleadings) regarding any commenced or threatened stockholder demands, litigations, arbitrations or other similar claims, actions, suits or proceedings commenced against it and/or its respective directors or officers relating to the merger agreement or the transactions contemplated by the merger agreement or relating thereto. The Company and Parent have agreed to cooperate with each other in the defense or settlement of any of the foregoing (subject to applicable fiduciary duties) and to give the other party the opportunity to participate in, and to consult with the other party with respect to, such defense or settlement.

Employee Benefits Matters

The merger agreement provides that for a one-year period commencing at the effective time of the merger, Parent will (or will cause the surviving corporation to) provide to the Company Employees (i) base salary that is not less than the base salary provided prior to the closing, (ii) incentive opportunities (excluding equity compensation and other extraordinary compensation arrangements) that are substantially comparable to those provided prior to the closing, (iii) employee benefits (with certain exceptions) that are substantially comparable in the aggregate to those provided prior to the closing and (iv) severance benefits that are no less favorable than the severance benefits that would have been provided prior to the closing.  In addition, Parent will (or will cause the surviving corporation to) generally recognize each Company Employee’s period of service with the Company and its subsidiaries for purposes of all benefit plans and compensation and benefit arrangements (excluding benefit accruals under any defined benefit or post-employment health or welfare plan) in which such Company Employee participates following the effective time of the merger, to waive any pre-existing condition exclusions and waiting periods under the benefit plans it maintains, and to provide credit for any co-payments, deductibles and other out-of-pocket expenses that were paid prior to closing.

Parent has acknowledged that a “change in control” or “change of control” within the meaning of each Company benefit plan will occur upon the effective time of the merger.

Additional Agreements

The merger agreement contains additional agreements between the Company and Parent relating to, among other things:

•	consultations regarding public announcements and filings with third parties and/or governmental entities;

•	the preparation, filing and finalization of this proxy statement and the information to be included herein;

•	the confidentiality of certain information received by the Company, Parent, Merger Sub and their respective affiliates and representatives;

•	the taking of certain actions necessary to ensure the inapplicability of takeover statutes;

•	the taking of certain actions by the Company to cause the dispositions of equity securities of the Company in connection with the merger agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act;

•	the delivery by the Company of a certificate to Parent certifying that an in interest in the Company is not a United States real property interest under Section 897(c) of the Code;

•	notification of certain matters; and

•	Parent’s obligation not to, and not to cause its affiliates and associates to, enter into or authorize certain agreements, arrangements or understandings with stockholders, employees or directors of the Company without the written consent (which is not to be unreasonably withheld) of the Board or the Special Committee.

Conditions of the Merger

The respective obligations of each party to the merger agreement to effect the merger is subject to the satisfaction or waiver at or prior to the effective time of the merger of the following conditions:

•	the merger agreement having been duly adopted by holders of a majority of the outstanding shares of Company common stock;

•	any waiting periods (and any extensions thereof) that are applicable to the consummation of the merger under the HSR Act having been terminated or expired and the non-U.S. jurisdiction governmental approvals having been obtained; and

•	the absence of any order, judgment, injunction, award, decree or writ (whether temporary, preliminary or permanent) in effect by any governmental entity of competent jurisdiction prohibiting, restraining, enjoining or rendering illegal the consummation of the merger and the consummation of the transactions contemplated by the merger agreement not having been prohibited or rendered illegal under applicable law.

The obligations of Parent and Merger Sub to effect the merger are also subject to the satisfaction or waiver at or prior to the effective time of the merger of the following conditions:

•	the Company’s representations and warranties regarding the provision of its foreign subsidiaries’ governing documents to Parent, its corporate power and authority, its receipt of Greenhill’s fairness opinion and the inapplicability of takeover statutes being true and correct in all material respects as of the date of the closing of the merger as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct in all material respects as of such earlier date);

•	the Company’s representations and warranties regarding its capitalization, the absence of a Company material adverse effect and brokers’, commissions’ and finders’ fees being true and correct in all respects as of the date of the closing of the merger as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct in all respects as of such earlier date and, in the case of the Company’s representations and warranties regarding capitalization, for de minimis inaccuracies);

•	the Company’s other representations and warranties set forth in the merger agreement being true and correct (without giving effect to any materiality or Company material adverse effect qualifications) as of the date of the closing of the merger as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date); provided, however, that the condition in this bullet point will be deemed satisfied even if any such representations and warranties are not true and correct unless the failure of such representations and warranties to be true and correct, individually or in the aggregate, had a Company material adverse effect;

•	the Company having performed in all material respects its obligations and covenants under the merger agreement at or prior to the date of the closing of the merger;

•	Parent having received at the closing of the merger a certificate signed by a senior executive officer of the Company certifying that the above conditions with respect to the representations and warranties and performance of the Company’s obligations having been satisfied; and

•	no Company material adverse effect having occurred since the date of the merger agreement that remains in effect.

The obligation of the Company to effect the merger is also subject to the satisfaction or waiver at or prior to the effective time of the merger of the following conditions:

•	the representations and warranties of Parent and Merger Sub regarding their corporate authority, Merger Sub’s capitalization and the fact that they have not conducted any business prior to the date of the merger agreement and do not have any assets, liabilities or obligations other than those incidental to formation and pursuant to the merger agreement being true and correct in all material respects as of the date of the closing of the merger as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct in all material respects as of such earlier date);

•	the representations and warranties of Parent and Merger Sub regarding their organization, good standing and qualification and brokerage, finder’s or other fees or commissions being true and correct in all respects as of the date of the closing of the merger as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct in all respects as of such earlier date and, in the case of the representations and warranties of the Parent and Merger Sub regarding brokerage, finder’s or other fees or commissions, for de minimis inaccuracies);

•	all other representations and warranties of Parent and Merger Sub set forth in the merger agreement being true and correct (without giving effect to any materiality qualifications set forth therein) as of the date of the closing of the merger as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date ), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement;

•	Parent and Merger Sub having performed in all material respects all of their obligations and covenants under the merger agreement at or prior to the date of the closing of the merger; and

•	the Company having received at the closing of the merger a certificate signed by a senior executive officer of Parent certifying that the above conditions with respect to the representations and warranties and performance of Parent’s and Merger Sub’s obligations having been satisfied.

None of the Company, Parent or Merger Sub may rely on the failure of any condition described above to be satisfied or excuse such party’s obligation to effect the merger if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the merger and the other transactions contemplated by the merger agreement or any material breach of such party’s representations and warranties.

Termination

The Company and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by the Company’s stockholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:

•	by either Parent or the Company if:

•	the merger has not been consummated by June 4, 2016 (the “termination date”); provided that this termination right will not be available to a party if the other party has the right to terminate the merger agreement because of the breach of a representation, warranty, covenant or agreement that causes the failure of a closing condition;

•	the Company’s special meeting has been held and completed and the Company’s stockholders have not adopted the merger agreement at such meeting or any adjournment or postponement thereof; or

•	a permanent injunction or other order permanently restraining, enjoining or otherwise prohibiting the consummation of the merger has become final and non-appealable; provided that this termination right will not be available to a party that has breached in any material respect its obligations under the merger agreement in a manner that is the primary cause of or primary factor that resulted in the failure of a condition to the consummation of the merger to have been satisfied on or before the termination date.

•	the Company if:

•	at any time prior to the adoption of the merger agreement by the Company’s stockholders, (i) the Special Committee or the Board (acting upon the affirmative recommendation of the Special Committee) authorizes the Company to enter into an agreement with respect to a superior proposal, (ii) substantially concurrently with the termination of the merger agreement the Company enters into such agreement and (iii) the Company substantially concurrently with such termination pays to American Securities or its designees and to P2 or its designees the termination fee as described in the section below entitled “—Termination Fee” beginning on page 102 (provided that this right to terminate will not be available to the Company unless it has complied with the notice and other requirements described in the section above entitled “Acquisition Proposals; Board Recommendation” beginning on page 88);

•	at any time prior to the effective time of the merger, if there has been a breach of a representation warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the related closing condition, and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) the 30th day after written notice thereof is given by the Company to Parent and (ii) the date that is two business days prior to the termination date (provided that the Company will not have this right to terminate if it is then in material breach of the merger agreement so as to cause the failure of a closing condition); or

•	at any time prior to the effective time of the merger, if the conditions to the obligations of Parent and Merger Sub to consummate the merger have been satisfied or waived and continue to be satisfied (if applicable) (other than those conditions that by their nature cannot be satisfied other than at the closing of the merger) and the Company has indicated in writing that the Company is ready, willing and able to consummate the merger, and Parent and Merger Sub fail to consummate the merger within two business days after the date the closing of the merger should have occurred under the merger agreement and the Company stood ready, willing and able to consummate the merger during such period.

•	by Parent if:

•	at any time prior to the adoption of the merger agreement by the Company’s stockholders, the Special Committee or the Board (acting upon the affirmative recommendation of the Special Committee) (i) has made and not withdrawn a change of recommendation or (ii) has failed (or the Company has failed) to include the Company recommendation in the proxy statement; or

•	at any time prior to the effective time of the merger, if there has been a breach of a representation, warranty, covenant or agreement made by the Company in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the related closing condition, and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) the 30th day after written notice thereof is given by the Parent to the Company and (ii) the date that is two business days prior to the termination date (provided that Parent will not have this right to terminate if it is then in material breach of the merger agreement so as to cause the failure of a closing condition).

Termination Fee

Pursuant to the merger agreement, the Company will be required to pay the termination fee (as defined below) to American Securities and P2 (or their respective designees) in such amounts (not to collectively exceed the Termination Fee) as Parent notifies to the Company in writing if:

•	each of the following three events occurs:

•	prior to the adoption of the merger agreement by the Company’s stockholders, the merger agreement is terminated by Parent or the Company because the merger has not been consummated by the termination date or because the Company’s stockholders have not adopted the merger agreement;

•	any person has made (and has not subsequently withdrawn prior to the event giving rise to such termination) a bona fide acquisition proposal after the date of the merger agreement but prior to such termination; and

•	within 12 months after such termination, the Company enters into a definitive agreement with respect to such acquisition proposal, or a transaction contemplated by an acquisition proposal is otherwise consummated within 12 months of such termination (provided that for the purposes of the foregoing, the references to “25% or more” in the definition of “acquisition proposal” will be deemed to be references to “more than 75%”);

•	the merger agreement is terminated by Parent because, at any time prior to the adoption of the merger agreement by the Company’s stockholders, the Special Committee or the Board (acting upon the affirmative recommendation of the Special Committee) (i) has made and not withdrawn a change of recommendation or (ii) has failed (or the Company has failed) to include the Company recommendation in the proxy statement; or

•	the merger agreement is terminated by the Company in order to enter into an agreement with respect to a superior proposal, as more particularly described above in the section entitled “—Termination” beginning on page 100.

For purposes of the merger agreement, “termination fee” means (a) an amount equal to $7,327,000 if payable in connection with the termination of the merger agreement due to (i) the Company’s entry into an agreement with respect to, or (ii) a change of recommendation or failure to include the Company recommendation in the proxy statement as a result of, an acquisition proposal first received from an excluded party on or before March 9, 2016 or (b) an amount equal to $14,654,000 if payable in any other circumstance.

Pursuant to the merger agreement, Parent will be required to pay a reverse termination fee of $39,100,000 to the Company if:

•	the merger agreement is terminated by the Company due to an uncured breach of a representation, warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement or any representation and warranty becoming untrue after the date of the merger agreement, as more particularly described in the section above entitled “—Termination” beginning on page 100, which breach is the principal cause of the failure of the merger to be consummated, unless, prior to such termination, (i) Parent and Merger Sub deliver written notice at least two business days in advance of the earlier of the 30th day after written notice of the breach is given by the Company to Parent and the date that is two business days prior to the termination date and (ii) Parent and Merger Sub stood ready, willing and able to consummate the merger in accordance with its terms on such date; or

•	the merger agreement is terminated by the Company because all of the conditions to Parent’s and Merger Sub’s obligation to effect the merger have been satisfied or waived (other than those that by their nature cannot be satisfied other than at the closing), Parent and Merger Sub fail to consummate the merger within two business days after the date the closing of the merger should have occurred under the merger agreement and the Company stood ready, willing and able to consummate the merger during such period, as more particularly described in the section above entitled “—Termination” beginning on page 100.

In no event will the Company be required to pay the termination fee or Parent be required to pay the reverse termination fee on more than one occasion.

If the Company or Parent fails to promptly pay the termination fee or the reverse termination fee as applicable and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment for such amounts, the Company or Parent, as applicable, will reimburse the other party for its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest.

Except as otherwise required by the merger agreement, whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense.

Effect of Termination

If the merger agreement is terminated by the Company or Parent and the merger is abandoned in accordance with the terms of the merger agreement, the merger agreement will become void and of no effect, with no liability to any person on the part of any party to the merger agreement (or of any of its representatives or affiliates); provided, however, that not such termination shall relieve any party of its obligation to pay the termination fee, the reverse termination fee or the expense and indemnification obligations set forth in the merger agreement described above.  In the event the merger agreement is terminated, certain provisions of the merger agreement, including but not limited to those related to confidentiality, payment of costs and expenses, payment of the termination fee and the reverse termination fee and certain indemnification and reimbursement obligations of Parent pursuant to the merger agreement will survive the termination.

Remedies

Subject to the Company’s rights described below, the Company’s receipt of the reverse termination fee (plus, in the case the reverse termination fee is not timely paid, an amount for expenses to obtain such payment as described in the section above entitled “—Termination” beginning on page 100 and certain other expense reimbursement and indemnification payments from Parent) will be the Company’s sole and exclusive remedy against Parent, Merger Sub, American Securities, P2, the debt financing sources under the debt commitment letter, any of the respective affiliates and any of the former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members or agents of any of the foregoing, for any loss suffered as a result of any breach of any covenant or agreement in the merger agreement or the debt commitment letter or the failure of the merger to be consummated.  Upon payment of such amounts, none of Parent, Merger Sub,  American Securities, P2, the debt financing sources under the debt commitment letter, any of the respective affiliates or any of the former, current or future general or limited partners, stockholders, directors, officers, employees, managers, members or agents of any of the foregoing will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement.

Subject to Parent’s rights described below, Parent’s receipt of the termination fee from the Company (plus, in the case the termination fee is not timely paid, an amount for expenses to obtain such payment as described in the section above entitled “—Termination” beginning on page 100) will be the sole and exclusive remedy of Parent, Merger Sub and the respective affiliates against the Company, its subsidiaries and any of the respective affiliates, and any of the former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members or agents of any of the foregoing for any loss suffered as a result of any breach of any covenant or agreement in the merger agreement or the failure of the merger to be consummated.  Upon payment of such amounts, none of the Company, its subsidiaries or any of their respective affiliates, any of the former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members or agents of any of the foregoing, shall have any further liability or obligation relating to or arising out of merger agreement or the transactions contemplated by the merger agreement.

Nothing in the merger agreement shall relieve any party from liability for fraud or intentional breach of the merger agreement. In addition, the parties to the merger agreement are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in addition to any other remedy to which they are entitled at law or in equity.  However, the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the equity financing to be funded will be subject to the requirements that (i) all of the conditions to Parent’s and Merger Sub’s obligations to consummate the merger have been satisfied or waived (other than those that by their nature cannot be satisfied other than at the closing) at the time when the merger would have occurred but for the failure of the equity financing to be funded, (ii) the debt financing (or any alternative financing that has been obtained in accordance with the merger agreement) has been funded or will be funded at the closing of the merger if the equity financing is funded and (iii) the Company has irrevocably confirmed in writing that if specific performance is granted and the equity financing and debt financing are funded, that it will take such actions as are required of it to cause the closing of the merger and the related transactions.  Although the Company is permitted and entitled to seek both a grant of specific performance and payment of the reverse termination fee, under no circumstances will the Company be entitled to receive both a grant of specific performance to cause the funding of the equity financing to be funded and the merger to be consummated that results in the closing of the merger and payment of the reverse termination fee.

Modification or Amendment

Subject to applicable law, at any time prior to the effective time of the merger, the parties to the merger agreement may modify or amend the merger agreement by written agreement executed and delivered by their respective duly authorized officers; provided that certain amendments require the prior written consent of the debt financing sources to the extent such amendments would be materially adverse to their rights under the merger agreement.

Waiver of Conditions

The conditions to each of the parties’ obligations to consummate the merger and the other transactions under the merger agreement are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.  The merger agreement provides that any agreement on the part of a party to any such waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

COOPERATION AGREEMENT

In order to induce the Company to enter into the merger agreement, concurrently with the execution and delivery of the merger agreement on December 9, 2015, P2 Capital Partners, LLC and certain of its affiliated investment funds entered into a cooperation agreement (the “cooperation agreement”) with the Company.  As of December 9, 2015, P2 beneficially owned 7,234,203 shares of Company common stock, or approximately 14.99% of the outstanding shares of Company common stock.

Pursuant to the terms of the cooperation agreement, at any meeting of the stockholders of the Company upon which a vote with respect to the merger agreement, unless the Company has violated its obligations under the merger agreement with respect to an acquisition proposal, P2 will vote all of its shares of Company common stock in accordance with the recommendation made to the Company’s stockholders by the Board. At any meeting of the stockholders of the Company upon which a vote with respect to any superior proposal (as defined in “The Merger Agreement—Acquisition Proposals; Board Recommendation”) is sought, unless the Company has violated its obligations under the merger agreement with respect to an acquisition proposal, P2 will vote:

•	in the case of all-cash superior proposal, all of its shares of Company common stock in accordance with the recommendation made to the Company’s stockholders by the Board; or

•	in the case of a superior proposal that is not an all-cash superior proposal, in the same proportion as the votes cast by the unaffiliated stockholders of the Company.

The cooperation agreement terminates in the event the merger is consummated or the merger agreement is terminated, unless:

•	either party terminates the merger agreement because the stockholders of the Company did not vote in favor of the adoption of the merger agreement at the special meeting of the stockholders and at the time of termination a third party has made a superior proposal;

•	the Company terminates the merger agreement prior to the stockholders of the Company adopting the merger agreement, the Company enters into an agreement with respect to a superior proposal and pays the applicable termination fee; or

•	Parent terminates the merger agreement because, prior to the stockholders of the Company adopting the merger agreement, the Board (acting upon the affirmative recommendation of the Special Committee) or the Special Committee has made and not withdrawn a change of its recommendation to the Company’s stockholders with respect to the vote to adopt the merger agreement.

ROLLOVER AGREEMENTS

In order to induce Parent to enter into the merger agreement, concurrently with the execution and delivery of the merger agreement on December 9, 2015, P2 Capital Master Fund I, L.P. entered into an agreement (the “P2 rollover agreement”) with an affiliate of Parent pursuant to which it committed to contribute, immediately prior to the consummation of the merger, Company common stock held by it to such affiliate of Parent in exchange for equity securities of such affiliate of Parent.  Following the execution and delivery of the merger agreement, each of the other Rollover Stockholders entered into agreements (the “management rollover agreements,” and together with the P2 rollover agreement, the “rollover agreements”) with an affiliate of Parent pursuant to which such other Rollover Stockholder committed to contribute shares and additional cash amounts immediately prior to the consummation of the merger in exchange for equity securities of such affiliate of Parent.

In particular, pursuant to the rollover agreements:

P2 Capital Master Fund I, L.P. agreed to contribute 1,273,215 shares of Company common stock (the equivalent of an approximately $12.7 million investment (based upon the per share merger consideration of $10.00));

Mr. Collins, the chairman and chief executive officer of the Company, agreed to contribute 51,253 shares of Company common stock (the equivalent of an approximately $512,530 investment (based upon the per share merger consideration of $10.00)), and $633,390 as an additional subscription (equal to 50% of the value (based upon the per share merger consideration of $10.00) of the equity-based awards of the Company held by Mr. Collins at the time the merger agreement was executed) and agreed that such affiliate may withhold such additional subscription amount from the proceeds payable to him under the merger agreement. To the extent Mr. Collins receives additional shares of common stock in respect of his RSUs prior to the merger, the number of shares to be contributed will be increased and the dollar amount of the cash contribution will be decreased by the value of the shares so received.

Mr. Willmott, the president and chief operating officer of the Company, agreed to contribute 39,363 shares of Company common stock (the equivalent of an approximately $393,630 investment (based upon the per share merger consideration of $10.00)), and $299,585 as an additional subscription (equal to 50% of the value (based upon the per share merger consideration of $10.00) of the equity-based awards of the Company held by Mr. Willmott at the time the merger agreement was executed) and agreed that such affiliate may withhold such additional subscription amount from the proceeds payable to him under the merger agreement. To the extent Mr. Willmott receives additional shares of common stock in respect of his RSUs prior to the merger, the number of shares to be contributed will be increased and the dollar amount of the cash contribution will be decreased by the value of the shares so received.

Messrs. Collins and Willmott are expected to collectively receive a grant of options to purchase an aggregate of 6% of the fully-diluted common stock of such affiliate of Parent outstanding as of the closing date of the merger, subject to vesting based on post-closing service to and performance of such affiliate. If such grant is not made within 30 days after the merger, such affiliate may be obligated to repurchase the equity acquired by such executive pursuant to his respective rollover agreement.

Messrs. Collins and Willmott are expected to serve on the board of directors of such affiliate of Parent following the closing of the merger.

PROPOSAL 2: NON-BINDING, ADVISORY VOTE ON MERGER-RELATED
 EXECUTIVE COMPENSATION ARRANGEMENTS

In accordance with Section 14A of the Exchange Act, and as discussed elsewhere in this proxy statement, the Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote to approve the compensation that may be payable to its named executive officers in connection with the merger. As required by those rules, the Company is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, as disclosed in the table entitled “Potential Change of Control Payments to Executive Officers”, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to adopt the merger agreement, and stockholder approval of the non-binding, advisory proposal on compensation is not a condition to the completion of the merger. You may, therefore, vote to adopt the merger agreement and vote not to approve the executive compensation and vice versa. Because the vote is advisory in nature only, it will not be binding on the Company or the Board. To the extent the Company is contractually obligated to pay the compensation, such compensation will be payable, subject only to the conditions applicable thereto, if the merger is consummated and regardless of the outcome of the advisory vote.

The approval of the non-binding compensation proposal requires the approval by a majority of the votes cast affirmatively or negatively on that proposal at the special meeting. Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the non-binding compensation proposal.

The Board recommends a vote “FOR” the approval of the non-binding compensation proposal.

PROPOSAL 3: APPROVAL OF AN ADJOURNMENT OF THE SPECIAL MEETING

As discussed elsewhere in this proxy statement, our stockholders will consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve Proposal 1.

The Board recommends a vote “FOR” the approval of the adjournment proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table, which was prepared on the basis of information publicly filed by the persons described, shows ownership of the Company’s common stock as of January 4, 2016 by (i) persons known to the Company to be beneficial owners of more than five percent of the Company’s outstanding common stock*, (ii) each current director, (iii) each of the executive officers of the Company named in the Summary Compensation Table contained in the proxy statement for the Company’s 2015 Annual Meeting of Stockholders, filed with the SEC on April 21, 2015, and (iv) all current directors and executive officers of the Company as a group.
	Name and Address of Beneficial Owners	Shares Beneficially Owned (1)	Beneficial Ownership Within 60 Days (2)	Percent of Outstanding Shares (3)
(i)	Holders of more than 5% of Company common stock (other than current directors and named executive officers)
	Ariel Investments, LLC E. Randolph Street, Suite 2900 Chicago, IL 60601	8,077,259	—	16.74%
	P2 Capital Partners, LLC 590 Madison Avenue New York, NY 10022	7,234,203	—	14.99%
	BlackRock Institutional Trust Company 400 Howard Street San Francisco, CA 94105	4,182,227	—	8.67%
	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,478,355	—	7.21%

(ii)	Current Directors
	Robert E. Beasley, Jr.	17,038	17,038	**
	Ronald Cami	32,176	32,176	**
	Andrew C. Clarke	11,515	11,515	**
	Joshua L. Collins	1,027,028	975,775	2.09%
	Nelda J. Connors	9,034	9,034	**
	E. Daniel James	35,778	35,778	**
	Harold E. Layman	25,472	25,472	**
	Max L. Lukens	—	—	**
	Daniel J. Obringer	—	—	**
	David W. Willmott	280,279	240,916	**

(iii)	Executive officers named in the Summary Compensation Table of the Company’s 2015 annual proxy statement (other than Mr. Collins and Mr. Willmott)
	Calvin E. Jenness	168,001	120,908	**
	Gerald D. Johnson	9,283	8,107	**
	Cyrille E. Michel (4)	19,120	10,000	**

(iv)	All current directors and executive officers as a group (16 Persons)	1,744,402	1,587,362	3.19%

(*)	Based entirely on information filed by the beneficial owners with the Securities and Exchange Commission.
(**)	Less than 1.0% of total shares.

(1)	Numbers in this column include, as of January 4, 2016, current directors’ DSUs and granted, fully-vested and exercisable (or will fully vest and be subject to settlement or exercisable within a 60-day period) equity awards, including SARs, stock options and RSUs. See footnote (2).
(2)	Under applicable rules of the SEC, beneficial ownership by principal stockholders, directors and executive officers of certain types of instruments that can be converted into shares of common stock within 60 days are required to be included in this table.
(3)	Percentages have been calculated using 48,250,363 as the number of outstanding shares, which is the number of outstanding shares reflected in the Company’s stock ledger as of January 4, 2016 (plus, in the case of any holder with instruments that can be converted into shares of Company common stock within 60 days, the number of shares into which such instruments may be converted).
(4)	Cyrille E. Michel retired on January 31, 2015.

APPRAISAL RIGHTS

Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the “fair value” of your shares of Company common stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the Court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL (“Section 262”) in order to demand and perfect their rights. Compliance with the statutory procedures is required to demand and perfect appraisal rights under Delaware law.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder of the Company in order to dissent from the merger and demand and perfect appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of Company common stock unless otherwise indicated.

THIS SUMMARY, HOWEVER, IS NOT A COMPLETE STATEMENT OF ALL APPLICABLE REQUIREMENTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262, THE FULL TEXT OF WHICH APPEARS IN ANNEX D TO THIS PROXY STATEMENT. FAILURE TO FOLLOW PRECISELY ANY OF THE STATUTORY PROCEDURES SET FORTH IN SECTION 262 MAY RESULT IN THE LOSS OF YOUR APPRAISAL RIGHTS. MOREOVER, DUE TO THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL, STOCKHOLDERS WHO ARE CONSIDERING EXERCISING SUCH RIGHTS ARE ENCOURAGED TO SEEK THE ADVICE OF LEGAL COUNSEL. THIS SUMMARY DOES NOT CONSTITUTE ANY LEGAL OR OTHER ADVICE, NOR DOES IT CONSTITUTE A RECOMMENDATION THAT YOU EXERCISE YOUR RIGHTS TO SEEK APPRAISAL UNDER SECTION 262.

Beneficial owners of shares of Company common stock who do not also hold such shares of record must act promptly to cause the record holder, such as a broker, bank or other nominee, to submit the required demand in respect of those shares in compliance with Section 262. If shares of Company common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal must be made by or for the fiduciary, and if the shares of Company common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. In the event a record owner, such as a broker, who holds shares of Company common stock as a nominee for others, exercises his or her right of appraisal with respect to the shares of Company common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners, the written demand must state the number of shares of Company common stock as to which appraisal is sought. Where no number of shares is expressly mentioned, we will presume that the demand covers all shares held in the name of the record owner.

IF YOU HOLD YOUR SHARES OF COMPANY COMMON STOCK IN A BROKERAGE ACCOUNT OR IN OTHER NOMINEE FORM AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU ARE ENCOURAGED TO CONSULT WITH YOUR BROKER OR THE OTHER NOMINEE TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY THE NOMINEE.

Section 262 requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders’ meeting to vote on the merger in connection with which appraisal rights will be available, that such appraisal rights are available. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262 and a copy of the full text of Section 262 is attached hereto as Annex D. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D to this proxy statement since failure to timely and properly comply with the requirements of Section 262 may result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy EACH of the following conditions:

•	You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal is separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement that you may choose to submit. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

•	You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement and merger, by proxy submitted by mail, over the Internet, by telephone or in person or otherwise, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement and will also constitute a waiver of your appraisal rights in respect of the shares so voted and nullify any previously filed written demands for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must instruct the proxy holder to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement.

•	You must hold shares of Company common stock on the date of the written demand for appraisal and must continue to hold your shares of Company common stock through the effective time of the merger. Therefore, a stockholder who is the record holder of shares of Company common stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective time of the merger will lose any right to appraisal with respect to such shares.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the per share merger consideration, without interest and less any applicable withholding taxes, but you will have no appraisal rights with respect to your shares of Company common stock .

All demands for appraisal pursuant to Section 262 should be addressed to Blount International, Inc., c/o Secretary’s Office, 4909 SE International Way, Portland, Oregon 97222, and must be delivered before the vote on the adoption of the merger agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of Company common stock.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice of the effective time of the merger to each stockholder who has properly delivered a written demand for appraisal and who did not vote in favor of the adoption of the merger agreement. At any time within 60 days after the effective time of the merger, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined an appraisal proceeding as a named party, has the right to withdraw such stockholder’s demand for appraisal and to accept the cash payment specified by the merger agreement for his or her shares of Company common stock; after this period, the stockholder may withdraw such demand for appraisal only with the written consent of the surviving corporation. Within 120 days after the effective time of the merger, any stockholder who has complied with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal rights have been received by us and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of Company common stock  held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the surviving corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time of the merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the “fair value” of the shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of Company common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the Company, as the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified in Section 262 could nullify the stockholder’s demand for appraisal. There is no present intent on the part of the Company to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the “fair value” of such shares. If no party files a petition for appraisal within 120 days after the effective time of the merger, stockholders’ right to an appraisal will cease and all stockholders will be entitled to receive the per share merger consideration offered pursuant to the merger agreement. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. The Register in Chancery, if so ordered by the Delaware Court of Chancery, must give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to the stockholders shown on the list at the addresses therein stated. Such notice must also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Delaware Court of Chancery deems advisable. The forms of the notices by mail and by publication must be approved by the Delaware Court of Chancery, and the costs thereof will be borne by the surviving corporation. At the hearing on such petition, the Delaware Court of Chancery will determine the stockholders who have complied with Section 262 and who have become entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Company common stock, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will appraise the shares, determining their “fair value” exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the “fair value”. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. Upon application by the surviving corporation or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the verified list filed by the surviving corporation, described in the precedent paragraph, and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under Section 262.

When the “fair value” is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, by the surviving corporation to the stockholders entitled to receive the same, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the surviving corporation of the certificates representing such stock.

In determining “fair value”, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining “fair value” in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.”

The Delaware Supreme Court has stated that in making this determination of “fair value”, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that “fair value” is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the “fair value” of your shares of Company common stock  as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Company common stock  is less than the per share merger consideration.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights under Section 262 will not, from and after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than dividends or other distributions payable to stockholders of record at a date which is prior to the effective time of the merger; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger or thereafter with the written approval of the Company as the surviving corporation, then the right of that stockholder to appraisal will cease. Any such attempt to withdraw an appraisal demand more than 60 days after the effective time of the merger will require our written approval. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the cash that such holder would have received pursuant to the merger agreement within 60 days after the effective time of the merger.

In view of the complexity of Section 262, stockholders who may wish to exercise appraisal rights are encouraged to consult their legal advisors. To the extent there are any inconsistencies between the foregoing summary and Section 262, Section 262 will govern.

MARKET PRICE AND DIVIDEND INFORMATION

The Company common stock trades on the NYSE under the symbol “BLT”. The table below provides the high and low closing prices of the Company common stock for the periods indicated, as reported by the NYSE.

	High	Low
Fiscal Year 2016
First quarter (through January 8, 2016)	$9.91	$9.62

Fiscal Year 2015
Fourth quarter	$9.91	$5.10
Third quarter	$11.00	$5.47
Second quarter	$13.85	$10.79
First quarter	$17.72	$12.69

Fiscal Year 2014
Fourth quarter	$17.97	$14.01
Third quarter	$16.66	$12.91
Second quarter	$14.25	$10.84
First quarter	$14.45	$11.75

Fiscal Year 2013
Fourth quarter	$14.74	$11.02
Third quarter	$13.56	$10.52
Second quarter	$14.60	$11.80
First quarter	$17.49	$13.12

Fiscal Year 2012
Fourth quarter	$15.87	$12.81
Third quarter	$15.06	$12.46
Second quarter	$17.22	$12.84
First quarter	$17.62	$14.42

The Company has never paid dividends.  Accordingly, we do not expect to declare or pay any dividends prior to the merger, and under the terms of the merger agreement, are prohibited from doing so.

On December 9, 2015, the last trading day prior to the public announcement of the terms of the merger agreement, the reported closing price for the Company common stock was $5.38 per share. The $10.00 per share to be paid for each share of Company common stock in the merger represents a premium of approximately 86% over the closing price on December 9, 2015. On [                    ], 2016, the latest practicable trading date before the filing of this proxy statement, the reported closing price for the Company common stock was $[            ]. You are encouraged to obtain current market quotations for shares of Company common stock in connection with voting your shares of Company common stock.

As of the close of business on the record date, there were [            ] shares of Company common stock outstanding and entitled to vote, held by [            ] stockholders of record. The number of holders is based upon the actual number of holders registered in our records at such date and excludes holders of shares in “street name” or persons, partnerships, associations, corporations or other entities identified in security positions listings maintained by depository trust companies.

HOUSEHOLDING

As permitted under the Exchange Act, in those instances where we are mailing a printed copy of this proxy statement, only one copy of this proxy statement is being delivered to stockholders that reside at the same address and share the same last name, unless such stockholders have notified the Company of their desire to receive multiple copies of this proxy statement. This practice, known as “householding”, is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

The Company will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations, by phone at (503) 653-4692, by mail to Blount International, Inc., Investor Relations, 4909 SE International Way, Portland, OR 97222, or by e-mail to david.dugan@blount.com. Stockholders residing at the same address and currently receiving multiple copies of this proxy statement may contact Investor Relations at the address, telephone number and e-mail address above to request that only a single copy of a proxy statement be mailed in the future.

STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

If the merger is completed prior to our annual meeting of stockholders in 2016, we will not have public stockholders, and there will be no public participation in any future meetings of stockholders.  However, if the merger is not completed prior to our annual meeting of stockholders in 2016, you will continue to be entitled to attend and participate in the Company’s annual meetings of stockholders, and we will hold a 2016 annual meeting of stockholders, in which case we will provide notice of or otherwise publicly disclose the date on which the 2016 annual meeting will be held. If the 2016 annual meeting of stockholders is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for the Company’s 2016 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act and the Company’s By-laws, as described below.

Stockholder proposals intended for inclusion in the proxy statement at our 2016 annual meeting pursuant to Rule 14a-8 under the Exchange Act must have been received by the Company no later than December 23, 2015.  The Board knows of no matters which may be presented for consideration at our 2016 annual meeting pursuant to the foregoing requirement.  Stockholder proposals for consideration at the our 2016 annual meeting that are made outside of Rule 14a-8 (or any other proxy access rule providing a notice period) under the Exchange Act must comply with the requirements of Article II, Section 7 of the Company’s By-laws, and must be received no earlier than January 22, 2016 and no later than February 21, 2016. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Company. Stockholder proposals may be subject to additional notice requirements under any proxy access rules adopted by the SEC subsequent to the date of this proxy statement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains our reports, proxy and information statements and other information at www.sec.gov.

The Company will make available a copy of the documents we file with the SEC on the “Investor Relations” section of our website at www.blount.com as soon as reasonably practicable after filing these materials with the SEC. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. Copies of any of these documents may be obtained free of charge either on our website, by contacting Blount International, Inc., Investor Relations, 4909 SE International Way, Portland, Oregon 97222, or by calling (503) 653-4692.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015, June 30, 2015 and September 30, 2015;

•	the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 21, 2015, that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015; and

•	our Current Reports on Form 8-K filed on May 12, 2015, May 27, 2015, July 31, 2015 and December 10, 2015.

Notwithstanding the foregoing, the information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

We have not authorized anyone to give you any information or to make any representation about the proposed merger or the Company that is different from or adds to the information contained in this proxy statement or in the documents we have publicly filed with the SEC.  We are not responsible for, and can provide no assurances as to the reliability of, any information other than the information contained or incorporated by reference in this proxy statement.

Annex A

AGREEMENT AND PLAN OF MERGER

among

BLOUNT INTERNATIONAL, INC.

ASP BLADE INTERMEDIATE HOLDINGS, INC.

and

ASP BLADE MERGER SUB, INC.

Dated as of December 9, 2015

	ARTICLE I The Merger

SECTION 1.1.	Transactions to be Effected Prior to the Merger	2

SECTION 1.2.	The Merger	2

SECTION 1.3.	Closing	2

SECTION 1.4.	Effective Time	3

SECTION 1.5.	The Certificate of Incorporation	3

SECTION 1.6.	The Bylaws	3

SECTION 1.7.	Directors	3

SECTION 1.8.	Officers	3

	ARTICLE II Effect of the Merger on Capital Stock

SECTION 3.10.	Takeover Statutes	21

A-i

SECTION 5.6.	Access and Reports	50

A-ii

SECTION 8.1.	Survival	69

SECTION 8.2.	Modification or Amendment	69

SECTION 8.3.	Waiver of Conditions	69

SECTION 8.4.	Counterparts	70

A-iii

Defined Terms	Annex A

A-iv

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of December 9, 2015, among Blount International, Inc., a Delaware corporation (the “Company”), ASP Blade Intermediate Holdings, Inc., a Delaware corporation (“Parent”), and ASP Blade Merger Sub, Inc., a newly formed Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub” or “Constituent Corporation”).

RECITALS:

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent;

WHEREAS, concurrently with the execution and delivery of this Agreement, subject to approval thereof by the Board of Directors of the Company under Section 203 of the DGCL and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, P2 Capital Master Fund I, L.P. (collectively, the “Initial Rollover Stockholder”) is entering into, and prior to the Effective Time certain members of management of the Company (such members of management, together with the Initial Rollover Stockholder, the “Rollover Stockholders”) may enter into, share rollover agreements in such forms as have been mutually agreed between Parent, on the one hand, and the Special Committee (the “Special Committee”) of the Board of Directors of the Company or the Board of Directors of the Company (acting upon the affirmative recommendation of the Special Committee), on the other hand (the “Rollover Agreements”), with Parent or one of its Affiliates pursuant to which the Rollover Stockholders will exchange certain of their Shares (any such shares being exchanged, the “Rollover Shares”) for equity securities of Parent or one of its Affiliates;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition to the willingness of the Company to enter into this Agreement, the Initial Rollover Stockholder is entering into a cooperation agreement (the “Cooperation Agreement”) with the Company pursuant to which the Initial Rollover Stockholder will agree to take certain actions in relation to this Agreement and Acquisition Proposals;

WHEREAS, the Special Committee and the Board of Directors of the Company (acting upon the affirmative recommendation of the Special Committee) have (i) determined that (A) this Agreement and (B) the transactions contemplated by this Agreement, including the Merger but excluding the Financing (the “Merger Transactions”) are advisable and in the best interests of the Company’s stockholders (other than Parent, the Rollover Stockholders and their respective affiliates), (ii) approved the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger Transactions, (iii) directed that the adoption of this Agreement be submitted to a vote at the Stockholders’ Meeting and (iv) resolved to recommend that the Company’s stockholders entitled to vote thereon adopt this Agreement;

WHEREAS, the Board of Directors of Parent and the Board of Directors of Merger Sub have each (i) determined that (A) this Agreement and (B) the Merger Transactions and the Financing (collectively, the “Transactions”) are advisable and in the best interests of Parent and Merger Sub, respectively, and (ii) approved the execution, delivery and performance of this Agreement by Parent and Merger Sub, respectively, and the consummation of the Merger and the other Transactions; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I
The Merger

SECTION 1.1.  Transactions to be Effected Prior to the Merger.  Immediately prior to the Effective Time, the Rollover Stockholders shall contribute their Rollover Shares to Parent in exchange for equity securities of Parent or one of its Affiliates in accordance with the terms of the Rollover Agreements.

SECTION 1.2.  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease.  The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.  The Merger shall have the effects specified in the DGCL and in this Agreement.

SECTION 1.3.  Closing.  Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York, at 9:00 a.m.  (New York City time) on the later of (a) the second Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement, and (b) (i) the second Business Day after the final day of the Marketing Period or (ii) such earlier date as may be specified by Parent on no less than two Business Days’ prior notice to the Company (it being understood and agreed that such notice under this subclause (b)(ii) may be conditioned upon the simultaneous completion of the Debt Financing, in which case if such Debt Financing is not completed for any reason, such notice under this subclause (b)(ii) shall automatically be deemed withdrawn; provided that any such deemed withdrawal shall not modify Parent’s obligations under subclauses (a) and (b)(i) of this Section 1.3).  The date on which the Closing actually occurs is referred to as the “Closing Date”.

SECTION 1.4.  Effective Time.  At the Closing, the Company and Parent will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL.  The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable Law, at such later time as may be agreed by the parties in writing and specified in the Certificate of Merger (the “Effective Time”).

SECTION 1.5.  The Certificate of Incorporation.  The parties hereto shall take all actions necessary so that the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety in connection with the completion of the Merger to read as set forth in Exhibit A hereto (the “Charter”), and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (subject to Section 5.11(f)).

SECTION 1.6.  The Bylaws.  The parties hereto shall take all actions necessary so that the bylaws of the Surviving Corporation shall be amended and restated in their entirety in connection with the completion of the Merger to read as set forth in Exhibit B hereto (the “Bylaws”), and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (subject to Section 5.11(f)).

SECTION 1.7.  Directors.  The parties hereto shall take, or cause to be taken, all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

SECTION 1.8.  Officers.  The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE II
Effect of the Merger on Capital Stock

SECTION 2.1.  Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company or the sole stockholder of Merger Sub:

(a)  Merger Consideration.  Each share of the common stock, par value $0.01 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent (including the Rollover Shares to be acquired by Parent or one of its Affiliates immediately prior to the Effective Time pursuant to the Rollover Agreements), Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly owned Subsidiary of the Company, and in each case not held on behalf of third parties and (ii) Shares owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for, or lost their right to, appraisal pursuant to Section 262 of the DGCL with respect to such Shares (the “Dissenting Shares” and, together with the Shares referred to in the immediately preceding clause (i), the “Excluded Shares”)), shall be converted into the right to receive $10.00 per Share in cash (the “Per Share Merger Consideration”), without interest.  At the Effective Time, all of the Shares shall cease to be outstanding, shall be canceled and shall cease to exist, and each certificate (a “Certificate”) that immediately prior to the Effective Time represented any of the Shares and all of the Shares held in uncertificated book-entry form (the “Book-Entry Shares”) (in each case, other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration for each such Share, without interest.

(b)  Cancelation of Excluded Shares.  Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder of the Excluded Share, cease to be outstanding, shall be canceled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Sections 2.2(a) and 2.2(f).

(c)  Merger Sub.  At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

SECTION 2.2.  Exchange of Shares.  (a)  Paying Agent.  At or immediately following the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by the Company (the “Paying Agent”), for the benefit of the Record Holders of Shares of Shares entitled to receive the Per Share Merger Consideration and pursuant to a paying agent agreement in customary form, cash in immediately available funds in the aggregate amount necessary for the Paying Agent to make the aggregate payments contemplated by Section 2.1(a) (such cash amount being hereinafter referred to as the “Exchange Fund”).  If, after the Effective Time, a Dissenting Stockholder effectively withdraws its demand for, or loses its rights to, appraisal pursuant to Section 262 of the DGCL with respect to any Dissenting Shares, (i) such Shares shall cease to be Excluded Shares and (ii) upon written notice from the Company, Parent shall make available or cause to be made available to the Paying Agent additional funds in an amount equal to the product of (x) the number of Dissenting Shares for which such Dissenting Stockholder has withdrawn its demand for, or lost its rights to, appraisal pursuant to Section 262 of the DGCL and (y) the Per Share Merger Consideration.  The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America with maturities not exceeding three months. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amount payable pursuant to Section 2.1(a) shall be returned to the Surviving Corporation in accordance with Section 2.2(d). To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment pursuant to Section 2.1(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times until its termination pursuant to section 2.2(d) maintained at a level sufficient for the Paying Agent to make all such cash payments under Section 2.1(a). The Exchange Fund shall not be used for any purpose other than to fund payments due pursuant to Section 2.1(a).

(b)  Exchange Procedures.  Promptly (and in any event within three Business Days) after the Effective Time, the Surviving Corporation shall instruct the Paying Agent to mail to each holder of record of Shares immediately prior to the Effective Time (each, a “Record Holder of Shares”) (other than Excluded Shares) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates or the Book-Entry Shares shall pass, in the case of Shares represented by Certificates, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(e)) to the Paying Agent, and, in the case of Book-Entry Shares, upon adherence to the procedures set forth in such letter of transmittal, such letter of transmittal to be in customary form and to have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of any Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(e)) (the “Instructions”) in exchange for the amount to which such Record Holder of Shares is entitled as a result of the Merger pursuant to Section 2.1(a).  If any Excluded Shares cease to be Excluded Shares pursuant to Section 2.2(a), the Surviving Corporation shall instruct the Paying Agent, promptly (and in any event within three Business Days) after the date on which such Excluded Shares cease to be Excluded Shares, to mail to the applicable Record Holder of Shares the letter of transmittal and the Instructions, with respect to such Shares.  Upon delivery of the letter of transmittal duly executed by the applicable Record Holder of Shares and the surrender of a Certificate that immediately prior to the Effective Time represented such Shares (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal and the Instructions, in the case of Shares represented by Certificates, the holder thereof shall be entitled to receive in exchange therefor a cash amount by check or wire transfer of immediately available funds to an account designated by such holder (less any required Tax withholdings as provided in Section 2.2(g)) equal to the product of (x) the number of Shares that such Certificate represented immediately prior to the Effective Time (or affidavit of loss in lieu thereof as provided in Section 2.2(e)) or the number of Book-Entry Shares held by such Record Holder of Shares immediately prior to the Effective Time, as applicable, and (y) the Per Share Merger Consideration, and any Certificate so surrendered shall forthwith be canceled.  No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or affidavits of loss, as the case may be, and no interest will be paid or accrued on any amount payable to a Record Holder of Book-Entry Shares.  In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check or wire transfer for any cash to be delivered upon due surrender of a Certificate, in the case of Shares represented by a Certificate, may be issued or made to such transferee if, in the case of Shares represented by a Certificate, the Certificate that immediately prior to the Effective Time represented such Shares is presented to the Paying Agent together with the applicable letter of transmittal, accompanied by all documents reasonably required by the Surviving Corporation or the Paying Agent to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.  For the avoidance of doubt, any Record Holder of Shares of Book-Entry Shares immediately prior to the Effective Time shall not be required to surrender Certificates to the Paying Agent.

(c)  Transfers.  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be canceled and, subject to compliance with the procedures set forth in Section 2.2(b), exchanged for the amount in cash in immediately available funds to which the holder of the Certificate is entitled pursuant to this Article II (less any required Tax withholdings as provided in Section 2.2(g)), to be paid by check or wire transfer to an account designated by such holder.

(d)  Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the Record Holder of Shares of Shares for 270 days after the Effective Time shall be delivered to the Surviving Corporation.  Any Record Holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the amount to which such Record Holder of Shares is entitled as a result of the Merger pursuant to Section 2.1(a) (less any required Tax withholdings as provided in Section 2.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(e)), without any interest thereon.  Notwithstanding anything to the contrary in this Agreement, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former Record Holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.  Any amounts remaining unclaimed by the Record Holder of Shares of Shares at such date as is immediately prior to the time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interests of any such holders or their successors, assignees or personal representatives previously entitled thereto.

(e)  Lost, Stolen or Destroyed Certificates.  In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact, in a form reasonably satisfactory to Parent and the Paying Agent, by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such customary terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will, subject to such Person’s compliance with the terms set forth in Section 2.2(b), issue a check in the amount (less any required Tax withholdings as provided in Section 2.2(g)) equal to the product of (i) the number of Shares that such lost, stolen or destroyed Certificate represented immediately prior to the Effective Time multiplied by (ii) the Per Share Merger Consideration.

(f)  Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, no Person who has prior to the Effective Time perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to such Dissenting Shares unless and until such Person shall have effectively withdrawn (in accordance with Section 262 of the DGCL) its demand for, or lost its right to, appraisal under the DGCL with respect to such Dissenting Shares.  Unless and until a Dissenting Stockholder shall have effectively so withdrawn its demand for, or lost its right to, appraisal under the DGCL with respect to such Dissenting Shares, each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to such Dissenting Shares.  The Company shall give Parent prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to stockholders’ rights of appraisal and Parent shall have the opportunity to participate in and direct all negotiations and proceedings with respect thereto.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands, or agree or commit to do any of the foregoing.

(g)  Withholding Rights.  Each of the Company, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Law.  To the extent that amounts are so withheld by the Company, the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by the Company, the Surviving Corporation, Parent or the Paying Agent, as applicable, to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Company, the Surviving Corporation, Parent or the Paying Agent, as the case may be.

SECTION 2.3.  Treatment of Equity Awards.  (a)  Stock Options. At the Effective Time, each stock option to purchase Shares (each, a “Stock Option”) outstanding immediately prior to the Effective Time, whether then vested or unvested, (i) shall be canceled without payment if such Stock Option has an exercise price greater than the Per Share Merger Consideration and (ii)  if the exercise price is not greater than the Per Share Merger Consideration, shall only entitle the holder thereof to receive from the Company, in full settlement of such Stock Option, an amount in cash equal to the product of (x) the total number of Shares subject to the Stock Option immediately prior to the Effective Time and (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Stock Option (less any required Tax withholdings as provided in Section 2.2(g)).

(b)  Stock Appreciation Rights.  At the Effective Time, each stock appreciation right in respect of Shares (each, a “Stock Appreciation Right”) outstanding immediately prior to the Effective Time, whether then vested or unvested, (i) shall be canceled without payment if such Stock Appreciation Right has a reference price per Share greater than the Per Share Merger Consideration and (ii) if the reference price is not greater than the Per Share Merger Consideration, shall only entitle the holder thereof to receive from the Company, in full settlement of such Stock Appreciation Right, an amount in cash equal to the product of (x) the total number of Shares subject to such Stock Appreciation Right immediately prior to the Effective Time and (y) the excess, if any, of the Per Share Merger Consideration over the reference price per Share under such Stock Appreciation Right (less any required Tax withholdings as provided in Section 2.2(g)).

(c)  RSUs.  At the Effective Time, each restricted stock unit or deferred stock unit in respect of Shares (each, an “RSU”) outstanding immediately prior to the Effective Time, whether then vested or unvested, shall be canceled and shall only entitle the holder thereof to receive from the Company, in full settlement of such RSU, an amount in cash equal to the product of (i) the total number of Shares subject to such RSU immediately prior to the Effective Time and (ii) the Per Share Merger Consideration (less any required Tax withholdings as provided in Section 2.2(g)).

(d)  Cancelation and Vesting of Equity Awards. At the Effective Time, all Stock Options, Stock Appreciation Rights and RSUs, whether or not vested or exercisable, shall vest in full at the Effective Time and shall no longer be outstanding and shall automatically cease to exist, and each holder thereof shall cease to have any rights thereunder to acquire any securities of the Company, the Surviving Corporation or Parent, or to receive any payment or benefit with respect thereto, except the right to receive the consideration specified in Sections 2.3(a), 2.3(b) and 2.3(c).

(e)  Corporate Actions.  Prior to the Effective Time, the Company, the Board of Directors of the Company (acting upon the recommendation of the Special Committee) and the Compensation Committee of the Board of Directors of the Company, as applicable, shall adopt resolutions (which resolutions shall promptly be provided to Parent) and will provide any required notices and take such other actions as shall be necessary or appropriate to implement the provisions of Sections 2.3(a), 2.3(b), 2.3(c) and 2.3(d) such that neither Parent nor the Surviving Corporation shall be required to deliver any Shares or other Equity Interests of the Company to any Person pursuant to, or in settlement of, any Stock Option, Stock Appreciation Right or RSU.

SECTION 2.4.  Payments with Respect to Equity-Based Awards.  Promptly after the Effective Time (but in any event, no later than the first payroll date after the fifth Business Day after the Effective Time), the Surviving Corporation shall pay through its payroll systems the amounts due pursuant to Section 2.3; provided, however, that in the case of any such amounts that constitute non-qualified deferred compensation under Section 409A of the Code, the Surviving Corporation shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement that will not trigger a tax or penalty under Section 409A of the Code.

SECTION 2.5.  Adjustments to Prevent Dilution.  In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration.

ARTICLE III
Representations and Warranties of the Company

Except as set forth in (a) reports filed with or furnished by the Company to the SEC (excluding, in each case, any risk factor disclosures set forth under the heading “Risk Factors” and any disclosures that are predictive, cautionary or forward-looking in nature) between January 1, 2013 and the date of this Agreement (and then (i) only to the extent the relevance of any disclosed event, item or occurrence in such report to a matter covered by a representation or warranty set forth in this Article III is reasonably apparent as to the matters and items which are the subject of such representation or warranty, (ii) other than any matters required to be disclosed for purposes of Sections 3.1 and 3.2, which matters shall only be disclosed by specific disclosure in the corresponding section or subsection of the Disclosure Letter delivered to Parent by the Company prior to or simultaneously with entering into this Agreement (the “Company Disclosure Letter”), and (iii) without giving effect to any amendment to such documents filed on or after the date hereof) or (b) the corresponding sections or subsections of the Company Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection only to the extent the relevance of such item is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub that:

SECTION 3.1.  Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties, assets and rights and to carry on its business as currently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets, properties, rights or the conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified, in good standing or to have such power or authority is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.  The Company has made available to Parent complete and correct copies of the Company’s certificate of incorporation and bylaws and the certificates of incorporation and bylaws or comparable organizational and governing documents of each of the Company’s Subsidiaries, each as amended to the date of this Agreement, and each as so made available is in full force and effect on the date of this Agreement.

SECTION 3.2.  Capital Structure.

(a)  The authorized capital stock of the Company consists of 100,000,000 Shares, of which, as of December 4, 2015 (the “Capitalization Date”), 48,251,734 Shares were issued and outstanding.  All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable.  As of the Capitalization Date, other than 4,452,657 Shares reserved for issuance of future awards pursuant to the Company’s 2006 Equity Incentive Plan or 2014 Equity Incentive Plan (collectively with all other plans, programs or arrangements providing for the grant of equity-based awards or under which Stock Options, Stock Appreciation Rights, RSUs or other equity awards are outstanding or may be issued, the “Stock Plans”), no Shares were reserved for issuance of future awards for any plan, program or arrangement providing for the grant of equity-based awards to directors, officers, employees or consultants of the Company or any of its Subsidiaries.  As of the Capitalization Date, (i) 850,000 Shares were subject to outstanding Stock Options, (ii) 3,799,680 Shares were subject to outstanding Stock Appreciation Rights and (iii) 548,103 Shares were subject to outstanding RSUs.  Upon the issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable.  Each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim, option, right of first refusal, voting restriction, or other encumbrance (each, a “Lien”), except for Liens of general applicability as may be provided under the Securities Act or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests).  Except as set forth in this Section 3.2(a), there are no outstanding Equity Interests or preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, phantom stock agreements, profits interests, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any Equity Interests of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any Equity Interests of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  Since the Capitalization Date through the date of this Agreement, no Shares or other Equity Interests of the Company have been issued and no Stock Options, Stock Appreciation Rights, RSUs or other Equity Interests have been granted by the Company or any of its Subsidiaries.

(b)   The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(c)  Section 3.2(c) of the Company Disclosure Letter sets forth a true and complete list of each of the Company’s Subsidiaries, together with the jurisdiction of formation of such Subsidiary.  Except for the wholly owned Subsidiaries of the Company listed in Section 3.2(c) of the Company Disclosure Letter, the Company does not own or control, directly or indirectly, any Equity Interest in any Person, or have any obligation or commitment to acquire any such Equity Interest.

(d)  Except as set forth in Section 5.13 and the Cooperation Agreement, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting or registration of any equity securities of the Company or any of its Subsidiaries.

(e)  Section 3.2(e) of the Company Disclosure Letter sets forth, by director, officer and employee, as of the Capitalization Date, the number of outstanding (i) Stock Options, (ii) Stock Appreciation Rights, and (iii) RSUs, and, to the extent applicable, the grant date, exercise or reference price and number of Shares issuable with respect to each such award and the Stock Plan.

SECTION 3.3.  Corporate Authority; Approval and Fairness.

(a)  The Company has all requisite corporate power and authority to enter into and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the Merger Transactions, subject only to the requisite vote of the stockholders of the Company under the DGCL (the “Company Requisite Vote”) and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)  As of the date of this Agreement, the Special Committee and the Board of Directors of the Company (acting upon the affirmative recommendation of the Special Committee) have (A) determined that this Agreement and the Merger Transactions are advisable and in the best interests of the Company’s stockholders (other than Parent, the Rollover Stockholders and their respective affiliates), (B) approved the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger Transactions, (C) directed that the adoption of this Agreement be submitted to a vote at the Stockholders’ Meeting and (D) subject to Section 5.2, resolved to recommend that the Company’s stockholders entitled to vote thereon adopt this Agreement at the Stockholders’ Meeting (such recommendation, the “Company Recommendation”).  The Special Committee has received the opinion of its financial advisor, Greenhill & Co., Inc., dated the date hereof, to the effect that, based upon and subject to the assumptions, qualifications and limitations set forth in such opinion, the Per Share Merger Consideration is fair, from a financial point of view, as of the date of such opinion, to the holders of Shares (other than Parent, the Rollover Stockholders and their respective affiliates).  It is agreed and understood that such opinion is for the benefit of the Board of Directors of the Company and the Special Committee and may not be relied on by Parent or Merger Sub.

SECTION 3.4.  Governmental Filings; No Violations; Certain Contracts.

(a)  Except for (A) compliance with, and filings under, the HSR Act; (B) compliance with, and filings under, the Exchange Act and the Securities Act, including the filing with the SEC of a proxy statement relating to the Stockholders’ Meeting to be held in connection with this Agreement and the Merger Transactions (together with any amendments or supplements thereto, the “Proxy Statement”); (C) compliance with, and filings under, the applicable requirements of Antitrust Law, competition Law or other similar Laws, rules, regulations and judicial doctrines of jurisdictions other than the United States; (D) the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State of the State of Delaware; (E) compliance with the applicable requirements of the NYSE; and (F) such other items as disclosed in Section 3.4(a) of the Company Disclosure Letter (the items set forth above in clauses (A) through (F), the “Company Required Governmental Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger Transactions, except those that the failure to make or obtain, as the case may be, would not, individually or in the aggregate, reasonably be expected to (i) have a Company Material Adverse Effect or (ii) prevent, materially delay or materially impede the ability of the Company to consummate the Merger Transactions.

(b)  The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation, cancellation, acceleration, loss, impairment or alteration or other change of any rights, benefits or obligations under, result in the payment of any fee under, or the creation of a Lien on any of the assets, properties or rights of the Company or any of its Subsidiaries pursuant to, any Company Material Contract, or assuming (solely with respect to performance of this Agreement and consummation of the Merger Transactions) compliance with the matters referred to in Section 3.4(a), under any Law or Permit to which the Company or any of its Subsidiaries is subject, except, in the case of clause (B), for any such breach, violation, termination, default, creation, cancellation, acceleration, loss, impairment, alteration, change, fee or Lien that would not, individually or in the aggregate, reasonably be expected to (i) have a Company Material Adverse   Effect or (ii) prevent, materially delay or materially impede the ability of the Company to consummate the Merger Transactions.

SECTION 3.5.  Company SEC Reports; Financial Statements.

(a)  Since January 1, 2013 (the “Applicable Date”), the Company has filed or furnished, as applicable, on a timely basis (taking into account all applicable grace periods) all forms, certifications, reports, statements and documents required to be filed with or furnished by it to the SEC pursuant to the Securities Act and the Exchange Act (such forms, certifications, reports, statements and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any exhibits, supplements and amendments thereto, the “Company SEC Reports”). Each of the Company SEC Reports (including any financial statements or other schedules included therein), at the time of its filing or being furnished, complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the Sarbanes-Oxley Act.  As of their respective filing dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Reports.

(b)  The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act) as required by Rule 13a-15 and 15d-15 under the Exchange Act that are reasonably designed to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time period specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding disclosure.  The Company has implemented and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as reasonably necessary to permit preparation of financial statements in conformity with GAAP in all material respects and (ii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements.  Since the Applicable Date, (A) the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, (B) neither the Company nor any of its Subsidiaries has received any “complaints” (within the meaning of Rule 10A-3 under the Exchange Act) in respect of any accounting, internal accounting controls or auditing matters and (C) the Company has not received notice of any complaint seeking relief under Section 806 of the Sarbanes-Oxley Act that has been filed with the United States Secretary of Labor. Since the Applicable Date, each of the chief executive officer of the Company and the chief financial officer of the Company (or former chief executive officer or chief financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Reports, and the statements contained in such certifications are true and accurate and, as of the date of this Agreement, neither the chief executive officer or the chief financial officer of the Company has informed the audit committee of the Board of Directors of the Company or the Board or Directors of the Company that he will not be able to give such certifications without qualification when next due.

(c)  As of the date of this Agreement, the Company has disclosed to the Company’s auditors and the audit committee of the Board of Directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) and 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, in each case since the Applicable Date.

(d)  Each of (i) the consolidated balance sheets of the Company and its consolidated Subsidiaries included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and (ii) the consolidated statements of income, comprehensive income (loss), cash flows and changes in stockholders’ equity of the Company and its consolidated Subsidiaries included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) (such balance sheets, statements of income, comprehensive income (loss), cash flows and changes in stockholders’ equity, including any related notes and schedules, collectively, the “Company Financial Statements”) fairly presents in all material respects changes in financial position, results of operations and retained earnings (loss), as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end adjustments).  Each of the Company Financial Statements has been prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments as may be permitted by the SEC).

(e)  Neither the Company nor any of its Subsidiaries is party to, or has any commitment to become a party to any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K)) where the purpose or intended effect of such arrangement is to avoid disclosure of any transaction involving, or liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Reports.

SECTION 3.6.  Absence of Certain Changes.  Since September 30, 2015 through the date of this Agreement, the business of the Company and each of its Subsidiaries has been conducted, in all material respects, in the ordinary course of business. Since September 30, 2015 through the date of this Agreement, there have not been any changes, events, facts, conditions, effects or occurrences that have had or would reasonably be expected to have a Company Material Adverse Effect.   Since September 30, 2015 through the date of this Agreement, there has not been any action taken or event that, if taken or occurring on or after the date of this Agreement without Parent’s consent, would violate the provisions of Section 5.1(a).

SECTION 3.7.  Litigation and Liabilities.

(a)  Section 3.7(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of the civil, criminal or administrative actions, suits, claims, demands, hearings, arbitrations, investigations or other proceedings or investigations, audits or reviews by any Governmental Entity (excluding those covered by Section 3.12) (collectively, “Actions”) pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries (i) for monetary damages in which the amount in dispute or potential judgment, if resolved in accordance with the plaintiff’s demands, exceeds $1.0 million, (ii) that seeks injunctive relief or (iii) that is reasonably likely to have a Company Material Adverse Effect.

(b)  As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any order, judgment, injunction, award, decree or writ adopted or imposed by, including any consent decree (other than in respect of Environmental Law, Hazardous Materials or other environmental matters), settlement agreement or similar written agreement with, any Governmental Entity (each, an “Order”) applicable to the Company or any of its Subsidiaries, except any such Order that is not material to the Company and its Subsidiaries, taken as a whole, or does not prevent, materially delay or materially impede the ability of the Company to consummate the Merger.

(c)  Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities and obligations (A) set forth or as reflected or reserved against in the Company’s consolidated balance sheet for the fiscal year ended December 31, 2014 or for the fiscal quarter ended September 30, 2015 (or, in either case, in the notes thereto) included in the Company SEC Reports filed prior to the date of this Agreement, (B) incurred since September 30, 2015 in the ordinary course of business, (C) arising or incurred in connection with the Transactions or (D) that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d)  Product Liability.  Except as set forth in Section 3.7(d) of the Company Disclosure Letter, no material product liability claims have been asserted in writing against the Company or any of its Subsidiaries relating to personal injury, including death, or property damage, arising from the sale or distribution of products by the Company or any of its Subsidiaries.

SECTION 3.8.  Employee Benefits.

(a)  Section 3.8(a) of the Company Disclosure Letter sets forth each material Company Plan (including for the avoidance of doubt each Company Plan that is subject to ERISA or similar laws of any non-U.S. jurisdiction and each Employment Agreement).

(b)  With respect to each Company Plan and Employment Agreement required to be set forth on Section 3.8(a) of the Company Disclosure Letter, the Company has heretofore made available to Parent true and complete copies of (A) each of such Company Plans and Employment Agreements as currently in effect with all amendments thereto (or, if not written, a written summary of its material terms); (B) if such Company Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement; (C) the most recent determination letter received from the IRS with respect to each such Company Plan intended to qualify under Section 401 of the Code; (D) if applicable, the most recent annual report (Form 5500 series) required to be filed with the IRS; (E) if applicable, the most recent actuarial report or other financial statements prepared for such Company Plan; and (F) all filings made by the Company within the past two (2) years under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program. Except as set forth in Section 3.8(b) of the Company Disclosure Letter or as may be required by applicable Law, neither the Company nor any of its Subsidiaries has communicated any intention or commitment to amend or modify any Company Plan or Employment Agreement or to establish or implement any other employee or retiree benefit or compensation plan or arrangement other than immaterial changes in the ordinary course of business.

(c)  Neither the Company nor any of its Subsidiaries nor any of their ERISA Affiliates maintains, contributes to, or has any liabilities under, or has at any time during the six-year period preceding the date hereof maintained, contributed to or incurred any liability under, any “multiemployer plan” (as defined in Section 3(37) of ERISA).

(d)  Each Company Plan is and has been, in all material respects, established, administered, funded and maintained (in form and operation) in compliance with its terms and all applicable Laws, including ERISA and the Code.  Each Company Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS and each Company Plan which is required to be registered under applicable non-U.S. Law has been registered and has been maintained in good standing with applicable Governmental Entities. To the Knowledge of the Company, nothing has occurred, whether by action or by failure to act, that could reasonably be expected to cause the loss of such qualification or good standing.  All material payments required by each Company Plan, any collective bargaining agreement or other agreement, or by Law (including all contributions, insurance premiums or intercompany charges) have been timely made or, to the extent not yet due, have been properly reflected on the most recent consolidated balance sheet of the Company included in the Company SEC Reports, in accordance with GAAP. No material claim, suit, investigation, hearing, action, lien, arbitration, dispute or other proceeding has been asserted, instituted or, to the Knowledge of the Company, is threatened with respect to any of the Company Plans (other than routine claims for benefits and appeals of such claims), and no Company Plan is under, and neither the Company nor its Subsidiaries has received any written notice of, an audit or investigation by the IRS, U.S. Department of Labor or any other Governmental Entity.

(e)  With respect to any Company Plan to which the Company or any ERISA Affiliate made, or was required to make, contributions during the past six years: (i) there does not now exist, nor to the Knowledge of the Company do any circumstances exist that could reasonably be expected to result in, any violation of the minimum funding standards under Section 412 of the Code or Section 302 of ERISA, whether or not waived, or any liability under Section 4971 of the Code; (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and, to the Knowledge of the Company, the consummation of the Merger is not reasonably likely to result in the occurrence of any such reportable event; (iii) all premiums to the Pension Benefit Guaranty Corporation have been timely paid in full; (iv) no material liability or contingent liability (including liability pursuant to Section 4069 of ERISA and under Title IV of ERISA) has been or is reasonably expected to be incurred by the Company, any of its Subsidiaries or any ERISA Affiliate; (v) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such plan and, to the Knowledge of the Company, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, such plan; and (vi) no tax or penalty resulting from a prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code has been incurred.

(f)  Except as set forth on Section 3.8(f) of the Company Disclosure Letter, no Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment to any employee, officer, director or individual consultant of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries, other than pursuant to Part 6 of Title I of ERISA or Section 4980B of the Code, and/or any similar state or local Law or any foreign Law.

(g)  Each Company Plan that is mandated by a government other than the United States or subject to the Laws of a jurisdiction outside of the United States has been maintained and operated in all material respects in accordance with all applicable plan documents and all applicable local Laws.

(h)  Except as set forth on Section 3.8(h) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Merger could, either alone or in combination with another event, (A) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former employee, director or officer of the Company or any of its Subsidiaries or result in severance pay or any increase in severance pay (other than severance pay required by any Law) to any current or former employee, director or officer of the Company or any of its Subsidiaries, (B) accelerate the time of payment, vesting or funding, result in any forgiveness of indebtedness or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits, or materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such employee, director or officer or (C) obligate the Company or any Subsidiary to make the payment of any amount or provide any benefit that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.  Neither the Company nor any of its Subsidiaries has any indemnity obligation for any Taxes imposed under Section 4999 or 409A of the Code.  To the Knowledge of the Company, no amounts previously deducted under Section 162(m) of the Code are subject to disallowance, except as is not, individually or in the aggregate, reasonably likely to be material to the Company and its Subsidiaries, taken as a whole.

(i)  Each Company Plan that is subject to the requirements of Section 409A of the Code has been administered, operated and maintained in compliance with Section 409A of the Code and the regulations promulgated thereunder, except as is not reasonably likely to be material to the Company and its Subsidiaries, taken as a whole.

SECTION 3.9.  Compliance with Laws; Licenses.

(a)  The Company and its Subsidiaries are, and since the Applicable Date have been, in compliance with all applicable Laws or Orders of any Governmental Entity, except for such violations that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Since the Applicable Date, neither the Company nor any of its Subsidiaries has been given written notice of, or been charged with, any violation of any Law of any Governmental Entity, except for such violations that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.  The Company and its Subsidiaries hold all material authorizations, licenses, franchises, consents, certificates, registrations, approvals or other permits of any Governmental Entity necessary to conduct their businesses as currently conducted (each, a “Permit”).

(b)  Neither the Company nor any of its Subsidiaries is or has at any time since the Applicable Date been a party to any agreement, arrangement or concerted practice with respect to which the Company or its Subsidiaries have received notice from any Governmental Entity that such agreement, arrangement or practice (i) contravenes any Antitrust Law, nor (ii) contravenes in any material respect any fair trading, dumping, state aid, consumer protection or similar legislation in any jurisdiction where the Company and its Subsidiaries has assets or carries on business or sells its goods and services.

(c)  (i) None of the Company and its Subsidiaries nor any of their respective officers, directors or employees (collectively with the Company and its Subsidiaries, the “Relevant Persons”), nor, to the Knowledge of the Company, any of their agents or representatives, in each case solely in the course of their actions for or on behalf of the Company and its Subsidiaries, have during the five years prior to the date of this Agreement violated any provision of the FCPA, the U.K. Bribery Act 2010, or any other anti-corruption or anti-bribery laws or regulations applicable to the Company or any of its Subsidiaries (collectively, the “Anti-Corruption Laws”); (ii) no Relevant Person has in the five years prior to the date of this Agreement made any payment, gift, bribe, rebate, loan, payoff, kickback, or any other transfer of value, or offer, promise, or authorization thereof to any individual or entity, including any government official, for the purpose of: (x) improperly influencing or inducing such individual or entity to do or omit to do any act or to make any decision in an official capacity or in violation of a lawful duty; (y) inducing such individual or entity to influence improperly his or her or its employer, public or private, or any Governmental Entity, to affect an act or decision of such employer or Governmental Entity, including to assist any individual or entity in obtaining or retaining business; or (z) securing any improper advantage (e.g., to obtain a tax rate lower than allowed by applicable law), in each case solely in the course of their actions for or on behalf of the Company and its Subsidiaries; (iii) to the Knowledge of the Company, no agent or representative of a Relevant Person, in each case solely in the course of their actions for or on behalf of the Company and its Subsidiaries, has in the five years prior to the date of this Agreement made any payment, gift, bribe, rebate, loan, payoff, kickback, or any other transfer of value, or offer, promise, or authorization thereof to any individual or entity, including any government official, for the purpose of: (x) improperly influencing or inducing such individual or entity to do or omit to do any act or to make any decision in an official capacity or in violation of a lawful duty; (y) inducing such individual or entity to influence improperly his or her or its employer, public or private, or any Governmental Entity, to affect an act or decision of such employer or Governmental Entity, including to assist any individual or entity in obtaining or retaining business; or (z) securing any improper advantage (e.g., to obtain a tax rate lower than allowed by applicable law); (iv) there is no dispute, allegation, request for information, notice of potential liability, or any other action regarding any actual or possible violation by the Company or any of its Subsidiaries of any Anti-Corruption Law pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; (v) no Relevant Person has in the five years prior to the date of this Agreement: (I) circumvented the internal accounting controls of the Company or any of its Subsidiaries; (II) falsified any of the books, records or accounts of the Company or any of its Subsidiaries; or (III) made false or misleading statements to, or attempted to coerce or fraudulently influence, an accountant in connection with any audit, review, or examination of the financial statements of the Company or any of its Subsidiaries; (vi) to the Knowledge of the Company, no agent or representative of any Relevant Person has in the five years prior to the date of this Agreement: (I) circumvented the internal accounting controls of the Company or any of its Subsidiaries; (II) falsified any of the books, records or accounts of the Company or any of its Subsidiaries; or (III) made false or misleading statements to, or attempted to coerce or fraudulently influence, an accountant in connection with any audit, review, or examination of the financial statements of the Company or any of its Subsidiaries; and (vii) the Company and its Subsidiaries (x) keep and maintain books, records, and accounts that accurately and fairly reflect in all material respects transactions and the distribution of the Company’s and its Subsidiaries’ assets, (y) maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are properly recorded in accordance with Anti-Corruption Laws and (z) have disclosure controls and procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that violations of Anti-Corruption Laws will be prevented, detected and deterred.

(d)  No Relevant Person has in the five years prior to the date of this Agreement engaged directly or, to the Knowledge of the Company, indirectly in transactions: (i) involving any of North Korea, Cuba, Iran, Syria, Myanmar, or Sudan; (ii) involving any government, country, or other individual or entity that is the target of U.S. economic sanctions administered by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) or by Her Majesty’s Treasury in the U.K., or the target of any applicable U.N., E.U. or other international sanctions regime imposed by a jurisdiction in which the Company or any of its Subsidiaries conducts business, including any transactions with specially designated nationals or blocked persons designated by OFAC or with persons on any U.N., E.U. or U.K. assets freeze list; or (iii) prohibited by any law administered by OFAC, or by any other economic or trade sanctions law of the U.S. or any other jurisdiction in which the Company or any of its Subsidiaries conducts business.  To the Knowledge of the Company, no agent or representative of a Relevant Person, solely in the course of their actions for or on behalf of the Company and its Subsidiaries, has in the five years prior to the date of this Agreement engaged directly or indirectly in transactions: (i) involving any of North Korea, Cuba, Iran, Syria, Myanmar, or Sudan; (ii) involving any government, country, or other individual or entity that is the target of U.S. economic sanctions administered by OFAC or by Her Majesty’s Treasury in the U.K., or the target of any applicable U.N., E.U. or other international sanctions regime imposed by a jurisdiction in which the Company or any of its Subsidiaries conducts business, including any transactions with specially designated nationals or blocked persons designated by OFAC or with persons on any U.N., E.U. or U.K. assets freeze list; or (iii) prohibited by any law administered by OFAC, or by any other economic or trade sanctions law of the U.S. or any other jurisdiction in which the Company or any of its Subsidiaries conducts business.  No Relevant Person, nor, to the Knowledge of the Company, any agent or representative of a Relevant Person, is a person whose property or interests in property are blocked or frozen under the economic sanctions laws of the U.S., the E.U., or any other jurisdiction in which the Company or any of its Subsidiaries conducts business nor is designated as a denied person by the U.S. Commerce Department Bureau of Industry and Security or as a debarred party by the U.S. State Department’s Directorate of Defense Trade Control.  No Relevant Person, nor, to the Knowledge of the Company, any agent or representative of a Relevant Person solely in the course of their actions for or on behalf the Company and its Subsidiaries, has in the five years prior to the date of this Agreement (a) exported or reexported (including deemed exportation or reexportation) any merchandise, software or technology in violation of the Export Administration Regulations, the International Traffic in Arms Regulations, or any other export control laws of the U.S. or, to the Knowledge of the Company, any other jurisdiction in which the Company or any of its Subsidiaries conducts business, nor (b) taken any actions, refused to take any actions, or furnished any information in violation of the U.S. laws restricting participation in international boycotts.

SECTION 3.10.  Takeover Statutes.  Assuming the representations and warranties of Parent and Merger Sub set forth in Sections 4.1, 4.10 and 4.11 are true and correct, the Board of Directors of the Company (acting upon the affirmative recommendation of the Special Committee) has taken all necessary action so that any takeover, anti-takeover moratorium, “fair price”, “control share acquisition” or other similar anti-takeover statute or regulation enacted under the Laws of the State of Delaware (other than Section 203 of the DGCL) (each, a “Takeover Statute”) applicable to the Company does not, and will not, apply to this Agreement or the transactions contemplated hereby.

SECTION 3.11.  Environmental Matters.

(a)  The Company and its Subsidiaries are and since the Applicable Date have been in compliance in all material respects with all applicable Environmental Laws and possess and are and, since the Applicable Date, have been in compliance in all material respects with all material permits, licenses, registrations, identification numbers, authorizations, consents and approvals required under applicable Environmental Laws (“Environmental Permits”) and all such Environmental Permits are valid and in full force and effect.

(b)  The Company and its Subsidiaries have not received any written claim, notice of violation or citation, or other written notice concerning any material violation or alleged violation of, or any material liability or alleged liability under, any applicable Environmental Law, other than any claim, notice of violation, citation or notice that has been fully and finally resolved and for which there are no additional material obligations.

(c)  There are no material Orders outstanding, or any material Actions pending or, to the Knowledge of the Company, threatened in writing, concerning compliance by the Company or any of its Subsidiaries with or liability of the Company or any of its Subsidiaries under any Environmental Law.

(d)  There has been no Release of or exposure to Hazardous Substances at any real property currently or, during the period of ownership, lease or operation by the Company or any of its Subsidiaries or any of their legal predecessors in interest, formerly owned, leased or operated by the Company or any of its Subsidiaries or any of their legal predecessors in interest that has resulted or would reasonably be expected to result in a material investigation or remedial action to be conducted or funded by, or a material Action against, the Company or any of its Subsidiaries.

(e)  Neither the Company nor any of its Subsidiaries has contractually retained or assumed any liabilities or obligations that have resulted in a material Action against, or a material written notice of liability of, the Company or any of its Subsidiaries under any applicable Environmental Law.

SECTION 3.12.  Taxes.

(a)  The Company and each of its Subsidiaries have timely filed (or there have been filed on their behalf) with appropriate taxing authorities all U.S. federal and non-U.S. national income and other material Tax Returns required to be filed by them (taking into account extensions), such Tax Returns are correct and complete in all material respects, and the Company and each of its Subsidiaries have duly and timely paid all material Taxes due and owing by them, whether or not shown to be due and payable on any Tax Return and the Company and each of its Subsidiaries have timely withheld and paid over to the appropriate taxing authority all material amounts they were required to withhold and pay over.

(b)  There are no material audits, examinations, investigations, claims, or judicial proceedings by any taxing authority with respect to Taxes of the Company or any of its Subsidiaries, no Governmental Entity has asserted in writing or threatened in writing to assert any material deficiency, claim or issue with respect to Taxes or any material adjustment to Taxes against the Company or any of its Subsidiaries with respect to any taxable period for which the period of assessment or collection remains open, and no written claim has been made by any Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries file a Tax Return that it is or may be subject to taxation by that jurisdiction;

(c)  There are no material Liens for Taxes upon any assets, properties or rights of the Company or any of its Subsidiaries, except for Liens for Taxes (A) not yet due and payable or (B) that are being contested in good faith through appropriate proceedings.

(d)  There are no outstanding waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes against the Company or any of its Subsidiaries.

(e)  Neither the Company nor any of its Subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4.

(f)  Neither the Company nor any of its Subsidiaries (A) has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, (B) is a party to or bound by any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than Tax gross-ups to employees and any other commercial agreements or contracts not primarily related to Tax) or (C) has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code (i) in the two-year period ending on the date of this Agreement (or will constitute such a corporation in the two-year period ending on the Closing Date) or (ii) that would reasonably be expected to otherwise constitute a “plan” or “series of related transactions” in conjunction with the transactions contemplated by this Agreement.

(g)  All material transactions carried out by or among the Company and any of its Subsidiaries (including transactions with each other) for which the statute of limitations for Tax purposes with respect to such transaction remains open have been carried out under arm’s length pricing standards and are supported by appropriate transfer pricing studies and documentation.

(h)  Section 3.12(h) of the of the Company Disclosure Letter accurately sets forth, as of September 30, 2015, all material Intercompany Indebtedness where either the debtor or creditor is a U.S. tax resident and the other party is not a U.S. tax resident.

(i)  Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign Law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date and (iii) prepaid amount received on or prior to the Closing Date.

SECTION 3.13.  Labor Matters.   (A) Neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or other agreement with a labor union or equivalent organization and there are no employees of the Company who are otherwise represented by any labor organization, (B) as of the date of this Agreement, there are no activities or proceedings of any labor organization to organize any employees of the Company or any of its Subsidiaries and no demand for recognition as the exclusive bargaining representative of any employees has been provided in writing by or on behalf of any labor or equivalent organization, (C) as of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened strike, lockout or work stoppage and (D) except as would not be material to the Company and its Subsidiaries, taken as a whole, there are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that could be brought or filed, with any Governmental Entity or based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by the Company or any Subsidiary, of any individual. The Company and each Subsidiary are in compliance with all Laws relating to employment and labor, including all such Laws relating to wages, hours, employee classification, the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et. Seq. (“WARN”) or any similar state or local Law, collective bargaining, discrimination, civil rights, safety, health, workers compensation and the collection and payment of withholding and/or social security taxes and any similar Tax except for such non-compliance that, individually or in the aggregate, would not be material to the Company and its Subsidiaries, taken as a whole.  There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to Company or any of its Subsidiaries within the six (6) months prior to the date of this Agreement and there is no such “mass layoff” or “plant closing” expected to occur prior to the Closing Date.

SECTION 3.14.  Intellectual Property.

(a)  Section 3.14(a) of the Company Disclosure Letter lists all Owned Intellectual Property that is issued, registered or subject to an application for issuance or registration, indicating for each item (A) the current owner, (B) the jurisdiction where the application, registration or issuance is filed, (C) the application, registration or issue number, and (D) the application, registration or issue date. The Company and its Subsidiaries are, individually or jointly, the exclusive owners of the Owned Intellectual Property set forth in Section 3.14(a) of the Company Disclosure Letter.  The issued, registered and applied-for Owned Intellectual Property is subsisting, and, to the Knowledge of the Company, valid and enforceable.  The Company or one of its Subsidiaries owns, licenses or otherwise has the right to use, free and clear of all Encumbrances, other than Permitted Encumbrances, the Material Company Intellectual Property and Owned Intellectual Property. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries have conducted their businesses in a manner that would reasonably be expected to result in the cancellation or unenforceability of any Owned Intellectual Property.  The Company and its Subsidiaries have exercised commercially reasonable efforts to maintain the secrecy of all Trade Secrets used in their respective businesses.

(b)  The conduct of Company’s and its Subsidiaries’ respective businesses, since the Applicable Date, have not infringed, misappropriated or otherwise violated, and as currently conducted, do not infringe, misappropriate or otherwise violate, the Intellectual Property rights of any other Person in any manner, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  Neither the Company nor any of its Subsidiaries has received any claims, cease and desist letters, offers to license in lieu of further action or demands, in each case in writing, and, to the Knowledge of the Company, since the Applicable Date, no Person has threatened any Actions, alleging that the Company or any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated the Intellectual Property rights of any Person or challenging the ownership, enforceability or validity of any Owned Intellectual Property, except for any such claim, cease and desist letter, offer to license in lieu of further action, demand or Action that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  To the Knowledge of the Company, no Person is currently infringing, misappropriating or otherwise violating any of the Owned Intellectual Property, except for any such infringement, misappropriation or violation that would not, individually or in the aggregate, reasonably be expected to be material to the Company or any of its Subsidiaries.

SECTION 3.15.  IT Systems; Privacy.

(a)  The IT Systems used by the Company or any of its Subsidiaries in their respective businesses that are owned, leased or licensed and, in each case, controlled by the Company or any of its Subsidiaries and, to the Knowledge of the Company, that are leased or licensed and, in each case, not controlled by the Company or any of its Subsidiaries, (i) are in good repair and operating condition and are adequate and suitable (including with respect to working condition, security, performance and capacity) for the purposes for which they are being used, (ii) conform in all material respects with their related documentation and (iii) to the Knowledge of the Company, do not contain any Malware that would reasonably be expected to materially interfere with the ability of the Company and its Subsidiaries to conduct their respective businesses. With respect to the IT Systems owned, leased or licensed and controlled by the Company and its Subsidiaries, the Company and its Subsidiaries, and, to the Knowledge of the Company, with respect to IT Systems leased or licensed but not controlled by the Company and its Subsidiaries, the third Person controlling such leased or licensed IT Systems: (A) have implemented and maintain commercially reasonable security, business continuity and backup and disaster recovery plans and procedures with respect to the IT Systems used by the Company or any of its Subsidiaries in their respective businesses that are owned, leased or licensed by the Company or its applicable Subsidiary and (B) act in material compliance therewith. To the Knowledge of the Company, (X) the Company and its Subsidiaries have implemented or are in the process of implementing all material security patches or security upgrades that are generally available for the IT Systems used by the Company or any of its Subsidiaries in their respective businesses that are owned, leased or licensed and, in each case, controlled by the Company or its applicable Subsidiary and (Y) the relevant third Persons have implemented or are in the process of implementing all material security patches or security upgrades that are generally available for the IT Systems used by the Company or any of its Subsidiaries in their respective businesses that are leased or licensed and, in each case, not controlled by the Company or its applicable Subsidiary.  Since the Applicable Date, there has been no failure, breakdown, persistent substandard performance or, to the Knowledge of the Company, unauthorized access or use, or other adverse event affecting any of the IT Systems owned, leased or licensed by the Company or its Subsidiaries, in each case that has caused or would reasonably be expected to cause any material disruption to the conduct of the business of the Company and its Subsidiaries, taken as a whole.

(b)  Since the Applicable Date, (i) except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries have been and are in compliance with any and all applicable Laws, contractual requirements, terms of use and privacy policies, in each case to the extent binding on the Company or its applicable Subsidiary, pertaining to data protection or information privacy, security, collection, use, disclosure, disposal, maintenance and transmission, (ii) the Company and each of its Subsidiaries use and have used commercially reasonable efforts to protect and maintain the secrecy and security of non-public personally identifiable information that any of them (or a third Person on behalf of any of them) collects, stores, uses, maintains or transmits and to prevent unauthorized access to, and use or disclosure of, such non-public personally identifiable information by any other Person, and (iii) to the Knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries (or any third Person on behalf of any of them) has had a breach of security or an incident of unauthorized access, disclosure, use, destruction, or loss of any non-public personally identifiable information that the Company or any of its Subsidiaries (or a third Person on behalf of any of them) collects, stores, uses, maintains or transmits.

SECTION 3.16.  Insurance.  Section 3.16(a) of the Company Disclosure Letter sets forth a true, compete and correct list as of the date of this Agreement of all material error and omissions, fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies covering the Company, any of its Subsidiaries and their respective assets, properties and operations. All such insurance policies are in full force and effect and were in full force and effect during the periods of time such policies are purported to be in effect, and all premiums due with respect to all such insurance policies have been paid. As of the date of this Agreement, the Company has not received any written notice of termination, cancellation or non-renewal with respect to any such policy and there has been no written threat of termination of, cancelation or non-renewal with respect to, any such policy; and no coverage under any such policy will be materially and adversely affected by the Merger.  As of the date of this Agreement, Section 3.16(b) of the Company Disclosure Letter sets forth a true, compete and correct list of all outstanding claims with a value in excess of $250,000 under any insurance policy covering the Company, any of its Subsidiaries and their respective current assets, properties and continued operations. As of the date of this Agreement, there is no claim listed in Section 3.16(b) of the Company Disclosure Letter as to which coverage has been denied by the underwriters of the relevant insurance policies of the Company.

SECTION 3.17.  Real Property.

(a)  With respect to the real property owned by the Company or its Subsidiaries (the “Owned Real Property”), (A) the Company or one of its Subsidiaries, as applicable, has good and marketable fee simple title to the Owned Real Property, free and clear of any Encumbrance, other than Permitted Encumbrances, (B) there are no outstanding leases, subleases, options or rights of first offer or rights of first refusal, or other written agreements granting to any party or parties the right to lease, use, occupy or purchase the Owned Real Property, or any portion of the Owned Real Property, (C) a true and complete list of the Owned Real Property is set forth on Section 3.17(a) of the Company Disclosure Letter and (D) neither the Company nor any of its Subsidiaries has received written notice of any pending, and, to the Knowledge of the Company, there is no threatened, condemnation proceeding against any of the Owned Real Property.

(b)  (A) Each lease of any real property held by the Company or its Subsidiaries pursuant to which the Company or any of its Subsidiaries incur in excess of $500,000 in expense per annum or that is otherwise material to the Company (each, a “Material Real Property Lease” and collectively, the “Material Real Property Leases”) is valid and binding on the Company or the Subsidiary that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is enforceable and in full force and effect; (B) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party thereto, is in material violation, breach or default of any Material Real Property Lease, and no event has occurred which, with notice, lapse of time or both, would constitute a material violation, breach or default of any such lease or sublease by any of the Company or its Subsidiaries, or, to the Knowledge of the Company, any other party thereto; (C) neither the Company nor any of its Subsidiaries has received any written notice alleging a violation, breach or default under any such Material Real Property Lease which remains uncured, except for matters being contested in good faith for which adequate accruals or reserves have been established on the books and records of the Company; (D) the Company and its Subsidiaries have not subleased, licensed or otherwise granted any third party the right to use or occupy the property subject to any Material Property Lease or any material portion thereof; (E) no landlord or tenant under any Material Real Property Lease has exercised any option or right to cancel or terminate such Material Real Property Lease; and (F) neither the Company nor any of its Subsidiaries has received written notice of any pending, and, to the Knowledge of the Company, there is no threatened, material condemnation proceeding, with respect to any Material Real Property Lease.  Each Material Real Property Lease is listed in Section 3.17(b) of the Company Disclosure Letter and has been made available to Parent prior to the date of this Agreement.

SECTION 3.18.  Contracts.

(a)  Section 3.18(a) of the Company Disclosure Letter sets forth a true and complete list as of the date of this Agreement of each Contract (other than (i) the Cooperation Agreement and (ii) Contracts filed as exhibits to the Company SEC Reports) to which the Company or any of its Subsidiaries is a party or which binds or affects their respective properties or assets and which:

(i)  is or would be required to be filed by the Company with the SEC pursuant to Item 601(b)(10) of Regulation S-K, including any amendments thereto required to be filed pursuant to such Item;

(ii)  is a commitment, arrangement or agreement to contribute capital or make additional investments in any other Person in excess of $1.0 million;

(iii)  is material to the Company and its Subsidiaries, taken as a whole, and will be breached or require the consent or approval of, or notice to, any third party in order to continue in full force and effect following the consummation of the Merger Transactions and (1) grants such third party any rights, (2) provides for any diminution of rights of the Company or any of its Subsidiaries or (3) can be terminated by such third party, in each case, upon a change of control;

(iv)  (A) contains any non-compete, exclusivity or other provision materially limiting the ability of the Company or any of its Subsidiaries or any of their respective current or future Affiliates to operate in any business or geographic area, or (B) after the Effective Time, would have the effect of materially limiting the ability of Parent or the Surviving Corporation or any of their respective current or future Affiliates to operate in any business or geographic area;

(v)  relates to any acquisition (including any option to acquire) by the Company or any of its Subsidiaries of stock, assets, properties or rights of another Person pursuant to which the Company or any of its Subsidiaries has “earn out” or other contingent or fixed payment obligations, in each case, that could result in a future payment in excess of $1.0 million, other than (A) purchases of machinery, equipment, inventory, supplies or materials in the ordinary course of business consistent with past practice, and (B) any acquisition involving only direct or indirect wholly owned Subsidiaries of the Company;

(vi)  relates to any disposition by the Company or any of its Subsidiaries of stock, assets, properties or rights of another Person for consideration in excess of $1.0 million within 12 months, other than (A) any Contract related to the disposition of machinery, equipment, inventory, supplies or materials in the ordinary course of business consistent with past practice, and (B) any Contract relating to dispositions to the Company or any wholly owned Subsidiary of the Company;

(vii)  is a Contract pursuant to which the Company or any of its Subsidiaries grants “most favored nation” status to a third party, except in each case as would not be material to the Company and its Subsidiaries, taken as a whole;

(viii)  contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets, properties or rights having fair market value in aggregate of more than $1.0 million (excluding, for the avoidance of doubt, any Contracts related to purchases or sales of machinery, equipment, inventory, supplies, materials, products, properties, assets or other rights (a) in the ordinary course of business consistent with past practice, or (b) that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or any of its Subsidiaries);

(ix)  (A) any Person (other than the Company or any of its Subsidiaries) has directly or indirectly guaranteed any material liabilities or obligations of the Company or any of its Subsidiaries, or (B) the Company or any of its Subsidiaries has directly or indirectly guaranteed any material liabilities or obligations of any Person (other than the Company or any of its Subsidiaries), in each case other than endorsements for purpose of collection in the ordinary course of business;

(x)  restricts or grants rights to use or practice under material Intellectual Property granted by (A) the Company or any of its Subsidiaries to a third Person or (B) a third Person to the Company or any of its Subsidiaries, which Contract is material to the Company or any of its Subsidiaries, but in each case excluding (x) Contracts in which licenses of Intellectual Property are not material to performance under the Contract and (y) all “off-the-shelf”, “click-wrap” and “shrink-wrap” and other similar agreements for commercially available Software;

(xi)  pursuant to which any third Person is engaged by the Company or any of its Subsidiaries for the purpose of creating, developing or customizing Intellectual Property intended to be assigned to the Company or any of its Subsidiaries or otherwise owned by the Company or any of its Subsidiaries as a work-made-for-hire, which Intellectual Property is material to the respective business of the Company or any of its Subsidiaries;

(xii)  other than with respect to any partnership that is wholly owned by the Company or any wholly owned Subsidiary of the Company, any partnership, joint venture or other similar agreement or arrangement (excluding licensing Contracts) relating to the formation, creation, operation, management or control of any partnership or joint venture; or

(xiii)  any Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case that would reasonably be expected to result in payments, individually or in the aggregate, in excess of $1.0 million other than indemnification arrangements arising pursuant to Contracts that are entered into in the ordinary course of business (except for Contracts relating to an acquisition of any business, capital stock or all or substantially all of assets of any other Person or any material real property);

(each Contract described in clauses (i) through (xiii) is referred to herein as a “Company Material Contract”).

(b)  Each of the Company Material Contracts is valid and binding on the Company and each of its Subsidiaries that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, subject to the Bankruptcy and Equity Exception.  Each of the Company and its Subsidiaries has performed all material obligations required to be performed by it under any Company Material Contract, and there is no material breach or default under any Company Material Contract by the Company or any of its Subsidiaries that is a party thereto or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with or without notice or lapse of time or both would constitute a material breach or default thereunder by the Company or any of its Subsidiaries that is a party thereto or, to the Knowledge of the Company, any other party thereto.  From the Applicable Date through the date of this Agreement, there have been no settlement agreements entered into with respect to any material breaches or alleged breaches of, and there are no outstanding “reservation of rights” letters in relation to, any of the Company Material Contracts, and, to the Knowledge of the Company, no event has occurred that would, with or without notice or lapse of time or both, give to any other Person any right of termination, amendment or cancellation of any Company Material Contract. True, complete and correct copies of each Company Material Contract (including all amendments hereto to date) have been made available to Parent prior to the date of this Agreement.

(c)  Each of the Employment Agreements is valid and binding on the Company and each of its Subsidiaries that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, subject to the Bankruptcy and Equity Exception.  Each of the Company and its Subsidiaries has performed all material obligations required to be performed by it under any Employment Agreement, and there is no material breach or default under any Employment Agreement by the Company or any of its Subsidiaries that is a party thereto or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with or without notice or lapse of time or both would constitute a material breach or default thereunder by the Company or any of its Subsidiaries that is a party thereto or, to the Knowledge of the Company, any other party thereto.

SECTION 3.19.  Brokers and Finders.  Neither the Company nor any of its officers, directors or employees has engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger except that (i) the Company has engaged Goldman, Sachs & Co. as its financial advisor, and (ii) the Special Committee has engaged Greenhill & Co., Inc. as its financial advisor.

SECTION 3.20.  Related Party Transactions.  Since the Applicable Date, except for compensation or other employment arrangements in the ordinary course of business, there has been no transaction, or series of similar transactions, agreements, arrangements, relationships, payments or understandings, nor are there any currently proposed transactions, or series of similar transactions, agreements, arrangements, relationships, payments or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K.

ARTICLE IV
Representations and Warranties of Parent and Merger Sub

Except as set forth in the corresponding sections or subsections of the Disclosure Letter delivered to the Company by Parent prior to or simultaneously with entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), Parent and Merger Sub each hereby represent and warrant to the Company that:

SECTION 4.1.  Organization, Good Standing and Qualification.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign limited liability company, corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so organized, validly existing, qualified, in good standing or to have such power or authority is not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other Transactions.  Parent has made available to the Company complete and correct copies of the certificate of incorporation and bylaws or comparable governing documents of each of Parent and Merger Sub, each as amended to the date of this Agreement, and each as so made available is in full force and effect.

SECTION 4.2.  Authority.  The Board of Directors of Parent and the Board of Directors of Merger Sub have approved this Agreement, the Merger and the other Transactions.  No vote of holders of capital stock of Parent is necessary to approve this Agreement, the Merger or the other Transactions.  Each of Parent and Merger Sub has all requisite corporate or similar power and authority to enter into and has taken all corporate or similar action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other Transactions other than the adoption of this Agreement by Parent as the sole stockholder of Merger Sub in accordance with Section 5.13(b).  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

SECTION 4.3.  Governmental Filings; No Violations; Etc.

(a)  Except for (A) compliance with, and filings under, the HSR Act; (B) compliance with, and filings under, the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder, including the filing with the SEC of the Proxy Statement and statements on Schedule 13D and other filings related to beneficial ownership; (C) compliance with, and filings under, the applicable requirements of Antitrust Law, competition Law or other similar Laws, rules, regulations and judicial doctrines of jurisdictions other than the United States; (D) the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State of the State of Delaware and (E) compliance with the applicable requirements of the NYSE (the items set forth above in clauses (A) through (E), the “Parent Required Governmental Approvals”), no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation of the Merger and the other Transactions, other than such items that the failure to make or obtain, as the case may be, is not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impede the consummation of the Merger or the other Transactions.

(b)  The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Merger and the other Transactions will not, constitute or result in (A) a breach or violation of, or a default under, the respective certificate of incorporation, bylaws or comparable governing documents of Parent or Merger Sub; (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any of their respective obligations under or the creation of a Lien on any of the assets of Parent or Merger Sub pursuant to any Contract binding upon Parent or Merger Sub, or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other Transactions) compliance with the matters referred to in Section 4.3(a), under any Law to which Parent or Merger Sub is subject; or (C) any change in the rights or obligations of any party under any Contract binding upon Parent or Merger Sub, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that is not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impede the consummation of the Merger or the other Transactions.

SECTION 4.4.  Litigation.  As of the date of this Agreement, there are no Actions pending, or to the Knowledge of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the Transactions, except those that, individually or in the aggregate, are not reasonably likely to prevent or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other Transactions.

SECTION 4.5.  Financing; Available Funds.

(a)  Parent has delivered to the Company true, complete and correct copies of (i) the commitment letters and other side letter agreements (if any) (which side letter agreements (if any) may be redacted in the same manner as the Redacted Fee Letter (as defined below)), each dated as of the date hereof, from the Financing Sources identified therein (such letters, the “Debt Financing Commitments”), pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the Transactions (including funding of the Exchange Fund) and related fees and expenses and the refinancing of certain outstanding Indebtedness of the Company (the “Debt Financing”) and (ii) the equity commitment letter, dated as of the date hereof, from each of American Securities Partners VI, L.P., American Securities Partners VI(B), L.P., American Securities Partners VI(C), L.P. and American Securities Partners VI(D), L.P. (collectively, the “Equity Provider”), pursuant to which the Equity Provider has committed, subject to the terms and conditions set forth therein, to invest in Parent the cash amount (the “Equity Financing” and, together with the Debt Financing, the “Financing”) set forth therein (such letter, the “Equity Financing Commitment” and, together with the Debt Financing Commitments, the “Financing Commitments”).  None of the Financing Commitments has been amended or modified prior to the date of this Agreement (provided that the existence or exercise of “flex” provisions contained in the fee letters shall not be deemed to constitute a modification or amendment of the Debt Financing Commitments) and, as of the date hereof, none of the Financing Commitments have been withdrawn, terminated or rescinded in any respect.  Except for fee letters relating to fees with respect to the Debt Financing (complete copies of which have been provided to the Company, with only fee, “flex” and certain other economic terms redacted (the “Redacted Fee Letter”); provided that such redactions do not relate to any terms that would adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing), as of the date of this Agreement there are no side letters or other Contracts, understandings or arrangements, whether oral or written, related to the funding or investing, as applicable, of the Financing other than the Financing Commitments delivered to the Company prior to the date of this Agreement.  Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date of this Agreement and, as of the date hereof, the Financing Commitments are in full force and effect and are legal, valid, binding and enforceable obligations of Parent, Merger Sub or the Affiliates of Parent and Merger Sub, in each case to the extent party thereto, as applicable, and, to the Knowledge of Parent and Merger Sub, each of the other parties thereto, subject, in each case, to the Bankruptcy and Equity Exception.  There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in or expressly contemplated by the Financing Commitments.  As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent, Merger Sub or the Affiliates of Parent or Merger Sub party thereto or, to the Knowledge of Parent and Merger Sub, any other party thereto under any of the Financing Commitments.  As of the date hereof, Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied or the Financing will not be available at the Closing, provided that Parent is not making any representation regarding the effect of any inaccuracy of any representation and warranty of the Company set forth in Article III or the failure of the Company to perform any of its obligations under this Agreement.  Assuming each of the Financing Commitments are funded in accordance with their terms (after giving effect to the flex provisions), Parent and Merger Sub will have at and after the Closing funds sufficient to (i) pay the aggregate Per Share Merger Consideration, (ii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Financing, (iii) pay for any refinancing of any outstanding Indebtedness of the Company contemplated by this Agreement or the Financing Commitments and (iv) satisfy all of the other payment obligations of Parent, Merger Sub and the Surviving Corporation contemplated hereunder.

(b)  Neither Parent, Merger Sub nor any of their Affiliates has (i) retained any financial advisor on a basis exclusive to Parent and/or Merger Sub and/or any such Affiliate, or (ii) entered into an exclusivity, lock-up or other similar agreement, arrangement or understanding with any bank or investment bank or other potential provider of debt or equity financing that would prevent or hinder such provider from providing or seeking to provide such financing to any third party in connection with a transaction relating to the Company or its Subsidiaries, in the case of clauses (i) and (ii), in connection with the Merger or any of the other transactions contemplated by this Agreement. Neither Parent, Merger Sub nor any of their Affiliates has caused or induced any Person to take any action that, if taken by Parent and/or Merger Sub, would be a breach of, or would cause to be untrue, any of the representations in this Section 4.5(b).

SECTION 4.6.  Rollover Agreements.  Parent has delivered to the Company a true, complete and correct copy of the Rollover Agreement with the Initial Rollover Stockholder.  Such Rollover Agreement is in full force and effect and is legal, valid, binding and enforceable, subject to the Bankruptcy and Equity Exception, obligations of Parent, Merger Sub or the Affiliates of Parent and Merger Sub, in each case to the extent party thereto, as applicable, and, to the Knowledge of Parent and Merger Sub, the Initial Rollover Stockholder.  As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent, Merger Sub or the Affiliates of Parent or Merger Sub party thereto or, to the Knowledge of Parent and Merger Sub, the Initial Rollover Stockholder under such Rollover Agreement.  As of the date hereof, Parent has no reason to believe that any of the conditions to the contribution and exchange of shares contemplated by such Rollover Agreement will not be satisfied.  There are no conditions precedent or other contingencies related to the contribution by the Rollover Stockholders of their Rollover Shares to Parent in exchange for common stock of Parent, other than as expressly set forth in or expressly contemplated by the Rollover Agreements.

SECTION 4.7.  Guarantee.  Concurrently with the execution of this Agreement, each of American Securities Partners VI, L.P., American Securities Partners VI(B), L.P., American Securities Partners VI(C), L.P., American Securities Partners VI(D), L.P. and P2 Capital Master Fund I, L.P. (each, a “Guarantor” and, together, the “Guarantors”) has delivered to the Company the Equity Financing Commitment, which contains a limited guarantee in favor of the Company with respect to certain obligations of Parent and Merger Sub under this Agreement (the “Guarantee”), duly executed by the Guarantors in favor of the Company. The Guarantee is in full force and effect and constitutes a valid and binding obligation of each Guarantor, enforceable against each Guarantor in accordance with its terms and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of either Guarantor under the Equity Financing Commitment, including in respect of the Guarantee.

SECTION 4.8.  Capitalization.  The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent free and clear of all Liens.  Neither Parent nor Merger Sub has conducted any business prior to the date of this Agreement and neither Parent nor Merger Sub has any, and prior to the Effective Time will not have any, assets, liabilities or obligations of any nature other than those as may be incident to their formation and pursuant to this Agreement, the Merger and the other Transactions.  Merger Sub does not have outstanding any option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub.

SECTION 4.9.  Brokers.  No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability in a circumstance where the Merger is not consummated.

SECTION 4.10.  Ownership of Shares.  None of Parent, Merger Sub, the Initial Rollover Stockholder or any of their respective “affiliates” or “associates” is an “interested stockholder” of the Company subject to the restrictions on “business combinations” (in each case, as such quoted terms are defined under Section 203 of the DGCL) set forth in Section 203(a) of the DGCL.

SECTION 4.11.  Absence of Certain Agreements.  Except for the Rollover Agreements (whether entered into prior to, on or after the date of this Agreement), neither Parent nor any of its Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), (i) pursuant to which (A) any stockholder of the Company would be entitled to receive value or consideration of a different amount or nature than the Per Share Merger Consideration, (B) except as set forth in Section 5.13, any stockholder of the Company agrees to vote to adopt this Agreement or the Merger or any stockholder of the Company agrees to vote against any Acquisition Proposal; or (ii) other than has been specifically approved by the Special Committee or the Board of Directors of the Company (acting upon the affirmative recommendation of the Special Committee), with any employee or director of the Company that relates in any way to the Company or any of its Subsidiaries or the Transactions, including any agreement, arrangement or understanding to (x) remain as an employee or director of the Company or any of its Subsidiaries following the Effective Time (other than pursuant to any employment Contracts with the Company in effect as of the date of this Agreement), (y) contribute or rollover any portion of such employee’s or director’s Shares, Stock Options, Stock Appreciation Rights or RSUs to the Company or its Subsidiaries or Parent or any of their respective Affiliates or (z) receive any capital stock or equity securities of the Company or any of its Subsidiaries or Parent or any of their respective Affiliates.

SECTION 4.12.  Solvency.  Assuming (a) the satisfaction of the conditions to Parent’s obligation to consummate the Merger, (b) the representations and warranties of the Company in Article III are true and correct in all material respects and (c) after giving effect to the Transactions, including the payment of the aggregate Per Share Merger Consideration, any other repayment or refinancing of debt contemplated in this Agreement or the Financing Commitments, payment of all amounts required to be paid in connection with the consummation of the Merger and the other Transactions, and payment of all related fees and expenses of the Parent and the Surviving Corporation relating to the Transactions, each of Parent and the Company and the Company Subsidiaries (on a consolidated basis) will be Solvent as of the Effective Time and immediately after the consummation of the Merger and the other Transactions.

ARTICLE V
Covenants

SECTION 5.1.  Interim Operations.  (a)  From the date of this Agreement and until the Effective Time or the earlier termination of this Agreement, except (w) as set forth in Section 5.1(a) of the Company Disclosure Letter, (x) as expressly contemplated by this Agreement, (y) to the extent consented to in writing by Parent (which consent, in the cases of the matters set forth in subclauses (ii), (ix), (xi), (xiii), (xvi), (xix) and (xx) (solely in respect of agreements, authorizations or commitments in respect of the immediately foregoing subclauses) below shall not be unreasonably withheld, delayed or conditioned, and, in all other cases, shall be in Parent’s sole discretion) or (z) as required by applicable Law, the Company shall, and shall cause each of its Subsidiaries to, conduct its operations in all material respects in the ordinary course of business and it shall, and shall cause each of its Subsidiaries to, use its respective commercially reasonable efforts to maintain existing relations with Governmental Entities, customers, suppliers, manufacturers, distributors and partners.  Notwithstanding the generality of the foregoing, but subject to the exceptions set forth in clauses (w), (x), (y) and (z) of the immediately preceding sentence, the Company shall not and shall not permit any of its Subsidiaries to:

(i)  amend its certificate of incorporation, bylaws or comparable governing documents;

(ii)  acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or any property, rights or assets outside of the ordinary course of business for consideration that exceeds, individually or in the aggregate, $1.0 million from any other Person in any transaction or series of related transactions, other than acquisitions pursuant to Contracts in effect as of the date of this Agreement that have been made available to Parent prior to the date of this Agreement;

(iii)  except for (A) advances of expenses and trade credit, in each case in the ordinary course of business, (B) in connection with any Transaction Litigation or (C) in a manner consistent with the Company’s indemnification obligations set forth in its certificate of incorporation or bylaws, make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly owned Subsidiary of the Company);

(iv)  make, authorize or incur any capital expenditure in excess of the amounts set forth in Section 5.1(a)(iv) of the Company Disclosure Letter;

(v)  merge or consolidate with any other Person or restructure, reorganize or completely or partially liquidate the Company or any of its Subsidiaries (other than with respect to any merger or consolidation among the Company and any wholly owned Subsidiary of the Company or among wholly owned Subsidiaries of the Company);

(vi)  issue, sell, pledge, dispose of, grant, transfer, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any Equity Interests of the Company or any of its Subsidiaries, except issuances or dispositions of (A) Shares in respect of Stock Options, Stock Appreciation Rights and RSUs outstanding on the date of this Agreement under the Company Plans or (B) Shares or options or rights to acquire Shares in connection with grants or awards of stock based compensation made in accordance with Section 5.1(a)(xii) hereof;

(vii)  declare, set aside, establish a record date for, or pay any dividends on or make any other distributions (whether payable in cash, stock, property or a combination thereof) in respect of any of the capital stock, other than any dividends from any wholly owned Subsidiary of the Company to the Company or to another wholly owned Subsidiary of the Company;

(viii)  reclassify, split, combine, subdivide, repurchase, redeem or otherwise acquire, directly or indirectly, any of the Equity Interests, except for repurchases, redemptions or acquisitions in connection with the exercise, vesting, settlement or forfeiture of Stock Options, Stock Appreciation Rights and RSUs under Company Plans;

(ix)  except in connection with the repayment of the Credit Facility at or prior to the Closing or any voluntary repayment of borrowings under the Credit Facility, (A) incur or issue any Indebtedness for borrowed money, or assume, voluntarily prepay, defease, cancel, acquire, guarantee or endorse, or otherwise become responsible for (whether directly or indirectly, contingently or otherwise), the Indebtedness of any Person, (B) issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries or (C) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for borrowed money (in each case, for the avoidance of doubt, excluding trade payables, capitalized lease obligations, or obligations issued or assumed as consideration for services or property, including inventory), except for (1) Indebtedness incurred under the Credit Agreement, dated as of May 5, 2015, by and among the Company, certain of its Subsidiaries, as borrowers, Bank of America, N.A., as agent for the lenders and the other lenders, guarantors and agents party thereto (the “Credit Facility”), (2) letters of credit issued pursuant to the Credit Facility or otherwise issued in the ordinary course of business, (3) interest rate, foreign currency and other hedging arrangements on customary commercial terms entered into in the ordinary course of business and (4) Intercompany Indebtedness incurred in the ordinary course of business;

(x)  grant or incur any Lien, other than (A) Permitted Encumbrances; (B) pledges or deposits by the Company or any of its Subsidiaries in the ordinary course of business under workmen’s compensation Laws, unemployment insurance Laws or similar Laws; (C) good faith deposits in connection with Contracts (other than for the payment of Indebtedness) to which the Company or one of its Subsidiaries is a party, in each case, in the ordinary course of business; (D) Liens that may be incurred or granted pursuant to or in accordance with the terms of any Indebtedness in effect as of the date hereof, securing any Indebtedness permitted pursuant to Section 5.1(a)(ix), or (E) pursuant to licenses or sublicenses of Intellectual Property granted in the ordinary course of business;

(xi)  engage in any transaction, or series of similar transactions, agreements, arrangements or understandings, that is of a type that would be required to be disclosed in the Company SEC Documents pursuant to Item 404 of Regulation S-K, other than (A) as permitted pursuant to Sections 5.1(a)(xii) or 5.9, or (B) in the ordinary course of business and on terms, taken as a whole, no less favorable to the Company than terms that could have been obtained from an unaffiliated third party;

(xii)  except as required pursuant to the existing terms of any Company Plan, Employment Agreement or another agreement in effect prior to the date of this Agreement, or as required by applicable Law, (A) grant, pay or agree to pay any severance or termination payments or any benefits to any current or former director or officer of the Company or any of its Subsidiaries, except in the case of employees who are not executive officers of the Company, in the ordinary course of business consistent with past practice and consistent with the Company’s existing severance plans and policies, (B) increase the compensation or bonus (or grant, pay or agree to pay bonuses) or other benefits to any current or former director, officer or employee of the Company or any of its Subsidiaries, except in the case of employees who are not executive officers of the Company, immaterial increases in compensation in the ordinary course of business consistent with past practice, (C) increase pensions or welfare benefits of any current or former director, officer or employee of the Company or any of its Subsidiaries, (D) establish, adopt, terminate or materially amend any Company Plan or Employment Agreement, or enter into any new, or amend any existing, change in control arrangements or retention, retirement or similar agreements with any new, current or former director, officer or employee of the Company or any of its Subsidiaries, (E) waive or materially amend any performance or vesting criteria or accelerate the vesting or payment of, or take action to fund, any compensation payable or benefits payable or provided to any current or former director, officer or employee of the Company or any of its Subsidiaries, except as expressly provided in this Agreement, (F) enter into any new, or amend any existing, employment agreements with any new, current or former director, officer or employee of the Company or any of its Subsidiaries except in the case of employees who are not executive officers of the Company, in the ordinary course of business consistent with past practice and with an annual base salary and incentive compensation opportunity not to exceed $200,000, (G) terminate any executive officer other than for cause or for performance reasons (in each case, as reasonably determined by the Company) (in which case the Company shall promptly notify Parent) or hire or promote any executive officer, or (H) grant or make any equity awards that may be settled in Shares, preferred shares, or any Equity Interest or any other securities of the Company or any of its Subsidiaries, or the value of which is linked directly or indirectly, in whole or in part, to the price or value of any Shares, preferred shares, Equity Interests or other Company securities or Subsidiary securities;

(xiii)  other than in the ordinary course of business (A) make or change any material Tax election, (B) change the Company’s or any of its Subsidiaries’ method of accounting for Tax purposes, (C) file any amended Tax Return that would result in a material change in Tax liability, taxable income or loss, (D) settle, concede, compromise or abandon any material Tax claim or assessment, (E) surrender any right to a refund of material Taxes or (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to material Taxes;

(xiv)  except as required by GAAP, a Governmental Entity or applicable Law, make any material changes to accounting policies or principles;

(xv)  transfer, sell, lease, license, assign, mortgage, pledge, divest or otherwise dispose of any entity or assets, product lines, rights or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries having a value in excess of $1.0 million in the aggregate, other than (A) machinery, equipment, inventory, supplies, materials and other assets (including, without limitation, Intellectual Property) in the ordinary course of business, (B) pursuant to Contracts in effect prior to the date of this Agreement that have been made available to Parent prior to the date of this Agreement or (C) pursuant to the Contracts listed in Section 5.1(a)(xv) of the Company Disclosure Letter;

(xvi)  enter into, materially amend or modify, transfer, assign, license, encumber or terminate, or waive any material term under, any Company Material Contract or Material Real Property Lease or any Contract that would constitute a Company Material Contract or Material Real Property Lease if entered into prior to the date hereof (other than the expiration or renewal of any of the foregoing Contracts in accordance with its terms);

(xvii)  other than in accordance with Section 5.17, waive, release, settle or compromise any pending or threatened litigation, arbitration, claim (excluding ordinary course disputes with vendors in which no litigation or arbitration commences) or action against the Company or any of its Subsidiaries other than settlements or compromises of any litigation, arbitration, claim or action where the amount paid in an individual settlement or compromise by the Company (and not including any amount paid by the Company’s insurance carriers or third parties) does not exceed $500,000;

(xviii)  enter into or amend any agreement or arrangement with any broker or finder in connection with the Merger Transactions;

(xix)  adopt a budget of the Company for the fiscal year ending December 31, 2016 that is different from the draft 2016 budget that the Company has made available to Parent, or make any amendment thereto; or

(xx)  agree, authorize or commit to do any of the foregoing actions or enter into any letter of intent (binding or non-binding) or similar agreement or arrangement with respect to any of the foregoing.

(b)  On the Business Day immediately preceding the Closing Date, the Company shall cause its Subsidiaries organized outside of the United States (the “Foreign Subsidiaries”) to distribute, loan or otherwise pay cash (in such amounts from each such Foreign Subsidiary as agreed to in good faith by Parent and the Company no later than the fifteenth Business Day prior to the Closing Date and in a manner designed to minimize withholding Taxes) to B.I. Holdings C.V., a wholly owned Subsidiary of the Company formed under the laws of the Netherlands (“BI Holdings”), such that BI Holdings will have sufficient cash to make the Distribution. On or before the Closing Date, but before the filing of the Certificate of Merger pursuant to Section 1.4, the Company shall cause its Foreign Subsidiaries to take action (as agreed with Parent in good faith and in a manner designed to minimize withholding Taxes) such that all such transfers (including all amounts loaned) shall be effected in a manner that will be treated as a distribution from the applicable Foreign Subsidiary to BI Holdings taking place prior to the filing of the Certificate of Merger for U.S. Federal income Tax purposes. At the Closing, immediately prior to the filing of the Certificate of Merger pursuant to Section 1.4, the Company shall cause BI Holdings to distribute and pay, by way of dividend, share capital reduction or similar distribution, cash to the Company or its Subsidiaries organized inside of the United States, such that immediately after such distribution (the “Distribution”), all of the Foreign Subsidiaries hold, collectively, not more than $35,000,000 in cash (and the Company shall use commercially reasonable efforts to effect the Distribution such that, immediately after such Distribution, all of the Foreign Subsidiaries hold, collectively, not more than $25,000,000 in cash); provided, that prior to the making of the Distribution, (x) Parent shall use commercially reasonable efforts to deliver or cause to be delivered to the Company a notice from legal counsel to the lead arrangers thereto, to the effect that all documentary conditions precedent to the consummation of the Debt Financing set forth in the definitive documentation to the Debt Financing have been received, and (y) representatives of the Guarantors, Parent and Merger Sub shall have each irrevocably confirmed in writing to the Company that (I) all conditions to the obligations of Parent and Merger Sub to effect the Merger have been satisfied or waived, and (II) Parent and Merger Sub are each ready, willing and able to consummate the Merger Transactions (which confirmation shall be acknowledged by the Company).

(c)  Neither Parent nor Merger Sub shall knowingly take or permit any of their Affiliates to take any action that would reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger or the other Transactions.

(d)  Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Affiliates’ operations.  Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

SECTION 5.2.  Acquisition Proposals.  (a)  Notwithstanding anything in this Agreement to the contrary, during the period from the date of this Agreement until 12:01 a.m. (New York City time) on the 51st day following the date of this Agreement (the “No-Shop Period Start Date”), the Company, its Subsidiaries, any of the officers and directors of the Company and its Subsidiaries and the Company and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives, including the investment bankers, attorneys and other advisors or representatives of the Special Committee (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) may, directly or indirectly:

(i)  initiate, solicit  or encourage any inquiries regarding any proposal or offer that constitutes or would reasonably be expected to lead to any Acquisition Proposal;

(ii)   engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any information or data to any Person relating to, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to any Acquisition Proposal;

(iii)  enter into any agreement or agreement in principle with respect to any Acquisition Proposal; and

(iv)  otherwise facilitate any effort or attempt by any Person to make an Acquisition Proposal;

provided that any (x) non-public information or data relating to the Company and its Subsidiaries provided to any such Person will be furnished only pursuant to an Acceptable Confidentiality Agreement and (y) competitively sensitive information or data provided to any such Person who is a direct competitor, supplier or customer of the Company or any of its Subsidiaries will be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data, as reasonably determined by the Company with advice of legal counsel; provided further that the Company shall promptly make available to Parent any non-public information concerning the Company and its Subsidiaries that the Company made available to any Person given such access which was not previously made available to Parent.  No later than the first Business Day following the No-Shop Period Start Date, the Company will deliver to Parent a list identifying all Excluded Parties.

(b)  The Company agrees that, except as expressly permitted by this Section 5.2(b) and Section 5.2(c), after the No-Shop Period Start Date, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly:

(A)  initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes an Acquisition Proposal;

(B)  engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal, or any offer or proposal that is reasonably likely to constitute an Acquisition Proposal, except to notify such Person of the existence of this Section 5.2;

(C)  enter into any agreement or agreement in principle with respect to any Acquisition Proposal other than an Acceptable Confidentiality Agreement; or

(D)  otherwise knowingly facilitate any effort or attempt by any Person to make an Acquisition Proposal.

Notwithstanding anything in this Agreement to the contrary, the Company may continue to take any of the actions described in this Section 5.2(b) above from and after the No-Shop Period Start Date with respect to any Excluded Party until the earlier of (I) the date on which the Company Requisite Vote is obtained and (II) the date on which the Company certifies to Parent that it is no longer engaged in discussions with any Excluded Party (the “Cut-Off Date”). Except as otherwise permitted by this Section 5.2(b) and Section 5.2(c), from and after the No-Shop Period Start Date, the Company and its Subsidiaries shall, and shall cause its and its Subsidiaries’ officers and directors to, and shall instruct and use its commercially reasonable efforts to cause its and its Subsidiaries’ Representatives to, cease immediately any discussions or negotiations, if any, with any Person, other than (x) Parent, Merger Sub, the Rollover Stockholders and their respective Affiliates and Representatives and (y) prior to the Cut-Off Date, any Excluded Party, and the Company shall require that all copies of non-public information of the Company or its Subsidiaries distributed or made available to any such Person (other than (x) Parent, Merger Sub, the Rollover Stockholders and their respective Affiliates, and (y) prior to the Cut-Off Date, any Excluded Party) in connection with their consideration of any Acquisition Proposal be promptly returned or destroyed by such Persons. The Company agrees that any breach of this Section 5.2 by any of its Representatives (other than immaterial or inadvertent breaches not intended to result in an Acquisition Proposal) shall be deemed to be a breach of this Agreement by the Company. Notwithstanding the foregoing or anything in this Agreement to the contrary, each of the parties hereto hereby acknowledges and agrees that any provision included in a confidentiality agreement between the Company or any of its Subsidiaries and a Person (other than Parent, Merger Sub, the Rollover Stockholders and their respective Affiliates and Representatives) in effect on the date hereof that restricts the ability of such Person to make any Acquisition Proposal to the Company shall be deemed waived by the Company or such Subsidiary party thereto effective upon execution of this Agreement.

(c)  Notwithstanding anything in this Agreement to the contrary, prior to the time, but not after, the Company Requisite Vote is obtained, if the Company or its Representatives receive a written Acquisition Proposal from any Person, the Company and its Representatives may (A) contact such Person to clarify the terms and conditions thereof; (B) provide information (including non-public information concerning the Company and its Subsidiaries) in response to a request therefor by such Person after the Company enters into an Acceptable Confidentiality Agreement with such Person; provided that the Company shall promptly make available to Parent any non-public information concerning the Company and its Subsidiaries that the Company made available to any Person given such access which was not previously made available to Parent; (C) engage or participate in any discussions or negotiations with such Person; and (D) after having complied with Section 5.2(d), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) in each such case referred to in clause (B) or (C) above occurring after the No-Shop Period Start Date and except as may relate to an Excluded Party thereafter, the Board of Directors of the Company (acting upon the affirmative recommendation of the Special Committee) or the Special Committee has determined in good faith after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal, and (y) in the case referred to in clause (D) above, the Board of Directors of the Company has complied with all of its obligations under Section 5.2(d).

(d)  No Change of Recommendation or Alternative Acquisition Agreement.  Except as set forth in Section 5.2(e) and this Section 5.2(d), neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withhold or withdraw (or qualify, change, amend or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withhold or withdraw (or qualify, change, amend or modify in a manner adverse to Parent or Merger Sub), the Company Recommendation, or fail to include the Company Recommendation in the Proxy Statement, (B) approve or adopt, or recommend the approval or adoption of, or publicly propose to recommend, approve or adopt, any Acquisition Proposal or (C) from and after the No-Shop Period Start Date, fail to make or reaffirm the Company Recommendation within ten Business Days of Parent’s written request to do so following receipt of an Acquisition Proposal (any action described in this clause (i) being referred to as a “Change of Recommendation”, it being understood that a customary “stop, look and listen” communication by the Board of Directors of the Company (acting upon the affirmative recommendation of the Special Committee) or the Special Committee pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not constitute a Change of Recommendation) or (ii) authorize, cause or permit the Company or any of its Subsidiaries or Representatives to execute or enter into any letter of intent (binding or non-binding) or similar agreement or arrangement or enter into any agreement or agreement in principle with respect to any Acquisition Proposal, other than any Acceptable Confidentiality Agreement (each, an “Alternative Acquisition Agreement”).  Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Requisite Vote, if (x) an Intervening Event has occurred or (y) the Company receives an Acquisition Proposal not solicited in violation of this Section 5.2 that the Board of Directors of the Company (acting upon the affirmative recommendation of the Special Committee) or the Special Committee has determined in good faith after consultation with its financial advisor and outside legal counsel constitutes a Superior Proposal, then the Board of Directors of the Company (acting upon the affirmative recommendation of the Special Committee) and the Special Committee may (1) in the case of either clause (x) or clause (y), make a Change of Recommendation if the Board of Directors of the Company (acting upon the affirmative recommendation of the Special Committee) or the Special Committee has determined in good faith after consultation with its financial advisor and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, and (2) in the case of clause (y), cause the Company to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal and terminate this Agreement pursuant to Section 7.3(a); provided that the Board of Directors of the Company shall not make any Change of Recommendation under either clause (x) or (y) or cause the Company to terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal unless:

(i)  The Company shall have complied in all respects with its obligations under this Section 5.2(d);

(ii)  the Company shall have provided prior written notice to Parent, at least four (4) Business Days in advance of making such Change of Recommendation or such termination (such period, the “Negotiation Period”), advising Parent of the intention to effect a Change of Recommendation or terminate this Agreement, which notice shall specify in detail the basis for the Change of Recommendation or termination and, in the case of a Superior Proposal, the identity of the party making such Superior Proposal and the financial and other material terms and conditions thereof and include copies of the final forms of all relevant documents relating to such Superior Proposal; provided, that in the event there is any material amendment to the terms of any such Superior Proposal (including any revision in the amount, form or mix of consideration proposed to be payable to the Company’s stockholders pursuant to such Superior Proposal), the Company shall have provided to Parent a notice of such material amendment and there shall be a new two (2) Business Days period following such notice during which the Company shall negotiate with Parent or otherwise comply again with the requirements of this Section 5.2(d) and the Company shall not make any Change of Recommendation prior to the end of any such Negotiation Period as so extended;

(iii)  during the Negotiation Period, the Company shall have, and shall have caused its Representatives to, negotiate with Parent in good faith, for so long as Parent continues to negotiate in good faith, with respect to changes to the terms and conditions of this Agreement or the transactions contemplated hereby (or as to other proposals made by Parent);

(iv)  after so negotiating with Parent and Merger Sub during the Negotiation Period, the Board of Directors of the Company (acting upon the affirmative recommendation of the Special Committee) or the Special Committee shall have considered in good faith any and all changes to this Agreement and the transactions contemplated hereby offered by Parent (or other proposals made by Parent), and shall have concluded, after consultation with its independent financial advisor and outside legal counsel, (A) in the event the determination by the Board of Directors of the Company or the Special Committee pursuant to this Section 5.2(d) is in response to a Superior Proposal, that such Superior Proposal would continue to constitute a Superior Proposal even if such changes or other proposals were to be given effect, provided that, if any material amendment or revision is made to the Acquisition Proposal that the Board of Directors of the Company (acting upon the affirmative recommendation of the Special Committee) or the Special Committee has determined to be a Superior Proposal, the Company shall be required to deliver a new written notice to Parent with respect to each such successive amendment or revision and to comply with the requirements of this Section 5.2 with respect to such new written notice and the Negotiation Period shall recommence, or (B) in the event the determination by the Board of Directors of the Company or the Special Committee pursuant to this Section 5.2(d) is in response to an Intervening Event, that such changes would not obviate the need for a Change of Recommendation in response to such Intervening Event; and

(v)  in the event of a termination of this Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, the Company shall have validly terminated this Agreement pursuant to Section 7.3(a) (including paying the Termination Fee in accordance with Section 7.5(a) prior to or concurrently with such termination).

(e)  Certain Permitted Disclosure.  Nothing contained in this Agreement shall prohibit the Board of Directors of the Company (acting upon the affirmative recommendation of the Special Committee) or the Special Committee from (i) complying with its disclosure obligations under United States federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9, 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders), (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company) or (iii) making any disclosure to the Company’s stockholders that is required by Law; provided, however, that the Board of Directors of the Company or the Special Committee shall not make a Change of Recommendation except in accordance with Section 5.2(d).

(f)  Notice.  The Company agrees that, from and after the No Shop Period Start Date, it will promptly notify Parent orally (and in writing within 24 hours) after any proposals, offers or requests for negotiations with respect or relating to an Acquisition Proposal are received by, or after any books, records or other information or access to any properties in connection with a potential Acquisition Proposal is requested from, the Company or any of its Subsidiaries or any of their respective Representatives. Such notice shall include the identity of the Person or group of Persons making such proposal, offer or request, a written summary of the financial and other material terms and conditions of any requests, proposals, offers constituting Acquisition Proposals that are not provided in writing and copies of any written requests, proposals or offers constituting Acquisition Proposals, including proposed agreements that are provided in writing, and thereafter shall keep Parent reasonably informed on a prompt basis (and in any event within 24 hours) of all significant developments relating to such Acquisition Proposal, including all amendments to any terms or conditions thereof.  The Company agrees that neither it nor any of its Subsidiaries will enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent.

SECTION 5.3.  Proxy Filings; Information Supplied.  The Company shall, as promptly as reasonably practicable after the date of this Agreement, provided that each of Parent and Merger Sub and their respective Affiliates and Representatives timely provide all information relating to any of them that is required to be included in the Proxy Statement, prepare and file in preliminary form the Proxy Statement with the SEC (it being understood that the Company shall use its reasonable best efforts to file the Proxy Statement in preliminary form with the SEC within 15 Business Days after the date of this Agreement).  Subject to Section 5.2(d), the Board of Directors of the Company (acting upon the affirmative recommendation of the Special Committee) shall make the Company Recommendation to the Company’s stockholders and shall include such recommendation in the Proxy Statement.  Subject to applicable Law, prior to filing or mailing the Proxy Statement or filing any other required filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such document or response and shall consider in good faith the comments proposed by Parent.  The Company agrees that as of the date of mailing to stockholders of the Company and at the time of the Stockholders’ Meeting, (a) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (b) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Parent shall promptly provide to the Company all information concerning Parent and Merger Sub and their respective Affiliates and Representatives as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC.  Parent and Merger Sub agree that, as of the date of mailing to stockholders of the Company and at the time of the Stockholders’ Meeting, none of the information supplied by either of them or any of their Affiliates for inclusion in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

SECTION 5.4.  Stockholders’ Meeting.  Subject to Sections 5.2(d), 5.2(e) and 5.3, the Company shall take all reasonable actions necessary in accordance with applicable Law, its certificate of incorporation and bylaws and the rules of the NYSE to duly call, give notice of, convene and hold a meeting of holders of Shares (the “Stockholders’ Meeting”) for the purpose of obtaining the Company Requisite Vote, as soon as reasonably practicable after the date on which the SEC staff advises that it has no further comments on the Proxy Statement; provided, however, that in no event shall the Company be required to convene and hold the Stockholders’ Meeting earlier than the third Business Day following the Excluded Party Termination Fee End Date.  Subject to Section 5.2(d), the Company shall use its reasonable best efforts to solicit from its stockholder proxies in favor of the adoption of this Agreement and secure any approval of its stockholders that is required by the DGCL and any other applicable Law to effect the Merger Transactions.  Notwithstanding anything to the contrary in this Agreement, the Company may adjourn, recess or postpone the Stockholders’ Meeting from time to time (a) with the prior written consent of Parent; (b) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement required by applicable Law (as determined by the Board of Directors of the Company (acting upon the affirmative recommendation of the Special Committee) in good faith after consultation with its outside legal counsel) is provided to the stockholders of the Company a reasonable amount of time in advance of the Stockholders’ Meeting to permit such stockholders to review such supplement or amendment prior to the Stockholders’ Meeting; (c) if as of the time at which the Stockholders’ Meeting is to be held, (x) there is an absence of a quorum (either in person or by proxy) necessary to conduct the business of the Stockholders’ Meeting, or (y) it is necessary to solicit additional proxies in order to obtain the Company Requisite Vote; or (d) if required by Law or any court of competent jurisdiction.

SECTION 5.5.  Filings; Other Actions; Notification.  (a)  Proxy Statement.  The Company shall promptly notify Parent of the receipt of all comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement.  The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC.  Each of the Company and Parent agrees to promptly correct any information provided by it for use in the Proxy Statement if and to the extent such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company further agrees to cause the Proxy Statement, as so corrected (if applicable), to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement as provided in this Section 5.5, mailed (or, to the extent permitted by Law, made available) to the stockholders of the Company, in each case as and to the extent required by the Exchange Act.  The Company shall cause the definitive Proxy Statement to be mailed promptly after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(b)  Cooperation.  Subject to the terms and conditions set forth in this Agreement, including Section 5.5(e) below, the Company and Parent shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger Transactions as promptly as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger Transactions.  Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger Transactions (including the Proxy Statement).  In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c)  Information.  Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Affiliates to any third party and/or any Governmental Entity in connection with the Merger and the other Transactions, including under the HSR Act and any other applicable Antitrust Law.

(d)  Status.  Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep each other apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of their respective Affiliates, from any third party and/or any Governmental Entity with respect to the Merger and the other Transactions.  Neither the Company nor Parent shall permit any of its Affiliates, officers or any other Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to the Merger and the other Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(e)  Antitrust Matters.  (i)  Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 5.5, each of the Company and Parent agree to take or cause to be taken the following actions:

(A)  as soon as practicable, and in any event no later than 10 Business Days following the date of this Agreement, to file the initial pre-merger notifications with respect to this Agreement and the Transactions, if required, under the HSR Act for each of Parent and the Company, in each such case, requesting early termination of the waiting period with respect to the Merger and the other Transactions, and to file as soon as practicable any other applicable notifications or other forms necessary and required to obtain any consents, clearances or approvals under or in connection with any other Antitrust Law;

(B)  to promptly provide to each Governmental Antitrust Entity non-privileged information and documents requested by any such Governmental Antitrust Entity in connection with obtaining any such approval of such Governmental Antitrust Entity that is necessary, proper or advisable to permit consummation of the Merger and the other Transactions;

(C)  to use reasonable best efforts to take, and to cause each of its Subsidiaries to take, any and all actions as may be necessary to obtain any consents, clearances or approvals required under or in connection with any Antitrust Law, enable all waiting periods under any Antitrust Law to expire and avoid or eliminate each and every impediment under any Antitrust Law asserted by any Governmental Entity, in each case, to enable the Merger and the other Transactions to occur prior to the Termination Date, including promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Entity; and

(D)  to refrain from entering into any agreement, arrangement or other understanding to acquire any assets, rights or properties that would prevent or materially delay receipt of any Company Required Governmental Approvals or Parent Required Governmental Approvals or prevent or materially impede the Closing.

(ii)  In furtherance and not in limitation of the undertakings pursuant to this Section 5.5, if any objections are asserted with respect to the Transactions under any Law or if any Action is instituted (or threatened to be instituted) by the Federal Trade Commission, the Department of Justice or any other applicable Governmental Entity or any private party challenging any of the Transactions as violative of any Law or which would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied or that would reasonably be expected to prevent or materially impede the consummation of the Merger or the other Transactions, each of Parent and the Company and their respective Affiliates shall use their respective reasonable best efforts to contest, resist and resolve any such objections or Actions, and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other Transactions so as to permit consummation of the Transactions.

(iii)  Notwithstanding the foregoing, Parent shall take, and cause its Affiliates to take, any and all such actions as may be necessary to obtain any consents, clearances or approvals required under or in connection with any Antitrust Law, and to enable all waiting periods under any Antitrust Law to expire, and to avoid or eliminate each and every impediment under any Antitrust Law asserted by any Governmental Entity, in each case, to consummate the Merger or the other Transactions, including (A) promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Entity; (B) if necessary to obtain clearance by any Governmental Entity, offering, negotiating, committing to and effecting, by consent decree, a hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, assets, rights, properties, products, leases, businesses or other operations or interests therein of the Company or Parent or either’s respective Subsidiaries or Affiliates; and (C) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any party to consummate the Merger or the other Transactions and taking any and all other actions to prevent the entry, enactment or promulgation thereof.

(iv)  Parent and the Company will not withdraw and refile their respective initial filings under the HSR Act or any other Antitrust Law unless each other party has consented in advance to such withdrawal and refiling.  Nothing in this Agreement shall require the Company or its Affiliates, or Parent, Merger Sub and their respective Affiliates, to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing.

SECTION 5.6.  Access and Reports.  (a)  Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, Contracts and records, and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested (provided, however, that such access shall in no case include the right to perform invasive, subsurface or other environmental testing or sampling). All requests for information made pursuant to this Section 5.6 shall be directed to the executive officer or other persons designated by the Company.  All such information shall be governed by the terms of the Confidentiality Agreements. No investigation pursuant to this Section 5.6 or by Parent or its Representatives at any time prior to or following the date of this Agreement shall affect or be deemed to modify any representation or warranty made by the Company herein.

(b)  The Company shall, and shall cause its Subsidiaries and its and their Representatives to (i) keep all information received (whether prior to or after the date of this Agreement) from Parent, Merger Sub and their respective Affiliates and Representatives in connection with the Merger and the other Transactions confidential and (ii) use such information solely for the purpose of implementing the Merger and the other Transactions; provided that the restrictions in this Section 5.6(b) shall not apply to information that (A) at the time of disclosure is already in the possession of the Company, its Subsidiaries or their respective Affiliates or Representatives; (B) is or becomes generally available to the public; (C) is or becomes available to the Company, its Subsidiaries or their respective Affiliates or Representatives from a source other than the Company, its Subsidiaries or their respective Affiliates or Representatives, provided that such source is not, to the Knowledge of the Company, bound by an obligation of confidentiality to Parent or Merger Sub with respect to such information; (D) is independently developed by the Company, its Subsidiaries or their respective Affiliates or Representatives without reference to, incorporation of, or other use of such information from any source that to the Knowledge of the Company is bound by an obligation of confidentiality to Parent or Merger Sub with respect thereto; or (E) is required or requested by Law or judicial process to be disclosed.  The obligations of the Company under this Section 5.6(b) shall survive the termination of this Agreement for a period of two years.

(c)  This Section 5.6 shall not require the Company or its Subsidiaries to permit any access, or to disclose (i) any information that, in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of the Company, is reasonably likely to result in any violation of any Law or any Contract to which the Company or its Subsidiaries is a party or cause any privilege (including attorney-client privilege) that the Company or its Subsidiaries would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in the Company’s good faith judgment (after consultation with counsel, which may be in-house counsel) adversely affect in any material respect the Company’s position in any pending or, what the Company believes in good faith (after consultation with counsel, which may be in-house counsel) could be, future litigation, (ii) if the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties in a litigation, any information that is reasonably pertinent thereto or (iii) any information that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used commercially reasonable efforts to obtain the consent of such third party to such disclosure; provided that, in the case of clause (i), the parties hereto shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so (A) would not (in the good faith belief of the Company (after consultation with counsel, which may be in-house counsel)) be reasonably likely to result in the violation of any such Law or Contract or be reasonably likely to cause such privilege to be undermined with respect to such information or (B) could reasonably (in the good faith belief of the Company (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which non-employee Representatives of Parent could be provided access to such information.

(d)  The information provided pursuant to this Section 5.6 shall be used solely for the purpose of the Merger and the other Transactions, and such information shall be kept confidential in accordance with the terms and conditions of, the Confidentiality Agreements; provided, however, that upon prior notice to the Company, Parent, Merger Sub, the Initial Rollover Stockholder and their respective Affiliates shall be permitted to disclose such information and any other information in relation to the Transactions to any Financing Sources or prospective Financing Sources and other financial institutions and investors that are or may become parties to the Financing Commitments and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing, and to their respective counsel and auditors, so long as such Persons agree to be bound by customary confidentiality undertakings no less stringent than those contained in the Confidentiality Agreements.

SECTION 5.7.  Stock Exchange De-listing.  The Surviving Corporation shall cause the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

SECTION 5.8.  Publicity.  The initial press release regarding the Merger and the other Transactions shall be a joint press release and thereafter (unless and until a Change of Recommendation occurs pursuant to Section 5.2(d)) Parent (and Parent shall cause each Equity Provider and its affiliated investment funds and use its reasonable best efforts to cause its other Affiliates and the Rollover Stockholders) and the Company each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger or the other Transactions and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

SECTION 5.9.  Employee Benefits.  (a)  Parent agrees that during the period commencing at the Effective Time and ending on the date that is 12 months following the Closing Date (or, in each case, until such person earlier ceases to be employed), each employee of the Company and its Subsidiaries who continues employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Affected Employees”) will be provided with (A)  base salary that is not less than the base salary in effect immediately prior to the Effective Time, (B) incentive opportunities that are substantially comparable to the incentive opportunities in effect immediately prior to the Effective Time (for the avoidance of doubt, excluding, in each case, equity-based compensation, one time bonuses, transaction-based bonus opportunities or other similar extraordinary compensation arrangements under the Company Plans), (C) employee benefits (other than defined benefit pension benefits, equity-based benefits, and as otherwise provided in this Section 5.9) that are substantially comparable in the aggregate to those provided by the Company and its Subsidiaries to each such Affected Employee under the Company Plans in effect immediately prior to the Effective Time and (D) severance benefits that are no less favorable than the severance benefits that would have been provided by the Company and its Subsidiaries to each such Affected Employee under the applicable Company Plans made available to Parent in effect immediately prior to the Effective Time, except as Parent or the Surviving Corporation, as applicable, and such Affected Employee may otherwise agree in writing.

(b)  With respect to any employee benefit plans maintained by Parent (collectively, “Parent Benefit Plans”) which the Affected Employees are entitled to participate in as of the Effective Time, Parent shall cause the Parent Benefit Plans to take into account for all purposes including determining eligibility to participate, vesting, vacation entitlements and severance benefits, but excluding benefit accruals under any defined benefit or post-employment health or welfare plan, service for the Company and its Subsidiaries attributable to any period before the Effective Time as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company or any of its Subsidiaries (except to the extent it would result in a duplication of benefits with respect to the same period of service).  In the event of any change in the welfare benefits provided to Affected Employee following the Effective Time, Parent shall, and shall cause its direct and indirect Subsidiaries (including the Surviving Corporation), to the extent permitted under applicable Law to (i) waive all limitations as to preexisting conditions exclusions and all waiting periods with respect to participation and coverage requirements applicable to each Affected Employee under any welfare benefit plan in which an Affected Employee is eligible to participate on or after the Effective Time to the same extent as such conditions and waiting periods have been waived under the applicable Company Plans and (ii) credit each Affected Employee for any co-payments, deductibles and other out-of-pocket expenses paid prior to the Effective Time under the terms of any corresponding Company Plan in satisfying any applicable deductible, co-payment or out-of-pocket requirements for the plan year in which the Effective Time occurs under any welfare benefit plan in which the Affected Employee participates on and after the Effective Time, in each case to the same extent as such amounts would have been credited under the applicable Company Plan.

(c)  Parent hereby acknowledges that a “change in control” or “change of control” within the meaning of each Company Plan that contains such terms will occur upon the Effective Time.

(d)  Parent shall cause the Surviving Corporation and any successor thereto to honor, assume, fulfill and discharge the Company’s and its Subsidiaries’ obligations under the plans, policies and agreements identified in Section 5.9(e) of the Company Disclosure Letter in accordance with their terms as well as the terms set forth in Section 5.9(e) of the Company Disclosure Letter.

(e)  The parties agree that all provisions in this Section 5.9 are included for the sole benefit of the parties hereto, and that nothing in this Agreement, whether express or implied, shall (i) constitute an amendment to any Parent Benefit Plan, Company Plan or any other applicable employee benefit arrangement, (ii) create any third party beneficiary rights (x) in any other Person, or (y) to continued employment with Parent, the Company or any of their Affiliates or Subsidiaries or (iii) shall alter or limit Parent’s, the Company’s or any of their Affiliates’ or Subsidiaries’ ability to amend, modify or terminate, in accordance with the terms of such plan, any particular benefit plan, program, agreement or arrangement.

SECTION 5.10.  Expenses.  Except as otherwise expressly provided in Section 7.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger and the other Transactions shall be paid by the party incurring such expense, except expenses incurred in connection with Parent’s indemnification or reimbursement obligations pursuant to Section 5.15(c).

SECTION 5.11.  Indemnification; Directors’ and Officers’ Insurance.  (a)  From and after the Effective Time until the sixth anniversary of the Closing Date, Parent shall cause the Surviving Corporation to indemnify and hold harmless, and advance expenses to, each present and former director, officer, employee and agent of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) to the same extent as indemnification is provided, or expenses are advanced, to such Persons as of the date of this Agreement by the Company pursuant to (A) applicable Law or (B) the certificate of incorporation of the Company or the bylaws of the Company, in each case in effect as of the date of this Agreement.

(b)  For a period of six years from and after the Effective Time, Parent shall cause the certificate of incorporation and the bylaws of the Surviving Corporation to contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of Indemnified Parties for periods at or prior to the Effective Time than are set forth in the certificate of incorporation and the bylaws of the Company as of the date of this Agreement.

(c)  Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for “tail” insurance policies (which policies by their express terms shall survive the Merger) for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary and employment practices liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits, terms, conditions, retentions and levels of coverage that are substantially equivalent to and in any event no less favorable to the insureds as the Company’s existing policies with respect to any matters that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Transactions); provided that the cost of the annual premium amount for such “tail” insurance policies does not exceed an amount equal to 300% of the annual premiums currently paid by the Company for such insurance.  If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits, terms, conditions, retentions and levels of coverage that are substantially equivalent to and in any event no less favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with benefits, terms, conditions, retentions and levels of coverage that are substantially equivalent to and in any event no less favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d)  If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties, rights and assets to any Person then, and in each such case, proper provisions shall be made so that the successors, assigns, purchasers and transferees of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 5.11.

(e)  The provisions of this Section 5.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, who are third party beneficiaries of this Section 5.11.

(f)  Without limiting the foregoing, Parent agrees that the rights of the Indemnified Parties under this Section 5.11 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation, bylaws or comparable governing documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation, bylaws or comparable governing documents of the Company and its Subsidiaries between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

SECTION 5.12.  Takeover Statutes.  Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Sections 4.1, 4.10 and 4.11, the Company shall use its commercially reasonable efforts to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions. If any Takeover Statute is or may become applicable to the Merger or the other Transactions, the Company, Parent and their respective Boards of Directors shall each use their commercially reasonable efforts to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise eliminate or minimize the effects of such Takeover Statute on this Agreement.

SECTION 5.13.  Parent Vote.  (a)  Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares beneficially owned by Parent in favor of the adoption of this Agreement at any meeting of stockholders of the Company at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of the Company by consent in lieu of a meeting).

(b)  Promptly following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

SECTION 5.14.    Rule 16b-3.  Prior to the Effective Time, the Company shall (and shall be permitted to) take all steps reasonably necessary to cause any dispositions of equity securities of the Company (including any Company equity awards pursuant to Section 2.3) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

SECTION 5.15.  Financing.  (a)  Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to arrange and obtain the Financing on the terms and conditions (including the flex provisions) no less favorable to Parent than those described in the Financing Commitments, and shall not, without the consent of the Company, take any action or permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Financing Commitments if such action, amendment, modification or waiver would (x) reduce the aggregate amount of the Debt Financing or (y) impose new or additional conditions or otherwise amend, modify or expand any conditions precedent to the receipt of the Debt Financing (or any portion thereof) in a manner that would reasonably be expected to (I) delay or prevent the Closing, (II) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing (or any portion thereof)) less likely to occur or (III) adversely impact the ability of Parent, Merger Sub or any of their respective Affiliates to enforce its rights against the other parties to the Debt Financing Commitments or the definitive agreements with respect thereto, the ability of Parent or Merger Sub to consummate the Transactions or the likelihood of consummation of the Transactions (provided, however, that Parent and Merger Sub may replace, amend or modify the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Financing Commitments as of the date of this Agreement, in each case in accordance with the Debt Financing Commitments as of the date hereof).  Each of Parent and Merger Sub shall use (a) reasonable best efforts to (i) maintain in effect the

Debt Financing Commitments (including by consummating the financing pursuant to the terms of the Equity Financing Commitment) until the Transactions are consummated (subject to Parent’s rights to amend, waive, supplement, modify or replace the Debt Financing Commitments in accordance herewith), (ii) satisfy (or obtain a waiver of) on a timely basis all conditions and covenants applicable to Parent, Merger Sub and any of their respective Affiliates party thereto in the Financing Commitments and otherwise comply with its obligations thereunder, (iii) negotiate and enter into definitive agreements with respect to the Financing on the terms and conditions (including the flex provisions) no less favorable to Parent than those contemplated by the Debt Financing Commitments and (iv) upon satisfaction of the conditions contained in the Financing Commitments and satisfaction or waiver of all closing conditions contained in Sections 6.1 and 6.2, use its reasonable best efforts to consummate the Financing at Closing and (b) commercially reasonable efforts to enforce its rights under the Debt Financing Commitments.  Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice (which shall in no event be more than two Business Days from their knowledge thereof): (A) of any material breach or material default by any party to any Financing Commitment or definitive document related to the Financing; (B) of the receipt of any written notice or other written communication from any Person with respect to any: (1) breach, default, termination or repudiation by any party to any Financing Commitment or any definitive document related to the Financing or any provisions of any Financing Commitment or any definitive document related to the Financing or (2) material dispute or disagreement between or among any parties to any Financing Commitment or any definitive document related to the Financing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing or any definitive agreement with respect thereto); and (C) if Parent, Merger Sub or any of their respective Affiliates party thereto will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitments or the definitive documents related to the Financing.  As soon as reasonably practicable, Parent or Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence; provided that in no event will Parent or Merger Sub be under any obligation to disclose any information that is subject to attorney-client or similar privilege.  If any portion of the Financing becomes unavailable on the terms and conditions (including the flex provisions contained in the Redacted Fee Letter) contemplated in the Debt Financing Commitments for any reason (other than due to the failure of a condition to the consummation of the Debt Financing resulting from the failure of the condition set forth in Section 6.2(a)), Parent shall use its reasonable best efforts to arrange and obtain alternative financing from the same or alternative sources in an amount sufficient to consummate the Transactions on terms not materially less favorable from the standpoint of Parent, Merger Sub, the Affiliates of Parent and Merger Sub party thereto and the Company than those in the Financing Commitments (taking into account the flex provisions) as promptly as practicable following the occurrence of such event but no later than the Closing Date.  Parent shall promptly provide a true, correct and complete copy of each alternative financing commitment (together with a redacted copy of any related fee letter) to the Company.

(b)  Parent and Merger Sub shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Equity Financing Commitment and shall use their reasonable best efforts to (i) maintain in effect the Equity Financing Commitment until the Transactions are consummated and (ii) subject to Section 8.5(c), enforce their rights under the Equity Financing Commitment.

(c)  Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, provide to Parent, at the Parent’s sole expense, all cooperation reasonably requested by Parent in connection with the arrangement and consummation of the Financing (including the satisfaction of the conditions precedent set forth therein) and any alternative financing as set forth in Section 5.15(a), including (in each case, to the extent reasonably requested):

(i)  participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions between senior management and prospective lenders, investors and rating agencies;

(ii)  assisting with the preparation of customary materials for rating agency presentations (and assisting in the obtaining of public corporate or corporate family, credit and facility ratings from ratings agencies, including Moody’s Investors Service, Inc. and Standard and Poor’s Financial Services LLC), bank information memoranda and similar documents required in connection with the Financing (including customary authorization and management representation letters) and/or other customary marketing materials or memoranda for the Debt Financing or any alternative Financing and providing such customary documentation and other information required in connection with applicable (a) “know your customer” rules and regulations (which documentation and information shall be provided no later than 3 Business Days prior to the Closing if requested in writing at least 10 days prior to the Closing) and (b) anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001;

(iii)  providing authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders (including, if applicable, customary 10b-5 and material non-public information representations);

(iv)  (A) assisting with the execution and delivery of any pledge and security documents, currency or interest hedging arrangements, other definitive financing documents, or other certificates or documents and back-up therefor and for legal opinions or as may be reasonably requested by Parent, including obtaining a certificate of the chief financial officer of the Company with respect to solvency of the Company on a consolidated basis (after giving effect to the transactions contemplated hereby) in the form attached as Annex I to Exhibit A of the Debt Financing Commitments; provided that (1) failure of the chief financial officer of the Company to deliver such a certificate shall be deemed not to be a breach of this Agreement by the Company, if any of the statements in such Annex I are not accurate, and (2) the Board of Directors of the Company and any committee thereof (including the Special Committee) are not required to pass any resolutions pursuant to this clause (iv)(A) that are effective prior to the Effective Time, (B) assisting with obtaining consents of accountants for use of their reports in any materials relating to the Debt Financing and (C) cooperating to facilitate the pledging of collateral;

(v)  (A) furnishing Parent and the Financing Sources as promptly as reasonably practicable with (x) audited consolidated balance sheets and related consolidated statements of income, comprehensive income (loss), cash flows and changes in stockholders’ equity of the Company and its consolidated Subsidiaries prepared in accordance with GAAP for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date and (y) unaudited consolidated balance sheets and related consolidated statements of income, comprehensive income (loss), cash flows and changes in stockholders’ equity of the Company and its consolidated Subsidiaries prepared in accordance with GAAP for each subsequent fiscal quarter ended at least 45 days before the Closing Date and for the comparable period of the prior fiscal year; (B) furnishing to Parent and the Financing Sources with all audited and unaudited financial statements, business and other financial data, audit reports and other information regarding the Company and its Subsidiaries of the type customarily included in marketing materials for the Debt Financing (other than (i) separate financial statements and footnote disclosures with respect to guarantors and non-guarantors and required by Rule 3-10 of Regulation S-X under the Securities Act and (ii) separate financial statements with respect to subsidiaries pursuant to Rule 3-16 of Regulation S-X under the Securities Act) (provided that Parent shall be responsible for the preparation of pro forma financial statements based on information furnished by the Company and its Subsidiaries and with the reasonable cooperation of the Company and its Subsidiaries), and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested in writing by Parent and identifying any portion of such information that constitutes material non-public information; and (C) furnishing to Parent and the Financing Sources projections and information required in connection with information memoranda and the lenders’ presentation in respect of the Debt Financing, in each case customarily used for the syndication of the Debt Financing or the alternative financing transactions to Parent and the Financing Sources (such information in this clause (v), together with the authorization letter described in clause (iii) above, the “Required Financial Information”);

(vi)  at the request of Parent, filing a Form 8-K with the SEC disclosing information identified by Parent relating to the Company and its Subsidiaries for purposes of permitting such information to be included in marketing materials or memoranda for the Debt Financing or any alternative Financing to be provided to potential investors who do not wish to receive material non-public information with respect to the Company and its Subsidiaries, which information shall be subject to the approval of the Company, not to be unreasonably withheld, delayed or conditioned (any such filing, a “Company SEC Filing”);

(vii)  obtaining customary payoff letters, Lien terminations and instruments of discharge to be delivered at Closing with respect to the Credit Facility;

(viii)  using reasonable best efforts to assist Parent in obtaining accountants’ comfort letters, consents, surveys, legal opinions from outside counsel and title insurance as reasonably requested by Parent for financings similar to the Financing; and

(ix)  cooperating with the Financing Sources’ due diligence, to the extent customary and reasonable, including by granting the Financing Sources, at reasonable times and on reasonable notice, access to the Company’s properties, asset, cash management and accounting records.

Nothing in this Section 5.15(c) shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries.  Neither the Company nor any of its Subsidiaries shall be required pursuant to this Section 5.15(c) to enter into or perform under any certificate, agreement, document or other instrument that is not contingent upon the Closing or that would be effective prior to the Effective Time (other than the authorization letters and representation letters referred to in clauses (ii) and (iii) above, any Company SEC Filing or any customary payoff letters with respect to the Credit Facility).  None of the Company or any of its Subsidiaries shall be required to take any action pursuant to this Section 5.15(c) that would subject it to actual or potential liability for which it would not be indemnified hereunder or to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Effective Time.  Parent shall indemnify and hold harmless the Company, its Subsidiaries and its and their Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 5.15(c)) and any information utilized in connection therewith (other than historical information relating to the Company or its Subsidiaries provided by the Company in writing specifically for use in the Financing offering documents), except to the extent any of the foregoing arises from the bad faith or willful misconduct of the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision).  Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with this Section 5.15(c).  The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries.

(d)  Not more than five days after the amount in Euros of the portion of the “Term Facility” under the Debt Financing to be denominated in Euros (the “Euro Tranche”) is determined, which shall be the time at which the Financing Sources allocate the Euro Tranche (including amounts added in connection with the exercise of any “flex” rights) to third party syndicated lenders (such time, the “Determination Time”), Merger Sub shall enter into forward foreign exchange contracts or similar hedging agreements that provide that amounts borrowed under the Euro Tranche will be converted into an amount of U.S. dollars based on the Euro/U.S. dollar spot exchange rate at the Determination Time.

(e)  The Company shall, or shall cause its Subsidiaries to, supplement the Required Financial Information or the Company SEC Filing on a reasonably current basis to the extent that the Required Financial Information or Company SEC Filing, as the case may be, to the Knowledge of the Company, contains any material misstatement of fact or omits to state any material fact necessary to make such information not materially misleading.

(f)  Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing and reaffirm their obligation to consummate the Transactions irrespective and independently of the availability of the Financing or any alternative financing, subject to fulfillment or waiver of the conditions set forth in Article VI.

SECTION 5.16.  FIRPTA Certificate.  Prior to the Closing, the Company shall deliver to Parent a certificate, signed under penalty of perjury and in form and substance as required by Sections 1.897-2(h) and 1.1445-2(c)(3) of the Treasury regulations promulgated under the Code certifying that an interest in the Company is not a United States real property interest under Section 897(c) of the Code.

SECTION 5.17.  Transaction Litigation.  Each of the Company and Parent shall promptly notify the other of any commenced or threatened stockholder demands, litigations, arbitrations or other similar claims, actions, suits or proceedings (including derivative claims) commenced against it and/or its respective directors or officers relating to this Agreement or any of the Transactions contemplated hereby or any matters relating thereto (collectively, “Transaction Litigation”) and shall keep the other party informed on an on-going and current basis regarding any Transaction Litigation (including by promptly providing copies of all pleadings with respect thereto). Each of the Company and Parent shall (i) cooperate with the other in the defense or settlement of any Transaction Litigation (subject to applicable fiduciary duties), (ii) give the other party the opportunity to participate (at such other party’s cost and expense) the defense or settlement of such Transaction Litigation and (iii) shall consult with the other with respect to the defense or settlement of such Transaction Litigation. Prior to the Effective Time, none of the Company or any of its Subsidiaries shall settle or offer to settle any Transaction Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

SECTION 5.18.  Certain Notifications.   From the date hereof until the Closing, the Company shall promptly notify Parent, and Parent shall promptly notify the Company, in writing of (a) any circumstance, event or action the existence, occurrence or taking of  which would reasonably be expected to result in the failure of any of the conditions set forth in Article VI to be satisfied, (b) any written notice or other written communication received by the Company from any Person alleging that any consent that would be required to be disclosed pursuant to Section 3.4(b), but was not so disclosed, is or may be required to be obtained in connection with the Merger Transactions, and (c) any litigation commenced against the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.7. Parent’s receipt of information pursuant to this Section 5.18 shall not operate as a waiver or otherwise affect any representation, warranty, covenant or agreement given or made by the Company in this Agreement.

SECTION 5.19.  Certain Agreements.   Except with the written consent of the Board of Directors of the Company or the Special Committee (such consent not to be unreasonably withheld), Parent shall not, and shall cause its Affiliates and “associates” (as defined under Section 203 of the DGCL) to not, enter into any agreement, arrangement or understanding (in each case, whether oral or written) or authorize, commit or agree to enter into any agreement, arrangement or understanding (in each case, whether oral or written): (A) pursuant to which any stockholder of the Company would be entitled to receive value or consideration of a different amount or nature than the Per Share Merger Consideration or agrees to vote to adopt the Merger Agreement or the Merger or to vote against any Acquisition Proposal; or (B) with any employee or director of the Company or any of its Subsidiaries to (i) remain as an employee or director of the Company or any of its Subsidiaries following the Effective Time (other than pursuant to any employment Contracts in effect as of the date of the Merger Agreement), (ii) contribute or rollover any portion of such employee’s or director’s Shares, Stock Options, Stock Appreciation Rights or RSUs to the Company or its Subsidiaries or Parent or any Initial Rollover Stockholder or any of their respective Affiliates, or (iii) receive any capital stock or equity securities of the Company or any of its Subsidiaries or Parent or any Initial Rollover Stockholder or any of their respective Affiliates.

ARTICLE VI
Conditions

SECTION 6.1.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)  Stockholder Approval.  This Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

(b)  Regulatory Consents.  (i) Any waiting periods (and any extension thereof) that are applicable to the consummation of the Transactions under the HSR Act shall have been terminated or shall have expired and (ii) the approvals under any applicable requirements of jurisdictions other than the United States pursuant to any Antitrust Law set forth in Section 6.1(b) of the Company Disclosure Letter shall have been obtained at or prior to the Effective Time.

(c)  No Injunction.  No Order (whether temporary, preliminary or permanent) by any Governmental Entity of competent jurisdiction prohibiting, restraining, enjoining or rendering illegal the consummation of the Merger shall have been issued and be continuing in effect, and the consummation of the Transactions shall not have been prohibited or rendered illegal under any applicable Law.

SECTION 6.2.  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)  Representations and Warranties.  (i) The representations and warranties of the Company set forth in the last sentence of Section 3.1 (with respect to Subsidiaries of the Company that are Foreign Subsidiaries), Section 3.3 and Section 3.10 shall be true and correct in all material respects as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); (ii) the representations and warranties of the Company set forth in Section 3.1 (other than the last sentence thereof (with respect to Subsidiaries of the Company that are Foreign Subsidiaries)), Section 3.2(a) and Section 3.19 and the second sentence of Section 3.6 shall be true and correct in all respects as of the Closing Date as though made on and as of such date and time (except (1) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date and (2) in the case of Section 3.2(a), for de minimis inaccuracies); (iii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 6.2(a)(iii) shall be deemed to have been satisfied even if any such representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had a Company Material Adverse Effect; and (iv) Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that such officer has read this Section 6.2(a) and the conditions set forth in this Section 6.2(a) have been satisfied.

(b)  Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(c)  No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that remains in effect.

SECTION 6.3.  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)  Representations and Warranties.  (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.2 and Section 4.8 shall be true and correct in all material respects as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); (ii) the representations and warranties of Parent and Merger Sub set forth in Section 4.1 and Section 4.9 shall be true and correct in all respects as of the Closing Date as though made on and as of such date and time (except (1) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date and (2) in the case of Section 4.9, for de minimis inaccuracies); (iii) all other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any materiality qualifications set forth therein) as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger and the other Transactions; and (iv) the Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to the effect that such officer has read this Section 6.3(a) and the conditions set forth in this Section 6.3(a) have been satisfied.

(b)  Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to such effect.

SECTION 6.4.  Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Sections 6.2 or 6.3, as the case may be, to be satisfied to excuse such party’s obligation to effect the Merger if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other Transactions, including as required by and subject to Sections 5.5 and 5.15 or other material breach by such party of any covenant or agreement in this Agreement or any material breach of such party’s representations and warranties.

ARTICLE VII
Termination

SECTION 7.1.  Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 6.1(a), by mutual written consent of the Company and Parent.

SECTION 7.2.  Termination by Either Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of either Parent or the Company if:

(a)  the Merger shall not have been consummated by June 4, 2016 (the “Termination Date”), whether such date is before or after the date of adoption of this Agreement by the stockholders of the Company referred to in Section 6.1(a).  Notwithstanding the foregoing, (i) Parent shall not have the right to terminate this Agreement pursuant to this Section 7.2(a) if the Company has the right to terminate this Agreement pursuant to Section 7.3(b) and (ii) the Company shall not have the right to terminate this Agreement pursuant to this Section 7.2(a) if Parent has the right to terminate this Agreement pursuant to Section 7.4(b);

(b)  the Stockholders’ Meeting shall have been held and completed and adoption of this Agreement by the stockholders of the Company referred to in Section 6.1(a) shall not have been obtained at such Stockholders’ Meeting or at any adjournment or postponement thereof; or

(c)  any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall have become final and non-appealable (whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 6.1(a)), provided that the right to terminate this Agreement pursuant to this Section 7.2(c) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have been the primary cause of or the primary factor that resulted in the failure of a condition to the consummation of the Merger to have been satisfied on or before the Termination Date.

SECTION 7.3.  Termination by the Company.  This Agreement may be terminated and the Merger may be abandoned by the Company:

(a)  at any time prior to the time the Company Requisite Vote is obtained, if (i) the Special Committee or the Board of Directors of the Company (acting upon the affirmative recommendation of the Special Committee) authorizes the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; (ii) substantially concurrently with the termination of this Agreement the Company enters into an Alternative Acquisition Agreement with respect to a Superior Proposal; and (iii) the Company substantially concurrently with such termination pays to American Securities LLC or its designee and to P2 Capital Partners, LLC or its designee in immediately available funds any fees required to be paid pursuant to Section 7.5; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.3(a) unless the Company has complied with the applicable requirements of Section 5.2(d);

(b)  at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Sections 6.3(a) or 6.3(b) would not be satisfied, and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) the 30th day after written notice thereof is given by the Company to Parent and (ii) the date that is two Business Days prior to the Termination Date (the earlier of (i) and (ii), the “Breach End Date”); provided, however, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Sections 6.2(a) or 6.2(b) not to be capable of being satisfied; or

(c)  at any time prior to the Effective Time, if all of the conditions set forth in Sections 6.1 and 6.2 have been satisfied or waived and continue to be satisfied (if applicable) (other than those conditions that by their nature cannot be satisfied other than at the Closing) and the Company has indicated in writing that the Company is ready, willing and able to consummate the Merger, and Parent and Merger Sub fail to consummate the Merger within two Business Days after the date the Closing should have occurred pursuant to Section 1.3 and the Company stood ready, willing and able to consummate the Merger during such two Business Day period.

SECTION 7.4.  Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned by Parent:

(a)  at any time prior to when the Company Requisite Vote is obtained, if the Special Committee or the Board of Directors of the Company (acting upon the affirmative recommendation of the Special Committee) (i) shall have made and not withdrawn a Change of Recommendation or (ii) shall have failed (or the Company shall have failed) to include the Company Recommendation in the Proxy Statement; or

(b)  at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Sections 6.2(a) or 6.2(b) would not be satisfied, and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) the 30th day after written notice thereof is given by Parent to the Company and (ii) the date that is two Business Days prior to the Termination Date; provided, however, that Parent is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 6.3(a) or 6.3(b) not to be capable of being satisfied.

SECTION 7.5.  Effect of Termination and Abandonment.

(a)  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, that notwithstanding anything in the foregoing to the contrary, (i) (A) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability to pay the Termination Fee, the Parent Termination Fee or the expense and indemnification obligations pursuant to this Section 7.5 and Section 5.15(c) and (B) the provisions set forth in this Section 7.5 and Article VIII shall survive the termination of this Agreement and (ii) no such termination shall relieve any party from liability for fraud or intentional breach of this Agreement.

(b)  Termination Fee. In the event that:

(i)  (x) before obtaining the Company Requisite Vote, this Agreement is terminated by Parent or the Company pursuant to (1) Section 7.2(a) or (2) Section 7.2(b), (y) any Person shall have made (and not subsequently withdrawn prior to the event giving rise to such termination) a bona fide Acquisition Proposal after the date of this Agreement but prior to such termination and (z) within 12 months of such termination the Company shall have entered into a definitive agreement with respect to such Acquisition Proposal, or a transaction contemplated by an Acquisition Proposal is otherwise consummated within 12 months of such termination (provided that for purposes of this clause (z) the references to “25% or more” in subsections (1) and (2) of the definition of “Acquisition Proposal” shall be deemed to be references to “more than 75%”);

(ii)  this Agreement is terminated by Parent pursuant to Section 7.4(a); or

(iii)  this Agreement is terminated by the Company pursuant to Section 7.3(a);

then the Company shall (A) in the case of clause (i) of this Section 7.5(b), substantially concurrently with the entry into a definitive agreement with respect to or consummation (as the case may be) of the Acquisition Proposal referred to in sub-clause (i)(z) of this Section 7.5(b), (B) in the case of clause (ii) of this Section 7.5(b), no later than two Business Days after the date of such termination and (C) in the case of clause (iii) of this Section 7.5(b), substantially concurrently with such termination, pay the Termination Fee to American Securities LLC and P2 Capital Partners, LLC (or their respective designees) in such amounts as Parent notifies to the Company in writing (which amounts collectively shall not, for the avoidance of doubt, exceed the Termination Fee), by wire transfer of immediately available funds (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion).

(c)  Parent Termination Fee.  In the event that this Agreement is terminated by (i) the Company pursuant to Section 7.3(b) and the breach by Parent or Merger Sub giving rise to such termination is the principal cause of the failure of the Merger to be consummated, in such case, unless, prior to such termination, (A) Parent and Merger Sub deliver written notice at least two (2) Business Days in advance of the Breach End Date informing the Company that Parent and Merger Sub would be ready, willing and able to consummate the Merger in accordance with its terms no later than the Breach End Date and (B) Parent and Merger Sub stood ready, willing and able to consummate the Merger in accordance with its terms on the Breach End Date or (ii) the Company pursuant to Section 7.3(c), then Parent shall, no later than two Business Days after the date of such termination, pay or cause to be paid to the Company the Parent Termination Fee by wire transfer of immediately available funds (it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion).

(d)  The parties acknowledge that the agreements contained in this Section 7.5 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amounts due pursuant to Section 7.5(b) or Parent fails to promptly pay the amounts due pursuant to Section 7.5(c), and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amounts set forth in Section 7.5(b) or any portion thereof or a judgment against Parent for the amounts set forth in Section 7.5(c) or any portion thereof, the Company shall reimburse Parent or Merger Sub, or any of their respective designees, on the one hand, or Parent shall reimburse or cause the Company to be reimbursed, on the other hand, such party’s costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.  Notwithstanding anything to the contrary in this Agreement, (i) the Company’s receipt of the Parent Termination Fee pursuant to this Section 7.5 (and its rights to enforce the Guarantee with respect thereto and in the case the Parent Termination Fee is not timely paid the amounts described in the first sentence of this Section 7.5(d)), any reimbursement and indemnification obligations of Parent pursuant to Section 5.15(c) and the Company’s right to specific performance of this Agreement pursuant to Sections 8.5(c) and 8.5(d) shall be the sole and exclusive remedy of the Company and its Affiliates against Parent, Merger Sub, the Equity Provider, the Initial Rollover Stockholder, the Financing Sources under the Debt Financing Commitments, any of their respective Affiliates, and any of the former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members or agents of any of the foregoing, for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the Debt Financing Commitments or the failure of the Merger to be consummated, and upon payment of such amounts, none of Parent, Merger Sub, the Equity Provider, the Initial Rollover Stockholder, the Financing Sources under the Debt Financing Commitments, any of their respective Affiliates, or any of the former, current, or future general or limited partners, stockholders, directors, officers, managers, employees, members or agents of any of the foregoing, shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions and (ii) Parent’s receipt of the Termination Fee from the Company pursuant to this Section 7.5 (plus, in the case the Termination Fee is not timely paid, the amounts described in the first sentence of this Section 7.5(d)) shall be the sole and exclusive remedy of Parent, Merger Sub and their respective Affiliates against the Company, its Subsidiaries and any of their respective Affiliates, and any of the former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members or agents of any of the foregoing for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, and upon payment of such amounts, none of the Company, its Subsidiaries or any of their respective Affiliates, any of the former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members or agents of any of the foregoing, shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions; provided, however, that the foregoing shall not relieve any party from liability for fraud or intentional breach of this Agreement.

ARTICLE VIII
Miscellaneous and General

SECTION 8.1.  Survival. This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Article II and Sections 5.9, 5.10, 5.11 and the indemnification obligations of Parent pursuant to Section 5.15(c) shall survive the consummation of the Merger. This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Section 5.10, Section 7.5, the indemnification and reimbursement obligations of Parent pursuant to Section 5.15(c), the Confidentiality Agreements and the Equity Financing Commitment (including the Guarantee) shall survive the termination of this Agreement (in the case of the Confidentiality Agreements and the Equity Financing Commitment, subject to the terms thereof and this Agreement).  All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

SECTION 8.2.  Modification or Amendment.  Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective parties. Notwithstanding the foregoing, to the extent any amendment or waiver to Section 7.5(d), Section 8.5(a), Section 8.5(b), Section 8.10, Section 8.12 or this Section 8.2 (and the related defined terms contained in the foregoing provisions) is sought which is materially adverse to the rights of the Financing Sources, the prior written consent of the Financing Sources shall be required before such amendment or waiver is rendered effective.

SECTION 8.3.  Waiver of Conditions.  The conditions to each of the parties’ obligations to consummate the Merger Transactions are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.  Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.4.  Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

SECTION 8.5.  GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a)  THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION; PROVIDED THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE DEBT FINANCING COMMITMENTS, ANY LEGAL SUIT, ACTION, LITIGATION, PROCEEDING OR CLAIM AGAINST ANY FINANCING SOURCE (WHETHER IN LAW OR EQUITY OR IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.  The parties hereby irrevocably submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware (the “Chosen Courts”) in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in the Chosen Courts.  The parties hereby consent to and grant any such Chosen Court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 8.6 or in such other manner as may be permitted by law shall be valid, effective and sufficient service thereof.  Notwithstanding the foregoing, each of the parties hereto agrees that it will not, and will not permit its Affiliates to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources and any other debt financing sources in any way relating to this Agreement or any of the Transactions, including with respect to any dispute arising out of or relating in any way to the Debt Financing Commitments, the Debt Financing or the performance thereof, in any forum other than any state or federal court sitting in the Borough of Manhattan in the City of New York and agree that the waiver of jury trial set forth in Section 8.5(b) hereof shall be applicable to any such proceeding.

(b)  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

(c)  The parties agree that (i) irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate the Transactions) in accordance with its specified terms or otherwise breach such provisions, (ii) the provisions in Section 7.5 (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (B) shall not diminish or otherwise impair in any respect any party’s right to specific enforcement and (iii) the right of specific enforcement is an integral part of the Merger and the other Transactions and without that right, none of the parties hereto would have entered into this Agreement.  The parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy, subject to Section 8.5(d), to which they are entitled at law or in equity.  Without limitation of the foregoing and notwithstanding anything in this Agreement to the contrary, the parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of Sections 5.5 and 5.15 by Parent or Merger Sub.  Each of Parent and Merger Sub agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the Company has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(d)  Notwithstanding anything in this Agreement to the contrary, including the provisions of Section 8.5(c), it is explicitly agreed that the Company shall be entitled to seek specific performance of Parent’s obligation to cause the Equity Financing to be funded to fund the Merger and to effect the Merger in accordance with Section 1.3 in the event that, but only in the event that, (i) all conditions in Sections 6.1 and 6.2 (other than those conditions that by their nature cannot be satisfied until the Closing Date, but each of which shall be capable of being satisfied on the Closing Date) have been satisfied or waived at the time when the Closing would have occurred, (ii) the Debt Financing (or, if alternative financing is being used pursuant to Section 5.15(a), pursuant to the commitments with respect thereto) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, and (iii) the Company has irrevocably confirmed in writing that if specific performance is granted and the Equity Financing and the Debt Financing are funded, then it will take such actions that are required of it to cause the Closing of the Merger Transactions to occur pursuant to Section 1.3.  For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically the obligation to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing or the alternative financing as set forth in Section 5.15(a) pursuant to the commitments with respect thereto has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing).  The Company shall be permitted and entitled to seek both a grant of specific performance and payment of the Parent Termination Fee; provided that under no circumstance shall the Company be permitted or entitled to receive both (1) a grant of specific performance to cause the Equity Financing to be funded and the Merger to be consummated that results in the Closing and (2) payment of the Parent Termination Fee.

SECTION 8.6.  Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, by email or by overnight courier:

If to Parent or Merger Sub, to:

ASP Blade Intermediate Holdings, Inc.
c/o American Securities LLC
299 Park Avenue, 34th Floor
New York, NY 10171
Attention:	Eric L. Schondorf
Fax:	(212) 697-5524
Email:	eschondorf@american-securities.com

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention:	Andrew L. Bab
Fax:	(212) 521-7323
Email:	albab@debevoise.com

If to the Company, to:

Blount International, Inc.
4909 SE International Way
Portland, OR 97222
Attention:	Chad E. Paulson, Esq.
Fax:	(503) 353-3205
Email:	chad.paulson@blount.com

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention:	George E. Zobitz, Esq.
Andrew R. Thompson, Esq.
Fax:	(212) 474 3700
Email:	jzobitz@cravath.com
athompson@cravath.com

with an additional copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, CA 94025
Attention:	Kirtee Kapoor, Esq.
Fax:	(650) 752-3625
Email:	kirtee.kapoor@davispolk.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or email (provided that if given by facsimile or email such notice, request, instruction or other document shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

SECTION 8.7.  No Other Representations or Warranties.  (a) Except for the representations and warranties set forth in Article III, Parent and Merger Sub hereby acknowledge and agree that neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making (and Parent and Merger Sub hereby disclaim reliance on and agree that they have not relied on) any other express or implied representation or warranty, whether written or oral, or other statement or omission with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided, disclosed, delivered or made available to Parent or Merger Sub or their respective directors, officers, employees, Affiliates, advisors, agents or representatives, or the accuracy or completeness thereof, whether or not delivered with respect to, or in connection with, the negotiation, execution or delivery of this Agreement.  Neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, will have or be subject to any liability obligation to Parent, Merger Sub or any other Person resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any other Person, or the use by Parent, Merger Sub or any other Person, of any such information provided or made available to them by the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans, cost-related plans or other material provided or made available to Parent, Merger Sub or any other Person in certain “data rooms,” confidential information memoranda, management presentations or due diligence discussions in anticipation or contemplation of any of the Transactions.

(b)  Except for the representations and warranties set forth in Article IV, the Financing Commitments (including the Guarantee), the Rollover Agreement and the Cooperation Agreement, the Company hereby acknowledges and agrees that neither Parent nor Merger Sub nor any of their respective Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to Parent or Merger Sub or any of their respective Subsidiaries or their respective business or operations, including with respect to any information provided, disclosed or delivered to the Company.

SECTION 8.8.  Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.  In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company, its Subsidiaries and their respective businesses and operations, including with respect to any information provided, disclosed, delivered or made available to Parent or Merger Sub.  Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans and cost-related plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, or any other Person, with respect thereto.  Accordingly, Parent and Merger Sub hereby acknowledge that none of the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any representation or warranty, whether written or oral, or other statement or omission, with respect to such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans).

SECTION 8.9.  Entire Agreement.  This Agreement (including any schedules and exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the confidentiality agreement, dated August 27, 2015, between American Securities LLC and the Company, the confidentiality agreement, dated April 3, 2014, between P2 Capital Partners, LLC and the Company and the confidentiality agreement, dated August 27, 2015, between P2 Capital Partners, LLC and the Company (such confidentiality agreements, collectively, the “Confidentiality Agreements”), and the Financing Commitments (including the Guarantee) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof and thereof; provided that the Confidentiality Agreements shall survive the execution and delivery of this Agreement in accordance with their terms, except that the restrictions on prohibited discussions or arrangements and the standstill restrictions in the Confidentiality Agreements shall terminate immediately following the execution and delivery of this Agreement.

SECTION 8.10.  No Third Party Beneficiaries.  Except (i) as provided in Section 5.11, (ii) with respect to the indemnification obligations of Parent pursuant to Section 5.15(c), (iii) with respect to stockholders and holders of other equity awards and only after the Effective Time, for the provisions set forth in Article II, (iv) with respect to the rights of Persons who are explicitly provided to be third party beneficiaries of the Equity Financing Commitment (including the Guarantee) solely to the extent of the rights set forth therein, (v) with respect to the rights of the third parties specified in Sections 7.5(b) and 7.5(d), including American Securities LLC and P2 Capital Partners, LLC (solely in respect of the payment of the Termination Fee), solely to the extent of the rights set forth therein, and (vi) with respect to the Financing Sources who shall be express third party beneficiaries of the provisions of Sections 7.5(d), 8.2, 8.5(a), 8.5(b) and 8.12 (and the related defined terms contained in the foregoing provisions) and this Section 8.10, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The parties hereto further agree that the rights of third party beneficiaries under Section 5.11 shall not arise unless and until the Effective Time occurs.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.   Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.3 without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

SECTION 8.11.  Obligations of Parent and of the Company.  Whenever this Agreement requires an Affiliate of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Affiliate to take such action.  Whenever this Agreement requires an Affiliate of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Affiliate to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Affiliate to take such action.

SECTION 8.12.  Remedies. Notwithstanding anything to the contrary contained herein, (i) no Company Related Party shall have any rights or claims against any Financing Source in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, and no Financing Source shall have any rights or claims against any Company Related Party in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the Transactions, the foregoing will not limit the rights provided in the Financing Commitments and (ii) no Financing Source shall be subject to any special, consequential or punitive or indirect damages.

SECTION 8.13.  Definitions.  Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.  In addition, for purposes of this Agreement:

“Acceptable Confidentiality Agreement” shall mean a confidentiality agreement that contains terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreements; provided, however, that an Acceptable Confidentiality Agreement (a) need not prohibit the making or amendment of any Acquisition Proposal and (b) may contain less restrictive standstill restrictions, or none at all, so long as, in the case of (b), the Company agrees to amend each of the Confidentiality Agreements such that the standstill provision thereunder is correspondingly reduced or removed.

“Acquisition Proposal” shall mean (a) any bona fide proposal or offer with respect to a merger, consolidation, business combination, recapitalization, reorganization or similar transaction involving the Company and/or any of its Subsidiaries or (b) any acquisition by any Person resulting in, or bona fide proposal or offer to acquire by tender offer, share exchange, stock or asset purchase or in any other manner, which in each of clauses (a) and (b) above, if consummated, would result in, any Person or group of Persons acting in concert becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, (i) 25% or more of the total voting power of the capital stock of the Company or (ii) 25% or more of the total consolidated revenue, net income, EBITDA or assets (measured by fair market value (including equity securities of its Subsidiaries)) of the Company; provided, however, that the term “Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement.

“Affiliate” shall mean, when used with respect to any Person, any other Person who is an “affiliate” of that Person within the meaning of Rule 405 promulgated under the Securities Act.

“Antitrust Law” shall mean the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, including through merger or acquisition.

“beneficial ownership” shall mean beneficial ownership as determined pursuant to Rule 13d-3 and Rule 13d-5 under the Exchange Act.

“Business Day” shall mean any day ending at 11:59 p.m. (New York City time) other than a Saturday or Sunday or other day on which banks are required or authorized to close in the City of New York.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Company Material Adverse Effect” shall mean any change, event, fact, condition, effect or occurrence that, individually or in the aggregate with all other changes, events, facts, conditions, effects or occurrences, has or would reasonably be expected to have a material adverse effect on (x) the business, financial condition, assets, liabilities, properties or results of operations the Company and its Subsidiaries, taken as a whole, or (y) the ability of the Company to consummate the Merger Transactions; provided, however, that none of the following, and no change, event or occurrence arising out of or resulting from the following, shall constitute or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (a) (A) changes, events, facts, conditions, effects or occurrences generally affecting the economy, credit, financial or capital markets, or regulatory, legislative or political conditions in the United States or other countries in which the Company or its Subsidiaries conduct operations, including changes in interest and exchange rates or as a result of a government shutdown, or (B) changes, events, facts, conditions, effects or occurrences that are the result of factors generally affecting the industries in which the Company or its Subsidiaries operate or in which the products or services of the Company or its Subsidiaries are produced, distributed or sold; (b) changes or prospective changes in GAAP, applicable regulatory accounting standards or applicable Law or in the interpretation thereof; (c) any geopolitical conditions, act of terrorism or an outbreak or escalation of hostilities or war (whether or not declared) or any epidemics, pandemics, earthquakes, hurricanes, tornadoes or any other natural disasters (whether or not caused by any Person or any force majeure event) or any other national or international calamity or crisis; (d) the execution, announcement, pendency or performance of this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, manufacturers, distributors, partners, employees, business associates or regulators to the extent primarily related thereto; (e) any Transaction Litigation; (f) any decline in the market price, or change in trading volume, of any capital stock or debt securities of the Company (provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, event or occurrence underlying such decline has resulted in or contributed to a Company Material Adverse Effect); (g) any change in the credit ratings of the Company or any of its Subsidiaries (provided that the exception in this clause (g) shall not prevent or otherwise affect a determination that any change, event, fact, condition, effect or occurrence underlying such decline has resulted in or contributed to a Company Material Adverse Effect); (h) any failure to meet any internal or public projections, forecasts, guidance or estimates of revenue, earnings, cash flow, cash position or other financial or operating metric (provided that the exception in this clause (h) shall not prevent or otherwise affect a determination that any change, event, fact, condition, effect or occurrence underlying such failure has resulted in or contributed to a Company Material Adverse Effect); and (i) any action taken by the Company or any of its Subsidiaries that is required by this Agreement or taken at the express written request or with the express written consent of Parent or Merger Sub, or the failure to take any action by the Company or any of its Subsidiaries if that action is not permitted or is prohibited by this Agreement and Parent does not give its consent to such action being taken; provided further, however, that any change, event, fact, condition, effect or occurrence set forth in clauses (a), (b) or (c) may be taken into account in determining whether a “Company Material Adverse Effect” has occurred if (and only to the extent that) such change, event, fact, condition, effect or occurrence has a disproportionate effect on the Company and its Subsidiaries relative to other companies operating in the industries or markets in which the Company and its Subsidiaries operate.

“Company Plans” shall mean (a) each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (b) each stock purchase, restricted stock, stock option, stock appreciation right, stock unit, phantom stock or other equity-based compensation, change in control, retention, deferred compensation, bonus or incentive compensation, retirement, pension, retiree medical or life insurance, supplemental retirement, health and welfare, vacation, termination or severance plan, program, scheme, policy, agreement or arrangement, (c) each employment or individual consulting agreement, and (d) each other compensation or benefit plan, fund, program, scheme, policy, agreement or arrangement; in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries on behalf of any employee, officer, director or individual consultant of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries, to which the Company or any of its Subsidiaries is a party, for the benefit of any employee, officer, director or individual consultant of the Company or any of its Subsidiaries (whether current, former or retired) or their beneficiaries or with respect to which the Company or any of its Subsidiaries has any liability or contingent liability.

“Company Related Party” means the Company, its Subsidiaries and its Affiliates and its and their respective Affiliates’ stockholders, partners, members, controlling persons, agents and Representatives.

“Contract” shall mean any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation of any kind.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Employment Agreement” means any Contract of employment, service, compensation or severance between the Company or any of its Subsidiaries and any current or former employee, under which there are current or future obligations outstanding and that (a) would entitle such employee or former employee to severance payments (including payments for compliance with post-termination restrictive covenants) or severance benefits in excess of the payments or benefits such employee would be entitled to under the Company’s severance policies, Company Plans, or applicable Law, (b) would entitle such employee or former employee to change in control payment or benefit upon, or as a result of, (i) the execution of this Agreement or (ii) consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional acts or events), (c) provides for a term of employment of longer than twelve months from the date of such Contract (excluding any offer letters, at-will employment agreements or other Contracts of indefinite duration), (d) provides for a material retention or material retirement payment or benefit (other than under a tax-qualified plan) or (e) would entitle such employee or former employee to a bonus in excess of the bonus such employee or former employee would have been entitled to under the Company Plans that are bonus plans.

“Encumbrance” shall mean any mortgage, Lien, easement, covenant, or other restriction, title matter or encumbrance of any kind in respect of such asset, but specifically excludes Permitted Encumbrances.

“Environmental Law” shall mean any Law concerning the protection of natural resources, the environment (including air, surface water and groundwater), health and safety as it relates to exposure to hazardous or toxic substances, or the use, storage, recycling, treatment, generation, transportation, processing, handling, release or disposal of any hazardous substance or hazardous waste material.

“Environmental Permit” shall have the meaning set forth in Section 3.11(a).

“Equity Interest” means the Shares, the Stock Options, the Stock Appreciation Rights, the RSUs and any share, capital stock, partnership, member, equity or similar interest in any Person, and any option, warrant, call, right, equity or equity-based compensation award or security (including debt securities) or otherwise, or other right, agreement, arrangement or commitment convertible, exchangeable or exercisable thereto or therefor.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means a corporation which, at the time of reference, is or was a member of a controlled group of corporations with the Company and/or its Subsidiaries within the meaning of Code Section 414(b), a trade or business which is or was under common control with the Company and/or its Subsidiaries within the meaning of Code Section 414(c), or a member of an affiliated service group with the Company and/or its Subsidiaries within the meaning of Code Section 414(m) or (o).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Party” shall mean any Person or any member of a group of Persons that makes an Acquisition Proposal after the date of this Agreement and prior to the No-Shop Period Start Date that the Board of Directors of the Company (acting upon the affirmative recommendation of the Special Committee) or the Special Committee has determined in good faith after consultation with its financial advisor and outside legal counsel either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal.

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977.

“Financing Sources” shall mean the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing (including those that are parties to the Debt Financing Commitments, joinder agreements, indentures, credit agreements or other definitive agreements relating thereto or entered into in connection therewith), which term shall, for the avoidance of doubt, exclude the Equity Provider.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Antitrust Entity” shall mean every federal, state, local or foreign Governmental Entity with jurisdiction over enforcement of any applicable Antitrust Law.

“Governmental Entity” shall mean any transnational, multinational, domestic, or foreign federal, state, provincial, or local governmental, regulatory or administrative authority, instrumentality, department, court, arbitrator, agency or commission, including any political subdivision thereof, any state-owned or state-controlled enterprise, or any non-governmental self-regulatory agency, commission or authority.

“Government Official” shall mean any: (i) officer, employee, or other individual acting for or on behalf of any Governmental Entity or public international organization; or (ii) holder of or candidate for public office, political party, or official thereof or member of a royal family, or any other individual acting for or on behalf of the foregoing.

“Hazardous Substance” shall mean any material or substance regulated as toxic or hazardous or words of similar meaning under any applicable Environmental Law, including petroleum or petroleum products or by-products, asbestos and polychlorinated biphenyls.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder.

“Indebtedness” of any Person means, as of any specified time, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments for the payment of which such Person is responsible or liable, (c) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances or similar credit transactions and (d) all obligations of such Person guaranteeing any obligations of any other Person of the type described in the foregoing clauses (a) and (b).

“Intellectual Property” shall mean all intellectual property rights throughout the world, including (a) Trademarks, (b) patents and patent applications, including all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (c) inventions (including processes, designs, formulae, models and algorithms, in each case to the extent qualifying as inventions), trade secrets, confidential information and know-how (to the extent confidential), including any of the foregoing protected by the Uniform Trade Secrets Act or other intellectual property Laws pertaining to similar subject matter in any jurisdiction in the world (“Trade Secrets”), (d) copyrights, including all registrations and applications therefor, (e) intellectual property rights in Software and databases and (f) Internet domain names (including personalized subdomains) and social media usernames (e.g., Twitter handles).

“Intercompany Indebtedness” shall mean Indebtedness owed by the Company or any Subsidiary of the Company to the Company or any Subsidiary of the Company.

“Intervening Event” shall mean any material change, circumstance, condition, event, occurrence, effect, development or state of facts that was not, prior to the date of this Agreement, known by the Board of Directors of the Company or reasonably foreseeable (or, if known, the consequences of which were not reasonably foreseeable as of the date of this Agreement); provided that the receipt by the Company of an Acquisition Proposal shall not be deemed to constitute an Intervening Event.

“IRS” shall mean the U.S. Internal Revenue Service.

“IT Systems” means hardware, Software, data, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment.

“Knowledge” shall mean (a) when referring to the knowledge of the Company or any of its Subsidiaries, the actual knowledge after reasonable inquiry of the Company officers listed in Section 8.13(b) of the Company Disclosure Letter and, if appropriate, equivalent officers at the Company’s Subsidiaries, and (b) when referring to the knowledge of Parent, the actual knowledge after reasonable inquiry of the executive officers of Parent listed in Section 8.13(b) of the Parent Disclosure Letter.

“Law” or “Laws” shall mean any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, or promulgated by any Governmental Entity and any judicial interpretation thereof.

“Malware” shall mean any virus, Trojan horse, time bomb, key-lock, spyware, worm, malicious code or other software program designed to or able to, without the knowledge and authorization of the Company or any of its Subsidiaries, disrupt, disable, harm, interfere with the operation of or install itself within or on any Software, computer data, network memory or hardware.

“Marketing Period” shall mean the first period of 18 consecutive Business Days throughout which (a) Parent shall have all of the Required Financial Information, (b) the conditions set forth in Section 6.1 shall be satisfied or waived (other than (x) the condition set forth in Section 6.1(a), which needs to be satisfied no later than two Business Days prior to the end of the Marketing Period and (y) those conditions that by their nature can only be satisfied at the Closing) and (c) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.2 to fail to be satisfied, assuming that the Closing Date were to be scheduled for any time during such 18 consecutive Business Day period; provided that the Marketing Period will not be deemed to commence if prior to the completion of the Marketing Period, (i) the Company’s auditors shall have withdrawn, or advised the Company in writing that they intend to withdraw, their audit opinion contained in the Required Financial Information (ii) the Company or its auditors have determined to undertake a restatement of any financial statements included in the Required Financial Information (unless such restatement is completed or the Company has determined no such restatement shall be required); (iii) (A) the consolidated balance sheets of the Company and its consolidated Subsidiaries included in the Required Financial Information (including any related notes and schedules) do not fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates set forth therein, or (B) the consolidated statements of income, comprehensive income (loss), cash flows or changes in stockholders’ equity of the Company and its consolidated Subsidiaries included in the Required Financial Information (including any related notes and schedules) do not fairly present in all material respects changes in financial position, results of operations or retained earnings (loss), as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end adjustments); or (iv) the financial statements included in the Required Financial Information that is available to Parent on the first day of any such 18 consecutive Business Day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such 18 consecutive Business Day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such 18 consecutive Business Day period, in which case the Marketing Period shall not be deemed to commence until the receipt by Parent of updated financial statements that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new ten consecutive Business Day period; provided that the Marketing Period shall end on any earlier date that is the date on which all of the Debt Financing or any alternative financing as set forth in Section 5.15(a) is obtained; provided, further, that (i)  the Marketing Period shall not commence on or prior to January 3, 2016, and (ii) March 24, 2016, March 25, 2016 and May 27, 2016 shall not constitute Business Days for purposes of calculating the Marketing Period; provided, further, that if the Company shall in good faith reasonably believe it has delivered the applicable Required Financial Information, it may deliver to Parent written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date specified in that notice unless Parent in good faith reasonably believes the Marketing Period has not commenced and, within five Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity why Parent reasonably believes the Marketing Period has not commenced). Notwithstanding the foregoing, the “Marketing Period” shall not commence and shall not be deemed to have commenced prior to the mailing of the Proxy Statement by the Company to its stockholders.

“Material Company Intellectual Property” shall mean all material Intellectual Property owned by any Person other than the Company and its Subsidiaries and used by the Company or any of its Subsidiaries in the operation of their respective businesses as currently conducted.

“NYSE” shall mean the New York Stock Exchange.

“Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent Termination Fee” shall mean an amount equal to $39,100,000.

“Permitted Encumbrances” shall mean, collectively, (a) specified encumbrances that secure Indebtedness as reflected on the Company Financial Statements or other obligations listed in Section 8.13(d) of the Company Disclosure Letter; (b) any encumbrances for current Taxes, assessments or other governmental charges not yet due and payable or due but not delinquent or that are being contested in good faith through appropriate proceedings for which an adequate reserve has been provided on the Company Financial Statements to the extent required by GAAP; (c) other imperfections of title or encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Owned Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as currently conducted; (d) zoning, planning, building, land use and other applicable Laws regulating the use, development and occupancy of real property and Permits, consents and rules under such Laws (other than such matters that, individually or in the aggregate, materially adversely impair the conduct of the business of the Company or its Subsidiaries as currently conducted at the facility associated with the Owned Real Property); (e) easements, covenants, conditions, rights of way, encumbrances, restrictions, defects of title and other similar matters, restrictions or exclusions that would be shown by a current title report or other similar report (other than such matters, restrictions or exclusions that, individually or in the aggregate, materially adversely impair the conduct of the business of the Company or its Subsidiaries as currently conducted at the facility associated with an Owned Real Property); (f) mechanics’, carriers’, materialmen’s, laborers’, workmen’s, warehousemen’s, repairmen’s, landlords’ or other like Liens arising or incurred in the ordinary course of business of the Company or of its Subsidiaries as to which there is no default on the part of the Company or any of its Subsidiaries or that are for amounts not then due and payable or delinquent or for amounts which are being contested in good faith by appropriate proceedings; (g) licenses and other rights granted with respect to Intellectual Property entered in the ordinary course of business; and (h) such other encumbrances that do not and are not reasonably likely to, individually or in the aggregate, materially interfere with the use, operation or transfer, or any of the benefits of ownership of, the property of the Company and its Subsidiaries taken as a whole.

“Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature (including any person as defined in Section 13(d)(3) of the Exchange Act).

“Release” shall mean any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means all computer software, including application software, system software, firmware, middleware, mobile digital applications, assemblers, applets, compilers and binary libraries, including all source code and object code versions of any and all of the foregoing.

“Solvent”, when used with respect to any Person, shall mean that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, (c) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature and (d) such Person is not insolvent under Section 1302 of the Delaware Uniform Fraudulent Transfer Act as of such date. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” shall mean that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term in subsections (1) and (2) thereof changed from “25% or more” to “more than 75%”) that the Board of Directors of the Company (acting upon the affirmative recommendation of the Special Committee) or the Special Committee has determined in its good faith judgment, after consultation with its financial advisor and outside legal counsel, (A) is reasonably likely to be consummated in accordance with its terms, and (B) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger, in the case of clauses (A) and (B), after taking into account all legal, financial and regulatory aspects of the proposal and the Person or group of Persons making the proposal (including the financing thereof).

“Tax” and “Taxes” means all taxes including all federal, state, local and foreign taxes, duties, fees and other governmental charges or assessments, together with all interest, penalties and additions imposed with respect thereto and any interest in respect of such penalties and additions.

“Tax Return” means returns, reports or statements (including elections, declarations, disclosures, schedules, claims for refund, information returns and other similar documents) required to be filed with or supplied to a Governmental Entity relating to Taxes, including any schedule or attachment thereto or amendment thereof.

“Termination Fee” shall mean (a) an amount equal to $7,327,000 if payable in connection with the termination of this Agreement due to (i) the Company’s entry into an Alternative Acquisition Agreement with respect to, or (ii) a Change of Recommendation or failure to include the Company Recommendation in the Proxy Statement as a result of, an Acquisition Proposal first received from an Excluded Party on or before the 40th day following the No-Shop Period Start Date (the “Excluded Party Termination Fee End Date”), or (b) an amount equal to $14,654,000 if payable in any other circumstance.  For the avoidance of doubt, Parent shall have the right to assign the right to receive the Termination Fee to one or more Persons in its sole discretion.

“Trademarks” shall mean trademarks, service marks, trade names, trade dress and other source identifiers and indicia of origin, including all registrations and applications therefor, together with all goodwill associated therewith, but excluding Internet domain names.

“UK Bribery Act” shall mean the Bribery Act 2010 of the United Kingdom.

SECTION 8.14.  Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

SECTION 8.15.  Interpretation; Construction.

(a)  The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The words “made available to Parent” and words of similar import refer to documents posted to the Merrill DataSite by or on behalf of the Company on or prior to December 8, 2015.  All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require.  Where a reference in this Agreement is made to any agreement (including this Agreement), contract, statute or regulation, such references are to, except as context may otherwise require, the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation including any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder.  All references to “dollars” or “$” in this Agreement are to United States dollars. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.”

(b)  Each party hereto has or may have set forth information in its respective disclosure letter (each, a “Disclosure Letter”) in a section thereof that corresponds to the section of this Agreement to which it relates.  The mere inclusion of any item in any section or subsection of any party’s Disclosure Letter as an exception to any representation or warranty or otherwise shall not, in and of itself, be deemed to constitute an admission by the applicable party, or to otherwise imply, that any such item (i) has had or is reasonably likely to have a Company Material Adverse Effect or otherwise represents an exception or material fact, event or circumstance for the purposes of this Agreement, (ii) did not arise in the ordinary course of business or in a manner consistent with past practice or (iii) meets or exceeds a monetary or other threshold specified for disclosure in this Agreement.  Inclusion of any item in a Disclosure Letter shall not constitute, or be deemed to be, an admission by any party to any third party of any matter whatsoever (including any violation of applicable Law or breach of Contract), nor shall it be deemed to establish a standard for materiality or a Company Material Adverse Effect. Matters disclosed in any section or subsection of a party’s Disclosure Letter are not necessarily limited to matters that are required by this Agreement to be disclosed therein.  Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature or impose any duty or obligation to disclose any information beyond what is required by this Agreement, and disclosure of such additional matters shall not affect, directly or indirectly, the interpretation of this Agreement or the scope of the disclosure obligations hereunder.  Headings inserted in the sections or subsections of any party’s Disclosure Letter are for convenience of reference only and shall not have the effect of amending or changing the express terms of the sections or subsections as set forth in this Agreement.

SECTION 8.16.  Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns.  No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other parties hereto.  Any purported assignment in violation of this Agreement is void.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

BLOUNT INTERNATIONAL, INC.

By:	/s/ Chad E. Paulson
	Name:	Chad E. Paulson
	Title:	Vice President, General Counsel and Secretary

ASP BLADE INTERMEDIATE HOLDINGS, INC.

By:	/s/ Loren S. Easton
	Name:	Loren S. Easton
	Title:	President

ASP BLADE MERGER SUB, INC.

By:	/s/ Loren S. Easton
	Name:	Loren S. Easton
	Title:	President

INDEX OF DEFINED TERMS

Defined Terms	Section
Acceptable Confidentiality Agreement	8.13
Acquisition Proposal	8.13
Actions	3.7(a)
Affected Employees	5.9(a)
Affiliate	8.13
Agreement	Preamble
Alternative Acquisition Agreement	5.2(d)
Antitrust Law	8.13
Applicable Date	3.5
Bankruptcy and Equity Exception	3.3(a)
beneficial ownership	8.13
Book-Entry Shares	2.1(a)
Breach End Date	7.3(b)
Business Day	8.13
Bylaws	1.6
Certificate	2.1(a)
Certificate of Merger	1.4
Change of Recommendation	5.2(d)
Charter	1.5
Chosen Courts	8.5(a)
Closing	1.3
Closing Date	1.3
Code	8.13
Company	Preamble
Company Disclosure Letter	Article III
Company Financial Statements	3.5(d)
Company Material Adverse Effect	8.13
Company Material Contract	3.18(a)
Company Plans	8.13
Company Recommendation	3.3(b)

A-Annex-1

Defined Terms	Section
Company Related Party	8.13
Company Required Governmental Approvals	3.4(a)
Company Requisite Vote	3.3(a)
Company SEC Filing	5.15(c)(vi)
Company SEC Reports	3.5(a)
Confidentiality Agreements	8.9
Constituent Corporation	Preamble
Contract	8.13
Cooperation Agreement	Recitals
Credit Facility	5.1(a)(ix)
D&O Insurance	5.11(c)
Debt Financing	4.5(a)
Debt Financing Commitments	4.5(a)
Determination Time	5.15(d)
DGCL	8.13
Disclosure Letter	8.15(b)
Dissenting Shares	2.1(a)
Dissenting Stockholders	2.1(a)
Effective Time	1.4
Employment Agreement	8.13
Encumbrance	8.13
Environmental Law	8.13
Environmental Permit	3.11(a)
Equity Financing	4.5(a)
Equity Financing Commitment	4.5(a)
Equity Interest	8.13
Equity Provider	4.5(a)
ERISA	8.13
ERISA Affiliate	8.13
Euro Tranche	5.15(d)
Exchange Act	8.13

A-Annex-2

Defined Terms	Section
Exchange Fund	2.2(a)
Excluded Party	8.13
Excluded Party Termination Fee End Date	8.13
Excluded Shares	2.1(a)
FCPA	8.13
Financing	4.5(a)
Financing Commitments	4.5(a)
Financing Sources	8.13
Foreign Subsidiaries	5.1(b)
GAAP	8.13
Governmental Antitrust Entity	8.13
Governmental Entity	8.13
Government Official	8.13
Guarantee	4.7
Guarantor(s)	4.7
Hazardous Substance	8.13
HSR Act	8.13
Indebtedness	8.13
Indemnified Parties	5.11(a)
Initial Rollover Stockholder	Recitals
Intellectual Property	8.13
Intercompany Indebtedness	8.13
Intervening Event	8.13
IRS	8.13
IT Systems	8.13
Knowledge	8.13
Law or Laws	8.13
Lien	3.2(a)
Malware	8.13
Marketing Period	8.13
Material Company Intellectual Property	8.13

A-Annex-3

Defined Terms	Section
Material Real Property Lease(s)	3.17(b)
Merger	Recitals
Merger Sub	Preamble
Merger Transactions	Recitals
No-Shop Period Start Date	5.2(a)
NYSE	8.13
OFAC	3.9(d)
Order	3.7(b)
Owned Intellectual Property	8.13
Owned Real Property	3.17(a)
Parent	Preamble
Parent Benefit Plans	5.9(b)
Parent Disclosure Letter	Article IV
Parent Required Governmental Approvals	4.3(a)
Parent Termination Fee	8.13
Paying Agent	2.2(a)
Per Share Merger Consideration	2.1(a)
Permit	3.9(a)
Permitted Encumbrances	8.13
Person	8.13
Proxy Statement	3.4(a)
Record Holder of Shares	2.2(b)
Redacted Fee Letter	4.5(a)
Release	8.13
Relevant Person	3.9(c)
Representatives	5.2(a)
Required Financial Information	5.15(c)(v)
Rollover Agreement	Recitals
Rollover Shares	Recitals
Rollover Stockholders	Recitals
RSU	2.3(c)

A-Annex-4

Defined Terms	Section
Sarbanes-Oxley Act	8.13
SEC	8.13
Securities Act	8.13
Share or Shares	2.1(a)
Software	8.13
Solvent	8.13
Special Committee	Recitals
Stock Appreciation Right	2.3(b)
Stockholders’ Meeting	5.4
Stock Plans	3.2(a)
Stock Option	2.3(a)
Subsidiary	8.13
Superior Proposal	8.13
Surviving Corporation	1.2
Takeover Statute	3.10
Tax or Taxes	8.13
Tax Return	8.13
Termination Date	7.2(a)
Termination Fee	8.13
Trademarks	8.13
Trade Secrets	8.13
Transaction Litigation	5.17
Transactions	Recitals
UK Bribery Act	8.13
WARN	3.13

A-Annex-5

EXHIBIT A

CERTIFICATE OF INCORPORATION

OF

BLOUNT INTERNATIONAL, INC.

THE UNDERSIGNED, being a natural person for the purpose of organizing a corporation under the Delaware General Corporation Law (the “DGCL”), hereby certifies that:

FIRST:             The name of the corporation is Blount International, Inc. (the “Corporation”).

SECOND:        The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD:            The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL, as from time to time amended.

FOURTH:        The total number of shares of stock which the Corporation is authorized to issue is one hundred (100) shares of common stock, $0.01 par value.

FIFTH:              The name and mailing address of the incorporator of the Corporation are Eric L. Schondorf, c/o American Securities LLC, 299 Park Avenue, 34th Floor, New York, NY 10171.

SIXTH:            In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation (the “Board of Directors”), but any bylaws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

SEVENTH:      In addition to the powers and authority herein before or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and the bylaws of the Corporation.

EIGHTH:          The number of directors of the Corporation shall be fixed from time to time by the bylaws or amendment thereof adopted by the Board of Directors.

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NINTH:            (a)  A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder thereof for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions that are not in good faith or that involve intentional misconduct or knowing violation of law, (iii) under Section 174 of Title 8 of the DGCL or (iv) for any transaction from which the director shall have derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither amendment nor repeal of this paragraph (a) of this Article Ninth, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this paragraph (a) of this Article Ninth, shall adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

(b)  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.  The indemnification and advancement of expenses provided by or granted pursuant to this paragraph (b) of this Article Ninth shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the bylaws of the Corporation, any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of any such person shall be made to the fullest extent permitted by applicable law. The provisions of this paragraph (b) of this Article Ninth shall not be deemed to preclude the indemnification of any person who is not specified in this paragraph (b) of this Article Ninth but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL or otherwise.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Incorporation on this ___ day of ________________, 2016.

By:
Name:
Title:

[CERTIFICATE OF INCORPORATION OF BLOUNT INTERNATIONAL, INC.]

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EXHIBIT B

BYLAWS
OF
BLOUNT INTERNATIONAL, INC.
(a Delaware corporation)

ARTICLE I

Stockholders

SECTION 1.  Annual Meetings. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held each year at such date and time, within or without the State of Delaware, as the Board of Directors shall determine.

SECTION 2.  Special Meetings. Special meetings of stockholders for the transaction of such business as may properly come before the meeting may be called by order of the Board of Directors or by stockholders holding together at least a majority of all the shares of the Corporation entitled to vote at the meeting, and shall be held at such date and time, within or without the State of Delaware, as may be specified by such order. Whenever the directors shall fail to fix such place, the meeting shall be held at the principal executive office of the Corporation.

SECTION 3.  Notice of Meetings. Written notice of all meetings of the stockholders, stating the place (if any), date and hour of the meeting, the place within the city or other municipality or community at which the list of stockholders may be examined, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, shall be mailed or delivered to each stockholder not less than 10 nor more than 60 days prior to the meeting. Notice of any special meeting shall state in general terms the purpose or purposes for which the meeting is to be held.

SECTION 4.  Stockholder Lists. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least five days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this Section 4 or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

A-1

SECTION 5.  Quorum. Except as otherwise provided by law or the Corporation’s Certificate of Incorporation, a quorum for the transaction of business at any meeting of stockholders shall consist of the holders of record of a majority of the issued and outstanding shares of the capital stock of the Corporation entitled to vote at the meeting, present in person or by proxy. At all meetings of the stockholders at which a quorum is present, all matters, except as otherwise provided by law or the Certificate of Incorporation, shall be decided by the vote of the holders of a majority of the shares entitled to vote thereat present in person or by proxy. If there be no such quorum, the holders of a majority of such shares so present or represented may adjourn the meeting from time to time, without further notice, until a quorum shall have been obtained. When a quorum is once present it is not broken by the subsequent withdrawal of any stockholder.

SECTION 6.  Organization. Meetings of stockholders shall be presided over by the Chairman, if any, or if none or in the Chairman’s absence, if any, or if none or in the absence the President, if any, or if none or in the President’s absence a Vice-President, or, if none of the foregoing is present, by a chairman to be chosen by the stockholders entitled to vote who are present in person or by proxy at the meeting. The Secretary of the Corporation, or in the Secretary’s absence an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present, the presiding officer of the meeting shall appoint any person present to act as secretary of the meeting.

SECTION 7.  Voting; Proxies; Required Vote.

(a)  At each meeting of stockholders, every stockholder shall be entitled to vote in person or by proxy appointed by instrument in writing, subscribed by such stockholder or by such stockholder’s duly authorized attorney-in-fact (but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period), and, unless the Certificate of Incorporation provides otherwise, shall have one vote for each share of stock entitled to vote registered in the name of such stockholder on the books of the Corporation on the applicable record date fixed pursuant to these Bylaws. At all elections of directors the voting may but need not be by ballot and a plurality of the votes cast there shall elect. Except as otherwise required by law or the Certificate of Incorporation, any other action shall be authorized by the vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

(b)  Any action required or permitted to be taken at any meeting of stockholders may, except as otherwise required by law or the Certificate of Incorporation, be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of record of the issued and outstanding capital stock of the Corporation having not less than a minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and the writing or writings are filed with the permanent records of the Corporation. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

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SECTION 8.  Inspectors. The Board of Directors, in advance of any meeting, may, but need not, appoint one or more inspectors of election to act at the meeting or any adjournment thereof. If an inspector or inspectors are not so appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors. In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the directors in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, if any, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspector or inspectors, if any, shall make a report in writing of any challenge, question or matter determined by such inspector or inspectors and execute a certificate of any fact found by such inspector or inspectors.

ARTICLE II

Board of Directors

SECTION 1.  General Powers. The business, property and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors.

SECTION 2.  Qualification; Number; Term; Remuneration.

(a)  Each director shall be at least 18 years of age. A director need not be a stockholder, a citizen of the United States, or a resident of the State of Delaware. The number of directors constituting the entire Board shall be two, or such greater or lesser number as may be fixed from time to time by action of the stockholders, one of whom may be selected by the Board of Directors to be its Chairman. The use of the phrase “entire Board” herein refers to the total number of directors which the Corporation would have if there were no vacancies.

(b)  Directors who are elected at an annual meeting of stockholders, and directors who are elected in the interim to fill vacancies and newly created directorships, shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal.

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(c)  Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

SECTION 3.  Quorum and Manner of Voting. Except as otherwise provided by law, a majority of the directors shall constitute a quorum. A majority of the directors present, whether or not a quorum is present, may adjourn a meeting from time to time to another time and place without notice. The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

SECTION 4.  Places of Meetings. Meetings of the Board of Directors may be held at any place within or without the State of Delaware, as may from time to time be fixed by resolution of the Board of Directors, or as may be specified in the notice of meeting.

SECTION 5.  Annual Meeting. Following the annual meeting of stockholders, the newly elected Board of Directors shall meet for the purpose of the election of officers and the transaction of such other business as may properly come before the meeting. Such meeting may be held without notice immediately after the annual meeting of stockholders at the same place at which such stockholders’ meeting is held.

SECTION 6.  Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as the Board of Directors shall determine from time to time. Notice need not be given of regular meetings of the Board of Directors held at times and places fixed by resolution of the Board of Directors.

SECTION 7.  Special Meetings. Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board, the President, or by a majority of the directors then in office.

SECTION 8.  Notice of Meetings. A notice of the place, date and time and the purpose or purposes of each meeting of the Board of Directors shall be given to each director not less than one calendar day before the day of the meeting by mail, telephone, facsimile, e-mail or by personal delivery.

SECTION 9.  Organization. At all meetings of the Board of Directors, the Chairman, if any, or if none or in the Chairman’s absence or inability to act the President, or in the President’s absence or inability to act any Vice-President who is a member of the Board of Directors, or in such Vice-President’s absence or inability to act a chairman chosen by the directors, shall preside. The Secretary of the Corporation shall act as secretary at all meetings of the Board of Directors when present, and, in the Secretary’s absence, the presiding officer may appoint any person to act as secretary.

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SECTION 10.  Resignation; Removal. Any director may resign at any time upon written notice to the Corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation. Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares of stock outstanding and entitled to vote for the election of directors.

SECTION 11.  Vacancies. Unless otherwise provided in these Bylaws, vacancies on the Board of Directors, whether caused by resignation, death, disqualification, removal, an increase in the authorized number of directors or otherwise, may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director, or at a special meeting of the stockholders, by the holders of shares entitled to vote for the election of directors.

SECTION 12.  Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all the directors consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors.

ARTICLE III

Committees

SECTION 1.  Appointment. From time to time the Board of Directors by a resolution adopted by a majority of the entire Board may appoint any committee or committees for any purpose or purposes, to the extent lawful, which shall have powers as shall be determined and specified by the Board of Directors in the resolution of appointment.

SECTION 2.  Procedures, Quorum and Manner of Acting. Each committee shall fix its own rules of procedure, and shall meet where and as provided by such rules or by resolution of the Board of Directors. Except as otherwise provided by law, the presence of a majority of the then appointed members of a committee shall constitute a quorum for the transaction of business by that committee, and in every case where a quorum is present the affirmative vote of a majority of the members of the committee present shall be the act of the committee. Each committee shall keep minutes of its proceedings, and actions taken by a committee shall be reported to the Board of Directors.

SECTION 3.  Action by Written Consent. Any action required or permitted to be taken at any meeting of any committee of the Board of Directors may be taken without a meeting if all the members of the committee consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the committee.

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SECTION 4.  Term; Termination. In the event any person shall cease to be a director of the Corporation, such person shall simultaneously therewith cease to be a member of any committee appointed by the Board of Directors.

ARTICLE IV

Officers

SECTION 1.  Election and Qualifications. The Board of Directors shall elect the officers of the Corporation, which shall include a President, a Treasurer and a Secretary, and may include, by election or appointment by the Board of Directors, one or more Vice-Presidents (any one or more of whom may be given an additional designation of rank or function), and such Assistant Secretaries, such Assistant Treasurers and such other officers as the Board of Directors may from time to time deem proper. Each officer shall have such powers and duties as may be prescribed by these Bylaws and as may be assigned by the Board of Directors or the President. Any two or more offices may be held by the same person except the offices of President and Secretary together.

SECTION 2.  Term of Office and Remuneration. The term of office of all officers shall be one year and until their respective successors have been elected and qualified, but any officer may be removed from office, either with or without cause, at any time by the Board of Directors. Any vacancy in any office arising from any cause may be filled for the unexpired portion of the term by the Board of Directors. The remuneration of all officers of the Corporation may be fixed by the Board of Directors or in such manner as the Board of Directors shall provide.

SECTION 3.  Resignation; Removal. Any officer may resign at any time upon written notice to the Corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation. Any officer shall be subject to removal, with or without cause, at any time by vote of a majority of the entire Board of Directors.

SECTION 4.  Chairman of the Board. The Chairman of the Board of Directors, if there be one, shall preside at all meetings of the Board of Directors and shall have such other powers and duties as may from time to time be assigned by the Board of Directors.

SECTION 5.  President. The President shall have such duties as customarily pertain to that office and shall have such other powers and duties as may from time to time be assigned by the Board of Directors. The President may appoint and remove assistant officers and other agents and employees; and may execute and deliver in the name of the Corporation powers of attorney, contracts, bonds and other obligations and instruments.

SECTION 6.  Vice-President. A Vice-President may execute and deliver in the name of the Corporation contracts and other obligations and instruments pertaining to the regular course of the duties of said office, and shall have such other authority as from time to time may be assigned by the Board of Directors or the President.

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SECTION 7.  Treasurer. The Treasurer shall in general have all duties incident to the position of Treasurer and such other duties as may be assigned by the Board of Directors or the President.

SECTION 8.  Secretary. The Secretary shall in general have all the duties incident to the office of Secretary and such other duties as may be assigned by the Board of Directors or the President.

SECTION 9.  Assistant Officers. Any assistant officer shall have such powers and duties of the officer such assistant officer assists as such officer or the Board of Directors shall from time to time prescribe.

ARTICLE V

Books and Records

SECTION 1.  Location. The books and records of the Corporation may be kept at such place or places within or outside the State of Delaware as the Board of Directors or the respective officers in charge thereof may from time to time determine. The record books containing the names and addresses of all stockholders, the number and class of shares of stock held by each and the dates when they respectively became the owners of record thereof shall be kept by the Secretary as prescribed in the Bylaws and by such officer or agent as shall be designated by the Board of Directors.

SECTION 2.  Addresses of Stockholders. Notices of meetings and all other corporate notices may be delivered personally or mailed to each stockholder at the stockholder’s address as it appears on the records of the Corporation.

SECTION 3.  Fixing Date for Determination of Stockholders of Record.

(a)  In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

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(b)  In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and if no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in this State, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by this Article V, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c)  In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted and if no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

ARTICLE VI

Certificates Representing Stock

SECTION 1.  Certificates; Signatures. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate, signed by or in the name of the Corporation by the Chairman of the Board of Directors, or the President or Vice-President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, representing the number of shares registered in certificate form. Any and all signatures on any such certificate may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue. The name of the holder of record of the shares represented thereby, with the number of such shares and the date of issue, shall be entered on the books of the Corporation.

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SECTION 2.  Transfers of Stock. Upon compliance with provisions restricting the transfer or registration of transfer of shares of stock, if any, shares of capital stock shall be transferable on the books of the Corporation only by the holder of record thereof in person, or by a duly authorized attorney, upon surrender and cancellation of certificates for a like number of shares, properly endorsed, and the payment of all taxes due thereon.

SECTION 3.  Fractional Shares. The Corporation may, but shall not be required to, issue certificates for fractions of a share where necessary to effect authorized transactions, or the Corporation may pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or it may issue scrip in registered or bearer form over the manual or facsimile signature of an officer of the Corporation or of its agent, exchangeable as therein provided for full shares, but such scrip shall not entitle the holder to any rights of a stockholder except as therein provided.

The Board of Directors shall have power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates representing shares of the Corporation.

SECTION 4.  Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock in place of any certificate, theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Board of Directors may require the owner of any lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

ARTICLE VII

Dividends

Subject always to the provisions of law and the Certificate of Incorporation, the Board of Directors shall have full power to determine whether any, and, if any, what part of any, funds legally available for the payment of dividends shall be declared as dividends and paid to stockholders; the division of the whole or any part of such funds of the Corporation shall rest wholly within the lawful discretion of the Board of Directors, and it shall not be required at any time, against such discretion, to divide or pay any part of such funds among or to the stockholders as dividends or otherwise; and before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Board of Directors shall think conducive to the interest of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

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ARTICLE VIII

Ratification

Any transaction, questioned in any lawsuit on the ground of lack of authority, defective or irregular execution, adverse interest of director, officer or stockholder, non-disclosure, miscomputation, or the application of improper principles or practices of accounting, may be ratified before or after judgment, by the Board of Directors or by the stockholders, and if so ratified shall have the same force and effect as if the questioned transaction had been originally duly authorized. Such ratification shall be binding upon the Corporation and its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned transaction.

ARTICLE IX

Corporate Seal

The corporation may have a corporate seal. The corporate seal shall have inscribed thereon the name of the Corporation and the year of its incorporation, and shall be in such form and contain such other words and/or figures as the Board of Directors shall determine. The corporate seal may be used by printing, engraving, lithographing, stamping or otherwise making, placing or affixing, or causing to be printed, engraved, lithographed, stamped or otherwise made, placed or affixed, upon any paper or document, by any process whatsoever, an impression, facsimile or other reproduction of said corporate seal.

ARTICLE X

Fiscal Year

The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors. Unless otherwise fixed by the Board of Directors, the fiscal year of the Corporation shall end on December 31.

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ARTICLE XI

Waiver of Notice

Whenever notice is required to be given by these Bylaws or by the Certificate of Incorporation or by law, a written waiver thereof, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

ARTICLE XII

Bank Accounts, Drafts, Contracts, Etc.

SECTION 1.  Bank Accounts and Drafts.  In addition to such bank accounts as may be authorized by the Board of Directors, the primary financial officer or any person designated by said primary financial officer, whether or not an employee of the Corporation, may authorize such bank accounts to be opened or maintained in the name and on behalf of the Corporation as he may deem necessary or appropriate, payments from such bank accounts to be made upon and according to the check of the Corporation in accordance with the written instructions of said primary financial officer, or other person so designated by the Treasurer.

SECTION 2.  Contracts. The Board of Directors may authorize any person or persons, in the name and on behalf of the Corporation, to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments, and such authority may be general or confined to specific instances.

SECTION 3.  Proxies; Powers of Attorney; Other Instruments. The Chairman, the President or any other person designated by either of them shall have the power and authority to execute and deliver proxies, powers of attorney and other instruments on behalf of the Corporation in connection with the rights and powers incident to the ownership of stock by the Corporation. The Chairman, the President or any other person authorized by proxy or power of attorney executed and delivered by either of them on behalf of the Corporation may attend and vote at any meeting of stockholders of any company in which the Corporation may hold stock, and may exercise on behalf of the Corporation any and all of the rights and powers incident to the ownership of such stock at any such meeting, or otherwise as specified in the proxy or power of attorney so authorizing any such person. The Board of Directors, from time to time, may confer like powers upon any other person.

SECTION 4.  Financial Reports. The Board of Directors may appoint the primary financial officer or other fiscal officer and/or the Secretary or any other officer to cause to be prepared and furnished to stockholders entitled thereto any special financial notice and/or financial statement, as the case may be, which may be required by any provision of law.

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ARTICLE XIII

Indemnification

SECTION 1.  Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation. Subject to Section 3 of this Article XIII, the Corporation shall, to the fullest extent permitted by the DGCL and applicable Delaware law as in effect at any time, indemnify any person (an "Indemnified Person") who was or is a party (including as a witness) or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, partner, member or agent of another corporation, partnership, limited liability company, joint venture, trust, employee, benefit plan or other enterprise, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Person in connection with such action, suit or proceeding if such Indemnified Person acted in good faith and in a manner such Indemnified Person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Indemnified Person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea or nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnified Person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such Indemnified Person's conduct was unlawful.

SECTION 2.  Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 3 of this Article XIII, the Corporation shall indemnify any Indemnified Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor against all expenses (including attorneys' fees) actually and reasonably incurred by such Indemnified Person in connection with the defense or settlement of such action or suit if such Indemnified Person acted in good faith and in a manner such Indemnified Person reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such Indemnified Person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery in the State of Delaware (the "Court of Chancery") or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Indemnified Person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

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SECTION 3.  Indemnification Procedures. In furtherance, but not in limitation, of the foregoing provisions of this Article XIII, the following procedures, presumptions and remedies shall apply with respect to the right to indemnification under this Article XIII.

(a)  To obtain indemnification under this Article XIII, an Indemnified Person shall submit to the Secretary a written request, including such documentation and information as is reasonably available to the Indemnified Person and reasonably necessary to determine whether and to what extent the Indemnified Person is entitled to indemnification (the "Supporting Documentation") The determination of the Indemnified Person's entitlement to indemnification shall be made reasonably promptly following the later of (A) the receipt by the Corporation of the written request for indemnification together with the Supporting Documentation and (B) the receipt by the Corporation of written notice of final disposition of the action, suit or proceeding in respect of which indemnification is sought. The Secretary shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that the Indemnified Person has requested indemnification.

(b)  Any indemnification under this Article XIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Indemnified Person is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article XIII, as the case may be. The Indemnified Person's entitlement to indemnification under this Article XIII shall be determined in one of the following ways (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders.

(c)  If a determination shall have been made pursuant to Section 3(b) of this Article XIII, that the Indemnified Person is entitled to indemnification, the Corporation shall be obligated to pay the amounts constituting such indemnification reasonably promptly after such determination has been made and shall be conclusively bound by such determination unless such indemnification is prohibited by applicable law.

(d)  In the event that the Indemnified Person seeks a judicial adjudication of his or her rights under, or to recover damages for breach of, this Article XIII, such Indemnified Person shall be entitled to recover from the Corporation, and shall be indemnified by the Corporation against, any expenses actually and reasonably incurred by such Indemnified Person in connection with such judicial adjudication if such Indemnified Person prevails in such judicial adjudication.

SECTION 4.  Primary Obligation. With respect to any Indemnified Person who is employed, retained or otherwise associated with, or appointed or nominated by a stockholder or any of its affiliates and who acts or serves as a director, officer, manager, fiduciary, employee, consultant, advisor or agent of, for or to the Corporation or any of its subsidiaries, the Corporation or its subsidiaries shall be primarily liable for all indemnification, reimbursements, advancements or similar payments (the “Indemnity Obligations”) afforded to such Indemnified Person acting in such capacity or capacities on behalf or at the request of the Corporation or any of its subsidiaries, in such capacity, whether the Indemnity Obligations are created by law, organizational or constituent documents, contract (including these Bylaws) or otherwise. Notwithstanding the fact that such stockholder and/or any of its affiliates, other than the Corporation (such persons, together with its and their heirs, successors and assigns, the “Stockholder Parties”) may have concurrent liability to an Indemnified Person with respect to the Indemnity Obligations, in no event shall the Corporation or any of its subsidiaries have any right or claim against any of the Stockholder Parties for contribution or have rights of subrogation against any of the Stockholder Parties through an Indemnified Person for any payment made by the Corporation or any of its subsidiaries with respect to any Indemnity Obligation. In addition, in the event that any Stockholder Parties pay or advance to an Indemnified Person any amount with respect to an Indemnity Obligation, the Corporation shall, or shall cause its subsidiaries to, as applicable, promptly reimburse such Stockholder Party for such payment or advance upon request.

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SECTION 5.  Good Faith Defined.  For purposes of any determination under Section 3 of this Article XIII, an Indemnified Person shall be deemed to have acted in good faith and in a manner such Indemnified Person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such Indemnified Person's conduct was unlawful, if such Indemnified Person's action is based on good faith reliance on the records or books of account of the Corporation or another enterprise, or on information supplied to such Indemnified Person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term "another enterprise" as used in this Section 5 shall mean any other corporation or any partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise of which such Indemnified Person is or was serving at the request of the Corporation as a director, officer, employee, partner, member or agent. The provisions of this Section 5 shall not be deemed to be exclusive or to limit in any way the circumstances in which an Indemnified Person may be deemed to have met the applicable standard of conduct set forth in Section 1 or 2 of this Article XIII, as the case may be.

SECTION 6.  Expenses Payable in Advance. Expenses, including without limitation attorney's fees, incurred by an Indemnified Person in defending any civil, criminal, administrative or investigative action, suit or proceeding shall, subject to the last sentence of this Section 6, be advanced to such Indemnified Person by the Corporation reasonably promptly after the receipt by the Corporation of a statement or statements from such Indemnified Person requesting such advance or advances from time to time, whether prior to or after final disposition of such action, suit or proceeding. Such statement or statements shall reasonably evidence the expenses incurred by such Indemnified Person and, if required by law at the time of such advance, shall include or be accompanied by an undertaking by or on behalf of such Indemnified Person to repay the amounts advanced if ultimately it should be determined that such Indemnified Person is not entitled to be indemnified against such expenses pursuant to this Article XIII Notwithstanding the foregoing provisions of this Section 6, the Board of Directors may provide that such expenses incurred by an Indemnified Person may be so paid subject to such terms and conditions as it deems appropriate.

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SECTION 7.  Nonexclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by or granted pursuant to this Article XIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate, any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such Indemnified Person's official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of any Indemnified Person shall be made to the fullest extent permitted by applicable law. The provisions of this Article XIII shall not be deemed to preclude the indemnification of any person who is not specified in Section 1 or 2 of this Article XIII but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL or otherwise.

SECTION 8.  Insurance Contracts and Funding. The Corporation may purchase and maintain insurance on behalf of any person who is or was an Indemnified Person against any liability asserted against such Indemnified Person and incurred by such Indemnified Person in any such capacity, or arising out of such Indemnified Person's status as such, whether or not the Corporation would have the power or the obligation to indemnify such Indemnified Person against such liability under the provisions of this Article XIII The Corporation may enter into contracts with any Indemnified Person in furtherance of the provisions of this Article XIII and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article XIII.

SECTION 9.  Certain Definitions. For purposes of this Article XIII, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, partner, member or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article XIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article XIII, references to "fines" shall include any excise taxes assessed on an Indemnified Person with respect of any employee benefit plan, and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries, and an Indemnified Person who acted in good faith and in a manner such Indemnified Person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article XIII.

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SECTION 10.  Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article XIII shall, unless otherwise provided when authorized or ratified, continue as to an Indemnified Person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such an Indemnified Person and shall be applicable to any action, suit or proceeding commenced or continuing after the adoption of this Article XIII, whether arising from acts or omissions occurring before or after such adoption.

SECTION 11.  Limitation on Indemnification. Notwithstanding anything contained in this Article XIII to the contrary, except for proceedings to enforce rights to indemnification pursuant to Section 3(d) of this Article XIII, the Corporation shall not be obligated to indemnify any Indemnified Person in connection with a proceeding (or part thereof) initiated by such Indemnified Person unless such proceeding (or part thereof) has been approved by a majority vote of the directors who are not parties to such proceeding.

SECTION 12.  Contract Rights. The obligations of the Corporation under this Article XIII to indemnify a person who is or was an Indemnified Person, including the duty to advance expenses, shall be considered a contract between the Corporation and such person, and no modification or repeal of any provision of this Article XIII shall affect, to the detriment of such person, such obligations of the Corporation in connection with a claim based on any act or failure to act occurring before such modification or repeal.

SECTION 13.  Severability. If any provision or provisions of this Article XIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever (i) the validity, legality and enforceability of the remaining provisions of this Article XIII (including, without limitation, all portions of any Section of this Article XIII containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article XIII (including, without limitation, all portions of any Section of this Article XIII containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed, to the fullest extent possible, so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

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ARTICLE XIV

Amendments

The Board of Directors shall have the power to adopt, amend or repeal these Bylaws. Bylaws adopted by the Board of Directors may be repealed or changed, and new Bylaws made, by the stockholders, and the stockholders may prescribe that any Bylaw made by them shall not be altered, amended or repealed by the Board of Directors.

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Annex B

200 West Street │ New York, NY 10282-2198 Tel: 212-902-1000 │ Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

December 9, 2015

Board of Directors
Blount International, Inc.
4909 SE International Way
Portland, Oregon 97222

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than ASP Blade Intermediate Holdings, Inc. (“Parent”), the Rollover Stockholders (as defined in the Agreement (as defined below)) and their respective affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Blount International, Inc. (the “Company”) of the $10.00 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of December 9, 2015 (the “Agreement”), by and among Parent, ASP Blade Merger Sub, Inc., a wholly owned subsidiary of Parent, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, the Initial Rollover Stockholder (as defined in the Agreement) and any of their respective affiliates and portfolio companies, including American Securities LLC (“American Securities”), an affiliate of Parent, P2 Capital Partners, LLC (“P2 Capital”), an affiliate of the Initial Rollover Stockholder, and their respective affiliates and portfolio companies, and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities

Securities and Investment Services Provided by Goldman, Sachs & Co.

Board of Directors
Blount International, Inc.
December 9, 2015

that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time. We have provided certain financial advisory and/or underwriting services to American Securities and/or its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as co-manager with respect to the initial public offering of 25 million shares of common stock of Fairmount Minerals Ltd., a portfolio company of American Securities, in October 2014; as bookrunner with respect to a term loan (aggregate principal amount $1.25 billion) of Metaldyne Performance Group Inc., a portfolio company of American Securities, in October 2014; as left-lead bookrunner with respect to the public offering by Metaldyne Performance Group Inc. of its 7.375% Senior Unsecured Notes due October 15, 2022 (aggregate principal amount $600 million) in October 2014; as bookrunner with respect to the initial public offering of 10 million shares of common stock of Metaldyne Performance Group Inc. in December 2014; as bookrunner with respect to the refinancing of a term loan (aggregate principal amount $400 million) of Tekni Plex, Inc., a portfolio company of American Securities, in April 2015; as financial advisor to Unifrax Corporation with respect to its purchase of a stake in Shandong Luyang in May 2015; and as bookrunner with respect to the repricing of a term loan (aggregate principal amount $460 million) of Unifrax Corporation, a portfolio company of American Securities, in June 2015. We also have provided certain financial advisory and/or underwriting services to P2 Capital and/or its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to Interline Brands, Inc., an affiliate of P2 Capital, with respect to its repurchase of its 7.50% Senior Subordinated Notes due November 15, 2018 (aggregate principal amount $300 million) in March 2014; as sole bookrunner with respect to a term loan (aggregate principal amount $350 million) of Interline Brands, Inc. in March 2014; and as financial advisor to Interline Brands, Inc. with respect to its sale to Home Depot in August 2015. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent and their respective affiliates, and American Securities and P2 Capital and their respective affiliates and portfolio companies, for which our Investment Banking Division may receive compensation. Affiliates of Goldman, Sachs & Co. also may have co-invested with American Securities, P2 Capital and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of American Securities and P2 Capital from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2014; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the outdoor equipment and tools industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

Board of Directors
Blount International, Inc.
December 9, 2015

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent, the Rollover Stockholders and their respective affiliates) of Shares, as of the date hereof, of the $10.00 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $10.00 in cash per Share to be paid to the holders (other than Parent, the Rollover Stockholders and their respective affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $10.00 in cash per Share to be paid to the holders (other than Parent, the Rollover Stockholders and their respective affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders of Shares.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

Annex C

Greenhill & Co., LLC
600 Montgomery Street, 33rd Floor
San Francisco, CA 94111
(415) 216-4150
awoeber@greenhill.com

Andrew K. Woeber Managing Director

CONFIDENTIAL

December 8, 2015

Special Committee of the
Board of Directors of
Blount International, Inc.
4909 SE International Way
Portland, OR 97222

Dear Members of the Special Committee:

We understand that Blount International, Inc, (the “Company”), ASP Blade Intermediate Holdings, Inc. (“Parent”) and ASP Blade Merger Sub, Inc. (“Merger Subsidiary”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Subsidiary, a wholly owned subsidiary of Parent, with and into the Company, as a result of which the Company will become a wholly owned subsidiary of Parent. Pursuant to the terms of the Merger Agreement, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Common Stock”), other than (i) shares of Common Stock owned by Parent, holders of Rollover Shares (as such term is defined in the Merger Agreement) or any of their respective affiliates (collectively, the “Excluded Holders”) and (ii) any Dissenting Shares (as such term is defined in the Merger Agreement), shall be converted into the right to receive an amount equal to $10.00 per share in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether, as of the date hereof, the Consideration to be received by the holders of Common Stock (other than the Excluded Holders) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. We have not been requested to opine as to, and our opinion does not in any manner address the underlying business decision to proceed with or effect the Merger.

For purposes of the opinion set forth herein, we have:

1.	reviewed the draft of the Merger Agreement presented to the Special Committee at its meeting on December 8, 2015, and certain related documents;

2.	reviewed certain publicly available financial statements of the Company;

3.	reviewed certain other publicly available business and financial information relating to the Company that we deemed relevant;

4.
reviewed certain information, including financial forecasts and projections and other financial and operating data concerning the Company, prepared by the management of the Company, and discussed such information, including the financial forecasts and projections and other data, with senior executives of the Company;

5,	discussed the past and present operations and financial condition and the prospects of the Company with senior executives of the Company;

6.	reviewed the historical market prices and trading activity for the Common Stock and analyzed its implied valuation multiples;

7.	compared the value of the Consideration with that received in certain publicly available transactions that we deemed relevant;

8.	compared the value of the Consideration with the trading valuations of certain publicly traded companies that we deemed relevant;

9.	compared the value of the Consideration to the valuation derived by discounting projected future cash flows and a terminal value of the business at discount rates we deemed appropriate;

10.
participated in discussions and negotiations among representatives of the Company and its legal and financial advisors, representatives of the Special Committee and its legal advisors and representatives of Parent and its legal and financial advisors; and

11.	performed such other analyses and considered such other factors as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to us by representatives and management of the Company for the purposes of this opinion and have further relied upon the assurances of the representatives and management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts and projections of the Company and other data with respect to the Company that have been furnished or otherwise provided to us, we have assumed that such financial forecasts, projections and data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company as to those matters, and we have relied upon such forecasts, projections and data in arriving at our opinion. We express no opinion with respect to such financial forecasts, projections and data or the assumptions upon which they are based. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. We have assumed that the Merger will be consummated in accordance with the terms set forth in the final, executed Merger Agreement, which we have further assumed will be identical in all material respects to the latest draft thereof we have reviewed, and without waiver of any material terms or conditions set forth in the Merger Agreement. We have further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the Merger will be obtained without any effect on the Company or the Merger meaningful to our analysis. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof, It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.

We have acted as financial advisor to the Special Committee of the Board of Directors (the “Special Committee”) of the Company in connection with the Merger and will receive a fee for rendering this opinion and for other services rendered in connection with the Merger, a portion of which is contingent on the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this opinion, we have not been engaged by, performed any services for or received any compensation from the Company, any other parties to the Merger Agreement, American Securities LLC, the Initial Rollover Stockholder (as such term is defined in the Merger Agreement), P2 Capital Partners, LLC (an affiliate of the Initial Rollover Stockholder), or any of their respective affiliates (other than any amounts that were paid to us under the letter agreement pursuant to which we were retained as a financial advisor to the Special Committee in connection with the Merger).

It is understood that this letter is for the information of the Special Committee and is rendered to the Special Committee in connection with its consideration of the Merger and may not be used for any other purpose without our prior written consent, except that this opinion may, if required by law, be included in its entirety in any proxy or other information statement or registration statement to be mailed to the stockholders of the Company in connection with the Merger. We are not expressing an opinion as to any aspect of the Merger, other than the fairness to the holders of Common Stock (other than the Excluded Holders) of the Consideration to be received by them from a financial point of view. We express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company, or any class of such persons relative to the Consideration to be received by the holders of the Common Stock of the Company in the Merger or with respect to the fairness of any such compensation. Our opinion does not address the fairness of any consideration to be received by the Excluded Holders pursuant to the Merger Agreement or otherwise. This opinion has been approved by our fairness committee. This opinion is not intended to be and does not constitute a recommendation to the members of the Special Committee as to whether they should approve the Merger or the Merger Agreement, nor does it constitute a recommendation as to whether the stockholders of the Company should vote to adopt the Merger Agreement at any meeting of the stockholders convened in connection with the Merger.

Based on and subject to the foregoing, including the limitations and assumptions set forth herein, we are of the opinion that as of the date hereof the Consideration to be received by the holders of Common Stock (other than the Excluded Holders) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very best regards,

GREENHILL & CO., LLC

By:	/s/ Andrew K. Woeber
Andrew K. Woeber
Managing Director

Annex D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

(a)	Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)	Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)	Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)	Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)	In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)	Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)	If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)	Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)	Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)	At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)	After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)	The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)	From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)	The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex E

Certain Reconciliations

Adjusted EBITDA is a non-GAAP financial measure, which should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP, including operating income (loss). The Company’s calculation of adjusted EBITDA may differ from others in its industry and is not necessarily comparable with information presented under similar sounding captions used by other companies.  Please review the reconciliations of adjusted EBITDA below to operating income, the most directly comparable GAAP measure, which have also been provided.

The following information was presented in the Company’s earnings release for the fourth quarter of fiscal year 2014 (issued on March 11, 2015) and presents a reconciliation of the Company’s 2015 non-GAAP adjusted EBITDA midpoint guidance to the most directly comparable GAAP measure, operating income:

Twelve Months Ended December 31, 2015 (Amounts in thousands)	2015 Outlook Midpoint
Operating income (GAAP)	$86,000
Depreciation	34,000
Non-cash acquisition accounting charges	12,000
Impairment of acquired intangible assets	-
Stock compensation	5,500
Facility closure and restructuring charges	-
Other	-
Adjusted EBITDA	$137,500
(Amounts may not sum due to rounding)

The following information was presented in the Company’s earnings release for the second quarter of fiscal year 2015 (issued on August 5, 2015) and presents a reconciliation of the Company’s revised 2015 non-GAAP adjusted EBITDA midpoint guidance to the most directly comparable GAAP measure, operating income:

Twelve Months Ended December 31, 2015 (Amounts in thousands)	2015 Outlook Midpoint
Operating income (GAAP)	$500
Depreciation	32,500
Non-cash acquisition accounting charges	12,000
Impairment of acquired intangible assets	62,000
Stock compensation	5,500
Facility closure and restructuring charges	-
Adjusted EBITDA	$112,500
(Amounts may not sum due to rounding)

E-1

The following information was presented in the Company’s earnings release for the third quarter of fiscal year 2015 (issued on November 9, 2015) and presents a reconciliation of the Company’s further revised 2015 non-GAAP adjusted EBITDA midpoint guidance to the most directly comparable GAAP measure, operating income:

Twelve Months Ended December 31, 2015 (Amounts in thousands)	2015 Outlook Midpoint
Operating income (loss) (GAAP)	$(11,900)
Depreciation	31,000
Non-cash acquisition accounting charges	12,000
Impairment of acquired intangible assets	63,300
Stock compensation	6,000
Facility closure and restructuring charges	2,100
Adjusted EBITDA	$102,500
(Amounts may not sum due to rounding)

The following information was presented in the Company’s earnings release for the third quarter of fiscal year 2015 (issued on November 9, 2015) and presents reconciliations of the Company’s non-GAAP adjusted EBITDA results for the three months ended September 30, 2014 and September 30, 2015, in each case to the most directly comparable GAAP measure, operating income:

Three Months Ended September 30, (Amounts in thousands)	2014 Actual	2015 Actual
Operating income (GAAP)	$23,535	$14,142
Depreciation	8,136	7,639
Non-cash acquisition accounting charges	3,458	2,953
Impairment of acquired intangible assets	1,419	1,325
Stock compensation	1,391	1,587
Facility closure and restructuring charges	254	2,124
Adjusted EBITDA	$38,193	$29,770
       (Amounts may not sum due to rounding)

E-2

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

VOTE BY INTERNET – [                        ]
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

BLOUNT INTERNATIONAL, INC. 4909 SE International Way Portland, Oregon 97222
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – [                              ]
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to [ ].

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.				For	Against	Abstain
1.  Proposal to adopt the Agreement and Plan of Merger dated as of December 9, 2015, by and among Blount, Parent and Merger Sub, as it may be amended, supplemented or otherwise modified from time to time.
				☐	☐	☐
2. Proposal to approve, on an advisory, non-binding basis, the compensation to be paid to Blount’s named executive officers in connection with the merger, as disclosed in its proxy statement.				☐	☐	☐
3.  Proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to adopt the merger agreement
				☐	☐	☐

For address change/comments, mark here (see reverse for instructions)		☐

Please sign exactly as your name(s) appear(s) hereon.  When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.  Joint owners should each sign personally.  All holders must sign.  If a corporation or partnership, please sign to full corporate or partnership name, by authorized officer.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date